Filed Pursuant to Rule 424(b)(3)

Registration No. 333-111048

OFFER BY K2 INC.

to

Exchange 0.2757 of a Share of Common Stock

(including the associated preferred share purchase rights)

of

K2 Inc.

for

Each Outstanding Share of Common Stock

(including the associated preferred share purchase rights)

of

Fotoball USA, Inc.

THIS OFFER, AND YOUR RIGHT TO WITHDRAW SHARES OF FOTOBALL USA COMMON STOCK YOU TENDER INTO THIS OFFER, WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 9, 2004, UNLESS WE EXTEND THIS OFFER.

We are offering to exchange 0.2757 of a share, including the associated preferred share purchase rights, of common stock of K2 Inc. (“K2”) for each outstanding share of common stock, including the associated preferred share purchase rights, of Fotoball USA, Inc. (“Fotoball USA”), on the terms and conditions contained in this prospectus and in the related letter of transmittal.

This offer is being made pursuant to an Agreement and Plan of Merger and Reorganization (as such agreement may from time to time be amended or supplemented, the “Merger Agreement”), dated as of November 25, 2003, by and among K2, Boca Acquisition Sub, Inc. (“Acquisition Sub”) and Fotoball USA. The board of directors of Fotoball USA has unanimously (i) adopted the Merger Agreement and approved the transactions contemplated thereby, including this offer, and (ii) recommended that holders of Fotoball USA common stock accept this offer and tender their Fotoball USA common stock to K2 pursuant to this offer. Michael Favish, Fotoball USA’s Chairman and Chief Executive Officer, and Scott P. Dickey, Fotoball USA’s President and Chief Operating Officer, and each in their capacities as stockholders of outstanding common stock of Fotoball USA, have each agreed to tender their respective Fotoball USA shares in the offer, subject to certain conditions.

This offer is conditioned on (i) there being validly tendered and not properly withdrawn prior to the expiration of the offer at least a majority of the shares of Fotoball USA common stock, calculated as described in this prospectus, and (ii) the other conditions described in this prospectus under “The Offer—Conditions of the Offer” on page 39.

After completion of the offer, K2 will cause Fotoball USA to complete a merger with Acquisition Sub in which each outstanding share of Fotoball USA common stock (except for shares held by Fotoball USA, K2 or Acquisition Sub) will be converted into the right to receive a fraction of a share of K2 common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If, after the completion of this offer, we beneficially own more than 90% of the outstanding shares of Fotoball USA common stock or if we exercise our option to purchase additional shares directly from Fotoball USA to reach the 90% threshold, we may effect this merger without the approval of Fotoball USA stockholders, as permitted under Delaware law.

K2 is not asking Fotoball USA stockholders for a proxy at this time and Fotoball USA stockholders are requested not to send a proxy. Any solicitation of proxies will be made pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SEE “ RISK FACTORS” BEGINNING ON PAGE 19 FOR A DISCUSSION OF ISSUES THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO TENDER YOUR SHARES IN THIS OFFER.

K2 common stock is traded on the New York Stock Exchange under the symbol “KTO.” Fotoball USA common stock is traded on the Nasdaq National Market System under the symbol “FUSA.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THIS OFFER AND THE SUBSEQUENT MERGER OR DETERMINED IF THE INFORMATION CONTAINED IN THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 10, 2003, as amended on January 5, 2004.

i

TABLE OF CONTENTS—(Continued)

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business and financial information about K2 that is contained in documents filed with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Additional Information—Where You Can Find Additional Information” on page 79. You may also obtain copies of these documents, without charge, upon written or oral request to our information agent, Morrow & Co., Inc. (Banks and Brokerage Firms, please call (800) 654-2468; Stockholders, please call (800) 607-0088; all others, please call collect (212) 754-8000; the address is 445 Park Avenue, 5th Floor, New York, New York 10022; the e-mail address is fusa.info@morrowco.com). To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration of this offer. UNLESS THIS OFFER IS EXTENDED, THE LATEST YOU SHOULD REQUEST COPIES OF THESE DOCUMENTS IS FRIDAY, JANUARY 2, 2004.

Except as otherwise specifically noted, “we,” “our,” “us” and similar words in this prospectus refer to K2. “Acquisition Sub” refers to Boca Acquisition Sub, Inc., a wholly-owned subsidiary of K2. We refer to Fotoball USA, Inc. as “Fotoball USA.” All references to shares of our common stock or Fotoball USA common stock include the associated preferred stock purchase rights.

In “Questions and Answers About the Offer” below and in the “Summary” beginning on page 3, we highlight selected information from this prospectus, but we have not included all of the information that may be important to you. To better understand the offer and the subsequent merger, and for a more complete description of their legal terms, you should carefully read this entire prospectus, including the section entitled “Risk Factors” on page 19 and the annexes hereto, as well as the documents we have incorporated by reference into this prospectus. See “Additional Information—Where You Can Find Additional Information” on page 79.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus and the documents incorporated by reference are accurate only as of their respective dates, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.	Who Is Offering to Buy Your Shares?

A.	K2 is a premier, branded consumer products company with a portfolio of diversified sporting goods products and other recreational products. K2’s sporting goods include several name brand lines such as K2 and Olin alpine skis, K2 and Ride snowboards, boots and bindings, Morrow, 5150 and Liquid snowboards, Tubbs and Atlas snowshoes, K2 in-line skates, K2 mountain bikes and BMX bikes, Rawlings baseball and sports equipment, Worth softball and sports equipment, Shakespeare fishing rods and reels, Stearns personal flotation devices, outdoor water recreational products, rainwear and hunting accessories and K2 and Dana Design backpacks. K2’s other recreational products include Planet Earth apparel, Adio and Hawk skateboard shoes and Hilton corporate casuals. In addition, K2’s portfolio includes industrial products consisting primarily of Shakespeare monofilament line, which is used in weed trimmers, paper mills and as fishing line, and Shakespeare fiberglass marine antennas.

K2 has embarked upon an aggressive growth strategy to leverage its existing operations and to complement and diversify its product offerings within the sporting goods and recreational product industries. K2 intends to implement internal growth by continuing to improve operating efficiencies, extending product offerings with new product launches, and maximizing its extensive distribution channels. In addition, K2 is seeking strategic acquisitions of other sporting goods companies with well-established brands and complementary distribution channels. K2 believes that the growing influence of large format sporting goods retailers and retailer buying groups as well as the consolidation of certain sporting goods retailers worldwide is leading to a consolidation of sporting goods suppliers. K2 also believes that the most successful sporting goods suppliers will be those with greater financial and other resources, including those with the ability to produce or source high-quality, low cost products and deliver these products on a timely basis, to invest in product development projects, and to access distribution channels with a broad array of products and brands. In pursuing this growth strategy, K2 acquired Rawlings Sporting Goods Company, Inc. (“Rawlings”) on March 26, 2003, Worth, Inc. (“Worth”) on September 16, 2003, certain assets and liabilities of Winter Quest LLC on October 17, 2003 and Brass Eagle Inc. (“Brass Eagle”) on December 11, 2003.

Q.	Why Are We Making the Offer?

A.	We are making the offer for the purpose of acquiring all of the outstanding shares of Fotoball USA common stock.

Q.	What Will You Receive in Exchange for the Shares of Fotoball USA Common Stock that You Tender In the Offer?

A.	If we complete the offer, you will receive 0.2757 of a share, including the associated preferred share purchase rights, of K2 common stock in exchange for each share of Fotoball USA common stock that you validly tender in the offer. We will not issue fractional shares of K2 common stock. Any Fotoball USA stockholder entitled to receive a fractional share of K2 common stock will instead receive a cash payment in lieu of the fractional interest. See “The Offer—Cash Instead of Fractional Shares of K2 Common Stock” on page 39.

Q.	What Does the Board of Directors of Fotoball USA Think of the Offer and the Subsequent Merger?

A.

On November 25, 2003, the board of directors of Fotoball USA unanimously approved the Merger Agreement, this offer and the merger. The board of directors of Fotoball USA also has recommended that Fotoball USA stockholders tender their shares of Fotoball USA common stock in this offer. The board of directors of Fotoball has received a written opinion, dated November 25, 2003, from Imperial Capital LLC (“Imperial Capital”), the financial advisor to Fotoball USA, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be received by Fotoball USA stockholders in the offer and merger is fair, from a financial point of view, to such stockholders. A summary of Imperial Capital’s opinion, including the analyses performed, the bases and methods of arriving at the opinion and a description of Imperial Capital’s investigation and assumptions, is provided in Fotoball USA’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Fotoball USA Recommendation Statement”), which is being mailed to you together with this prospectus. The full text of Imperial Capital’s written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to the Fotoball USA Recommendation Statement. For more information about the position of the board of directors of Fotoball USA on the offer, see the Fotoball USA Recommendation Statement.

Q.	What Have Michael Favish, Fotoball USA’s Chairman and Chief Executive Officer, and Scott P. Dickey, Fotoball USA’s President and Chief Operating Officer, Each in Their Capacities as Stockholders of Fotoball USA, Agreed to Do with Respect to the Offer and the Merger?

A.	On November 25, 2003, Michael Favish and Scott P. Dickey each entered into respective Exchange Agreements with K2, pursuant to which each of them has agreed to tender his Fotoball USA shares in the offer, subject to certain conditions. See “Interests of Certain Persons in the Offer and Subsequent Merger—Certain Agreements Between Michael Favish, Scott P. Dickey and K2—Exchange Agreements” on page 52.

Q.	What Are the Potential Benefits of this Offer to Fotoball USA Stockholders?

A.	We believe that this offer should be attractive to Fotoball USA stockholders for the reasons described elsewhere in this prospectus as well as for the following reasons:

•	based on $15.70 and $3.98, the closing prices of shares of K2 common stock and shares of Fotoball USA common stock, respectively, on November 25, 2003, the last trading day preceding our first announcement of our intention to acquire the outstanding shares of Fotoball USA common stock, the value of shares of Fotoball USA common stock as used in the exchange ratio represented a 8.8% premium over the price of shares of Fotoball USA common stock. Based on $16.07 and $3.02, the closing prices of shares of K2 common stock and shares of Fotoball USA common stock, respectively, on July 25, 2003, the last trading day prior to Fotoball USA’s announcement of receipt of an unsolicited offer to acquire the outstanding shares of Fotoball USA common stock, the value of shares of Fotoball USA common stock as used in the exchange ratio represented a 44.3% premium over the price of shares of Fotoball USA common stock. On December 9, 2003, the last trading date prior to the printing of this prospectus for which this information was practicably available, the closing prices of a share of K2 common stock and a share of Fotoball USA common stock, as reported in the consolidated transaction reporting system, were $14.39 and $3.94, respectively;

•	you will have the opportunity to hold shares in a larger, more diversified combined company which we believe will have greater access to capital to pursue strategic growth opportunities in the sporting goods industry than would Fotoball USA on a stand-alone basis;

•	you will have the opportunity to hold shares in a company with significantly more daily trading volume, which will permit you to sell more shares without adversely affecting the price of the shares; and

•	you will have the opportunity to continue to share in Fotoball USA’s future performance through your ownership of shares of K2 common stock, as well as an opportunity to similarly share in the performance of our other product lines.

v

Q.	What Are Some of the Other Factors You Should Consider in Deciding Whether to Tender Your Shares of Fotoball USA Common Stock?

A.	In addition to the factors described elsewhere in this prospectus, you should consider the following:

•	as a K2 stockholder, your interest in the performance and prospects of Fotoball USA would only be indirect and in proportion to your share ownership in K2. You, therefore, will not realize the same financial benefits of future appreciation in the value of Fotoball USA, if any, that you may realize if the offer and the merger were not completed and you remained a Fotoball USA stockholder; and

•	an investment in a company of Fotoball USA’s size may be associated with greater risk and a greater potential for gain than an investment in a more diversified company like K2. On the other hand, as a stockholder in a diversified company like K2, your investment will be exposed to risks and events that are likely to have little or no effect on Fotoball USA.

We describe various factors Fotoball USA stockholders should consider in deciding whether to tender their shares under “Risk Factors” on page 19 and “Background and Reasons for the Offer and Subsequent Merger—Additional Factors for Consideration by Fotoball USA Stockholders” on page 30.

Q.	How Do You Participate in the Offer?

A.	You are urged to read this entire prospectus carefully, and to consider how the offer and the merger affect you. Then, if you wish to tender your shares of Fotoball USA common stock, you should complete and sign the enclosed letter of transmittal and return it with your stock certificates to the exchange agent and depository at its address set forth on the back cover page of this prospectus, or, if you hold your shares in “street name” through a broker, ask your broker to tender your shares. Please read this prospectus carefully for more information about procedures for tendering your shares, the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer prior to the expiration date.

Q.	What Are the Most Significant Conditions to the Offer?

A.	The offer is conditioned upon, among other things, satisfaction of the condition that there must be validly tendered, and not properly withdrawn, prior to the expiration of the offer, at least a majority of the outstanding shares of Fotoball USA common stock and certain shares subject to Fotoball USA stock options as described in this prospectus. In addition to this “minimum condition,” the following conditions must also be met as of the expiration of the offer:

•	the registration statement on Form S-4 of which this prospectus is a part must have become effective;

•	the shares of K2 common stock issuable in the offer shall have been approved for listing on the New York Stock Exchange;

•	Fotoball USA and K2 shall have received certain tax opinions;

•	neither Michael Favish nor Scott P. Dickey shall have breached any of their respective obligations under the Exchange Agreements pursuant to which each has agreed to tender his shares in the offer;

•	Fotoball USA shall have received certain consents to the transactions contemplated by the Merger Agreement;

•	there shall have been no event having a material adverse effect on Fotoball USA and no specified breaches by Fotoball USA of the Merger Agreement;

•	there shall be no legal impediments to the offer and certain events, such as trading suspensions or the commencement or acceleration of a war involving the United States, shall not have occurred;

•	the Merger Agreement shall not have been terminated pursuant to its terms; and

•	neither Fotoball USA’s board of directors nor the Fotoball USA special committee shall have withdrawn its recommendation of the offer.

These conditions and other conditions to the offer are discussed in this prospectus under “The Offer—Conditions of the Offer” on page 39.

Q:	If You Decide Not to Tender, How Will This Affect the Offer and Your Shares of Fotoball USA Common Stock?

A:	We will not acquire any shares of Fotoball USA common stock in the offer unless the minimum condition is satisfied. Your failure to tender your shares of Fotoball USA common stock will reduce the likelihood that we will receive tenders of a sufficient number of shares of Fotoball USA common stock to be able to complete the offer.

The offer is the first step in our acquisition of Fotoball USA and is intended to facilitate our acquisition of all of the outstanding shares of Fotoball USA common stock. After completion of the offer, we will cause Fotoball USA to complete a merger with Acquisition Sub. The purpose of the merger is to acquire all of the outstanding shares of Fotoball USA common stock not exchanged in the offer. In the merger, each outstanding share of Fotoball USA common stock (except for shares held by Fotoball USA, K2 or Acquisition Sub) will be converted into the right to receive a fraction of a share of K2 common stock at the same exchange ratio used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If the merger takes place (unless the merger is accomplished through a “short-form” merger, in which case non-tendering stockholders would be entitled to appraisal rights), the only difference to you between tendering your Fotoball USA common stock in the offer and not tendering your Fotoball USA common stock is that you will receive shares of K2 common stock earlier if you tender your shares in the offer. An earlier tender of your shares of Fotoball USA common stock may, however, help to ensure the satisfaction of the minimum condition and the completion of the offer and merger.

Q:	How Long Will It Take to Complete the Offer and the Subsequent Merger?

A:	We hope to complete the offer in January 2004. The offer is currently scheduled to expire on Friday, January 9, 2004. However, we may extend the offer if the conditions to the offer have not been satisfied as of the offer’s scheduled expiration or if we are required to extend the offer pursuant to the SEC’s tender offer rules or pursuant to agreements we have made with Fotoball USA in the Merger Agreement. After completion of the offer, K2 will cause Fotoball USA to complete a merger with Acquisition Sub, in which each outstanding share of Fotoball USA common stock (except for shares held by Fotoball USA, K2 or Acquisition Sub) will be converted into the right to receive a fraction of a share of K2 common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If, after the completion of the offer, we beneficially own more than 90% of the outstanding shares of Fotoball USA common stock, we may effect this merger without the approval of Fotoball USA stockholders, as permitted under Delaware law, which could occur promptly following the completion of the offer. In order to reach this 90% threshold, we may exercise an irrevocable option Fotoball USA has granted us in the Merger Agreement to purchase directly from Fotoball USA that number of shares of Fotoball USA common stock that will enable us to hold 90% of the outstanding Fotoball USA shares after such exercise, subject to certain limitations. The exercise of this option would allow us to consummate the merger without stockholder approval even if we do not obtain 90% of Fotoball USA’s outstanding shares in the offer. If we complete the offer but own less than 90% of the outstanding shares of Fotoball USA common stock after the offer, and we do not exercise our option to purchase shares directly from Fotoball USA, then the merger will require Fotoball USA stockholder approval, and we will complete the merger after a definitive proxy statement regarding the merger is distributed to Fotoball USA stockholders and a meeting of the Fotoball stockholders is held. As the then majority stockholder of Fotoball USA, we will approve the merger at such meeting. In such circumstances, the consummation of the merger may not occur until a month or more following the completion of the offer.

Q:	Do You Have to Vote to Approve the Offer or the Merger?

A:	Because we are extending the offer directly to Fotoball USA stockholders, Fotoball USA stockholders are not being asked to vote to approve the offer. Approval by Fotoball USA stockholders, however, may be required to approve the merger following the successful completion of the offer. Once the offer is completed, approval of the merger can be accomplished through a meeting of Fotoball USA stockholders to vote on the merger, as required by Delaware law. Fotoball USA stockholders will receive a proxy statement in advance of the meeting soliciting their vote in favor of the merger. However, because we will own a majority of the shares of Fotoball USA common stock at that time, stockholder approval will be assured. If we own 90% or more of the outstanding common stock of Fotoball USA following completion of the offer or if we exercise our option to purchase additional shares directly from Fotoball USA to reach the 90% threshold, the merger can be accomplished without any vote under applicable law. We intend to exercise the option if more than approximately 85%, but less than 90%, of the outstanding Fotoball USA shares have been tendered pursuant to the offer.

Q:	What Percentage of the K2 Common Stock Will Current Fotoball USA Stockholders Own After the Completion of the Offer and Subsequent Merger?

A:	We anticipate that the completion of the offer and subsequent merger will result in the exchange of the outstanding shares of Fotoball USA common stock into approximately 2.9% of the K2 common stock outstanding at the conclusion of the transactions, without regard to K2 stock options or warrants to purchase K2 common stock, and 2.2% on a fully-diluted basis. In general, this assumes that:

•	approximately 1,006,719 shares of K2 common stock would be issued in the offer and the subsequent merger;

•	approximately 33,381,814 shares of K2 common stock are outstanding before giving effect to the completion of the offer and the subsequent merger;

•	no options to purchase shares of Fotoball USA common stock are exercised prior to the completion of the merger; and

•	no Fotoball USA stockholders exercise appraisal rights.

Q:	Will You Be Taxed on the Shares of K2 Common Stock that You Receive?

A:	It is a condition to the completion of the offer that K2 and Fotoball USA receive legal opinions to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”). A Fotoball USA stockholder who, consistent with such opinions, receives his, her or its shares of K2 common stock pursuant to the offer or merger will not recognize any gain or loss in the offer and/or the merger, except for gain or loss attributable to cash received in lieu of a fractional share of K2 common stock. Stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer and the merger to them. See “The Offer—Material U.S. Federal Income Tax Consequences” on page 42.

Q:	Do the Statements on the Cover Page Regarding this Prospectus Being Subject to Change and the Registration Statement Filed with the SEC Not Yet Being Effective Mean that the Offer May Not Commence?

A:	No. As permitted under SEC rules, we may commence the offer without the registration statement, of which this prospectus is a part, having been declared effective by the SEC. We cannot, however, complete the offer and accept for exchange any shares of Fotoball USA common stock tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived. The offer will commence when we first publish the means for Fotoball USA stockholders to tender their shares.

Q:	Are K2’s Business, Results of Operations, Financial Condition and Prospects Relevant to Your Decision to Tender Your Shares in the Offer?

A:	Yes. Shares of Fotoball USA common stock accepted in the offer will be exchanged for shares of K2 common stock and therefore you should consider K2’s business, results of operations, financial condition and prospects before you decide whether to tender your shares in the offer. In considering our business, results of operations, financial condition and prospects, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us. See “Additional Information—Where You Can Find Additional Information” on page 79.

Q:	Whom Can You Call with Questions About the Offer?

A:	You can contact our information agent for the offer:

Morrow & Co., Inc.

445 Park Avenue, 5th Floor

New York, New York 10022

E-mail: fusa.info@morrowco.com

Banks and Brokerage Firms, please call (800) 654-2468

Stockholders, please call (800) 607-0088

All others, please call collect (212) 754-8000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the other materials filed or to be filed by K2 with the SEC contain “forward-looking statements” concerning non-historical facts or matters that are subject to risks and uncertainties. We acknowledge, however, that the safe harbor for forward-looking statements under Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act does not apply to forward-looking statements made in connection with a tender offer. These forward-looking statements represent expectations or beliefs of K2 concerning future events, many of which are outside the control of K2. The forward-looking statements contained in these materials include, among other things, statements with respect to:

•	pro forma financial statements and projections of future financial performance;

•	future sales and earnings;

•	marketing efforts and trends regarding:

•	team sports including baseball, softball, basketball and football;

•	fishing tackle markets;

•	active watersports and outdoor products markets;

•	extreme wheel sports including mountain bikes, in-line skates and skateboards and other extreme sports including paintball; and

•	winter sports including skis and snowboards;

•	foreign exchange rate fluctuations;

•	expected levels of debt reduction;

•	retail inventory levels;

•	product acceptance and demand;

•	growth efforts, including strategic acquisitions;

•	cost reduction efforts;

•	cost savings and economies of scale;

•	dependence on foreign manufacturing;

•	margin enhancement efforts;

•	product development efforts;

•	market positioning;

•	the combined company after the merger; and

•	future acquisitions, including the integration of these businesses and dispositions.

These forward looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “would” or similar expressions.

K2 cautions that these statements are further qualified by important factors, in addition to those under “Risk Factors” on page 19 below and elsewhere in this prospectus and the documents which are incorporated by reference in this prospectus, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things:

•	economic conditions, including consumer demand;

•	product demand;

•	competitive pricing and products; and

•	other risks described in K2’s and Fotoball USA’s filings with the SEC.

Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and stockholder values of K2 and Fotoball USA may differ significantly from those expressed in these forward-looking statements. Fotoball USA stockholders are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, and in the case of documents incorporated by reference, as of the date of those documents. K2 does not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. However, your attention is directed to any further disclosures made on related subjects in K2’s and Fotoball USA’s subsequent reports (including amendments) filed with the SEC on Forms 10-K, 10-Q and 8-K.

SUMMARY

This brief summary highlights selected information from this document. It does not contain all of the information that is important to Fotoball USA stockholders. Fotoball USA stockholders are urged to read carefully the entire document and the other documents referred to and incorporated by reference in this document to fully understand the offer and the merger. In particular, stockholders of Fotoball USA should read the documents attached to this prospectus, including the Merger Agreement, which is attached as Annex A. For a guide as to where you can obtain more information on K2 and Fotoball USA, see “Additional Information—Where You Can Find Additional Information” on page 77.

The Offer (Page 35)

We are proposing to acquire all of the outstanding shares of Fotoball USA common stock. We are offering to exchange 0.2757 of a share, including the associated preferred share purchase rights, of K2 common stock for each outstanding share of Fotoball USA common stock, upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares of Fotoball USA common stock in the offer unless Fotoball USA stockholders have validly tendered and not properly withdrawn prior to the expiration of the offer a majority of the shares of Fotoball USA common stock, calculated as described in this prospectus. Michael Favish, the Chairman and Chief Executive Officer of Fotoball USA, and Scott P. Dickey, the President and Chief Operating Officer of Fotoball USA, collectively holding approximately 12% of the outstanding common stock of Fotoball USA (19.7% on a beneficial ownership basis), have each agreed to tender their respective Fotoball USA shares in the offer, subject to certain conditions.

After completion of the offer, K2 will cause Fotoball USA to complete a merger with Acquisition Sub, in which each outstanding share of Fotoball USA common stock (except for shares held by Fotoball USA, K2 or Acquisition Sub) will be converted into the right to receive a fraction of a share of K2 common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If, after the completion of this offer, we beneficially own more than 90% of the outstanding shares of Fotoball USA common stock, we may effect this merger without the approval of Fotoball USA stockholders, as permitted under Delaware law. In order to reach this 90% threshold, we may exercise an irrevocable option Fotoball USA has granted us in the Merger Agreement to purchase directly from Fotoball USA that number of shares of Fotoball USA common stock that will enable us to hold 90% of the outstanding Fotoball USA shares after such exercise, subject to certain limitations. The exercise of this option would allow us to consummate the merger without stockholder approval even if we do not obtain 90% of Fotoball USA’s outstanding shares in the offer.

The number of shares of K2 common stock issued to Fotoball USA stockholders in the offer and the merger will constitute approximately 2.9% of the outstanding common stock of the combined company after the merger.

Exchange of Shares of Fotoball USA Common Stock (Page 35)

Upon the terms and subject to the conditions of the offer, promptly after the expiration of the offer, we will accept shares of Fotoball USA common stock which are validly tendered and not properly withdrawn in exchange for shares of K2 common stock. We are offering to exchange 0.2757 of a share, including the associated preferred share purchase rights, of K2 common stock for each outstanding share of Fotoball USA common stock.

Timing of the Offer (Page 35)

We are commencing the offer on December 10, 2003, the date of the first publication of the means for Fotoball USA stockholders to tender their shares. The offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, January 9, 2004, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended.

Conditions of the Offer (Page 39)

The offer is subject to a number of conditions, and K2 will not be required to accept any tendered shares for payment if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer. These conditions provide, among other things, that:

•	there must be validly tendered and not properly withdrawn prior to the expiration of the offer a majority of the shares of Fotoball USA common stock, calculated as described in this prospectus;

•	the registration statement on Form S-4 of which this prospectus is a part must have become effective;

•	the shares of K2 common stock issuable in the offer shall have been approved for listing on the New York Stock Exchange;

•	Fotoball USA and K2 shall have received certain tax opinions;

•	neither Michael Favish nor Scott P. Dickey shall have breached any of his obligations under the Exchange Agreements pursuant to which each has agreed to tender his shares in the offer;

•	Fotoball USA shall have received certain consents to the transactions contemplated by the Merger Agreement;

•	there shall have been no event having a material adverse effect on Fotoball USA and no specified breaches by Fotoball USA of the Merger Agreement;

•	there shall be no legal impediments to the offer and certain events, such as trading suspensions or the commencement or acceleration of a war involving the United States, shall not have occurred;

•	the Merger Agreement shall not have been terminated pursuant to its terms; and

•	neither Fotoball USA’s board of directors nor the Fotoball USA special committee shall have withdrawn its recommendation of the offer.

Extension, Termination and Amendment (Page 35)

Subject to the right of K2 or Fotoball USA to cause the offer to be extended under certain circumstances, K2 or Fotoball USA can terminate the Merger Agreement at the expiration of the offer period if no shares of Fotoball USA common stock have been purchased by K2. If any condition to the offer is not satisfied or, if permissible, waived, by any scheduled expiration of the offer, then we may extend the expiration of the offer from time to time. Each extension may last for no more than ten business days, unless Fotoball USA and K2 agree in writing to allow for a longer period. We also have the right to extend the offer for any period of time required by the applicable rules and regulations of the SEC. We may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Fotoball USA common stock in the offer if, at the expiration of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Fotoball USA common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Fotoball USA common stock then outstanding and the requirements of Rule 14d-11 under the Exchange Act have been met. K2 also has the right to extend the offer for up to three business days to enable it to evaluate competing acquisition proposals for Fotoball USA. Fotoball USA has the right to compel us to extend the offer for an initial period of ten business days and for longer periods through March 25, 2004 if all but certain conditions to the offer have been satisfied. K2 or Fotoball USA can terminate the Merger Agreement if the offer is not consummated by March 25, 2004. We can extend the offer by giving oral or written notice of an extension to Computershare Trust Company, Inc., the exchange agent and depository for the offer. If we decide to extend the offer, we will make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will extend the offer. During any extension, all shares of Fotoball USA common stock previously tendered and not validly withdrawn will remain deposited with the exchange agent and depository, subject to your right to withdraw your shares of Fotoball USA common stock. If we exercise our right to use a subsequent offering period, we will first consummate our purchase of shares tendered and not withdrawn in the initial offer period.

Subject to the SEC’s applicable rules and regulations and subject to the limitations contained in the Merger Agreement, we also reserve the right, in our discretion:

•	to terminate the offer and not accept for exchange or exchange any shares of Fotoball USA common stock not previously accepted for purchase, or purchased, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration of the offer, or

•	to waive any condition (subject to certain conditions being non-waivable by us without Fotoball USA’s consent) or otherwise amend the offer in any respect prior to the expiration of the offer,

in either case, by giving oral or written notice of such termination, waiver or amendment to the exchange agent and depository.

We will follow any extension, termination, waiver or amendment, as promptly as practicable, with a public announcement. Subject to the requirements of the Exchange Act and other applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to Business Wire.

Procedure for Tendering Shares (Page 36)

For you to validly tender shares of Fotoball USA common stock into the offer, you must do one of the following:

•	deliver certificates of your shares, a properly completed and duly executed letter of transmittal or a copy thereof that has been manually signed, along with any other required documents, to the exchange agent and depository at its address set forth on the back cover of this prospectus prior to the expiration of the offer;

•	arrange for a book-entry transfer of your shares to be made to the exchange agent and depository’s account at The Depository Trust Company, or DTC, and receipt by the exchange agent and depository of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a copy thereof that has been manually signed, and any other required documents, to the exchange agent and depository at its address set forth on the back cover of this prospectus prior to the expiration of the offer; or

•	arrange for a book-entry transfer of your shares to the exchange agent and depository’s account at DTC and receipt by the exchange agent and depository of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the offer.

These deliveries and arrangements must be made before the expiration of the offer. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED.

Withdrawal Rights (Page 37)

You may withdraw any shares of Fotoball USA common stock that you previously tendered into the offer at any time before the expiration of the offer by following the procedures described under “The Offer—Withdrawal Rights” on page 37. In addition, if we have not accepted tendered shares for exchange by Monday, February 9, 2004, you may withdraw tendered shares at any time thereafter.

Delivery of Shares of K2 Common Stock (Page 39)

Subject to the satisfaction (or, where permissible, waiver) of the conditions to the offer as of the expiration of the offer, we will accept for exchange shares of Fotoball USA common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange shares of K2 common stock and cash instead of fractional shares for the tendered shares of Fotoball USA common stock promptly afterwards. In all cases, the exchange of shares of Fotoball USA common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent and depository timely receives:

•	certificates for those shares of Fotoball USA common stock, or a timely confirmation of a book-entry transfer of those shares of Fotoball USA common stock in the exchange agent and depository’s account at DTC, and a properly completed and duly executed letter of transmittal, or a manually signed copy, and any other required documents; or

•	a timely confirmation of a book-entry transfer of those shares of Fotoball USA common stock in the exchange agent and depository’s account at DTC, together with an “agent’s message” as described above under “—Procedure for Tendering Shares.”

Cash Instead of Fractional Shares of K2 Common Stock (Page 39)

We will not issue any fraction of a share of K2 common stock pursuant to the offer or the merger. Instead, each tendering stockholder who would otherwise be entitled to a fraction of a share of K2 common stock, after the combination of all fractional shares to which such tendering stockholder would otherwise be entitled, will receive cash (without interest and subject to any withholding for taxes) in lieu of the fractional interests.

The Merger (Page 55)

The Merger Agreement provides that, after completion of the offer, Acquisition Sub will, subject to certain conditions, be merged into Fotoball USA. Upon completion of the merger, Fotoball USA will continue as the “surviving corporation” and will be a wholly-owned subsidiary of K2.

Termination and Termination Fee-Right to Terminate (Page 65)

The Merger Agreement provides that it can be terminated by Fotoball USA or K2 under a number of different scenarios, including:

•	by the mutual written consent of the parties;

•	by either party, subject to various conditions, if:

•	any governmental entity or court issues a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the transactions set forth in the Merger Agreement;

•	the offer expires pursuant to its terms without the purchase of any shares by K2 and the failure to purchase shares is not due to the breach of the Merger Agreement by the terminating party; or

•	the offer is not consummated by March 25, 2004 and the failure to consummate by such date is not due to the breach of the Merger Agreement by the terminating party;

•	by K2, subject to various conditions, if:

•	Fotoball USA materially breaches any of its representations or warranties set forth in the Merger Agreement;

•	Fotoball USA materially breaches any of its covenants set forth in the Merger Agreement, and such breach cannot be cured within 20 business days after notice of such breach;

•	Fotoball USA accepts a superior proposal, withdraws its approval of the offer or merger, fails to reject a third party proposal or otherwise breaches provisions of the Merger Agreement with respect to third party proposals;

•	either Michael Favish or Scott P. Dickey is in breach of his obligations pursuant to his respective Exchange Agreement to tender his Fotoball USA shares in the offer;

•	K2 has failed to commence the offer based on a failure of conditions to the offer and the failure to commence the offer is not due to a failure on K2’s part; or

•	a material adverse event has occurred with respect to Fotoball USA;

•	by Fotoball USA, subject to various conditions, if:

•	K2 materially breaches any of its representations or warranties set forth in the Merger Agreement;

•	K2 materially breaches any of its covenants set forth in the Merger Agreement, and such breach cannot be cured within 20 business days after notice of such breach;

•	K2 fails to commence the offer and the failure to commence the offer is not due to the breach of the Merger Agreement by Fotoball USA;

•	Fotoball USA’s board of directors accepts a superior proposal in compliance with the Merger Agreement and pays the termination fee; or

•	the average closing price for K2 shares over any ten consecutive trading days ending not later than two trading days before the expiration of the offer is less than $11.78 (provided such right is exercised within two trading days of the expiration of the ten day trading period).

Termination and Termination Fee—Termination Fees (Page 66)

Termination of the merger agreement by either K2 or Fotoball USA under specified circumstances could result in Fotoball USA being required to pay K2 a termination fee in the amount of $700,000.

Material U.S. Federal Income Tax Consequences (Page 42)

It is a condition to the completion of the offer that K2 and Fotoball USA receive legal opinions to the effect that the offer and the merger together will constitute a reorganization within the meaning of the Code. A Fotoball USA stockholder who, consistent with such opinions, receives his or her shares of K2 common stock pursuant to the offer or merger will not recognize any gain or loss in the offer and/or the merger, except for gain or loss attributable to cash received in lieu of a fractional share of K2 common stock. Stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer and the merger to them.

Regulatory Approvals (Page 47)

We are not aware of any regulatory license or permit material to the business of Fotoball USA that may be materially adversely affected by our acquisition of Fotoball USA common stock, or any regulatory filing or approval that would be required for our acquisition of Fotoball USA common stock. K2 and Fotoball USA have made all required filings to seek such approval, as well as all required filings under the Securities Act and the Exchange Act, in connection with the offer and merger. We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

Appraisal Rights (Page 44)

Under Delaware law, you will not have any appraisal rights in connection with the offer. However, appraisal rights will be available in connection with a short-form merger that is not subject to Fotoball USA stockholder approval, provided that you follow the procedures described under “The Offer—Appraisal Rights” on page 44.

Accounting Treatment (Page 49)

Our acquisition of Fotoball USA common stock pursuant to the offer and the merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

Interests of Certain Persons in the Offer and the Subsequent Merger (Page 50)

Certain Fotoball USA directors, officers and stockholders have interests in the offer and the merger that are different from, or are in addition to, those of other stockholders. These interests include:

•	current and future employment and severance arrangements;

•	the conversion of stock options previously issued to certain officers of Fotoball USA and the acceleration of stock options under certain circumstances in connection with the merger;

•	payments pursuant to employment agreements previously entered into between Fotoball USA and certain of its officers; and

•	the indemnification of directors and officers of Fotoball USA against certain liabilities.

In addition, Michael Favish, Fotoball USA’s Chairman and Chief Executive Officer, and Scott P. Dickey, Fotoball USA’s President and Chief Operating Officer, in their capacities as stockholders, have entered into Exchange Agreements with K2, pursuant to which they each have agreed to tender their respective shares in the offer, subject to certain conditions. The members of the boards of directors of K2 and Fotoball USA were aware of these interests and considered them, among other matters, when they approved the offer, the merger and the Merger Agreement.

Comparison of Rights of Holders of Fotoball USA Common Stock and Holders of K2 Common Stock (Page 69)

K2 and Fotoball USA are both Delaware corporations. If we complete the offer, holders of Fotoball USA common stock will become K2 stockholders, and their rights as stockholders will be governed by K2’s restated certificate of incorporation and by-laws. There are differences between the restated certificate of incorporation and by-laws of Fotoball USA and the restated certificate of incorporation and by-laws of K2.

The Companies

K2 Inc.

2051 Palomar Airport Road

Carlsbad, California 92009

(760) 494-1000

K2 is a premier, branded consumer products company with a portfolio of diversified sporting goods products and other recreational products. K2’s sporting goods include several name brand lines such as K2 and Olin alpine skis, K2 and Ride snowboards, boots and bindings, Morrow, 5150 and Liquid snowboards, Tubbs and Atlas snowshoes, K2 in-line skates, K2 mountain bikes and BMX bikes, Rawlings baseball and sports equipment, Worth softball and sports equipment, Shakespeare fishing rods and reels, Stearns personal flotation devices, outdoor water recreational products, rainwear and hunting accessories and K2 and Dana Design backpacks. K2’s other recreational products include Planet Earth apparel, Adio and Hawk skateboard shoes and Hilton corporate casuals. In addition, K2’s portfolio includes industrial products consisting primarily of Shakespeare monofilament line, which is used in weed trimmers, paper mills and as fishing line, and Shakespeare fiberglass marine antennas.

K2 has embarked upon an aggressive growth strategy to leverage its existing operations and to complement and diversify its product offerings within the sporting goods and recreational product industries. K2 intends to implement internal growth by continuing to improve operating efficiencies, extending product offerings with new product launches, and maximizing its extensive distribution channels. In addition, K2 is seeking strategic acquisitions of other sporting goods companies with well-established brands and complementary distribution channels. K2 believes that the growing influence of large format sporting goods retailers and retailer buying groups as well as the consolidation of certain sporting goods retailers worldwide is leading to a consolidation of sporting goods suppliers. K2 also believes that the most successful sporting goods suppliers will be those with greater financial and other resources, including those with the ability to produce or source high-quality, low cost products and deliver these products on a timely basis, to invest in product development projects, and to access distribution channels with a broad array of products and brands. In pursuing this growth strategy, K2 acquired Rawlings on March 26, 2003, Worth on September 16, 2003, certain assets and liabilities of Winter Quest LLC on October 17, 2003 and Brass Eagle on December 11, 2003.

K2’s common stock is currently traded on the New York Stock Exchange (symbol: KTO). K2 is headquartered in Carlsbad, California.

Fotoball USA, Inc.

6740 Cobra Way

San Diego, California 92121

(858) 909-9900

Fotoball USA is a premier sports and entertainment marketer and manufacturer. Fotoball USA’s products and services are sold into distinct markets by four separate sales groups: Fotoball Sports, which services national and regional retailers; Fotoball Entertainment Marketing, which services entertainment destinations such as theme parks, resorts and casinos; Fotoball Sports Team, which supports the retail needs of professional franchises across the nation; and Marketing Headquarters, which develops custom programs for Fortune 500 companies. Fotoball USA currently holds licenses with Major League Baseball, the National Football League, the National Basketball Association, the National Hockey League, more than 100 NCAA colleges, Warner Bros. “Scooby Doo”, Marvel’s “Spider-Man”, “Incredible Hulk” and “X-Men”, MGA Entertainment’s “Bratz” and Nickelodeon’s “Blue’s Clues.”

Fotoball USA’s common stock is currently traded on the Nasdaq National Market System (symbol: FUSA). Fotoball USA is headquartered in San Diego, California.

Recent Closing Prices (Page 18)

On November 25, 2003, the last trading day before K2 and Fotoball USA announced the offer, K2 common stock closed at $15.70 per share and Fotoball USA common stock closed at $3.98 per share. On December 9, 2003, the last trading day prior to the printing of this prospectus for which this information was practicably available, K2 common stock closed at $14.39 per share and Fotoball USA common stock closed at $3.94 per share.

Recent Developments

K2 has received notice from two multi-employer, union-sponsored pension funds that Rawlings, a wholly-owned subsidiary, has incurred a withdrawal liability of approximately $2 million related to a plant closure of a manufacturing facility in Ava, Missouri. The plant closure was initiated beginning in the fourth calendar quarter of 2002 and completed in the first half of 2003. The acquisition of Rawlings was accounted for under the purchase method of accounting, and accordingly the purchased assets and liabilities assumed were recorded at their estimated fair values at the date of acquisition. The pension liability was recorded by K2 in the 2003 fourth quarter when K2 finalized the estimate of the liability, and therefore K2 treated the liability as an adjustment to the fair value of the purchased assets and liabilities assumed on March 26, 2003, the date of the Rawlings acquisition.

Questions About the Offer and Subsequent Merger

If you have any questions about the offer or the merger or if you need additional copies of this prospectus, you should contact our information agent:

MORROW & CO., INC.

445 Park Avenue, 5th Floor

New York, New York 10022

E-mail: fusa.info@morrowco.com

Banks and Brokerage Firms, please call

(800) 654-2468

Stockholders, please call

(800) 607-0088

All others, please call collect

(212) 754-8000

Selected Consolidated Historical Financial Information of K2 and Fotoball USA

The information in the following tables is based on the K2 and Fotoball USA historical financial information that K2 and Fotoball USA have presented in their prior filings with the SEC. Fotoball USA stockholders should read the selected financial information in the following tables in connection with the historical financial information. The K2 historical financial information has been incorporated into this document by reference. See “Additional Information—Where You Can Find Additional Information” on page 79. The Fotoball USA historical financial information is included in Annexes D and E to this prospectus. K2’s selected consolidated historical financial information for the five years ended December 31, 2002 was derived from the consolidated financial statements of K2 which have been audited by Ernst & Young LLP, independent auditors. Fotoball USA’s selected historical financial information for the five years ended December 31, 2002 was derived, in part, from historical financial statements of Fotoball USA for the year ended December 31, 2002 and statements of operations, stockholders’ equity and cash flows of Fotoball USA for the year ended December 31, 2000, which were audited by KPMG LLP, independent auditors, and historical financial statements of Fotoball USA for the year ended December 31, 2001, which were audited by Good Swartz Brown & Berns LLP. See “Additional Information—Experts” on page 78.

The accompanying unaudited interim information for K2 and Fotoball USA for the nine months ended September 30, 2003 and 2002 have been derived from financial information included in each of K2’s and Fotoball USA’s Form 10-Q for the three and nine months ended September 30, 2003. Such Forms 10-Q were prepared in accordance with accounting principles generally accepted in the United States and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States for complete financial statements. These statements have been prepared on the same basis as the audited financial statements and management believes that they include all adjustments necessary for the fair presentation of the results of the interim periods. The results of operations for the nine months ended September 30, 2003 for K2 and Fotoball USA may not be indicative of their results for the full fiscal year. All amounts are stated in U.S. dollars.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

K2 INC.

(in thousands, except per share data)

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2003 (a)	2002	2002	2001 (b)	2000	1999 (c)	1998 (d)
	(unaudited)
Statement of Operations Data:
Net sales	$524,754	$454,463	$582,159	$589,519	$665,562	$640,461	$579,139
Cost of products sold	362,524	319,569	411,620	429,338	462,242	462,033	418,950
Gross profit	162,230	134,894	170,539	160,181	203,320	178,428	160,189
Selling expenses	83,114	65,166	86,394	103,688	108,274	101,130	92,018
General and administrative expenses	52,513	44,890	56,862	55,212	56,223	52,454	51,421
Operating income	26,603	24,838	27,283	1,281	38,823	24,844	16,750
Interest expense	7,248	7,130	8,966	13,631	14,814	12,741	12,163
Debt extinguishment costs	6,745	—	—	—	—	—	—
Other (income) expense, net	(1,654)	(59)	(253)	(375)	(191)	(413)	(236)
Income (loss) from continuing operations before provision for income taxes	14,264	17,767	18,570	(11,975)	24,200	12,516	4,823
Provision (credit) for income taxes	4,992	6,218	6,500	(4,271)	7,502	4,005	955
Income (loss) from continuing operations	9,272	11,549	12,070	(7,704)	16,698	8,511	3,868
Discontinued operations, net of taxes (e)	—	—	—	—	(119)	1,332	975
Net income (loss)	9,272	11,549	12,070	(7,704)	16,579	9,843	4,843
Per Common Share Data:
Basic earnings (loss) per share:
Continuing operations	0.39	0.64	0.67	(0.43)	0.93	0.50	0.23
Discontinued operations	—	—	—	—	(0.01)	0.08	0.06
Net income (loss)	0.39	0.64	0.67	(0.43)	0.92	0.58	0.29
Diluted earnings (loss) per share:
Continuing operations	0.38	0.64	0.67	(0.43)	0.93	0.50	0.23
Discontinued operations	—	—	—	—	(0.01)	0.08	0.06
Net income (loss)	0.38	0.64	0.67	(0.43)	0.92	0.58	0.29
Cash dividends per common share	—	—	—	—	—	0.11	0.44
Basic shares	23,576	17,941	17,941	17,940	17,949	16,880	16,554
Diluted shares	26,623	17,975	17,994	17,940	18,040	16,883	16,637
Balance Sheet Data:
Total current assets	443,170	314,840	323,924	304,813	305,132	345,809	335,570
Total assets	659,778	429,319	438,410	421,038	424,110	491,442	456,454
Total current liabilities	150,710	107,609	127,855	100,965	121,742	162,187	130,597
Long-term debt	133,030	80,878	73,007	97,828	69,836	107,280	110,724
Stockholders’ equity	344,533	233,244	231,296	214,657	227,248	218,520	202,119

(a)	On March 26, 2003, K2 acquired all of the outstanding stock of Rawlings, a leading manufacturer and marketer of baseball equipment. K2’s results for the nine months ended September 30, 2003 include the results of Rawlings from March 26, 2003, the date of acquisition, through September 30, 2003.
(b)

During 2001, in ongoing cost reduction moves, K2 completed the move of its remaining ski production to China, closing its Washington ski manufacturing facility during the 2001 third quarter. In addition, three other smaller manufacturing facilities which serviced the Stearns and Hilton operations were shut down in Minnesota and Alabama, with most of the production also moving overseas. In addition to the factory closures, K2 experienced a substantial industry-wide slowdown of sales of small-wheeled products in 2001, necessitating a downsizing of K2’s small-wheeled products operation. Consequently, the factory closures and downsizing activities have resulted in 2001 charges to cost of products sold and general and administrative expenses for restructuring and downsizing costs of $15.6 million and $2.4 million, respectively. Approximately $4.9 million of the total amount was a charge to earnings that resulted in a cash payment. These costs are associated with the reduction of personnel, the write down of facilities and equipment and the reduction in the net carrying value of small-wheeled products inventory.
(c)	In 1999, K2 began to reduce the cost structure of its ski and snowboard operations by restructuring and downsizing its Seattle manufacturing operation in favor of lower cost manufacturing and sourcing opportunities. In accordance with the initiative, during 1999, K2’s Seattle manufacturing facility was downsized and approximately half of its ski and all of its snowboard manufacturing were moved to either K2’s China or California production facilities or to third party sourcing operations worldwide, resulting in a charge of $10.5 million to cost of products sold to cover restructuring costs of $6.5 million and downsizing costs of $4.0 million. The restructuring charge reflected expenses associated with the write-off of related equipment and inventory, the reduction of approximately 200 production personnel and the utilization of approximately 200 temporary workers. Approximately $5.3 million of the total amount was a cash charge to earnings.
(d)	In the third quarter of 1998, a pre-tax charge of $14.5 million was included in earnings from continuing operations. Of this amount, $10.5 million was charged to cost of products sold to write down certain categories of bike and skate inventories as a result of a sudden change in the market demand for those products. The balance of the charge was recorded in general and administrative expenses for costs associated with the change in the bike business and implementing planned cost reduction programs at the winter sports operations. The charges primarily related to non-cash items.
(e)	In 1998, K2 adopted a plan to dispose of its Simplex building products division. As a result, K2 reclassified Simplex as a discontinued operation in 1998 and similarly reclassified prior years’ operations. On June 30, 2000, K2 completed the sale of the assets and business of Simplex to Ludlow Building Products, a subsidiary of Tyco International Ltd.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

FOTOBALL USA INC.

(in thousands, except per share data)

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)
Statement of Operations Data:
Net sales	$24,679 (a)	$36,092	$43,996	$31,632	$26,687	$28,690	$19,148
Cost of products sold	14,735	22,933	27,714	20,165	17,242	16,922	11,591
Gross profit	9,944	13,159	16,282	11,467	9,445	11,768	7,557
Selling, general and administrative expenses	10,319	11,678	14,812	11,310	9,275	8,940	6,448
Operating income (loss)	(375)	1,481	1,470	157	170	2,828	1,109
Interest expense (income), net	(8)	(30)	(38)	(8)	(95)	69	78
Income (loss) from continuing operations before provision for income taxes	(367)	1,511	1,508	165	265	2,759	1,031
Provision (benefit) for income taxes	(147)	604	576	42	86	113	433
Income (loss) from continuing operations	(220)	907	932	123	179	2,646	598
Discontinued operations, net of taxes (b)	—	—	—	(1,114)	—	—	—
Net income (loss)	(220)	907	932	(991)	179	2,646	598
Per Common Share Data:
Basic earnings (loss) per share:
Continuing operations	(0.06)	0.25	0.26	0.03	0.05	0.88	0.22
Discontinued operations	—	—	—	(0.31)	—	—	—
Net income (loss)	(0.06)	0.25	0.26	(0.28)	0.05	0.88	0.22
Diluted earnings (loss) per share:
Continuing operations	(0.06)	0.23	0.24	0.03	0.05	0.83	0.22
Discontinued operations	—	—	—	(0.31)	—	—	—
Net income (loss)	(0.06)	0.23	0.24	(0.28)	0.05	0.83	0.22
Cash dividends per common share	—	—	—	—	—	—	—
Basic shares	3,648	3,594	3,598	3,580	3,576	3,011	2,694
Diluted shares	3,648	3,915	3,916	3,700	3,721	3,201	2,774
Balance Sheet Data:
Total current assets	12,786	14,522	14,172	14,616	11,827	12,462	6,736
Total assets	14,898	16,813	16,455	17,000	14,809	13,825	7,895
Total current liabilities	2,507	3,641	3,474	4,675	1,930	1,964	1,852
Long-term debt	704	1,372	1,153	1,504	1,073	272	155
Stockholders’ equity	11,687	11,800	11,828	10,821	11,807	11,589	5,889

(a)	Fotoball USA’s decline in net sales for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002 was due to reduced promotion and entertainment sales, which was partially offset by increased retail and team sales. Promotional sales principally decreased due to the Post promotion and other quick-serve restaurant bobblehead doll promotions in the first three quarters of 2002 that Fotoball USA did not replace in 2003. Entertainment sales decreased for the first three quarters of 2003 versus the same period of 2002 due to reduced sales to The Disney Store.
(b)	In December 2000, Fotoball USA entered into an agreement with Rawlings for the exclusive global rights to sell golf clubs and golf related merchandise under the Rawlings brand name beginning January 1, 2001. In January 2001, Fotoball USA established a new Rawlings Golf division to design, develop, manufacture and market golf products under the Rawlings brand name. On November 13, 2001, the Fotoball USA made the decision to terminate its license with Rawlings and discontinue its Rawlings Golf operations.

SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

K2 acquired Rawlings on March 26, 2003 and Brass Eagle on December 11, 2003. The following selected unaudited pro forma financial information combines K2’s historical results for the nine months ended September 30, 2003 and for the year ended December 31, 2002 with Brass Eagle’s historical results for the nine months ended September 30, 2003 and the year ended December 31, 2002, giving effect to K2’s mergers with Rawlings on March 26, 2003 and with Brass Eagle on December 11, 2003 as if they had occurred as of January 1, 2002 for income statement purposes. The following selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this prospectus, beginning on page 81. You should not rely on this selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had K2, Rawlings and Brass Eagle been combined during these time periods or the future results that may be achieved after each merger.

Pro forma condensed combined financial information combining K2’s historical results with Fotoball USA’s historical results is not provided because the offer and merger would not have a material effect on K2’s financial position or results of operation on a pro forma basis.

	For the Nine Months Ended September 30, 2003	For the Year Ended December 31, 2002
	(in thousands, except per share figures)
Income Statement Data:
Net sales	$648,437	$857,360
Cost of products sold	446,273	597,537
Gross profit	202,164	259,823
Income before provision for income taxes	23,637	37,397
Provision for income taxes	8,456	12,949
Net income	15,181	24,448
Per Common Share Data:
Basic net income per share	$0.49	$0.78
Diluted net income per share	0.47	0.77
Dividends declared	—	—

As of September 30, 2003
Balance Sheet Data:
Cash and cash equivalents	$14,786
Total assets	775,501
Long-term debt	39,279
Total shareholders’ equity	422,915

Unaudited Comparative Per Share Information

The following table summarizes the unaudited net income and book value per share information for K2 on a pro forma basis and Fotoball USA on a historical basis. The pro forma per share information for K2 gives effect to the merger between K2 and Rawlings, which was completed on March 26, 2003, and between K2 and Brass Eagle, which was completed on December 11, 2003, and it therefore reflects the additional shares of K2 common stock issued in connection with such mergers and includes the earnings of Rawlings and Brass Eagle as if such mergers had occurred at the beginning of each period presented.

The pro forma book value per common share of K2 is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of K2 common stock outstanding at the end of the period after giving effect to the Rawlings and Brass Eagle mergers. The historical book value per common share of Fotoball USA is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period.

The information listed as “pro forma per equivalent share” was obtained by multiplying the K2 pro forma amounts by the exchange ratio in the merger of 0.2757 a share of K2 common stock to be issued for each share of Fotoball USA common stock.

The information in the following table is based on, and should be read together with, the K2, Rawlings and Brass Eagle historical financial information contained in prior SEC filings, which are incorporated herein by reference, the Fotoball USA historical financial information contained in Annexes D and E attached hereto and the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 81.

COMPARATIVE PER SHARE INFORMATION OF K2 AND FOTOBALL USA

	For the Nine Months Ended September 30, 2003	For the Year Ended December 31, 2002
Unaudited pro forma K2 (a)
Net income per common share—basic	$0.49	$0.78
Net income per common share—diluted	$0.47	$0.77
Dividends declared per share (b)	—	—
Book value per common share at period end	$12.90	$12.36

Historical Fotoball USA
Net income (loss) per common share—basic	$(0.06)	$0.26
Net income (loss) per common share—diluted	$(0.06)	$0.24
Dividends declared per share (b)	—	—
Book value per common share at period end	$3.20	$3.29

Unaudited pro forma per equivalent share (c)
Net income per common share—basic	$0.14	$0.22
Net income per common share—diluted	$0.13	$0.21
Book value per common share at period end	$3.56	$3.41

(a)	The pro forma amounts for K2 were adjusted to reflect the pro forma impact of the merger with Rawlings on March 26, 2003 and Brass Eagle on December 11, 2003, as if the mergers with Rawlings and Brass Eagle had occurred on January 1, 2002.
(b)	K2 and Fotoball USA have not paid cash dividends during the periods presented. K2’s credit facilities currently limit the payment of cash dividends or stock repurchases by K2. Fotoball USA’s credit facilities currently prohibit the payment of cash dividends or stock repurchases by Fotoball USA.
(c)	Unaudited pro forma per equivalent share amounts were calculated by multiplying the exchange ratio of 0.2757 by the unaudited pro forma K2 information as described in note (a) above.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

K2 common stock is listed on the New York Stock Exchange. Fotoball USA common stock is listed on the Nasdaq National Market System. K2’s and Fotoball USA’s ticker symbols are “KTO” and “FUSA,” respectively. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low sale prices of shares of K2 and Fotoball USA common stock as reported on the New York Stock Exchange and the Nasdaq National Market System, respectively.

During the periods covered by the following table, neither K2 nor Fotoball USA paid dividends. K2’s credit facilities currently limit the payment of cash dividends or stock repurchases by K2. Fotoball USA’s credit facilities currently prohibit the payment of any cash dividends or stock repurchases by Fotoball USA.

	K2 Common Stock		Fotoball USA Common Stock
	High	Low	High	Low
2001
March 31	$9.75	$7.75	$2.13	$1.05
June 30	$11.43	$7.80	$2.75	$1.25
September 30	$11.99	$5.40	$3.10	$1.51
December 31	$8.74	$5.31	$3.60	$2.95

2002
March 31	$7.60	$6.32	$4.70	$3.01
June 30	$10.25	$6.55	$5.63	$4.50
September 30	$10.00	$7.50	$4.90	$4.20
December 31	$11.01	$6.40	$4.85	$3.90

2003
March 31	$10.06	$7.72	$4.14	$3.07
June 30	$12.75	$7.45	$3.47	$2.76
September 30	$18.09	$12.30	$4.09	$2.96

RECENT CLOSING PRICES

The following table sets forth the closing prices per share of K2 common stock as reported on the New York Stock Exchange and Fotoball USA common stock as reported on the Nasdaq National Market System on November 25, 2003, the last full trading day prior to the announcement of the Merger Agreement, and December 9, 2003, the most recent practicable date prior to the mailing of this prospectus to Fotoball USA’s stockholders.

The following table also sets forth the equivalent price per share of Fotoball USA common stock reflecting the value of the K2 common stock that Fotoball USA stockholders would receive in exchange for each share of Fotoball USA common stock if the offer or the merger was completed on these two dates.

Date	K2 Common Stock	Fotoball USA Common Stock	Equivalent Per Share Price of Fotoball USA Common Stock with Exchange Ratio of 0.2757
November 25, 2003	$15.70	$3.98	$4.33
December 9, 2003	$14.39	$3.94	$3.97

The above table shows only historical and hypothetical comparisons. These prices may fluctuate prior to the offer and the merger and Fotoball USA stockholders are urged to obtain current stock price quotations for K2 common stock and Fotoball USA common stock and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus in deciding whether to tender their shares. See the section entitled “Additional Information—Where You Can Find Additional Information” on page 79.

RISK FACTORS

In deciding whether to tender your shares pursuant to the offer, you should carefully consider the following factors, in addition to other risk factors incorporated by reference into this prospectus and the other information contained in this document. See “Additional Information—Where You can Find Additional Information” on page 79 for where you can find the additional risk factors incorporated by reference.

Risk Factors Relating to the Offer and the Subsequent Merger

K2 may not successfully implement its plan for Fotoball USA’s business operations after the merger.

The integration of Fotoball USA’s operations into K2’s business after the merger may be difficult, time consuming and costly. After completion of the merger, K2 must successfully, among other things, integrate Fotoball USA’s sourcing capabilities into K2’s sourcing and manufacturing capabilities, sell K2’s portfolio of products and brands in Fotoball USA’s distribution channels, increase Fotoball USA’s sales to team sports and sporting goods retailers, and develop a licensing and co-branding program. In addition, K2 will need to retain the management, key employees, customers, distributors, vendors and other business partners of both companies. It is possible that these integration efforts will not be completed as smoothly as planned, which could have an adverse impact on the operations of the combined company.

K2 expects to incur potentially significant merger-related costs in connection with the transaction and the integration of Fotoball USA’s operations.

K2 and Fotoball USA expect to incur costs associated with combining the operations of the two companies, transaction fees and other costs related to the merger. K2 has not yet determined the amount of these costs. K2 expects to account for these costs as purchase related adjustments when the merger is completed.

The number of shares of K2 common stock that you will receive in the offer or the subsequent merger will be based upon a fixed exchange ratio. The value of the shares of K2 common stock at the time you receive them could be less than at the time you tender your shares of Fotoball USA common stock.

In the offer and the subsequent merger, each share of Fotoball USA common stock will be exchanged for 0.2757 of a share of K2 common stock. This is a fixed exchange ratio. We will not adjust the exchange ratio as a result of any change in the market price of K2 common stock or Fotoball USA common stock between the date of this prospectus and the date you receive K2 common stock. The market price of the K2 common stock will likely be different on the date you receive such shares than it is today, on the date you tender shares of Fotoball USA common stock or on the date the offer expires or the date a subsequent merger is completed, because of changes in the business, financial condition, results of operations or prospects of K2, market reactions to our offer, general market and economic conditions and other factors. You are urged to obtain current market quotations for K2 common stock and Fotoball USA common stock. See “Comparative Per Share Market Price and Dividend Information” on page 17.

The trading price of shares of K2 common stock may be affected by factors in addition to those factors affecting the price of Fotoball USA common stock. The price of shares of K2 common stock could decline following the offer.

The trading price of K2 common stock has fluctuated significantly in the past. The future trading price of K2 common stock is likely to be volatile and could be subject to wide price fluctuations in response to such factors, including:

•	actual or anticipated fluctuations in revenues or operating results;

•	failure to meet securities analysts’ or investors’ expectations of performance;

•	changes in key management personnel;

•	announcements of technological innovations or new products by K2 or its competitors;

•	developments in or disputes regarding patents and proprietary rights;

•	proposed and completed acquisitions by K2 or its competitors;

•	the mix of products and services sold;

•	the timing, placement and fulfillment of significant orders;

•	product and service pricing and discounts;

•	acts of war or terrorism; and

•	general economic conditions.

Fotoball USA stockholders may receive a lower return on their investment after the merger.

Although K2 and Fotoball USA believe that the merger will create financial, operational and strategic benefits for the combined company and its stockholders, these benefits may not be achieved. The combination of K2’s and Fotoball USA’s businesses, even if conducted in an efficient, effective and timely manner, may not result in combined operating efficiencies and financial performance that are better than what each company would have achieved independently if the merger had not occurred. In addition, the issuance of K2 common stock in the offer and the merger could reduce the market price of K2 common stock.

Fotoball USA’s directors and officers have interests in the offer and the merger that differ from, or are in addition to, their interests as Fotoball USA stockholders in recommending the offer to Fotoball USA stockholders.

In considering the recommendation of the Fotoball USA board of directors that Fotoball USA stockholders tender their shares in the offer, Fotoball USA stockholders should recognize that some of Fotoball USA’s directors and officers have interests in the offer and the merger that differ from, or are in addition to, their interests as Fotoball USA stockholders. These interests include:

•	current and future employment arrangements;

•	severance benefits;

•	conversion and acceleration of stock options; and

•	indemnification of directors and officers of Fotoball USA against certain liabilities.

These and additional interests are described under the heading “Interests of Certain Persons in the Offer and Subsequent Merger” on page 50.

Fotoball USA stockholders will have a reduced ownership and voting interest after the merger.

After completion of the merger, Fotoball USA stockholders will own a significantly smaller percentage of the combined company and its voting stock than they currently own of Fotoball USA. Consequently, Fotoball USA stockholders will be able to exercise only de minimis influence over the management and policies of the combined company.

K2 could lose key Fotoball USA personnel necessary to achieve the benefits K2 and Fotoball USA expect as a result of the merger.

Fotoball USA’s contribution to the combined company’s success will depend in part on the continued service of specific Fotoball USA personnel. Three members of Fotoball USA’s management are currently bound by employment agreements that could serve as a disincentive to their departure from the combined company, although there can be no assurance that such disincentive will prevent their departure. If a substantial portion of Fotoball USA’s management or key employees leave after K2 and Fotoball USA complete the merger, the combined company’s business could be adversely affected.

Failure to complete the offer or the merger could be costly to Fotoball USA and its stockholders.

If the offer is not consummated or the merger is not completed for any reason:

•	the price of Fotoball USA common stock may decline, assuming that current market prices reflect a market assumption that the merger will be completed; and

•	Fotoball USA must still pay its costs related to the merger, such as legal, accounting and financial advisory fees.

In addition, the Merger Agreement provides for the payment by Fotoball USA of a termination fee of $700,000 if the Merger Agreement is terminated under certain circumstances. The obligation to make that payment may adversely affect the ability of Fotoball USA to engage in another transaction and may have an adverse impact on the financial condition of Fotoball USA. See “The Merger Agreement—Termination and Termination Fee” on page 65.

Risk Factors and Trends Relating to K2 and the Combined Company

K2’s strategic plan, involving growth through the acquisition of other companies, may not succeed.

K2’s strategic plan involves rapid growth through the acquisition of other companies. Such growth involves a number of risks, including:

•	the difficulties related to combining previously separate businesses into a single unit;

•	the substantial diversion of management’s attention from day-to-day operations when negotiating these transactions and later integrating an acquired business;

•	the assumption of liabilities of an acquired business, including unforeseen liabilities;

•	the failure to realize anticipated benefits, such as cost savings and revenue enhancements;

•	the dilution of existing stockholders and convertible note holders due to the issuance of equity securities, utilization of cash reserves or incurrence of debt in order to fund the acquisitions;

•	the potentially substantial transaction costs associated with acquisitions; and

•	the difficulties related to assimilating the products, personnel and systems of an acquired business and to integrating distribution and other operational capabilities.

K2 cannot assure the stockholders of Fotoball USA that any transaction or series of transactions that are completed will result in long-term benefits to the combined company or its stockholders, or that K2’s management will be able to manage the acquired businesses effectively.

Current and future financings may place a significant debt burden on K2.

Borrowings under K2’s existing $205 million revolving credit facility and under its $20 million term loan, as well as potential future financings, may substantially increase K2’s current indebtedness. Among other things, such increased indebtedness could:

•	adversely affect K2’s ability to expand its business, market its products and make investments and capital expenditures;

•	adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources;

•	adversely affect the ability of K2 to pursue its acquisition strategy; and

•	create competitive disadvantages compared to other companies with lower debt levels.

K2 faces intense competition and potential competition from companies with greater resources, and if it is unable to compete effectively with these companies, its business could be harmed.

The markets for sporting goods and recreational products in which K2 competes are generally highly competitive, especially as to product innovation, performance and styling, price, marketing and delivery. Competition regarding these products, other than active wear, consists of a relatively small number of large producers, some of whom have greater financial and other resources than K2. In addition, many of K2’s competitors offer sports and recreational equipment not currently sold by K2 and may be able to leverage these broader product offerings to adversely affect K2’s competitive market position. Further, there are no significant technological or capital barriers to entry into the markets for many sporting goods and recreational products. The sales of leisure products are also affected by changes in the economy and consumer tastes, and sporting goods and recreational products face competition from other leisure activities.

K2’s industrial products are, in most instances, subject to price competition, ranging from moderate competition in marine antennas and monofilament line to intense competition for commodity-type products. Many industrial competitors have greater financial and other resources than K2.

Purchasing decisions made by a small number of large format sporting goods retailers can have a significant impact on K2’s results.

Although the sporting goods manufacturing industry is highly fragmented, many of the retail customers that purchase sporting goods are highly concentrated. Large format sporting goods retailers are important to K2’s results of operations, and Wal-Mart, Gart Sports/The Sports Authority and Target accounted for approximately 23% of K2’s sales for the nine months ended September 30, 2003 on a pro forma basis, which included the sales of Rawlings from January 1, 2003 through the March 26, 2003 consummation of the merger with K2, the sales of Worth from January 1, 2003 through the September 16, 2003 consummation of the acquisition of Worth by K2, and the sales of Brass Eagle for the nine months ended September 30, 2003. Due to their size, these retailers may demand better prices and terms from K2, and these demands may have an adverse impact on K2’s margins. In addition, if any of these large format sporting goods retailers were to decide to materially reduce the amounts or types of K2 products that they purchase, such decision would have a material adverse impact on K2’s business.

K2’s failure to keep pace with rapid change in marketing strategies, product design, styles and tastes could harm its business.

Consumer demand for recreational products is strongly influenced by matters of taste and style. K2 cannot assure you that K2 will successfully develop new products to address new or shifting consumer demand. An unexpected change in consumer tastes or product demand could seriously harm K2’s business. K2’s inability to timely and successfully respond to developments and changing styles could hurt its competitive position or render its products noncompetitive.

K2 cannot assure you that demand for its products will remain constant. The sales of leisure products are affected by changes in the economy and consumer tastes, both of which are difficult to predict. Continued adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, increasing energy costs, declining consumer confidence and significant declines in the stock market could lead to a further reduction in discretionary spending for consumer products.

The weak financial conditions of some of K2’s customers may adversely impact K2’s business.

A large portion of K2’s sales are to sporting goods retailers. Many of K2’s smaller retailers and some larger retailers are not strongly capitalized. Adverse conditions in the sporting goods retail industry can adversely impact the ability of retailers to purchase K2 products, or could lead retailers to request credit terms that would adversely affect K2’s cash flow and involve significant risks of nonpayment.

K2’s financial results vary from quarter to quarter, which could hurt K2’s business and the market price of its stock.

Various factors affect K2’s quarterly operating results and some of them are not within K2’s control. They include, among others:

•	weather and snow conditions;

•	the timing and introduction of new products;

•	the mix of products sold;

•	the timing of significant orders from and shipments to customers;

•	product pricing and discounts;

•	the timing of its acquisitions of other companies and businesses; and

•	general economic conditions.

These and other factors are likely to cause financial results of K2 to fluctuate from quarter to quarter. If revenue or operating results fall short of the levels expected by public market analysts and investors, the trading price of K2 common stock could decline dramatically. Based on the foregoing, K2 believes that quarter-to-quarter comparisons of its results of operations may not be meaningful. Therefore, Fotoball USA stockholders should not view K2’s historical results of operations as reliable indications of its future performance.

Increases in interest rates will increase K2’s cost of borrowing.

K2’s borrowing under its revolving credit facility are at variable 30-, 60- or 90-day interest rates based on LIBOR. As interest rates rise, K2’s cost of borrowing will increase, which could have a material adverse effect on K2’s business, financial condition and results of operations.

K2’s business is highly seasonal.

K2’s business is highly seasonal. Historically, K2 and Fotoball USA have experienced seasonal swings in their businesses depending on their respective products. This seasonality impacts K2’s working capital requirements and hence overall financing needs. In addition, K2’s borrowing capacity under its revolving credit facility is impacted by the seasonal change in receivables.

K2 may not be able to attract or retain the management employees necessary to remain competitive in its industry and the loss of one or more of K2’s key personnel, including Mr. Richard J. Heckmann, Chairman and Chief Executive Officer of K2, could have a material adverse effect on K2’s business, financial condition, results of operations and prospects.

K2’s continued success depends on the retention, recruitment and continued contributions of K2’s key management, finance, marketing and staff personnel, many of whom would be difficult or impossible to replace. The competition for qualified personnel is intense. K2 cannot assure you that it will be able to retain its current personnel or recruit the key personnel it requires. Specifically, Mr. Richard J. Heckmann, K2’s Chairman and Chief Executive Officer, has been fundamental in developing K2’s growth strategy and, without his services, K2’s implementation of its growth strategy might fail. In addition, K2 does not have employment agreements with most members of its senior management team. The loss of services of members of K2’s key personnel, including Mr. Heckmann, could have a material adverse effect on K2’s business, financial condition, results of operations and prospects.

International operations, unfavorable political developments and weak foreign economies may seriously harm K2’s financial condition.

K2’s business is dependent on international trade, both for sales of finished goods and low-cost manufacturing and sourcing of products. K2’s three principal markets are North America, Europe and Asia. K2’s revenues from international operations were approximately 24% of K2’s sales on a pro forma basis, which includes the sales of Rawlings from January 1, 2003 through the March 26, 2003 consummation of the merger with K2 and the sales of Worth from January 1, 2003 through the September 16, 2003 consummation of the acquisition of Worth by K2, for the nine months ended September 30, 2003. K2 expects that its revenues from international operations will continue to account for a significant portion of its total revenues. Any political developments adversely affecting trade with Europe or Asia could severely impact K2 results of operations. K2’s international operations are subject to a variety of risks, including:

•	recessions in foreign economies;

•	the adoption and expansion of trade restrictions;

•	limitations on repatriation of earnings;

•	reduced protection of intellectual property rights in some countries;

•	longer receivables collection periods and greater difficulty in collecting accounts receivable;

•	difficulties in managing foreign operations;

•	social, political and economic instability;

•	unexpected changes in regulatory requirements;

•	acts of war and terrorism;

•	ability to finance foreign operations;

•	changes in consumer tastes and trends;

•	tariffs and other trade barriers; and

•	U.S. government licensing requirements for export.

In addition, K2 will continue to outsource a number of its supply contracts to entities in foreign nations and will continue to be highly reliant on overseas manufacturing. Specifically, K2 maintains significant manufacturing capacity in China and Costa Rica. Political or economic developments adversely affecting the operation of these facilities could result in late deliveries, lower sales and earnings and unanticipated costs.

Changes in currency exchange rates could affect K2’s revenues.

A significant portion of K2’s production and approximately 19% of K2’s sales, on a pro forma basis, which includes the sales of Rawlings from January 1, 2003 through the March 26, 2003 consummation of the merger with K2 and the sales of Worth from January 1, 2003 through the September 16, 2003 consummation of the acquisition of Worth by K2, for the nine months ended September 30, 2003, are denominated in foreign currencies and are subject to exchange rate fluctuation risk. Although K2 engages in some hedging activities to reduce foreign exchange transaction risk, changes in the exchange rates between the United States dollar and the currencies of Europe and Asia could make K2 products less competitive in foreign markets, and could reduce the sales and earnings represented by foreign currencies. Additionally, such fluctuations could result in an increase in the cost of products sold in foreign markets, reducing margins and earnings.

Conflicts related to intellectual property could seriously harm the combined company’s business.

A third party may try to challenge, invalidate or circumvent K2’s or Fotoball USA’s patents, copyrights or trademarks. K2 cannot assure the companies’ respective stockholders that any of the rights granted under the patents, copyrights or trademarks will provide competitive advantages to the combined company, that patents will be issued on its pending applications or that claims allowed on any of its future patents will be sufficiently broad to protect the combined company’s technology. In addition, the laws of some foreign countries may not protect K2’s and Fotoball USA’s proprietary rights to the same extent as the laws of the United States. As a result, the combined company cannot rely solely on patent, copyright and trademark protection to be successful and profitable in the industry.

K2’s inability to obtain licenses may harm its business.

Many of K2’s products include intellectual property licensed from third parties, and in many instances K2 will have to seek new or renew existing licenses in the future. The inability to obtain such licenses or other rights on favorable terms, or the need to engage in litigation over such licenses or rights, could seriously harm K2’s business, operating results and financial condition.

Acts of war or terrorism may have an adverse effect on K2’s business.

Acts of war or terrorism may have an adverse effect on the economy generally, and more specifically, on K2’s business. Among various other risks, such occurrences have the potential to significantly decrease consumer spending on leisure products and activities, adversely impact K2’s ability to consummate future debt or equity financings and negatively affect K2’s ability to manufacture, source and deliver low-cost goods in a timely manner.

K2 is subject to and may incur liabilities under various environmental laws.

K2 is subject to federal, state, local and foreign laws and regulations that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal of and exposure to hazardous substances. In that regard, K2 has been and could be subject to claims and inquiries related to alleged substances in K2’s products that may be subject to notice requirements or exposure limitations, particularly in California, which may result in fines and penalties. K2 is also subject to laws and regulations that impose liability for costs and damages resulting from past disposals or other releases of hazardous substances. For example, K2 may incur liability under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and similar laws, some of which impose strict, and in some cases, joint and several, liability for the cleanup of contamination resulting from past disposals of waste, including disposal at off-site locations. In addition, K2 has acquired pre-existing businesses that have historical and ongoing operations, and K2 has limited information about the environmental condition of the properties of such companies. It is possible that soil and groundwater contamination may exist on these or other of K2’s properties resulting from current or former operations. K2 is currently aware of one matter involving off-site waste disposal liability in South Carolina and another matter involving soil contamination at a former facility in Michigan, for which K2 has accrued approximately $1.5 million as of September 30, 2003. Although K2 is not aware of any issues arising under current environmental laws that would be reasonably likely to have a material adverse effect on K2’s business, financial condition or results of operations, K2 cannot assure you that such matters will not have such an impact.

Unfavorable weather can adversely affect K2’s sales.

Sales of K2’s recreational products are strongly influenced by the weather. Poor snow conditions in the winter or summer conditions unfavorable to outdoor sports can adversely affect sales of important K2 products.

Anti-takeover defenses in K2’s charter and under Delaware law could prevent an acquisition of K2 or limit the price that investors might be willing to pay for K2 common stock.

Section 203 of the Delaware General Corporation Law (the “DGCL”) prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless specific conditions are met. In addition, K2 has in place various protections which would make it difficult for a company or investor to buy K2 without the approval of K2’s board of directors, including a shareholder rights plan, a classified board of directors, provisions requiring advance notice of board nominations and other actions to be taken at stockholder meetings and super-majority voting requirements with respect to extraordinary actions. See “Comparison of Rights of Holders of Fotoball USA Common Stock and Holders of K2 Common Stock” on page 69. All of the foregoing could hinder, delay or prevent a change in control of K2 and could limit the price that investors might be willing to pay in the future for shares of K2 common stock.

BACKGROUND AND REASONS FOR THE OFFER AND SUBSEQUENT MERGER

The following discussion presents background information concerning the offer and subsequent merger and describes our reasons for undertaking the proposed transaction. Please see “—Additional Factors for Consideration by Fotoball USA Stockholders” on page 30 and Fotoball USA’s Recommendation Statement for further information relating to the proposed transactions.

Background of the Offer and Subsequent Merger

On July 17, 2003, Richard J. Heckmann, Chairman and Chief Executive Officer of K2, contacted Jason Reese, Co-President of Imperial Capital, and noted that K2 was interested in acquiring Fotoball USA, had performed due diligence based on publicly available information and was in a position to consummate a transaction quickly. Mr. Heckmann preliminarily offered $4.00 per share in K2 common stock for each share of Fotoball USA common stock, subject, among other things, to completion of due diligence, the negotiation of definitive documents and board approval. Mr. Reese immediately contacted Fotoball USA with this development.

On July 18, 2003, the Fotoball USA board of directors was notified of K2’s preliminary proposal in a telephonic conference call and discussed such proposal, and the ramifications thereof, in advance of the board’s scheduled meeting on July 21, 2003.

On July 21, 2003, the Fotoball USA board met and discussed K2’s proposal and asked Mr. Reese to obtain written clarification of K2’s intent to acquire Fotoball USA. The meeting was adjourned to allow Mr. Heckmann to transmit written clarification of K2’s interest in Fotoball USA. K2 faxed a written indication of interest to acquire the shares of Fotoball USA at $4.00 per share, payable in shares of K2 common stock (as of the close of business on that date, the Fotoball USA shares were trading at $2.96 per share). On July 25, 2003, K2 faxed a written indication of interest, subject to conditions set forth in such offer, to acquire the shares of Fotoball USA at $4.00 per share, payable in shares of K2 common stock.

In response to K2’s offer, on July 27, 2003, the Fotoball USA board of directors decided to establish a special committee to explore the K2 offer and analyze strategic alternatives to the K2 offer to assess what would be in the best long-term interest of Fotoball USA and its stockholders, particularly in light of the board’s perception that the public markets had undervalued, and would continue to undervalue, Fotoball USA. Among the strategic alternatives to be considered by the special committee were Fotoball USA remaining as an independent public company, pursuing a sale of Fotoball USA to a third party, combining Fotoball USA’s operations with those of one or more third parties or raising additional financing to expand Fotoball USA’s business. The Fotoball USA board unanimously determined that the special committee should be composed of those members of the board who were not employees of Fotoball USA and had no interest in a possible sale of Fotoball USA different from those of Fotoball USA’s stockholders generally. The Fotoball USA board thereafter formed a special committee, composed of the four independent members of the Fotoball USA board – John Shea (Chairman), Nicholas Giordano, James McQuaid and Joel Rubenstein, to explore the K2 offer and analyze strategic alternatives to the K2 offer, to assess what would be in the best long-term interest of Fotoball USA and to identify the potential effects of such strategic alternatives and make recommendations to the Fotoball USA board.

On July 27, 2003, the Fotoball USA special committee met by conference telephone and unanimously voted to retain Imperial as the special committee’s exclusive financial adviser and Swidler Berlin Shereff Friedman, LLP (“Swidler Berlin”) as the committee’s counsel.

On July 30, 2003, the Fotoball USA special committee met by conference telephone and discussed the K2 offer and discussed the process generally. The special committee authorized Imperial to negotiate the terms of a confidentiality agreement with K2.

On August 7, 2003, at a regularly scheduled meeting of the K2 board of directors, K2 management presented Fotoball USA, among other companies, as a potential acquisition target.

On August 12, 2003, the Fotoball USA special committee met by conference telephone. Mr. Reese noted that Imperial was still negotiating a confidentiality agreement with K2.

On August 25, 2003, K2 and Fotoball USA executed a confidentiality agreement.

On September 4, 2003, management of Fotoball USA made a presentation to K2 management with respect to Fotoball USA’s business at K2’s headquarters. During the presentation, K2 indicated a willingness to increase its offer to $4.50 per share, payable in K2 common stock.

During the next 10 days, K2 management conducted further financial, legal and business due diligence on Fotoball USA.

On September 5, 2003, the Fotoball USA special committee met by conference telephone and discussed, among other things, the status of the negotiations with K2. The Fotoball USA special committee did not accept the proposed increased offer from K2 at that time, but determined to seek further concessions for stockholders, including a cash-election and a collar on the shares of K2 common stock.

During this time, K2 indicated on several occasions that it would not add a cash election mechanism to the K2 proposal at the most recently proposed price and that K2 was philosophically opposed to collars but might consider a collar in this deal because of the small size of the Fotoball USA public float.

On September 10, 2003 the Fotoball USA special committee met by conference telephone and, among other things, was advised of K2’s position regarding a cash election mechanism and a collar.

On September 24, 2003, the Fotoball USA special committee met with and updated the Fotoball USA board of directors on, among other things, its negotiations with K2. At this meeting, the Fotoball USA special committee authorized Imperial and Swidler Berlin to begin negotiating an exclusivity agreement with K2; however, the Fotoball USA special committee instructed Imperial and Swidler Berlin to report back to it prior to committing to enter into any such agreement.

During the ensuing two weeks, representatives of K2 and Swidler Berlin negotiated the terms of an exclusivity agreement. In these negotiations, K2 indicated to representatives of Imperial that K2 was seeking a breakup fee of $700,000 (which was to be part of a definitive agreement, if executed) and a $100,000 expense reimbursement (which was to be paid if Fotoball USA violated the terms of the exclusivity agreement or terminated the exclusivity agreement as a result of the “fiduciary out”) and wanted Fotoball USA to agree to its proposed $4.50 per share price, payable in K2 stock.

On October 14, 2003, the Fotoball USA special committee met by conference telephone and discussed the status of the negotiations, at which time it determined to negotiate the final terms of an exclusivity agreement with K2, including the breakup fee of $700,000 (which was to be part of a definitive agreement, if executed), a $100,000 expense reimbursement (which was to be paid if Fotoball USA violated the terms of the exclusivity agreement or terminated the exclusivity agreement as a result of the “fiduciary out”) and an increase in the offer from $4.50 to $4.60 per share.

During the ensuing two weeks, K2 and Fotoball USA negotiated certain terms of the exclusivity agreement.

On October 27, 2003, K2 and Fotoball USA entered into an exclusivity agreement with a breakup fee of $700,000, which was to be part of a definitive agreement, if executed, a $125,000 expense reimbursement (increased from $100,000 for expenses incurred to date), which was to be paid if Fotoball USA violated the terms of the exclusivity agreement or terminated the exclusivity agreement as a result of the “fiduciary out”, a “no shop” clause and a $4.50 per share purchase price, payable in K2 common stock, with an exchange ratio to be negotiated prior to signing of a definitive agreement. Following the meeting, the exclusivity agreement was signed by both Fotoball USA and K2.

On October 29, 2003, management of K2 conducted due diligence at Fotoball USA headquarters. The due diligence review included extensive business, operations and financial due diligence and a facilities tour.

On November 3, 2003, management of K2 conducted further due diligence at Fotoball USA headquarters, with further discussions concerning business, operations and financial due diligence and a discussion concerning integration issues.

As a result of Fotoball USA’s third quarter performance and its decreased projected fourth quarter performance on November 3, 2003, Mr. Heckmann informed Mr. Reese that K2’s offer was reduced from $4.50 to $4.25 per share, payable in K2 common stock. Mr. Heckmann also offered to commence an exchange offer immediately and close the deal in 2003 (subject to the negotiation of definitive agreements), as a result of concerns about Fotoball USA’s performance. Please see “—Additional Factors for Consideration by Fotoball USA Stockholders—Certain Fotoball USA Financial Projections” on page 32.

On November 7, 2003, the Fotoball USA special committee considered the effect of closing the deal in 2003, including that such timing would result in an additional $450,000 change of control payment to be made to Mr. Favish and that Mr. Favish would not be entitled to such payment if the transaction was consummated in 2004. The Fotoball USA special committee determined that it would insist on $4.50 per share and would rather allocate the $450,000 to all of the Fotoball stockholders, and the special committee insisted that the transaction close in 2004. Mr. Reese was asked by the special committee to insist that the offer remain at $4.50 per share. On that same day, in further negotiations with Mr. Reese, Mr. Heckmann stated that K2 would offer no more than $4.37 per share, payable in K2 common stock, with the exchange ratio to be fixed prior to the announcement of the exchange offer, which would close in 2004. After an extended discussion among the members of the Fotoball USA special committee, during which Swidler Berlin reviewed with the special committee its fiduciary duties under applicable law, the special committee preliminarily determined that an offer of $4.37 per share would be acceptable, subject to the negotiation of the exchange ratio and the definitive transaction documents. Accordingly, the special committee authorized management to continue to pursue negotiations with K2 and to enter into an amendment to the exclusivity agreement reflecting the reduction in the offer price to $4.37 per share, and K2 and Fotoball USA entered into this amendment later in the day.

On November 8, 2003, counsel to K2, Gibson Dunn & Crutcher, LLP, delivered an initial draft of the merger agreement to the Fotoball USA special committee and its counsel, Swidler Berlin. The parties then commenced negotiations on a definitive merger agreement. Over the course of the next two weeks, there were numerous conference calls between K2 and counsel for K2, on the one hand, and counsel for Fotoball USA, on the other hand, and numerous drafts of the merger agreement were circulated. During this process, K2 and Fotoball USA negotiated a number of issues including the following: the nature and scope of the representations, warranties and pre-closing covenants, the termination provisions, including the termination provision relating to the price of the K2 common stock, the definition of the exchange ratio, K2’s request for reimbursement in the event that the Merger Agreement was terminated under certain circumstances and the situations and time frames in which the Fotoball USA board of directors would be able to negotiate with competing bidders.

On November 13, 2003, at a regularly scheduled meeting of the K2 board of directors, the board of directors discussed, among other things, the proposed terms of the Merger Agreement and the factors discussed in “Additional Factors For Consideration by Fotoball USA Stockholders—K2’s Reasons for Making the Offer” on page 30. Management of K2 summarized for the board of directors the results of the due diligence investigation that had been undertaken by K2. Management recommended that the K2 board of directors approve the Merger Agreement and related transactions. After extensive discussions, the K2 members of the board that were present unanimously (1) determined that the Merger Agreement and the proposed related transactions (including an exchange ratio of 0.2757) are in the best interests of K2 and (2) approved the Merger Agreement and related transactions.

On November 19, 2003, the Fotoball USA special committee met by conference telephone to discuss Fotoball USA’s fourth quarter performance and the status of the negotiations with K2. The special committee noted that Fotoball USA’s projected fourth quarter revenue was 8% lower than what had been projected on November 3, 2003, and its net loss was 37% higher than what had been projected on November 3, 2003. Mr. Reese was then asked to speak to K2 to inform K2 of the revised projections and ascertain whether the deal would continue as per the parties’ previous discussions. The meeting was adjourned until November 20, 2003, at which time Mr. Reese reported back that, after a discussion with Mr. Heckmann, K2 remained interested in the transaction. Please see “—Additional Factors for Consideration by Fotoball USA Stockholders—Certain Fotoball USA Financial Projections” on page 32.

On November 25, 2003, the Fotoball USA special committee met to discuss and approve the merger agreement. Each member of the Fotoball USA board of directors had been provided with copies of the draft merger agreement on the previous day. At this meeting, Swidler Berlin summarized the process that had been conducted. Messrs. Favish and Dickey (the two members of the Fotoball USA board who were not also members of the Fotoball USA special committee) were then invited to join the meeting, and Swidler Berlin summarized the terms of the Merger Agreement and the mechanics and projected timing of the Offer and the Merger. Imperial then reviewed its financial analysis of the merger consideration and delivered to the Fotoball USA board an oral opinion (confirmed by delivery of a written opinion dated November 25, 2003) to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the consideration to be received by the holders of the Shares in the Offer and subsequent Merger was fair, from a financial point of view, to the stockholders of the Fotoball USA. Messrs. Favish and Dickey were then asked to leave the meeting, and Swidler Berlin reviewed with the Fotoball USA special committee its fiduciary duties under applicable law, including those duties in connection with a sale of Fotoball USA. After extensive discussions, the Fotoball USA special committee determined that the merger under consideration was the best alternative to maximize stockholder value and, by unanimous vote, then recommended that the Fotoball USA board approve the merger agreement.

Following the Fotoball USA special committee meeting, a meeting of the Fotoball USA board was convened, at which time the board unanimously (i) determined that the Merger Agreement, the Offer and the proposed Merger are advisable, fair to and in the best interests of Fotoball USA and its stockholders, (ii) approved the Merger Agreement, the Offer and the proposed Merger, and (iii) recommended that Fotoball USA’s stockholders accept the Offer and tender their Shares in the Offer. At such meeting, the Fotoball USA Board also, among other things, approved the consummation of the transactions contemplated by the Merger Agreement for purposes of the “merger moratorium” provisions contained in Section 203 of the DGCL and for purposes of Fotoball USA’s shareholder rights plan. The Fotoball USA board then authorized management to execute the Merger Agreement.

In the afternoon of November 25, 2003, after the close of trading on the markets, Fotoball USA and K2 executed the Merger Agreement, and each of Michael Favish and Scott P. Dickey entered into and executed his respective Exchange Agreements with K2.

On November 26, 2003, Fotoball USA and K2 issued separate press releases announcing the execution of the Merger Agreement and the transactions contemplated thereby, including the Offer and proposed Merger.

On December 10, 2003, K2 commenced the Offer.

Additional Factors for Consideration by Fotoball USA Stockholders

K2’s Reasons for Making the Offer

K2’s board of directors believes that the acquisition of Fotoball USA represents an opportunity to enhance value for K2 stockholders. The decision of K2’s board of directors to enter into the Merger Agreement was the result of careful consideration by the board of directors of numerous factors. Significant factors considered by the K2 board of directors include, among others:

•	Strategic Growth Through Acquisition. The consolidation of sporting goods retailers worldwide is leading to a consolidation of sporting goods suppliers. K2 believes that the most successful sporting goods suppliers will be those with greater financial resources, a broader selection of products and brands, and broader capabilities. Fotoball USA is an industry leader in many sports and entertainment souvenir and promotional product categories and has developed in-house licensing expertise and co-branding experience. The acquisition of this industry leader expands K2’s marketing and licensing capabilities.

•	Development of K2 Marketing Platform. The acquisition of Fotoball USA allows K2 to establish a solid platform to expand K2’s marketing capabilities. Because of Fotoball USA’s successful franchise in marketing and manufacturing souvenir and promotional products, expertise in the industry and place as an industry leader in many sports and entertainment souvenir and promotional product categories, Fotoball USA represents a premier platform for expansion of K2’s marketing capabilities.

•	Establishes In-House Licensing Program. The combination of K2 and Fotoball USA will create opportunities for K2 to take advantage of Fotoball USA’s well developed in-house licensing program. K2 believes that this licensing experience, coupled with K2’s portfolio of premier, branded consumer products, will lead to a focused licensing strategy that is expected to result in additional revenue sources for K2.

•	Generates Additional Co-branding Opportunities. The acquisition by K2 of Fotoball USA will create new opportunities for K2 to extend its existing line of co-branded products. At this time, K2’s portfolio includes a number co-branded products such as its Barbie and Scooby-Doo, as well as other Looney Tunes character fishing kits and combos, chairs, tents and flotation vests and jackets. However, with Fotoball USA’s expertise in co-branding of products and licensor relationships, together with K2’s portfolio of premier, branded, consumer products, K2 believes that this acquisition will lead to additional co-branding opportunities.

•	Enhanced Management Team. K2 and Fotoball USA each enjoy top quality management teams that understand and provide leadership to their respective market segments. The addition of Fotoball USA’s management team, a leader in marketing and manufacturing of souvenir and promotional products, to K2 creates an opportunity to grow both businesses by benefiting from each management’s core competencies.

The foregoing discussion of factors considered by K2’s board is not meant to be exhaustive, but includes the material factors considered by the K2 board in approving the Merger Agreement and the transactions contemplated by the Merger Agreement. The K2 board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board members made their respective determinations based on the totality of the information presented to them, including the recommendation by K2 management, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.

Other Factors You Should Consider

In deciding whether or not to tender your shares of Fotoball USA common stock, you should consider the factors described directly above under “—K2’s Reasons for Making the Offer,” as well as the factors set forth under “Risk Factors” on page 19 and the other factors set forth in this prospectus. While we believe the offer should be attractive to you as a Fotoball USA stockholder, you should also consider the following matters:

•	As a stockholder of K2, your interest in the performance and prospects of Fotoball USA would only be indirect and in proportion to your share ownership in K2. You therefore will not realize the same financial benefits of future appreciation in the value of Fotoball USA, if any, that you may realize if the offer and the subsequent merger were not completed and you were to remain a Fotoball USA stockholder.

•	An investment in a company like Fotoball USA, which concentrates in one industry, may be associated with greater risk and a greater potential for gain than an investment in a more diversified company like K2. On the other hand, as a stockholder in a diversified company like K2, your investment will be exposed to risks and events that are likely to have little or no effect on Fotoball USA. You therefore would experience the impact of developments, both positive and negative, in the sports and entertainment souvenir and promotional product industry to a lesser extent, but would also experience the impact of developments, both positive and negative, in a variety of sports related industries.

Certain Fotoball USA Financial Projections

K2 has been advised by Fotoball USA that it does not, as a matter of course, make public forecasts or projections as to its future financial results. However, in connection with K2’s analysis of the offer and the merger, Fotoball USA’s management provided K2 with forecasted results of operations for Fotoball USA for fiscal years 2003 and 2004. These forecasts were part of the available overall mix of information considered by K2 in connection with its analysis of the transactions and accordingly, a summary of these forecasts is being included herein. The inclusion of these forecasts should not be regarded as a representation by K2, Fotoball USA or any other entity or person that the forecasted results will be achieved, and none of such persons or entities can guarantee the accuracy of such information. Further, the inclusion of these forecasts is not an indication that K2 believes that such forecasts are material to Fotoball USA stockholders’ assessment of the offer.

Fotoball USA did not prepare these forecasts with a view to public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to forecasted financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on the forecasted financial information. Neither Fotoball USA’s independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability. Because forecasts of this type are based on a number of significant assumptions, judgments, uncertainties and contingencies, all of which are difficult or impossible to predict accurately and most of which are beyond Fotoball USA’s control, K2 believes that there is substantial doubt as to whether the projected financial results presented in the forecasts will be realized. Indeed, it is expected that there will be differences between actual and forecasted results, and actual results may vary materially from those contained in such forecasts.

K2 understands and was advised by Fotoball USA that these forecasts which were prepared on or about November 3, 2003, are forward-looking statements and are based on then-current expectations, forecasts and assumptions of Fotoball USA’s management, and involve risks, trends and uncertainties, most of which are beyond Fotoball USA’s control, that could cause actual outcomes to differ materially from those forecasted. Such risks, trends and uncertainties include the inability to obtain material cost of sales reductions, sufficient operational efficiencies from its use of technology and to secure new promotions, general economic conditions, competition, price conditions or trends for Fotoball USA’s products. These and other risks are described in the reports and other documents filed by Fotoball USA with the SEC. Fotoball USA has not undertaken any updates with respect to these forecasts since they were originally prepared on or about November 3, 2003, and neither K2 nor Fotoball USA undertakes any responsibility to update the forecasts.

PROJECTIONS

(Dollars in Thousands)

2004 Profit and Loss Projection vs. 2003 Forecast

	Full Year 2004 Projection(1)	Full Year 2003 Forecast
Sales	$33,800	$31,604
Cost of sales	19,916	18,802

Gross profit	13,884	12,802

Operating expenses
Royalties	2,873	2,695
Sales and marketing	4,126	4,379
General and administrative	5,141	6,134
Depreciation and amortization	601	501

Total operating expenses	12,741	13,709

Income (loss) from operations	1,143	(907)

Other income (expense)	(10)	(10)

Pre-tax income (loss)	1,153	(897)

Income tax (benefit)	462	(359)

Net income (loss)	$691	$(538)

(1)	Assumes Fotoball USA is operated as a division of K2 and is not a public company.

RECOMMENDATION OF FOTOBALL USA’S BOARD OF DIRECTORS

On November 25, 2003, Fotoball USA’s board of directors unanimously approved the Merger Agreement, this offer and the proposed merger. Fotoball USA’s board of directors also has recommended that Fotoball USA stockholders tender their shares of Fotoball USA common stock in this offer. For more information about the Fotoball USA board of directors’ recommendation and the reasons for its recommendation, please see the Fotoball USA Recommendation Statement which is being mailed to you together with this prospectus.

Fotoball USA’s board of directors has received a written opinion, dated November 25, 2003, from Imperial Capital to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be received by the holders of Fotoball USA common stock in the offer and merger is fair, from a financial point of view, to such holders. A summary of Imperial Capital’s opinion and of the analyses performed, the bases and methods of arriving at the opinion, and a description of Imperial Capital’s investigation and assumptions, is included in the Fotoball USA Recommendation Statement. The full text of Imperial Capital’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Imperial Capital in rendering its opinion, is attached to the Fotoball USA Recommendation Statement.

THE OFFER

Exchange of Shares of Fotoball USA Common Stock

We are offering to exchange 0.2757 of a share, including the associated preferred share purchase rights, of K2 common stock for each outstanding share of Fotoball USA common stock validly tendered and not properly withdrawn prior to the expiration of the offer, upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal. The preferred share purchase rights that will accompany each share of K2 common stock are not currently separable from such shares, are not currently exercisable and will not be certificated, transferable or assignable by the holders thereof. For more information on the preferred share purchase rights, see “Comparison of Rights of Holders of Fotoball USA Common Stock and Holders of K2 Common Stock—Rights Plan” on page 75.

We will not acquire any shares of Fotoball USA common stock in the offer unless Fotoball USA stockholders have validly tendered and not properly withdrawn prior to the expiration of the offer a majority of the shares of Fotoball USA common stock, calculated as described below in “—Conditions of the Offer—Minimum Condition” on page 40. As of the date of this prospectus, 3,651,501 shares of Fotoball USA common stock were outstanding. There are also other conditions to the offer that are described under “—Conditions of the Offer” on page 39.

After completion of the offer, K2 will cause Fotoball USA to complete a merger with Acquisition Sub, in which each outstanding share of Fotoball USA common stock (except for shares held by Fotoball USA, K2 or Acquisition Sub) will be converted into the right to receive K2 common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If after the completion of this offer, we beneficially own more than 90% of the outstanding shares of Fotoball USA common stock or if we exercise our option to purchase additional shares directly from Fotoball USA to reach the 90% threshold, we may effect this merger without the approval of Fotoball USA stockholders, as permitted under Delaware law. See “—Approval of the Merger” on page 44. We intend to exercise the option if more than approximately 85%, but less than 90%, of the outstanding Fotoball USA shares have been tendered pursuant to the offer.

When we refer to the expiration of the offer, we mean 12:00 midnight, New York City time, on Friday, January 9, 2004, unless we extend the period of time for which the offer is open, in which case the offer will expire, and references to the expiration of the offer will mean, the latest time and date on which the offer is open.

If you are the record owner of your shares and you tender your shares directly to the exchange agent and depository, you will not be obligated to pay any charges or expenses of the exchange agent and depository or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Timing of the Offer

We are commencing the offer on Wednesday, December 10, 2003. The offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, January 9, 2004, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended. For more information, see the discussion under “—Extension, Termination and Amendment” immediately below.

Extension, Termination and Amendment

Subject to the right of K2 or Fotoball USA to cause the offer to be extended under certain circumstances, K2 or Fotoball USA can terminate the Merger Agreement at the expiration of the offer period if no shares of Fotoball USA common stock have been purchased by K2. If any condition to the offer is not satisfied or, if permissible, waived, at any scheduled expiration of the offer, then K2 may extend the expiration of the offer from time to time in its discretion. Each extension may last for no more than ten business days, unless Fotoball USA and K2 agree in writing to allow for a longer period. K2 also has the right to extend the offer for any period of time required by the applicable rules and regulations of the SEC. We may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Fotoball USA common stock in the offer if, on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Fotoball USA common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Fotoball USA common stock then outstanding and the requirements of Rule 14d-11 under the Exchange Act have been met. K2 also has the right to extend the offer for up to three business days to enable it to evaluate competing acquisition proposals for Fotoball USA. We can extend the offer by giving oral or written notice of extension to Computershare Trust Company, Inc., the exchange agent and depository for the offer. If we decide to extend the offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will extend the offer. Fotoball USA has the right to compel us to extend the offer for an initial period of ten business days and for longer periods through March 25, 2004 if all of conditions to the offer, other than those with respect to the effectiveness of the S-4 and the listing of the K2 shares on the New York Stock Exchange, have been satisfied and such outstanding conditions are capable of being satisfied. During any extension, all shares of Fotoball USA common stock previously tendered and not withdrawn will remain deposited with the exchange agent and depository, subject to your right to withdraw your shares of Fotoball USA common stock as described under “—Withdrawal Rights” on page 37. Notwithstanding any rights on the part of K2 or Fotoball USA to cause an extension of the offer, K2 or Fotoball USA can terminate the Merger Agreement if the offer is not consummated by March 25, 2004.

We reserve the right to make any changes in the terms and conditions of the offer by giving oral or written notice of the change to the exchange agent and depository and by making a public announcement. However, without the prior written consent of Fotoball USA, we cannot:

•	decrease the exchange ratio;

•	make any changes to the form of consideration to be paid for shares of Fotoball USA common stock in the offer;

•	impose any additional conditions on the offer other than those already described in the Merger Agreement;

•	amend or waive the minimum condition, the tax opinion condition or the conditions with respect to the effectiveness of the S-4, the listing on the New York Stock Exchange and the illegality of the offer as described in the Merger Agreement; or

•	make any other change to the terms and conditions of the offer which is adverse to the holders of shares of Fotoball USA common stock.

We are required to follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the announcement is required to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date. Subject to applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to Business Wire.

If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act.

Procedure for Tendering Shares

For you to validly tender shares of Fotoball USA common stock into the offer, you must do one of the following:

•	deliver certificates for your shares, a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the exchange agent and depository at its address set forth on the back cover of this prospectus prior to the expiration of the offer;

•	arrange for a book-entry transfer of your shares to be made to the exchange agent and depository’s account at DTC and receipt by the exchange agent and depository of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents, to the exchange agent and depository at its address set forth on the back cover of this prospectus prior to the expiration of the offer; or

•	arrange for a book-entry transfer of your shares to the exchange agent and depository’s account at DTC and receipt by the exchange agent and depository of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the offer.

These deliveries and arrangements must be made before the expiration of the offer. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED. The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and depository and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of Fotoball USA common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

The exchange agent and depository will establish an account with respect to the shares of Fotoball USA common stock at DTC for purposes of the offer within two business days after the date of the distribution of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of shares of Fotoball USA common stock by causing DTC to transfer shares of Fotoball USA common stock into the exchange agent and depository’s account in accordance with DTC’s procedure for the transfer. For a tender made by transfer of shares of Fotoball USA common stock through book-entry delivery at DTC to be valid, the exchange agent and depository must receive, prior to the expiration of the offer, a book-entry confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, at its address set forth on the back cover of this prospectus, or an agent’s message as part of the book-entry confirmation. Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of Fotoball USA common stock are tendered either by a registered holder of shares of Fotoball USA common stock who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution. By “eligible institution” we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent’s Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act.

If the certificates for shares of Fotoball USA common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

The method of delivery of certificates representing shares of Fotoball USA common stock and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent and depository. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery before expiration of the offer.

Withdrawal Rights

You may withdraw shares of Fotoball USA common stock that you tender pursuant to the offer at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered shares for exchange by Monday, February 9, 2004, you may withdraw tendered shares at any time thereafter.

For your withdrawal to be effective, the exchange agent and depository must receive from you, prior to the expiration of the offer, a written or facsimile transmission notice of withdrawal at its address set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of Fotoball USA common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares of Fotoball USA common stock. If shares of Fotoball USA common stock have been tendered pursuant to the procedures for book-entry tender discussed above under “—Procedure for Tendering Shares” on page 36, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Fotoball USA common stock and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent and depository, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Fotoball USA common stock withdrawn must also be furnished to the exchange agent and depository, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

An eligible institution must guarantee all signatures on the notice of withdrawal unless the shares of Fotoball USA common stock have been tendered for the account of an eligible institution.

None of K2, the exchange agent and depository, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of Fotoball USA common stock that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of Fotoball USA common stock by following one of the procedures discussed under “—Procedure for Tendering Shares” on page 36 at any time before the expiration of the offer.

Subsequent Offering Period

If we have satisfied the conditions to the offer, but less than 90% of the Fotoball USA shares have been tendered, we may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Fotoball USA common stock in the initial offer if the requirements of Rule 14d-11 under the Exchange Act have been met. You will not have the right to withdraw any shares of Fotoball USA common stock that you tender during the subsequent offering period. We are required to accept for exchange, and to deliver K2 common stock in exchange for, shares of Fotoball USA common stock that are validly tendered, promptly after they are tendered during any subsequent offering period. If we elect to provide a subsequent offering period, we are required to make a public announcement to that effect no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date.

Effect of a Tender of Shares

By executing a letter of transmittal, you will agree and acknowledge that our acceptance for exchange of shares of Fotoball USA common stock you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for shares of Fotoball USA common stock to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those shares of Fotoball USA common stock immediately upon our acceptance of those shares of Fotoball USA common stock for exchange.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Fotoball USA common stock, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of shares of Fotoball USA common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of shares of Fotoball USA common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. None of K2, the exchange agent and depository, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Fotoball USA common stock or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions, will be final and binding.

The tender of shares of Fotoball USA common stock pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Delivery of Shares of K2 Common Stock

Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange shares of Fotoball USA common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange K2 common stock and cash in lieu of fractional shares for the tendered shares of Fotoball USA common stock promptly afterwards. In all cases, exchange of shares of Fotoball USA common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent and depository timely receives:

•	certificates for those shares of Fotoball USA common stock, or a timely confirmation of a book-entry transfer of those shares of Fotoball USA common stock in the exchange agent and depository’s account at DTC, and a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents; or

•	a timely confirmation of a book-entry transfer of those shares of Fotoball USA common stock in the exchange agent and depository’s account at DTC, together with an “agent’s message” as described under “—Procedure for Tendering Shares” on page 36.

For purposes of the offer, we will be deemed to have accepted for exchange shares of Fotoball USA common stock validly tendered and not properly withdrawn when, as and if we notify the exchange agent and depository of our acceptance of the tender of those shares of Fotoball USA common stock pursuant to the offer. The exchange agent and depository will deliver shares of K2 common stock in exchange for shares of Fotoball USA common stock pursuant to the offer and cash in lieu of a fraction of a share of K2 common stock promptly after receipt of our notice. The exchange agent and depository will act as agent for tendering Fotoball USA stockholders for the purpose of receiving shares of K2 common stock and cash instead of a fraction of a share of K2 common stock and transmitting the shares and cash to you. You will not receive any interest on any cash that you are entitled to receive, even if there is a delay in making the exchange. If we do not accept shares of Fotoball USA common stock for exchange pursuant to the offer, or if certificates are submitted for more shares of Fotoball USA common stock than are tendered in the offer, we will return certificates for these unexchanged shares of Fotoball USA common stock without expense to the tendering stockholder. If we do not accept shares of Fotoball USA common stock for exchange pursuant to the offer, shares of Fotoball USA common stock tendered by book-entry transfer into the exchange agent and depository’s account at DTC pursuant to the procedures set forth under “—Procedure for Tendering Shares” on page 36 will be credited to the account maintained with DTC from which those shares were originally transferred, promptly following expiration or termination of the offer.

Cash Instead of Fractional Shares of K2 Common Stock

We will not issue any fraction of a share of K2 common stock pursuant to the offer. In lieu thereof, K2 will arrange for the exchange agent and depository to make a cash payment (without interest and subject to any withholding for taxes) equal to the fractional share interest multiplied by the closing price of a share of K2 common stock on the New York Stock Exchange on the first date that K2 accepts shares tendered pursuant to the offer.

Conditions of the Offer

The offer is subject to a number of conditions, which we describe below. Notwithstanding any other provision of the offer, K2 shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to K2’s obligation to pay for or return tendered shares of Fotoball USA common stock promptly after termination or withdrawal of the offer), pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Fotoball USA common stock, and (subject to the provisions of the Merger Agreement) may terminate the offer and not accept for payment any tendered shares if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer.

Minimum Condition

There must be validly tendered and not properly withdrawn prior to the expiration of the offer a majority of the shares of Fotoball USA common stock determined on a diluted basis, which includes shares of Fotoball USA common stock subject to options with an exercise price of less than $4.37 per share and which do not terminate upon consummation of the offer, to the extent such options would be vested or exercisable as of the date which is 90 days after the initial expiration date of the offer. As of the date of this prospectus, there were 3,651,501 shares of Fotoball USA common stock outstanding and 482,192 shares of Fotoball USA common stock subject to the options described above. We will not waive this condition without the consent of Fotoball USA.

Registration Statement Effectiveness Condition

The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order. We will not waive this condition without the consent of Fotoball USA.

NYSE Listing Condition

The shares of K2 common stock issuable in exchange for shares of Fotoball USA common stock in the offer and the merger shall have been approved (if such approval is necessary) for listing on the New York Stock Exchange. We will not waive this condition without the consent of Fotoball USA.

Tax Opinion Condition

Fotoball USA shall have received a written opinion from Swidler Berlin Shereff Friedman, LLP (or, if not Swidler Berlin Shereff Friedman, LLP, another nationally recognized tax counsel, which may include Gibson Dunn & Crutcher, LLP) to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate). Only Fotoball USA can waive this condition. In addition, K2 shall have received a written opinion from Gibson, Dunn & Crutcher LLP (or, if not Gibson, Dunn & Crutcher LLP, another nationally recognized tax counsel, which may include Swidler Berlin Shereff Friedman, LLP) to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate). Only K2 can waive this condition.

Conditions Relating to Certain Stockholders

Neither Michael Favish, Fotoball USA’s Chairman and Chief Executive Officer, nor Scott P. Dickey, Fotoball USA’s President and Chief Operating Officer, each in his capacity as a stockholder, shall have breached any of his obligations under the agreement pursuant to which he has agreed to tender his shares in the offer. See “Interests of Certain Persons in the Offer and Subsequent Merger” on page 50.

Fotoball USA Actions

Fotoball USA shall have received consents/amendments to the transactions contemplated by the Merger Agreement pursuant to certain of Fotoball USA’s contracts, including license agreements with key licensors and the lease agreement for Fotoball USA’s headquarters.

Additional Conditions

In addition, K2 shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to K2’s obligation to pay for or return tendered shares of Fotoball USA common stock promptly after termination or withdrawal of the offer), pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Fotoball USA common stock, and (subject to the provisions of the Merger Agreement) may terminate the offer and not accept for payment any tendered shares if at any time prior to the expiration of the offer, any of the following conditions exist:

•	there shall be any injunction, judgment, ruling, order or decree issued or entered by any governmental entity that (i) restrains, enjoins, prevents, prohibits or makes illegal the acceptance for payment, payment for or purchase of some or all of the shares of Fotoball USA common stock by K2 or the consummation of the transactions contemplated by the Merger Agreement (which condition cannot be waived by K2 without the consent of Fotoball USA), (ii) imposes material limitations on the ability of K2 or any of its affiliates effectively to exercise full rights of ownership of 100% of the shares of Fotoball USA common stock, including, without limitation, the right to vote the shares of Fotoball USA common stock purchased by them on all matters properly presented to Fotoball USA’s stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement), (iii) restrains, enjoins, prevents, prohibits or makes illegal, or imposes material limitations on, K2’s or any of its affiliates’ ownership or operation of all or any portion of the businesses and assets of Fotoball USA, or, as a result of the transactions contemplated by the Merger Agreement, of K2 and its subsidiaries, (iv) compels K2 or any of its affiliates to dispose of any shares of Fotoball USA common stock or, as a result of the transactions contemplated by the Merger Agreement, compels K2 or any of its affiliates to hold separate any portion of the businesses or assets of Fotoball USA, or of K2 and its subsidiaries or (v) imposes damages on K2, Fotoball USA or any of their respective affiliates as a result of the transactions contemplated by the Merger Agreement in amounts that are material with respect to such transactions;

•	there shall be any law enacted, issued, promulgated, amended or enforced by any governmental entity applicable to (i) K2, Fotoball USA or any of their respective affiliates or (ii) the transactions contemplated by the Merger Agreement that results, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in the immediately preceding paragraph (which condition cannot be waived by K2 without the consent of Fotoball USA with respect to clause (i) of the immediately preceding paragraph);

•	(i) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on Fotoball USA or (ii) (A) the representations and warranties of Fotoball USA set forth in the Merger Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall not be true and correct, or the representations and warranties of Fotoball USA set forth in the Merger Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), provided K2 has not breached, and is still in breach of, any of its obligations under the Merger Agreement in any material respect or (B) Fotoball USA shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it; provided K2 has not breached, and is still in breach of, any of its obligations under the Merger Agreement in any material respect;

•	the Board of Directors of Fotoball USA or the Special Committee shall have withdrawn or modified in any manner its approval or recommendation of the offer or the merger;

•	there shall have occurred (i) any general suspension of trading in securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of twenty-four hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation or proposed limitation (whether or not mandatory) by any United States governmental entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (iv) the commencement of a war involving the United States that, in the reasonable judgment of K2, materially affects K2, Fotoball USA, K2’s ability to consummate the offer or materially adversely affects securities markets in the United States generally or (v) in the case of any of the situations in clauses (i) through (iv) of this paragraph existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

•	the Merger Agreement shall have been terminated in accordance with its terms or we shall have terminated the offer after Fotoball USA shall have agreed to permit us to do so.

General

All of the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction on our part) giving rise to any such conditions or (except as otherwise provided in the Merger Agreement) may be waived by us in whole or in part at any time and from time to time in our sole discretion prior to the expiration of the offer. The determination as to whether any condition has occurred or has been satisfied will be in our reasonable judgment and will be final and binding on all parties. Any failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the offer.

K2 cannot assure you that all of the conditions to completing the offer will be satisfied or waived.

Material U.S. Federal Income Tax Consequences

The following discussion, to the extent it constitutes a description of legal matters or legal conclusions, is the opinion of Gibson, Dunn & Crutcher LLP, counsel to K2, as to the material U.S. federal income tax consequences of the offer and the merger to Fotoball USA stockholders. This discussion is based on the Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the offer and the merger. This discussion applies only to Fotoball USA stockholders that hold their shares of Fotoball USA common stock, and will hold the shares of K2 common stock received in exchange for their shares of Fotoball USA common stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the offer and the merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of Fotoball USA stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who are foreign persons;

•	holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of Fotoball USA common stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction or any non-income tax consequences. FOTOBALL USA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences of the Offer and the Merger.    The obligations of K2 and Fotoball USA to complete the offer are conditioned upon the delivery of an opinion to K2 and to Fotoball USA by Gibson Dunn & Crutcher LLP and/or Swidler Berlin Shereff Friedman, LLP (or other nationally recognized tax counsel reasonably acceptable to K2 and Fotoball USA, respectively), that, for federal income tax purposes, the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code. These opinions of counsel will be given in reliance on customary representations of K2 and Fotoball USA and assumptions as to certain factual matters, including that the merger occur in the ordinary course after completion of the offer. The opinions of counsel will not bind the courts or the Internal Revenue Service, nor will they preclude the Internal Revenue Service from adopting a position contrary to those expressed in the opinions. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. Neither K2 nor Fotoball USA intends to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the offer and the merger.

The following are the material federal income tax consequences to Fotoball USA stockholders who, consistent with the opinions of counsel referred to above, receive their shares of K2 common stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code:

•	A Fotoball USA stockholder who exchanges his or her shares of Fotoball USA common stock for K2 common stock pursuant to the offer and/or the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, that he or she receives in lieu of a fractional share of K2 common stock.

•	Each holder’s aggregate tax basis in the K2 common stock received in the offer and/or the merger will be the same as his or her aggregate tax basis in the Fotoball USA common stock surrendered in the offer and/or the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the K2 common stock received in the offer and/or the merger by a holder of Fotoball USA common stock will include the holding period of Fotoball USA common stock that he or she surrendered in the offer and/or the merger. If a Fotoball USA stockholder has differing tax bases and/or holding periods in respect of the stockholder’s shares of Fotoball USA common stock, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of K2 common stock that the stockholder receives.

•	Cash payments received by a Fotoball USA stockholder in lieu of a fractional share of K2 common stock will be treated as received in exchange for that fractional share interest, and gain or loss will be recognized for federal income tax purposes on the receipt of the cash payment, measured by the difference between the amount of cash received and the portion of the basis of the Fotoball USA common stock allocable to the fractional share interest. The gain or loss will be long-term capital gain or loss if the Fotoball USA common stock is considered to have been held for more than one year at the time of the exchange.

If the Internal Revenue Service determines successfully that the offer and the merger together do not constitute a reorganization within the meaning of Section 368(a) of the Code, each Fotoball USA stockholder would be required to recognize gain or loss with respect to each share of Fotoball USA common stock that he or she surrenders in the offer and/or the merger in an amount equal to the difference between the sum of the fair market value of any K2 common stock and cash received in lieu of a fractional share of K2 common stock, and the tax basis of the shares of Fotoball USA common stock surrendered in exchange therefor. The amount and character of gain or loss would be computed separately for each block of Fotoball USA common stock that was purchased by the holder in the same transaction. A Fotoball USA stockholder’s aggregate tax basis in the K2 common stock received in the offer and/or the merger would in this case equal its fair market value at the time of the closing of the offer or the merger, as applicable, and the holding period for the K2 common stock would begin the day after the closing of the offer or the merger, as applicable.

Information Reporting and Backup Withholding.    Certain U.S. holders may be subject to information reporting with respect to the cash received instead of a fractional share interest in shares of K2 common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Transferability of Shares of K2 Common Stock

The shares of K2 common stock offered hereby will be registered under the Securities Act and listed on the New York Stock Exchange. Accordingly, such shares may be traded freely subject to restrictions under the Securities Act applicable to subsequent transfers of our shares by “affiliates” (as defined in the Securities Act) which, in general, provide that affiliates may not transfer our shares except pursuant to further registration of those shares under the Securities Act or in compliance with Rule 145 (or if applicable, Rule 144) under the Securities Act or another available exemption from registration under the Securities Act.

Approval of the Merger

Under Section 251 of the DGCL, the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority of its outstanding shares on the record date for a stockholder vote are required to approve a merger and adopt a merger agreement. Fotoball USA’s board of directors has previously approved the merger and adopted the Merger Agreement. If, after completion of this offer, we own less than 90% of the outstanding shares of Fotoball USA common stock, approval of the merger can be accomplished through a special meeting of Fotoball USA stockholders to vote on the merger. Since we will own a majority of the shares of Fotoball USA common stock on the record date, we will have a sufficient number of shares of Fotoball USA common stock to approve the merger without the vote of any other Fotoball USA stockholder and, therefore, approval of the merger by Fotoball USA stockholders will be assured. Completion of the transaction in this manner is referred to in this prospectus as a “long-form merger.” Under Section 253 of the DGCL, a merger can occur without a vote of Fotoball USA stockholders, referred to as a “short-form merger,” if, after completion of the offer, as it may be extended and including any subsequent offering period, or if we exercise our option to purchase shares directly from Fotoball USA, we were to own at least 90% of the outstanding shares of Fotoball USA common stock. If, after completion of the offer, as it may be extended and including any subsequent offering period, or after K2’s exercise of its option to purchase additional shares from Fotoball USA directly, we own at least 90% of the outstanding shares of Fotoball USA common stock, we may complete the acquisition of the remaining outstanding shares of Fotoball USA common stock by completing a short-form merger. K2 intends to exercise its option if more than approximately 85%, but less than 90%, of the outstanding Fotoball USA shares have been tendered pursuant to the offer.

Appraisal Rights

Under Delaware law, Fotoball USA stockholders do not have appraisal rights in connection with the offer and would not have such rights in connection with a long-form merger of Fotoball USA and Acquisition Sub. If, after successful completion of the offer, K2 owns at least 90% of the outstanding shares of Fotoball USA common stock or exercises its option to acquire additional shares directly from Fotoball USA to reach the 90% threshold, and K2 elects to consummate a short-form merger, Fotoball USA stockholders who demand and perfect appraisal rights in accordance with Section 262 of the DGCL will be entitled to payment in cash of the “fair value” of their shares of Fotoball USA common stock, with accrued interest, as determined through Delaware’s statutorily prescribed appraisal process. The “fair value” could be greater than, less than or the same as the merger consideration offered by K2.

The following summarizes provisions of Section 262 of the DGCL regarding appraisal rights that would be applicable in connection with a short-form merger, which would be effected as a merger of Acquisition Sub with and into Fotoball USA. This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached to this prospectus as Annex C. If you fail to take any action required by Delaware law, your rights to dissent, if any, in connection with the merger will be waived or terminated.

If one of Fotoball USA’s stockholders elects to exercise the right to an appraisal under Section 262, that stockholder must do all of the following:

•	The stockholder must deliver to Fotoball USA a written demand for appraisal of shares of Fotoball USA common stock held, which demand must reasonably inform Fotoball USA of the identity of the stockholder and that the demanding stockholder is demanding appraisal, within twenty days of the mailing by Fotoball USA of a notice of the effectiveness of the merger. This written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement. Neither voting against, abstaining from voting nor failing to vote on the Merger Agreement will constitute a valid demand for appraisal within the meaning of Section 262.

•	The stockholder must not vote in favor of adopting the Merger Agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the Merger Agreement, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against adoption of the Merger Agreement, will constitute a vote in favor of the Merger Agreement and a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. If K2 elects to consummate a short-form merger, there will be no stockholder vote, and this requirement will automatically be satisfied.

•	The stockholder must continuously hold the shares of record until the completion of the merger.

All written demands for appraisal should be addressed to Fotoball USA, Inc., 6740 Cobra Way, San Diego, California 92121, Attn: General Counsel, and received within twenty days of the mailing by Fotoball USA of a notice to its stockholders regarding the effectiveness of the merger. The demand must reasonably inform Fotoball USA of the identity of the stockholder and that the stockholder is demanding appraisal of his, her or its shares of Fotoball USA common stock.

The written demand for appraisal must be executed by or for the record holder of shares of Fotoball USA common stock, fully and correctly, as the holder’s name appears on the certificate(s) for their shares. If the shares of Fotoball USA common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Fotoball USA common stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. Shares of Fotoball USA common stock held through brokerage firms, banks and other nominee holders are frequently deposited with and held of record in the name of a nominee of a central security depository. Any beneficial owner desiring appraisal who holds shares of common stock through a nominee holder is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited.

A record holder, such as a bank, broker, fiduciary, depository or other nominee, who holds shares of Fotoball USA common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares of Fotoball USA common stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Fotoball USA common stock outstanding in the name of the record owner.

Within ten days after the merger, Fotoball USA will give written notice of the date of the completion of the merger to each of Fotoball USA’s stockholders. Within 120 days after the completion of the merger, Fotoball USA or any stockholder who has properly demanded appraisal and satisfied the requirements of Section 262, referred to as a dissenting stockholder, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Fotoball USA common stock that are held by all dissenting stockholders. Fotoball USA is under no obligation, and has no present intention, to file such a petition. Accordingly, it is the obligation of Fotoball USA’s stockholders seeking appraisal rights to initiate all necessary actions to perfect appraisal rights within the time prescribed by Section 262.

If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and will determine the fair value of the shares of Fotoball USA common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court shall take into account all relevant factors. The Delaware Supreme Court has stated, among other things, that “proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, Delaware courts have decided that the statutory appraisal remedy may or may not be, depending on the factual circumstances, the stockholder’s exclusive remedy in connection with transactions such as the merger. The court may determine fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Fotoball USA common stock entitled to appraisal.

From and after the completion of the merger, no dissenting stockholder shall have any rights of a stockholder with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions, on the holder’s shares of Fotoball USA common stock, if any, payable to Fotoball USA stockholders of record as of a time prior to the completion of the merger. If a dissenting stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving corporation, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court.

If you wish to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of these rights.

The foregoing summary of the rights of dissenting Fotoball USA stockholders does not purport to be a complete statement of such rights and the procedures to be followed by stockholders desiring to exercise any available appraisal rights. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of Delaware law, a copy of which is attached hereto as Annex C.

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

Regulatory Approvals

Other than filings with the SEC and the filing of a certificate of merger with the Delaware Secretary of State, we are unaware of any requirement for the filing of information with, or the obtaining of the approval of, any U.S. governmental authority that is applicable to the offer or the merger.

Non-U.S. Approvals

We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

State Takeover Laws

A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, stockholders, principal executive offices or principal places of business in those states. We have not attempted to comply with any state takeover statutes in connection with the offer, since we do not believe that any of these apply. However, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes apply to the offer and are not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange shares of Fotoball USA common stock tendered into the offer or may delay the offer. See “The Offer—Conditions of the Offer” on page 39.

Litigation

Following K2’s announcement on November 26, 2003 regarding the offer and merger, an individual stockholder of Fotoball USA’s common stock filed a putative class action complaint against K2, Fotoball USA and each member of Fotoball USA’s board of directors in the Court of Chancery, County of New Castle, State of Delaware. The complaint generally alleges that the consummation of the offer would be a breach of fiduciary duty by the Fotoball USA directors, that the indicated exchange ratio is unfair to the stockholders of Fotoball USA common stock and that K2 aided and abetted the alleged breach of fiduciary duties. The complaint seeks, among other relief, injunctive relief against the consummation of the offer, damages in an unspecified amount and rescission in the event the offer is consummated.

K2, Fotoball USA, and the Fotoball USA directors believe that the allegations in this complaint are without merit and intend to defend this action vigorously; however, no assurances can be given as to the outcome of the lawsuit. Furthermore, one of the conditions to the closing of the offer and the merger is that no injunction issued by any court preventing the consummation of the applicable transactions be in effect. No assurances can be given that the lawsuit will not result in such an injunction being issued, which could prevent or delay the closing of the offer or the merger.

CERTAIN EFFECTS OF THE OFFER

Effects on the Market; Exchange Act Registration

The tender and the acceptance of shares of Fotoball USA common stock in the offer will reduce the number of shares of Fotoball USA common stock that might otherwise trade publicly and also the number of holders of shares of Fotoball USA common stock. This could adversely affect the liquidity and market value of the remaining shares of Fotoball USA common stock held by the public. Depending upon the number of shares of Fotoball USA common stock tendered to and accepted by us in the offer, the shares of Fotoball USA common stock may no longer meet the requirements of the National Association of Securities Dealers for continued inclusion on the Nasdaq National Market System.

If the Nasdaq National Market System ceased publishing quotations for the shares of Fotoball USA common stock, it is possible that the shares of Fotoball USA common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares of Fotoball USA common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Fotoball USA common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of shares of Fotoball USA common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Fotoball USA common stock.

Shares of Fotoball USA common stock are currently registered under the Exchange Act. Fotoball USA can terminate that registration upon application to the SEC if the outstanding shares of Fotoball USA common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Fotoball USA common stock. Termination of registration of the shares of Fotoball USA common stock under the Exchange Act would reduce the information that Fotoball USA must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of Fotoball USA common stock. In addition, if the shares of Fotoball USA common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions would no longer be applicable to Fotoball USA. Furthermore, the ability of “affiliates” of Fotoball USA and persons holding “restricted securities” of Fotoball USA to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of Fotoball USA common stock under the Exchange Act were terminated, they would no longer be eligible for Nasdaq National Market System listing or for continued inclusion on the Federal Reserve Board’s list of “margin securities.” K2 may seek to cause Fotoball USA to apply for termination of registration of the shares of Fotoball USA common stock under the Exchange Act as soon after the expiration of the offer as the requirements for such termination are met. If the Nasdaq National Market System listing and the Exchange Act registration of the shares of Fotoball USA common stock are not terminated prior to the merger, then the shares of Fotoball USA common stock will be delisted from the Nasdaq National Market System and the registration of the shares of Fotoball USA common stock under the Exchange Act will be terminated following the consummation of the merger. The shares of Fotoball USA common stock are presently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Fotoball USA common stock. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the shares of Fotoball USA common stock may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event the shares of Fotoball USA common stock would be ineligible as collateral for margin loans made by brokers.

Financing of the Offer

Our offer is not conditioned on the receipt of financing. K2’s fees and expenses in connection with the offer will be paid from K2’s available capital resources. K2 intends to deliver the shares of K2 common stock offered in the offer and the merger from K2’s available authorized shares. K2 has notified its senior bank lenders of the transactions contemplated by the Merger Agreement.

Conduct of Fotoball USA if the Offer is not Completed

If the offer is not completed because the minimum condition or another condition is not satisfied or, if permissible, waived, we expect that Fotoball USA will continue to operate its business as presently operated, subject to market and industry conditions.

Plans and Proposals for Fotoball USA Following Completion of the Merger

Consummation of the merger will permit us to receive the benefits that result from ownership of all of the equity interest in Fotoball USA. Such benefits include management and investment discretion with regard to the future conduct of Fotoball USA’s business, the benefits of the profits generated by operations and increases, if any, in Fotoball USA’s value and the ability to utilize, subject to applicable limitations, Fotoball USA’s current and future tax attributes. Conversely, we will bear the risk of any decrease in Fotoball USA’s value and losses generated by operations. If you become a K2 stockholder as a result of the offer or merger, your investment should indirectly benefit from any of the foregoing as well as other benefits K2 may obtain as a result of the transactions, and, conversely, be indirectly exposed to the foregoing risks. Except as otherwise described in this prospectus, we have no current plans or proposals or negotiations which relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Fotoball USA;

•	any purchase, sale or transfer of a material amount of assets of Fotoball USA;

•	any change in the management of Fotoball USA or any change in any material term of the employment contract of any executive officer; or

•	any other material change in Fotoball USA’s corporate structure or business.

Accounting Treatment

Our acquisition of Fotoball USA common stock pursuant to the offer will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

Fees and Expenses

We have retained Morrow & Co., Inc. as information agent in connection with the offer. The information agent may contact holders of Fotoball USA common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners of Fotoball USA common stock. We will pay the information agent approximately $3,500 for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws. In addition, we have retained Computershare Trust Company, Inc. as the exchange agent and depository with respect to the offer and the merger. We will pay the exchange agent and depository a $1,000 administrative fee, plus $25 for each Fotoball USA stockholder exchanging shares and $2.50 for each check issued in lieu of fractional shares, for its services in connection with the offer and merger. We will also reimburse the exchange agent and depository for its reasonable out-of-pocket expenses and will indemnify the exchange agent and depository against certain liabilities and expenses in connection with the performance of its services. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. We will pay the costs mentioned above in this section. We will not pay any costs or expenses associated with the offer of any Fotoball USA stockholder.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND SUBSEQUENT MERGER

Interests of Management and the Fotoball USA Board

In considering the recommendations of the Fotoball USA board of directors regarding the offer, Fotoball USA stockholders should be aware that the directors and officers of Fotoball USA have interests in the offer and the merger that differ from those of other stockholders of Fotoball USA, as described below. The Fotoball USA board of directors was aware of these matters and considered them in recommending the tender of shares in the offer.

As a result of these interests, the directors and officers of Fotoball USA could be more likely to vote to recommend the offer and authorize the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of Fotoball USA stockholders. Fotoball USA stockholders should consider whether these interests may have influenced the directors and officers to support or recommend the offer and the merger.

Stock Options.

Certain officers of Fotoball USA are eligible to receive, and have received, stock options under Fotoball USA’s 1998 Stock Option Plan, as amended and restated on June 21, 2001. The Merger Agreement provides that, at the effective time of the merger, each outstanding option to purchase shares of Fotoball USA common stock issued by Fotoball USA to its employees pursuant to Fotoball USA’s 1998 Stock Option Plan or any other agreement or arrangement will be converted into an option to purchase shares of common stock of K2. As of the effective time of the merger, each such Fotoball USA option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable to the Fotoball USA stock option (subject to (a) the acceleration of vesting or exercisability of such option, pursuant to the terms of the option or, by reason of the Merger Agreement, the offer or the merger and (b) the extension of the exercise period for options granted to non-employee directors for a period of 90 days following the effective time of the merger), a number of shares of common stock of K2 equal to the number of shares of Fotoball USA subject to the option multiplied by 0.2757, rounded down to the nearest whole share, at a price per share equal to the per share exercise price applicable to the option divided by 0.2757, rounded up to the nearest cent.

Fotoball USA has agreed in the Merger Agreement to enter into any amendments to the plans or agreements pursuant to which Fotoball USA options have been issued that are necessary to give effect to the conversion of such options. K2 has agreed in the Merger Agreement to file with the SEC, within ten business days after the effective time of the merger, a registration statement on Form S-8 with respect to the shares of common stock of K2 that will be subject to the converted Fotoball USA options.

Employment Contracts.

Fotoball USA has entered into Employment Agreements with Michael Favish, dated August 10, 2002, Scott P. Dickey, dated April 1, 2003 and Kevin Donovan, dated June 16, 2003.

The Favish Employment Agreement provides for the employment of Michael Favish as Chairman and CEO of Fotoball USA until August 9, 2005 and can be renewed thereafter on a year-to-year basis. Mr. Favish receives a base salary of $250,000 annually and is eligible to receive a discretionary bonus. Under the agreement, each year Fotoball USA issues to Mr. Favish Non-Qualified Stock Options to purchase not less than 10,000 shares of Fotoball Common Stock at the then fair market value. The Favish Employment Agreement provides that, in the event of a change-of-control of Fotoball USA, Michael Favish shall have the following rights:

•	if Fotoball USA terminates the employment of Michael Favish within six months following a change-of-control, then Michael Favish shall be entitled to receive severance and non-competition pay of equal to the greater of:

•	an amount equal to the base salary for the remainder of the term of his agreement plus an amount equal to the bonus compensation earned in respect to the last full fiscal year immediately preceding the year of termination multiplied by the number of full fiscal years remaining under the agreement; or

•	2.99 times the sum of the base salary plus the bonus compensation earned in respect to the last full fiscal year immediately preceding the year of termination; and

•	any unvested options issued under the agreement shall be deemed to have vested on the date of such change of control.

Under this agreement, a change-of-control includes (i) a merger or consolidation with an unaffiliated entity in which either Fotoball USA is not the surviving corporation or Fotoball USA shall have transferred or sold all or substantially all of its assets to an unaffiliated entity, other than a transaction which would cause the stockholders immediately prior to such transaction to own at least 50% of the voting securities of Fotoball USA immediately after such transaction; or (ii) a change in the constituency of a majority of the members of the Board of Directors of Fotoball USA within any twelve month period, other than a change of which a majority of the existing directors voted in favor. The completion of the merger will constitute a change-of-control under this agreement.

The Dickey Employment Agreement provides for the employment of Scott P. Dickey as President and COO of Fotoball USA until March 31, 2005 and can be renewed thereafter on a year-to-year basis. Mr. Dickey will receive a base salary ranging from $220,000 to $240,000 annually and is eligible to receive a discretionary bonus.

The Favish and Dickey Employment Agreements provide that if Fotoball USA terminates the agreement (termination includes diminution in responsibilities or change in position) for reasons other than death, disability or for cause, Fotoball USA must make a severance and non-competition payment of an amount equal to the base salary for the remainder of the term of the agreement plus an amount equal to the bonus compensation earned in respect to the last full fiscal year immediately preceding the year of termination multiplied by the number of full fiscal years remaining under the agreement. Additionally, if the agreement is not renewed or is terminated within the last twelve months of the term, Fotoball USA must pay the sum of an amount equal to the base salary plus the bonus compensation earned in respect to the last full fiscal year immediately preceding the year of termination or non-renewal. All unvested options held by either Mr. Favish or Mr. Dickey shall be deemed to have vested on the date of any such termination.

The Donovan Employment Agreement provides for the employment of Kevin Donovan as Vice-President-Managing Director MHQ of Fotoball USA until June 15, 2005. Mr. Donovan will receive a base salary ranging from $115,000 to $145,000 annually and is eligible to receive a discretionary bonus. Pursuant to the agreement, Mr. Donovan was granted the option to purchase 20,000 shares of Fotoball USA common stock . If the agreement is terminated for reasons other than death, disability or for cause, Fotoball USA must make a severance and non-competition payment of an amount equal to the base salary for the remainder of the term. All unvested options shall be deemed to have vested on the date of such termination.

All three employment agreements contain non-competition and non-solicitation provisions which provide that the employee agrees not to compete with Fotoball USA and not to solicit business from customers and supplier of Fotoball USA on behalf of a competing entity for the term of the agreement and for one year following the dated of termination of the agreement.

The amount, if any, to be paid under these agreements will depend on K2’s and the employees’ actions subsequent to the merger, and cannot be specifically determined at this time.

Possible Future Employment Arrangements.

Although no employment or similar agreements have been entered into between K2 and any members of Fotoball USA management, there have been discussions between K2 management and certain officers of Fotoball USA regarding potential future employment, including discussions with Fotoball USA’s Chairman and Chief Executive Officer, Michael Favish, and Fotoball USA’s President and Chief Operating Officer, Scott P. Dickey.

Indemnification.

The Merger Agreement provides that, after the effective time of the merger, K2 will cause Fotoball USA to indemnify, advance expenses to and hold harmless, to the fullest extent required or permitted under applicable law, the present and former directors and officers of Fotoball USA in respect of acts or omissions occurring prior to or after the effective time of the merger, including in connection with the Merger Agreement and the transactions contemplated thereby. In the Merger Agreement, K2 has agreed to cause the certificate of incorporation and by-laws of the surviving corporation to maintain in effect, for a period of six years after the effective time of the merger, the current provisions contained in the restated certificate of incorporation and by-laws of Fotoball USA regarding the elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses. K2 has also agreed that, from and after the effective time of the merger, it will cause Fotoball USA to honor in all respects the obligations of Fotoball USA pursuant to any indemnification agreements between Fotoball USA and its directors or officers, and any indemnification provisions under Fotoball USA’s restated certificate of incorporation or by-laws, existing at the date of the merger.

The Merger Agreement also provides that K2 will, for a period of six years after the effective time of the merger, maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who, as of immediately prior to the effective time of the merger, are covered by Fotoball USA’s directors’ and officers’ liability insurance policy on terms no less favorable to the insured persons than those of Fotoball USA’s directors’ and officers’ liability insurance policy as of the date of the Merger Agreement. Under the terms of the Merger Agreement, K2 is required to maintain such insurance coverage only to the extent that the coverage can be maintained at an annual cost of not greater than 200% of the current annual premium for Fotoball USA’s current directors’ and officers’ liability insurance policies. If such insurance coverage cannot be purchased or maintained at a cost not greater than such amount, then K2 is required to provide as much insurance coverage as can be purchased or maintained for such amount. In lieu of maintaining Fotoball USA’s existing insurance policies, K2 may cause coverage to be provided under any of K2’s policies, so long as the terms of such coverage are not materially less advantageous to the intended beneficiaries than the existing insurance of Fotoball USA.

Certain Agreements Between Michael Favish, Scott P. Dickey and K2

Exchange Agreements.

In connection with the Merger Agreement, Michael Favish, Fotoball USA’s Chairman and Chief Executive Officer, and Scott P. Dickey, Fotoball USA’s President and Chief Operating Officer, each in his capacity as a stockholder of Fotoball USA common stock, has entered into an Exchange Agreement with K2 on November 25, 2003. Pursuant to the Exchange Agreements:

•	Michael Favish and Scott P. Dickey have each agreed to tender all of his shares of Fotoball USA common stock in the offer, and not withdraw such shares, no later than two business days prior to the initial expiration of the offer, or January 5, 2004; and

•	Michael Favish and Scott P. Dickey have each agreed not to:

•	encourage, solicit, initiate or knowingly facilitate the submission of any proposal for a third party acquisition, as described in “The Merger Agreement—Offers for Alternative Transactions” on page 61; or

•	enter into any agreement regarding any such third party acquisition.

The Exchange Agreements will terminate, and Michael Favish and Scott P. Dickey will have no obligation to tender their respective shares of Fotoball USA, and either may withdraw any shares previously tendered, if:

•	the Merger Agreement is terminated by Fotoball USA because, prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, Fotoball USA receives a superior proposal, as described in “The Merger Agreement—Offers for Alternative Transactions” on page 61, and has accepted such superior proposal, but only if:

•	Fotoball USA has complied with the terms as discussed in “—Offers for Alternative Transactions” on page 61; and

•	Fotoball USA has paid all amounts due as discussed in “—Termination and Termination Fee” on page 65; or

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, the average of the closing prices for K2 common stock on the New York Stock Exchange (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for any ten consecutive trading days ending not later than two trading days prior to the expiration of the offer, is less than $11.78, and as a result of such event (a) Fotoball USA terminates the merger agreement or (b) Michael Favish or Scott P. Dickey does not intend to tender his shares in the offer and provides notice of such intent to K2 two trading days following the expiration of such ten consecutive trading days.

THE MERGER AGREEMENT

The following is a summary of the Merger Agreement. This summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this prospectus. Fotoball USA stockholders are urged to read the Merger Agreement in its entirety. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement will control.

The Offer

The Merger Agreement provides for the making of the offer. The obligation of K2 to accept for purchase and to exchange shares of K2 common stock for shares of Fotoball USA common stock tendered pursuant to the offer is subject to the satisfaction of the minimum condition and certain other conditions described under “The Offer—Conditions of the Offer” on page 39. We may:

•	extend the offer beyond the initial scheduled expiration date set forth on the cover of this prospectus, or any subsequent scheduled expiration date, if, at the scheduled expiration of the offer, any of the conditions to our obligation to accept for exchange, and to exchange, shares of K2 common stock for shares of Fotoball USA common stock tendered shall not be satisfied or, to the extent permitted by the Merger Agreement, waived, subject, however, to the right of K2 or Fotoball USA to terminate the Merger Agreement as described below under “—Termination and Termination Fee” on page 65;

•	extend the offer for any period required by any rule, regulation or interpretation of the SEC applicable to the offer (each such extension may last for no more than ten business days, unless Fotoball USA and K2 agree in writing to allow for a longer period); and

•	extend the offer for up to three business days beyond the then-scheduled expiration date in the event that Fotoball USA provides K2 with a notice of a superior proposal less than three business days prior to the scheduled expiration date of the offer, to enable K2 to evaluate the superior proposal prior to any withdrawal or adverse modification by Fotoball USA’s board of directors of its recommendation in favor of the merger agreement or any recommendation by Fotoball USA’s board of directors of a superior proposal.

Fotoball USA has the right to compel us to extend the offer for an initial period of ten business days and for longer periods through March 25, 2004 if all of conditions to the offer, other than those with respect to the effectiveness of the S-4 and the listing of the K2 shares on the New York Stock Exchange, have been satisfied and such outstanding conditions are capable of being satisfied. We may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Fotoball USA common stock in the offer if, on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Fotoball USA common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Fotoball USA common stock then outstanding and the requirements of Rule 14d-11 under the Exchange Act have been met.

Top-Up Option

After we have purchased Fotoball USA shares pursuant to the offer, we may purchase additional shares of Fotoball USA common stock directly from Fotoball USA, for the same consideration as the purchase of shares of Fotoball USA common stock pursuant to the offer, if the number of shares of Fotoball USA common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Fotoball USA common stock then outstanding. Fotoball USA has granted us an irrevocable option to purchase up to that number of shares of Fotoball USA common stock equal to the lowest number of shares of Fotoball USA common stock that, when added to the number of shares of Fotoball USA common stock purchased by K2 pursuant to the offer or otherwise owned by K2, Acquisition Sub and their affiliates, equals 90% of the outstanding shares of Fotoball USA common stock plus certain shares of Fotoball USA common stock issuable by Fotoball USA pursuant to stock options. K2 may exercise this option at any time after K2’s acceptance of shares for payment pursuant to the offer but before the earliest to occur of the effective time of the merger or the termination of the Merger Agreement. There is no minimum number of Fotoball USA shares that K2 must purchase directly from Fotoball USA in order to exercise the option. The option is intended to apply when close to (but less than) 90% of the outstanding Fotoball USA shares have been tendered in the offer, and K2 currently intends to exercise the option only if more than approximately 85%, but less than 90%, of the outstanding Fotoball USA shares have been tendered. Although Fotoball USA has approximately 11.3 million authorized shares available for issuance, because the Merger Agreement limits the number of shares issuable pursuant to the option to a number that would not require stockholder approval under applicable Nasdaq National Market System rules, or other applicable laws, K2 is limited with respect to the number of shares it can purchase pursuant to the top-up option. In addition, K2 may only exercise the option if such exercise would not have any adverse consequences on the tax-free nature of the acquisition.

Prompt Payment for Shares of Fotoball USA Common Stock in the Offer

Subject to the terms of the offer and the Merger Agreement, and the satisfaction, or waiver to the extent permitted, of the conditions to the offer, we are required to accept for exchange all shares of Fotoball USA common stock validly tendered and not withdrawn pursuant to the offer promptly after the applicable expiration of the offer, as it may be extended pursuant to the Merger Agreement, and are required to exchange all accepted shares of Fotoball USA common stock promptly after acceptance. We will not issue fractional shares of K2 common stock in the offer. Instead, each tendering Fotoball USA stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of K2 common stock that otherwise would be received by the stockholder) will receive cash (without interest and subject to withholding for taxes) equal to the fractional share interest multiplied by the closing price of a share of K2 common stock on the New York Stock Exchange on the first date that K2 accepts shares tendered pursuant to the offer.

The Merger

Generally

The Merger Agreement provides that, after completion of the offer, Acquisition Sub will, subject to the conditions described below, be merged into Fotoball USA. Upon completion of the merger, Fotoball USA will continue as the “surviving corporation” and will be a wholly-owned subsidiary of K2.

The Completion of the Merger

The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as specified in the certificate of merger. The merger will be completed after all of the conditions to the merger contained in the Merger Agreement are satisfied or, where permissible, waived. Upon the effective time of the merger:

•	the directors of Acquisition Sub immediately before the merger and the individuals specified on the exhibit to the Merger Agreement as officers will become the directors and officers, respectively, of the surviving corporation;

•	the certificate of incorporation of the surviving corporation will be amended to be substantively identical to Acquisition Sub’s certificate of incorporation immediately before the merger, except for the name of the surviving corporation, which will remain “Fotoball USA, Inc.,” until it is subsequently amended as provided by applicable law and such certificate of incorporation; and

•	the by-laws of the surviving corporation will be amended to be substantively identical to Acquisition Sub’s by-laws immediately before the merger, until they are subsequently amended as provided by applicable law and such by-laws.

Manner and Basis of Converting Shares of Fotoball USA Common Stock in the Merger

Under the terms of the Merger Agreement, upon the effective time of the merger, each share of Fotoball USA common stock issued and outstanding immediately before the merger other than Dissenting Shares (as defined in the Merger Agreement) or shares of Fotoball USA common stock held by Fotoball USA, K2 or Acquisition Sub, will, without any action on the part of Acquisition Sub, Fotoball USA or the stockholder, be converted into the right to receive 0.2757 of a share, including the associated preferred share purchase rights, of K2 common stock. Shares of Fotoball USA common stock held by Fotoball USA, K2 or any subsidiary of K2 immediately before the completion of the merger will be canceled at the effective time of the merger without payment of any consideration and without any action on the part of K2, Fotoball USA or Acquisition Sub.

We will not issue fractional shares of K2 common stock in the merger. Instead, each tendering Fotoball USA stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of K2 common stock that otherwise would be received by the stockholder) will receive cash (without interest and subject to any withholding for taxes) equal to the fractional share interest multiplied by the closing price of a share of K2 common stock on the New York Stock Exchange on the date of the effective time of the merger.

The Merger Agreement provides that, promptly after the effective time of the merger, the exchange agent will mail to each record holder of a certificate or certificates that represented outstanding shares of Fotoball USA common stock immediately before the merger, a letter of transmittal and instructions for use in exchanging Fotoball USA common stock certificates for K2 common stock certificates. In addition, the Merger Agreement contemplates that, after the exchange agent receives back from a record holder a Fotoball USA common stock certificate, the duly executed letter of transmittal and any other documents that are reasonably required by the exchange agent or K2, the exchange agent will mail to the record holder a certificate or certificates representing the appropriate number of shares of K2 common stock, any dividends or other distributions to which the holder is entitled pursuant to the Merger Agreement and an amount of cash for any fractional share.

Basis of Converting Shares of Common Stock of Acquisition Sub in the Merger

Under the terms of the Merger Agreement, upon the effective time of the merger, each share of common stock of Acquisition Sub outstanding immediately before the merger will be converted into one share of common stock of the surviving corporation.

Treatment of Fotoball USA Stock Options

Each outstanding and vested option to purchase shares of Fotoball USA common stock issued pursuant to the Fotoball USA 1998 Stock Option Plan or otherwise will be converted upon the effective time of the merger into an option to purchase a number of shares of K2 common stock determined by multiplying the number of shares of Fotoball USA common stock issuable upon exercise of the option immediately prior to the merger by the exchange ratio of 0.2757, rounded down to the nearest whole share. The exercise price per K2 common share for each of these options will be:

•	the per share exercise price for the shares of Fotoball USA common stock otherwise purchasable pursuant to such option; divided by

•	0.2757, rounded up to the nearest cent.

The replacement K2 options will generally have the same terms and conditions as those under the applicable Fotoball USA option plans, provided that replacement options granted to non-employee directors of Fotoball USA will be exercisable for 90 days following the completion of the merger.

K2 will file a registration statement on Form S-8 with the SEC within ten business days after the effective time of the merger to register the shares of K2 common stock issuable upon exercise of the Fotoball USA stock options assumed in the merger. K2 will use all commercially reasonable efforts to maintain the effectiveness of the registration statement covering these assumed stock options as long as they remain outstanding.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by K2 and Fotoball USA, including with respect to:

•	due organization, valid existence, good standing and qualification to do business;

•	capital structure;

•	corporate power and authority to enter into the Merger Agreement and authorization, execution, delivery and enforceability of the Merger Agreement;

•	accuracy in all material respects of SEC reports, financial statements and the information provided for inclusion in this prospectus;

•	governmental consents and filings required for the merger;

•	absence of conflicts caused by the merger with corporate governance documents, contracts or laws;

•	absence of undisclosed liabilities since September 30, 2003, outside the ordinary course of business;

•	absence of violations or breaches of or defaults under corporate governance documents, contracts or laws;

•	absence of certain material adverse changes or events since September 30, 2003;

•	absence of undisclosed material litigation;

•	compliance in all material respects with applicable laws;

•	off balance sheet liabilities;

•	absence of facts or actions that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code; and

•	brokers’ fees.

The Merger Agreement also contains representations and warranties made solely by Fotoball USA, including with respect to:

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	intellectual property (including inbound license agreements);

•	material contracts;

•	title to property;

•	absence of significant revenue from any new promotions or selling arrangements since September 30, 2003;

•	absence of affiliates under Rule 145 of the Securities Act, other than those disclosed to K2;

•	absence of any material changes to relationships with major customers and suppliers;

•	receipt of a fairness opinion from Fotoball USA’s financial advisor;

•	interested party transactions;

•	the effect of state takeover laws on the merger; and

•	absence of liability under a certain General Release of Claims.

The Merger Agreement also contains a representation and warranty made solely by K2 and Acquisition Sub that there were no prior activities of Acquisition Sub.

The representations and warranties asserted in the Merger Agreement will not survive the merger, but they form the basis of certain conditions to K2’s and Fotoball USA’s respective obligations to complete the merger.

Conduct of Business Pending the Merger

Covenants of Fotoball USA.    Except as set forth in the Merger Agreement, made known in the disclosure letter, required by law or as consented to in writing by K2, Fotoball USA has agreed that, until completion of the merger or termination of the Merger Agreement, it will conduct its business in the ordinary course of business, consistent with past practice. In addition, Fotoball USA will seek to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers and suppliers, with the intention that its goodwill and ongoing businesses shall be unimpaired at the effective time of the merger. Without limiting the above, Fotoball USA has agreed that it will be subject to specific restrictions laid out in the Merger Agreement relating to:

•	any changes in its charter or by-laws;

•	any issuance, sale or delivery of capital stock, including through the issuance or granting of options, warrants or otherwise, except pursuant to the exercise of Fotoball USA stock options outstanding on November 25, 2003;

•	any split, combination or reclassification of capital stock, the declaration or payment of any dividend or distribution or the redemption, repurchase or acquisition of any securities of Fotoball USA;

•	any adoption of a plan of liquidation, whether complete or partial, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger with K2;

•	any incurrence or assumption of indebtedness, except for borrowings under existing lines of credit in the ordinary course of business, consistent with past practice;

•	any assumption of obligations of any other person, consistent with past practice;

•	any loans, advances or capital contributions to, or investments in, any other person, or customary loans or advances to employees in the ordinary course of business, consistent with past practice;

•	any pledge or encumbrance of shares of capital stock of Fotoball USA, or equity investments of Fotoball USA;

•	any mortgage or pledge of Fotoball USA’s material properties or assets, or grant of a material lien thereon;

•	any execution, adoption, amendment or termination of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement, other than those agreements entered into with new hires in the ordinary course of business consistent with past practice and performance bonuses granted to employees on a basis consistent with past practices;

•	any execution, adoption, amendment or termination of any pension, retirement, deferred compensation, employment, health or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee, except in the ordinary course of business, consistent with past practice;

•	any increase in any manner of the compensation or fringe benefits of any director, officer, employee or consultant or any payment of any benefit not required by any plan or arrangement, except for normal increases in cash compensation in the ordinary course of business, consistent with past practice for employees other than an employee who is party to an employment agreement;

•	any acquisition, sale, lease, license or disposition of any assets or properties in any single transaction or series of transactions having a fair market value in excess of $250,000 in the aggregate, except the sale or license of products in the ordinary course of business, consistent with past practice;

•	any entry into an exclusive license, other than inbound license agreements entered into on customary terms in the ordinary course of business consistent with past practices;

•	any entry into distribution, marketing or sales agreements;

•	any entry into development services or other similar agreements pursuant to which Fotoball USA may purchase or otherwise acquire the services of another person, except for in the ordinary course of business, consistent with past practice;

•	any acquisition, sale, lease, license, transfer, encumbrance, enforcement or disposition of any intellectual property, other than in the ordinary course of business, consistent with past practice;

•	any sales pursuant to new promotional programs or promotional programs outside the ordinary course of business, special selling arrangements or concessions, rights of return or otherwise, or pursuant to new or amended accounting practices or interpretations;

•	any infringement upon, misappropriation of or other violations of the rights of any third party intellectual property;

•	any change of accounting principles, practices or methods, except as required by a change in applicable law or accounting principles generally accepted in the United States;

•	any revaluation of assets or properties, including writing down the value of inventory or writing-off notes or accounts receivables, except in the ordinary course of business, consistent with past practice or as otherwise required by accounting principles generally accepted in the United States;

•	any acquisition of any corporation, limited liability company, partnership or other person or any division thereof or equity interest therein;

•	any entry into a contract that would be material to Fotoball USA, other than in the ordinary course of business consistent with past practices or any amendment, modification or waiver of any right under any of its existing material contracts;

•	any modification of standard warranty terms for products or services or any amendment or modification of any product or service warranties in a material manner that is adverse to Fotoball USA;

•	any entry into any contract that contains non-competition restrictions or would otherwise restrict Fotoball USA from conducting its business as presently conducted;

•	any authorization of new capital expenditures, other than those set forth in the Fotoball USA disclosure letter;

•	making or rescinding of any express or deemed tax election, settling or compromising any tax liability, entering into any closing or other agreement with any tax authority, filing any amended tax return or a claim for a refund of previously paid taxes, agreeing to an extension of the statute of limitations on any tax assessment, failing to file any tax returns when due, failing to comply with tax laws, filing a tax return inconsistent with similar tax returns filed in prior periods or taking, electing or adopting any position or method on tax returns inconsistent with similar returns filed in prior periods;

•	any settlement or compromise of any pending or threatened legal matter:

•	relating to the merger or the transactions set forth in the Merger Agreement;

•	requiring payment by Fotoball USA of damages in excess of $100,000; or

•	involving any equitable relief;

•	suffering to exist any suit, claim, action, proceeding or investigation against Fotoball USA that, if decided adversely would, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by Fotoball USA exceeding $350,000;

•	knowingly taking any action that results in a failure to maintain the trading of shares of Fotoball USA common stock on the Nasdaq National Market System;

•	taking an action that results in the acceleration or vesting of Fotoball USA stock options, except as required by any agreement in effect as of November 25, 2003;

•	allowing any insurance policy to be amended or terminated without replacing the policy, to the extent commercially feasible, with one that provides equal coverage and insures against comparable risks issued by a financially comparable insurance company;

•	taking or permitting any of its affiliates to take any action preventing the offer and the merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code;

•	creating, causing to be created or otherwise acquiring any subsidiary or transferring of any assets to a subsidiary; and

•	taking or agreeing to take any of the above actions.

Notwithstanding the above and certain provisions in the Merger Agreement, neither K2 nor Acquisition Sub has any right to control Fotoball USA’s operations before the merger becomes effective.

Covenants of K2.    Except as set forth in the Merger Agreement, made known in the disclosure letter, required by law or as consented to in writing by Fotoball USA, K2 has agreed that, until the effective time of the merger or termination of the Merger Agreement, it will conduct its and its subsidiaries’ business in the ordinary course of business, consistent with past practice. In addition, K2 will seek to preserve intact its current business organization, keep available the services of its current key officers and employees and preserve its relationships with customers and suppliers, with the intention that its goodwill and ongoing businesses shall be materially unimpaired at the effective time of the merger. Without limiting the above, K2 has agreed that it and its subsidiaries will be subject to specific restrictions laid out in the Merger Agreement relating to:

•	any changes in their charters, other than to increase the number of authorized shares of K2 capital stock, or by-laws;

•	any split, combination or reclassification of capital stock of K2 or any of its not wholly owned subsidiaries, the declaration or payment of any dividend or distribution or the redemption or acquisition of any securities of K2 or any of its not wholly-owned subsidiaries;

•	any adoption of a plan of complete or partial liquidation or dissolution;

•	knowingly taking any action that results in a failure to maintain the trading of the K2 common stock on the New York Stock Exchange;

•	any change of accounting principles, practices or methods, except as required by a change in applicable law or accounting principles generally accepted in the United States;

•	taking or permitting any of its affiliates to take any action preventing the offer and the merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code;

•	taking or permitting the surviving corporation in the merger to take any action subsequent to the effective time of the merger preventing the offer and the merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code; and

•	taking or agreeing to take any of the above actions.

Notwithstanding the above and certain provisions in the Merger Agreement, Fotoball USA has no right to control K2’s operations before or after the merger becomes effective.

Preparation of Registration Statement

K2 is obligated to prepare and file a registration statement on Form S-4 with the SEC, of which this prospectus is a part. K2 shall use its best efforts to have:

•	the S-4 declared effective by the SEC; and

•	the S-4 remain effective as long as necessary to consummate the offer and the merger and any transactions contemplated by the merger.

K2 is obligated to promptly provide Fotoball USA with copies of any written comments and advise Fotoball USA of any oral comments or communications received from the SEC regarding the S-4. In addition, K2 shall cooperate and provide Fotoball USA with a reasonable opportunity to review and comment on any amendment or supplement to the S-4 before such amendment or supplement is filed with the SEC. Further, no such amendment or supplement will be made without the approval of both K2 and Fotoball USA, which approval cannot be unreasonably withheld or delayed. For documents incorporated by reference into the S-4, this right of approval applies only to the extent such incorporated documents relate to the Merger Agreement, the transactions set forth in the Merger Agreement, Fotoball USA or its business, financial condition or results of operations. K2 is also required to take any action, other than qualifying to do business in any jurisdiction in which K2 is now not so qualified, required to be taken under any applicable state securities laws in connection with the issuance of K2 common stock in the offer, the merger and upon exercise of Fotoball USA stock options.

If, prior to the effective time of the merger, either K2 or Fotoball USA obtains information or takes any action which causes this prospectus or the S-4 to contain a misstatement of material fact or omit any material fact necessary to make the statements therein not misleading, the party obtaining the knowledge or taking the action is obligated to promptly notify the other party. Thereafter, K2 and Fotoball USA shall cooperate in filing with the SEC any appropriate amendment or supplement required by law and providing such information to the stockholders of each company. K2 is obligated to provide Fotoball USA with prompt notification of any stop order, suspension of the qualification of the K2 common stock issuable in connection with the offer and the merger for offering or sale in any jurisdiction or any request by the SEC for amendment of this prospectus or the S-4.

Offers for Alternative Transactions

Fotoball USA has agreed not to:

•	continue any existing activities, discussions or negotiations with any other persons as to a possible third party acquisition, as defined below;

•	encourage, solicit, initiate or knowingly facilitate the submission of any proposal for a third party acquisition;

•	participate in or initiate any discussions or negotiations regarding a third party acquisition;

•	provide any non-public information about Fotoball USA or its businesses, assets and properties in connection with a third party acquisition;

•	knowingly facilitate any third party acquisition, or any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any third party acquisition; or

•	enter into any agreement regarding any third party acquisition.

Fotoball USA has also agreed not to authorize or permit any of its affiliates or its respective officers, directors, employees, investment bankers, attorneys, accountants or other representatives or agents to, either directly or indirectly, take any of the above-listed actions. However, if Fotoball USA receives an unsolicited bona fide written proposal for a third party acquisition, Fotoball USA may furnish information to or enter into discussions or negotiations with such third party if Fotoball USA:

•	provides two business days prior written notice to K2 that it proposes to take such action; and

•	receives from such third party an executed confidentiality agreement in reasonably customary form and containing terms as to confidentiality at least as stringent as those agreed to by K2;

but only if:

•	after consultation with independent legal counsel, Fotoball USA’s special committee reasonably determines in its good faith judgment by majority vote, that it is required to do so to comply with its fiduciary duties to the Fotoball USA stockholders under applicable law; and

•	Fotoball USA’s special committee, by majority vote, reasonably determines that such proposal constitutes or is reasonably likely to result in a superior proposal, as defined below, which if accepted, is reasonably capable of being consummated, taking into account all legal, financial, regulatory and other aspects of the proposed third party acquisition,

A “third party acquisition” includes:

•	the acquisition by any person other than K2 or any of its affiliates of any portion of the assets of Fotoball USA, representing 15% or more of the aggregate fair market value of Fotoball USA’s business immediately prior to such acquisition, not including the sale or license of products in the ordinary course of business, consistent with past practices;

•	the acquisition by a third party of 15% of the outstanding shares of Fotoball USA common stock;

•	the adoption by Fotoball USA of a plan of liquidation;

•	the declaration or payment by Fotoball USA of an extraordinary dividend, whether in cash or other property;

•	the repurchase by Fotoball USA of more than ten percent of the outstanding shares of Fotoball USA common stock; or

•	the acquisition by Fotoball USA by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any person or business whose annual revenues or assets are equal to or greater than 15% of the annual revenues or assets of Fotoball USA, for the twelve month period ended September 30, 2003.

A “superior proposal” means any bona fide proposal to acquire, directly or indirectly in one or a series of related transactions contemplated by a proposed single agreement, 80% or more of the shares of then outstanding Fotoball USA common stock or 80% or more of the fair market value of the assets of Fotoball USA, for consideration consisting of cash and/or securities, which is on terms that Fotoball USA’s board of directors, after consultation with its financial advisor or another financial advisor of nationally recognized reputation, has determined by majority vote in its good faith judgment would result in a transaction more favorable to the Fotoball USA stockholders than the proposed merger with K2.

Fotoball USA has agreed to notify K2 within 24 hours of receipt of any proposal for or inquiry regarding a third party acquisition, or any request for nonpublic information by any person making or considering making a third party acquisition proposal as to Fotoball USA. Such notice shall include the material terms of the request or proposal and the identity of the person making it. In addition, Fotoball USA has agreed to provide K2 with a copy of any written third party acquisition proposal, including any amendments or supplements, to keep K2 informed of the status of any inquiries, discussions or negotiations with such person making such third party acquisition proposal and to provide a copy of any information delivered to such person which has not previously been made available to K2.

Fotoball USA’s Board of Directors Recommendations and Entering into Acquisition Agreement with Third Party

Pursuant to the terms of the Merger Agreement, the Fotoball USA board of directors, on the unanimous recommendation of its special committee, has agreed to recommend that its stockholders accept the offer and approve the merger and the Merger Agreement. The Fotoball USA board of directors and its special committee have each agreed not to withdraw, adversely modify or propose to withdraw or adversely modify their respective recommendation in favor of the offer and the merger in a manner adverse to K2, nor approve or recommend any third party acquisition. However, the Fotoball USA board of directors, on the recommendation of its special committee, may take any of the above prohibited actions, recommend a superior proposal or enter into an agreement with respect to a superior proposal if all of the following conditions are satisfied:

•	Fotoball USA receives an unsolicited bona fide written proposal for a third party acquisition which the special committee, by a majority vote, reasonably determines in good faith constitutes a superior proposal, that if accepted, is likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal;

•	the special committee determines in its good faith judgment by majority vote, after consultation with independent legal counsel, that it is required to do so to comply with its fiduciary duties to the Fotoball USA stockholders under applicable law;

•	the Fotoball USA board of directors provides K2 prior written notice specifying the material terms and conditions of the superior proposal and identifying the person making the superior proposal;

•	K2 does not, prior to the close of on the earlier of (a) the third business day after receipt of the notice of a superior proposal and (b) the scheduled expiration date of the offer, as may be extended, make an offer that the Fotoball USA board of directors, by majority vote, on the recommendation of its special committee, determines in its good faith judgment, after receiving the advice of its financial advisor or another financial advisor of nationally-recognized reputation, to be at least as favorable to the Fotoball USA stockholders as the superior proposal; and

•	before entering into an agreement with respect to a superior proposal, the Merger Agreement must be terminated and Fotoball USA must pay K2 a termination fee of $700,000 as described below.

In the event that Fotoball USA provides K2 with a notice of a superior proposal less than three business days prior to the scheduled expiration date of the offer, K2 is entitled to extend the offer for up to three business days beyond the then-scheduled expiration date to enable K2 to evaluate the superior proposal prior to any withdrawal or adverse modification by Fotoball USA’s board of directors of its recommendation in favor of the merger agreement or any recommendation by Fotoball USA’s board of directors of a superior proposal.

The Merger Agreement permits Fotoball USA to comply with its fiduciary duties or with Rule 14e-2 or Rule 14d-9 under the Exchange Act as to required disclosure in connection with receipt of any third party acquisition proposal or otherwise.

Indemnification and Insurance

The Merger Agreement provides that, after the effective time of the merger, as permitted by law, K2 will cause the surviving corporation in the merger to indemnify persons who were directors or officers of Fotoball USA prior to the effective time of the merger who incur liabilities or losses from any threatened or actual claim or proceeding based on the Merger Agreement or a claim arising by reason of the fact that the person was a director or officer of Fotoball USA. In addition, K2 has agreed to cause the surviving corporation in the merger to fulfill and honor any indemnification agreements and the provisions of Fotoball USA’s restated certificate of incorporation and by-laws which provide for the indemnification of officers and directors as in effect on November 25, 2003. Finally, K2 has agreed to maintain in effect the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees, and advancement of expenses currently in Acquisition’s restated certificate of incorporation and by-laws for six years after the effective time of the merger.

K2 has agreed to maintain or cause the surviving corporation in the merger to maintain in effect, if available, the current Fotoball USA directors’ and officers’ liability insurance for six years after the effective time of the merger. However, K2 is not required to expend an amount in excess of 200% of the current premium paid by Fotoball USA in any one year. If the aggregate expenditure on coverage exceeds that amount, K2 will purchase as much insurance as can be obtained for that amount. Instead of maintaining Fotoball USA’s existing insurance, K2 may provide coverage under any policy maintained for the benefit of K2 or its subsidiaries on terms not materially less advantageous to the intended beneficiaries as the existing insurance.

Other Covenants

K2 and Fotoball USA have also agreed to:

•	provide information reasonably requested by the other party;

•	use all commercially reasonable efforts to take all action reasonably necessary to consummate the offer and the merger;

•	consult with one another and mutually agree upon any press releases issued, except as required by law, the rules of the New York Stock Exchange or the Nasdaq National Market System or following a change by Fotoball USA’s board of directors of its recommendation of the offer or the merger;

•	provide notice to each other regarding:

•	any event that would cause any representation or warranty to become untrue or inaccurate; or

•	any failure to comply with or satisfy any covenant, condition or agreement in any material respect; and

•	in the event any anti-takeover or similar statute or regulation is applicable to the offer or the merger, use their reasonable best efforts to secure any required consents or approvals and take all legal and reasonable actions so that the offer and the merger may be consummated.

Fotoball USA has agreed to:

•	use all commercially reasonable efforts to obtain a letter agreement from all Fotoball USA stockholders who may be affiliates of K2 or Fotoball USA regarding compliance with Rule 145 of the Securities Act.

K2 has agreed to:

•	use its commercially reasonable efforts to cause the shares of K2 common stock to be issued in the offer and the merger and to be reserved for issuance upon exercise of Fotoball USA stock options to be approved for listing on the New York Stock Exchange; and

•	permit employees of Fotoball USA who become employees of K2 or any of its subsidiaries to participate in K2’s 1999 and 1994 Incentive Stock Option Plans, subject to the terms and conditions of such plans.

Conditions to the Offer

For a list of the conditions to the offer, see “The Offer—Conditions of the Offer” on page 39.

Conditions to the Merger

Neither K2 nor Fotoball USA will be required to complete the merger unless:

•	the Fotoball USA stockholders have approved the Merger Agreement, if and to the extent required by applicable law, in order to complete the merger;

•	no law or order by any United States federal or state court or other governmental authority prohibits or restricts the merger;

•	the registration statement on Form S-4 containing this prospectus is effective and is not subject to any stop order or proceedings seeking a stop order by the SEC;

•	all state securities laws or “blue sky” permits and authorizations necessary to issue K2 common stock in the merger have been obtained;

•	the shares of K2 common stock to be issued in the offer or the merger or to be reserved for issuance upon exercise of the Fotoball USA stock options shall have been approved for listing on the New York Stock Exchange;

•	K2 shall have purchased shares of Fotoball USA common stock pursuant to the offer; and

•	the opinion received by Fotoball USA, and the opinion received by K2, each stating that the offer and the merger together will constitute a reorganization under Section 368(a) of the Code, shall not have been withdrawn.

K2 cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

Termination and Termination Fee

Right to Terminate.    The Merger Agreement may be terminated and the offer and the merger may be abandoned at any time before the effective time of the merger in a number of different ways. The Merger Agreement may be terminated by mutual written consent of K2, Fotoball USA and Acquisition Sub.

The Merger Agreement may also be terminated by either K2, Acquisition Sub or Fotoball USA if:

•	any order or ruling by a court or other governmental authority enjoining or prohibiting the merger has become final and nonappealable; or

•	the offer has expired pursuant to its terms and no shares of Fotoball USA common stock were purchased by K2 or the offer has not been consummated by March 25, 2004 and the failure of the offer to be completed or consummated is not due to the breach of the Merger Agreement by the terminating party.

The Merger Agreement may be terminated by Fotoball USA alone if:

•	Fotoball USA has not materially breached any of its obligations set forth in the Merger Agreement and any representation or warranty of K2 that is qualified as to materiality or material adverse effect is not true and correct or any representation or warranty of K2 that is not so qualified is not true and correct in all material respects;

•	Fotoball USA has not materially breached any of its obligations set forth in the Merger Agreement and K2 or Acquisition Sub has breached any of its covenants or obligations contained in the Merger Agreement having a material adverse effect on K2 or materially and adversely affecting or delaying the consummation of the offer or the merger and, if curable, such breach is not cured within 20 business days after receipt by K2 of notice of such breach;

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, Fotoball USA receives a superior proposal, as defined above, and accepts such superior proposal, but only if:

•	Fotoball USA has complied with the terms as discussed in “—Offers for Alternative Transactions” on page 61; and

•	Fotoball USA has paid all amounts due as discussed in “—Termination Fees” on page 66; or

•

prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, the average of the closing prices for K2 common stock on the New York Stock Exchange (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for any ten consecutive trading days ending not later than two trading days prior to the expiration of the offer, is less than $11.78, and Fotoball USA exercises its right to terminate within two trading days following the expiration of such ten consecutive trading days.

The Merger Agreement may be terminated by K2 and Acquisition Sub alone if:

•	K2 or Acquisition Sub have not materially breached any of their obligations set forth in the Merger Agreement and any representation or warranty of Fotoball USA that is qualified as to materiality or material adverse effect is not true and correct or any representation or warranty of Fotoball USA that is not so qualified is not true and correct in all material respects;

•	K2 or Acquisition Sub have not materially breached any of their obligations set forth in the Merger Agreement and Fotoball USA has breached any of its covenants or obligations contained in the Merger Agreement having a material adverse effect on Fotoball USA or materially and adversely affecting or delaying the consummation of the offer or the merger and, if curable, such breach is not cured within 20 business days after receipt by Fotoball USA of notice of such breach;

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, the Fotoball USA board of directors or its special committee submits or recommends a superior proposal to a vote of the Fotoball USA stockholders;

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, the Fotoball USA board of directors or its special committee withdraws or modifies its approval or recommendation of the Merger Agreement, the offer or the merger, fails to include such recommendation in the Fotoball USA Recommendation Statement or fails to reconfirm its recommendation within three business days after a reasonable request from K2 to reconfirm such recommendation;

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, the Fotoball USA board of directors or its special committee has failed to reject a third party acquisition proposal or has failed to recommend against a third party acquisition proposal in a filing required under the Exchange Act within ten days of receiving such proposal;

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, the Fotoball USA board of directors or its special committee breaches its obligations with respect to a third party acquisition or superior proposal under the terms of the Merger Agreement as described in “—Offers for Alternative Transactions” on page 59;

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, Michael Favish or Scott P. Dickey breaches his obligations pursuant to his Exchange Agreement; or

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, events or changes occur that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Fotoball USA.

Should any of these potential grounds for termination occur, K2’s and Fotoball USA’s board of directors may or may not exercise their respective rights to terminate the Merger Agreement.

Termination Fees.    Fotoball USA has agreed to pay K2 a fee of $700,000 in liquidated damages if the Merger Agreement is terminated pursuant to any one of the circumstances described below:

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, Fotoball USA terminates because the Fotoball USA board of directors receives a superior proposal and resolves to accept the superior proposal;

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, K2 terminates because the Fotoball USA board of directors or its special committee has submitted or recommended a superior proposal to a vote of its stockholders;

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, K2 terminates because the Fotoball USA board of directors or its special committee has withdrawn or modified its approval or recommendation of the Merger Agreement, the offer or the merger, has failed to include such recommendation in the Fotoball USA Recommendation Statement or has failed to reconfirm its recommendation within three business days after a reasonable request by K2 to do so;

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, K2 terminates because the Fotoball USA board of directors or its special committee has failed to reject a third party acquisition proposal or has failed to recommend against a third party acquisition proposal in a filing required under the Exchange Act within ten days of receiving such proposal;

•	prior to K2’s acceptance of Fotoball USA common stock for exchange pursuant to the offer, the Fotoball USA board of directors breaches its obligations with respect to a third party acquisition or superior proposal under the terms of the Merger Agreement as described in “—Offers for Alternative Transactions” on page 61; or

•	K2 terminates because of a willful and knowing breach by Fotoball USA of either its representations and warranties or covenants under the Merger Agreement, and within twelve months after such breach, an acquisition of Fotoball USA occurs or Fotoball USA enters into an agreement with respect to such acquisition.

Payment of the termination fee is required under the above circumstances whether or not Fotoball USA stockholders have approved the Merger Agreement. Except for any claims based on fraud, if the termination fee is paid, such fee shall be the only remedy for such termination and all matters arising out of, in connection with or in any way related to such termination. Neither party shall be entitled to any further rights, claims or remedies.

Amendment and Waiver

K2, Acquisition Sub and Fotoball USA may amend the Merger Agreement in writing by action taken by K2’s, Acquisition Sub’s and Fotoball USA’s respective boards of directors at any time.

At any time before the effective time of the merger, each party may:

•	extend the time for the performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement.

Costs and Expenses

All costs and expenses incurred in connection with the offer, the merger and the Merger Agreement will be paid by the party incurring such expenses.

INFORMATION ABOUT FOTOBALL USA

Fotoball USA is a premier sports and entertainment marketer and manufacturer. Fotoball USA’s products and services are sold into distinct markets by four separate sales groups: Fotoball Sports, which services national and regional retailers; Fotoball Entertainment Marketing, which services entertainment destinations such as theme parks, resorts and casinos; Fotoball Sports Team, which supports the retail needs of professional franchises across the nation; and Marketing Headquarters, which develops custom programs for Fortune 500 companies. Fotoball USA currently holds licenses with Major League Baseball, the National Football League, the National Basketball Association, the National Hockey League, more than 100 NCAA colleges, Warner Bros. “Scooby Doo”, Marvel’s “Spider-Man”, “Incredible Hulk” and “X-Men”, MGA Entertainment’s “Bratz” and Nickelodeon’s “Blue’s Clues.”

For your reference, this prospectus is accompanied by copies of Fotoball USA’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (including the 10-K/A filed in connection therewith) and Fotoball USA’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. The Annual Report is attached to this prospectus as Annex D and the Quarterly Report is attached as Annex E. Please refer to these reports for a more detailed discussion of Fotoball USA’s business, results of operations and financial condition.

COMPARISON OF RIGHTS OF HOLDERS OF FOTOBALL USA COMMON STOCK

AND HOLDERS OF K2 COMMON STOCK

K2 and Fotoball USA are both Delaware corporations. The rights of stockholders of each company are generally governed by the DGCL, and each company’s respective certificate of incorporation and by-laws. Upon completion of the merger, Fotoball USA stockholders will become K2 stockholders and the K2 restated certificate of incorporation and by-laws will govern the rights of former Fotoball USA stockholders.

The following description summarizes the material differences that may affect the rights of the stockholders of Fotoball USA, but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should carefully read the relevant provisions of the DGCL and K2’s and Fotoball USA’s respective certificates of incorporation and by-laws. For more information on how to obtain these documents, see “Additional Information—Where You Can Find Additional Information” on page 79.

Capitalization

K2.    The authorized capital stock of K2 consists of 60,000,000 shares of common stock, par value $1.00 per share, and 12,500,000 shares of preferred stock, par value $1.00 per share.

K2 Common Stock.    As of the date of this prospectus there were approximately 33,187,040 shares of K2 common stock outstanding and held of record by approximately 2,895 persons. K2 common stock is listed on the New York Stock Exchange under the symbol “KTO.” Holders of K2 common stock are entitled to one vote per share on all matters to be voted upon by K2 stockholders. K2 stockholders may not cumulate votes in connection with the election of directors. The holders of K2 common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the K2 board out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of K2, the holders of K2 common stock are entitled to share ratably in all assets remaining after payment of liabilities of K2 and of the preferential amounts, if any, to which the holders of K2 preferred stock are entitled. The K2 common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the K2 common stock. All outstanding shares of K2 common stock are fully paid and non-assessable, and the shares of K2 common stock to be outstanding upon completion of the merger will be fully paid and non-assessable. Computershare Trust Company, Inc. is the Transfer Agent and Registrar for the shares of K2 common stock.

K2 Preferred Stock.    The K2 board may issue up to 12,500,000 shares of K2 preferred stock in one or more series and may, subject to the DGCL:

•	fix its rights, preferences, privileges and restrictions;

•	fix the number of shares and designation of any series; and

•	increase or decrease the number of shares of any series if not adjusting to a level below the number of then outstanding shares.

K2’s certificate of designation, dated August 10, 1989, as amended on August 9, 1999, designates 200,000 shares of preferred stock as Series A Preferred Stock in connection with K2’s rights plan, as described below in “—Rights Plan—K2” on page 75. The powers, preferences or special rights of this series may not be materially and adversely changed without the approval of at least two-thirds of the outstanding shares of K2’s Series A Preferred Stock voting separately as a class.

At the date of this prospectus, no shares of K2 preferred stock were outstanding. Although K2 presently does not intend to do so, its board may issue K2 preferred stock with voting, liquidation, dividend, conversion and such other rights which could negatively affect the voting power or other rights of the K2 common stockholders without the approval of the K2 common stockholders. Any issuance of K2 preferred stock may delay or prevent a change in control of K2.

Fotoball USA.    The authorized capital stock of Fotoball USA consists of 15,000,000 shares of common stock, $0.01 par value and 1,000,000 shares of preferred stock, par value $.01 per share, 75,000 of which have been designated Series A Preferred Stock.

Fotoball USA Common Stock.    As of the date of this prospectus there were approximately 3,651,501 shares of Fotoball USA common stock outstanding that were held of record by approximately 98 persons and held beneficially by approximately 1,024 persons. Fotoball USA common stock is listed on the Nasdaq National Market System under the symbol “FUSA.” Holders of Fotoball USA common stock are entitled to one vote per share on all matters to be voted upon by Fotoball USA stockholders. The holders of Fotoball USA common stock are entitled to receive dividends, if any, as may be declared from time to time by the Fotoball USA board. The Fotoball USA common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the Fotoball USA common stock. All outstanding shares of Fotoball USA common stock are fully paid and non-assessable.

Fotoball USA Preferred Stock.    The Fotoball USA board may issue up to 1,000,000 shares of Fotoball USA preferred stock in one or more series and may, subject to the DGCL:

•	fix its rights, preferences, privileges and restrictions;

•	fix the number of shares and designation of any series; and

•	increase or decrease the number of shares of any series if not adjusting to a level below the number of then outstanding shares.

Fotoball USA’s certificate of designation, dated August 12, 1996, designates 75,000 shares of preferred stock as Series A Preferred Stock in connection with Fotoball USA’s rights plan, as described below in “—Rights Plan—Fotoball USA” on page 75. The powers, preferences or special rights of this series may not be materially and adversely changed without the approval of a majority of the outstanding shares of Fotoball USA’s Series A Preferred Stock voting separately as a class.

As of the date of this prospectus, no preferred stock of Fotoball USA is issued or outstanding.

Number, Election, Vacancy and Removal of Directors

Delaware General Corporation Law.    Under the DGCL, a board of directors must have at least one director. A majority of the directors in office can fill any vacancy or newly created directorship. A director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors. However, if the board is divided into classes, unless the certificate of incorporation provides otherwise, a director may only be removed for cause. The board may fill any vacancy created for any reason.

K2.    The K2 board of directors has ten members. The K2 restated certificate of incorporation provides that the board shall consist of between eight and eleven members, as set by the board of directors. The board shall be divided into three nearly equal classes, with each class serving a three year term. The K2 restated certificate of incorporation and by-laws are silent as to the filling of vacancies, the appointment of new directors to fill newly-created positions and the removal of directors. Therefore, as provided by the DGCL, vacancies and newly created directorships are filled by a vote of a majority of the K2 directors in office.

Fotoball USA.    The Fotoball USA board of directors has six members. The Fotoball USA restated certificate of incorporation and the Fotoball USA amended and restated by-laws provide that the Fotoball USA board of directors shall consist of between one and nine members, as set by the board of directors. The board shall be divided into three nearly equal classes, with each class serving a three year term. Vacancies and newly created board positions are filled by the vote of a majority of the directors then in office. Directors may be removed only for cause by the vote of a majority of the outstanding shares of all classes of capital stock entitled to vote in the election of directors.

Amendments to Certificate of Incorporation

Delaware General Corporation Law.    Under the DGCL, an amendment to a corporation’s certificate of incorporation requires approval by both the board of directors and a majority of the shares entitled to vote, unless a different proportion is provided for in the certificate of incorporation. If the amendment increases or decreases the aggregate number of authorized shares of a class, then the outstanding shares of such class shall be entitled to vote on the amendment, whether or not entitled to vote thereon by the certificate of incorporation. If the corporation’s stock is divided into classes, then a majority of each class entitled to vote on the amendment as a class must approve the amendment, unless a different proportion is provided by the certificate of incorporation.

K2.    The K2 restated certificate of incorporation may be amended or repealed as permitted or prescribed by applicable law and approved by a majority of the shares entitled to vote. The K2 restated certificate of incorporation requires supermajority stockholder approval with respect to amending certain provisions of the restated certificate of incorporation. Specifically, the affirmative vote of holders of at least:

•	two-thirds of the outstanding shares of K2 stock is required for K2 to amend Article Fourteen of its restated certificate of incorporation, which requires the approval of two-thirds of the shares entitled to vote for any merger or consolidation of K2 with another entity, or the sale or other transfer of substantially all of the assets of K2;

•	80% of the shares entitled to vote, voting together as a single class, and two-thirds of the shares entitled to vote and held by stockholders other than an interested stockholder is required to amend Article Fifteen of K2’s restated certificate of incorporation, which requires comparable support to approve a transaction under certain circumstances involving K2 or any of K2’s subsidiaries and an interested stockholder or another business entity; and

•	two-thirds of the outstanding shares of Series A Preferred Stock is required to materially change the powers, preferences or special rights of the Series A Preferred Stock. No shares of Series A Preferred Stock are currently outstanding.

Fotoball USA.    The Fotoball USA restated certificate of incorporation states that it may be amended or repealed by Fotoball USA as permitted or prescribed by applicable law, with all rights conferred upon Fotoball USA stockholders subject to such reservation. In addition, any amendment or repeal of Article Seventh of the Fotoball USA restated certificate of incorporation, which limits the liability of directors, will not adversely affect any right or protection of a director for any act or omission occurring prior to the date of such amendment or repeal.

Amendments to By-laws

K2.    The K2 by-laws may be amended by the board of directors or at a stockholder meeting by the vote of 75% of the shares entitled to vote.

Fotoball USA.    The Fotoball USA by-laws may be amended by the board of directors or at a stockholder meeting by the vote of over 50% of the shares entitled to vote.

Stockholder Action

Delaware General Corporation Law.    Under the DGCL, in the absence of a specification in the certificate of incorporation or bylaws of the corporation, in all matters other than the election of directors, the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

K2.    Except for those matters requiring a supermajority vote as described above, the vote of a majority of the shares present and entitled to vote at a duly called and held meeting is the act of the K2 stockholders. The K2 restated certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Fotoball USA.    The Fotoball USA amended and restated certificate of incorporation and amended and restated by-laws are silent as to the votes that shall be necessary to transaction of any business. Therefore, as provided by the DGCL, an affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. The Fotoball USA amended and restated certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Notice of Certain Stockholder Actions

K2.    The K2 by-laws state that a stockholder may only bring business before a stockholder meeting, including a nomination of a director for the board, if the stockholder gives at least 90 days advance written notice of the business to K2’s Secretary or, if later, the tenth day after the first public announcement of the date of the meeting. In addition, for business to be properly brought before any stockholder meeting, the matter must be a proper matter for stockholder action.

Fotoball USA.    The Fotoball USA amended and restated by-laws and amended and restated certificate of incorporation state that a stockholder may only bring business before a stockholder meeting, including a nomination of a director for the board, if the stockholder gives at least 60 and no more than 90 days advance written notice of the business to Fotoball USA’s principal executive offices, or in the case of a nomination of a director for the board, to Fotoball USA’s Secretary or, if later, the tenth day after the first public announcement of the date of the meeting. In addition, for business to be properly brought before any stockholder meeting, the matter must be a proper matter for stockholder action.

Special Stockholder Meetings

Delaware General Corporation Law.    Under the DGCL, a special meeting of a corporation’s stockholders may be called by the board or by any other person authorized by the corporation’s certificate of incorporation or by-laws. All stockholders of record entitled to vote must receive notice of all stockholder meetings not less than ten, nor more than 60, days before the date of the stockholder meeting.

K2.    The K2 by-laws provide that only the board of directors or the Chairman of the Board can call a special meeting of the K2 stockholders. No business may be transacted at a special meeting of the stockholders other than that stated in the notice of the meeting.

Fotoball USA.    The Fotoball USA amended and restated certificate of incorporation provides that a special meeting of the stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Board of Directors pursuant to a resolution approved by a majority of the members of the Board of Directors or the stockholders of Fotoball USA pursuant to a resolution approved by the holders of a majority of the outstanding shares of Fotoball USA common stock. The Fotoball USA amended and restated by-laws provide that no business may be transacted at a special meeting of the stockholders other than that stated in the notice of the meeting.

Limitation of Personal Liability of Directors and Indemnification

Delaware General Corporation Law.    Under the DGCL, a corporation may include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for certain monetary damages resulting from breaches of fiduciary duties. Specifically, the corporation may indemnify any director, officer, employee or agent of the corporation for expenses, monetary damages, fines and settlement amounts to the extent the person:

•	acted in good faith;

•	acted in a manner he or she believed to be in the best interests of the corporation; and

•	with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful.

However, no provision can eliminate or limit director liability for any:

•	breach of his or her duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or involving intentional misconduct or a knowing violation of the law;

•	violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions;

•	transaction from which the director received any improper personal benefit; or

•	act or omission that took place before the date of adoption of the provision in the certificate of incorporation eliminating or limiting the liability of a director for breaches of fiduciary duties.

Indemnification is also not permitted if the person is held liable to the corporation or its stockholders, except to the extent that an appropriate court concludes that the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.

K2.    The K2 restated certificate of incorporation provides a right to indemnification of current and former directors and officers to the fullest extent authorized or permitted by the DGCL, as described above. However, if the DGCL is amended to further eliminate or limit director liability, then the indemnification provided shall be expanded to the fullest extent permitted by the DGCL, as amended. In addition, the K2 restated certificate of incorporation requires K2 to indemnify any present or former director or officer who has been successful on the merits or otherwise in the defense of any claim or proceeding for expenses, including attorneys’ fees. The K2 restated certificate of incorporation also permits K2’s board of directors to provide indemnification of employees and agents of K2 with the same scope and effect as the indemnification provided for directors and officers. This right to indemnification is not exclusive of any other right the director or officer may have.

Even if K2 is prohibited from indemnifying such person under the DGCL, it may maintain insurance at the corporation’s expense to protect itself and any director, officer, employee or agent against such expense, liability or loss. K2 currently maintains such insurance and has also entered into customary indemnification agreements with each of its directors.

Fotoball USA.    The Fotoball USA amended and restated certificate of incorporation provides that directors shall not be personally liable for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. However, if the DGCL is amended to further eliminate or limit director liability, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended. In addition, the Fotoball USA amended and restated certificate of incorporation provides a right to indemnification of current and former directors officers, employees and agents of Fotoball USA. The Fotoball USA amended and restated certificate of incorporation further provides a right to indemnification of current and former directors, officers, employees and agents who may serve at Fotoball USA’s request as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise. This right to indemnification is not exclusive of any other right the director or officer may have.

Mergers, Acquisitions and Other Transactions

Delaware General Corporation Law.    Under the DGCL, the board of directors and a majority of the shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•	the merger agreement does not amend the constituent corporation’s certificate of incorporation;

•	each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

•	either no shares of common stock of the surviving corporation are to be issued or delivered by way of the merger or, if common stock will be issued or delivered, it will not increase the number of outstanding shares of common stock immediately before the merger by more than 20%.

K2.    K2’s restated certificate of incorporation has two independent provisions regarding mergers and business combinations. Article Fourteen requires the affirmative vote of at least two-thirds of the shares entitled to vote to approve any merger or business combination involving K2. Article Fifteen requires approval by 80% of the shares entitled to vote for any merger or business combination involving K2 or any of its subsidiaries and another corporation or an interested stockholder. This second group of transactions must also be approved by two-thirds of the shares entitled to vote other than those held by the interested stockholder in question, if an interested stockholder is involved. Regardless, if the transaction involving another corporation or an interested stockholder is approved by two-thirds of the disinterested directors or several other conditions are met, then the supermajority provisions of Article Fifteen no longer apply.

Fotoball USA.    Fotoball USA’s restated certificate of incorporation does not alter the required vote of Fotoball USA stockholders to approve a merger, consolidation or sale of all or substantially all of Fotoball USA’s assets under the DGCL. Therefore, as provided by the DGCL, a majority of the Fotoball USA shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of Fotoball USA’s assets.

Dissenters’ Appraisal Rights

Delaware General Corporation Law.    Under the DGCL, dissenters’ appraisal rights are available to a corporation’s stockholders in connection with certain mergers and consolidations. However, no rights are available in certain situations. A corporation’s stockholders will not receive such rights if the corporation is the surviving corporation and no stockholder vote is required for the merger. Also, no such rights are available if the corporation’s stock is either:

•	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

•	held of record by more than 2,000 stockholders.

However, dissenters’ appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than:

•	shares of the surviving corporation;

•	shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; or

•	cash in place of fractional shares.

In addition, appraisal rights will be available in connection with a “short-form” merger pursuant to Section 253 of the DGCL. See “The Offer—Appraisal Rights” on page 44.

K2.    Because all of the above tests are satisfied, K2 stockholders will not receive dissenters’ appraisal rights with respect to the merger.

Fotoball USA.    Because all of the above tests are satisfied, Fotoball USA stockholders will not receive dissenters’ appraisal rights with respect to the merger, unless the merger is accomplished as a “short-form” merger pursuant to Section 253 of the DGCL.

Rights Plan

K2.    K2 maintains a stockholder rights plan which is designed to protect its stockholders from attempts to acquire control of K2 without the approval of K2’s board and to prevent abusive tactics from potential acquirers that do not treat all stockholders fairly.

The rights issued under the plan are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events, described below, occur. Although K2 does not intend the rights plan to prevent a takeover of K2, the plan may cause substantial dilution to certain persons or groups that beneficially acquire 15% or more of K2’s common stock, unless the rights issuable under the plan are first redeemed by the board of directors. A summary of the key provisions of the plan is provided below.

K2 entered into a Rights Agreement dated as of July 1, 1999 between K2 and Harris Trust Company of California. Pursuant to the rights agreement, a right is attached to each share of K2 common stock outstanding as of September 5, 1999 or outstanding between September 5, 1999 and the earlier of the exercisability of the rights and the termination of the plan. The rights become exercisable ten days after the public announcement that any person or group has:

•	acquired 15% or more of the outstanding shares of K2 common stock; or

•	initiated a tender offer for shares of K2 common stock, which would result in any person or group acquiring 15% or more of the outstanding shares of K2 common stock.

Each right entitles its holder to purchase 1/100th of a share of K2 Series A Junior Participating Cumulative Preferred Stock at a price of $60 per 1/100th of a share of preferred stock. Once exercisable, each right will entitle its holder to purchase a number of shares of K2 common stock having a market value of two times the exercise price of the right. At any time after any person or group becomes a 15% beneficial owner of K2 common stock, but before a change in control transaction, the K2 board of directors may exchange each right not owned by a 15% beneficial owner for one share of K2 common stock or other K2 preferred stock with rights similar to those of the Series A Junior Participating Cumulative Preferred Stock.

In addition, each right, other than rights owned by the acquiring person, such person’s affiliates, associates and any group of which such person is a member, will entitle the holder of such rights to purchase a number of shares of the common stock of the acquiring entity or its parent having a market value equal to two times the exercise price of the right, unless the rights are earlier redeemed by K2, after:

•	a person or group acquires 15% or more of the outstanding shares of K2 common stock;

•	K2 is acquired in a merger or other business combination transaction; or

•	50% or more of K2’s consolidated assets or earning power are sold.

K2 may redeem the rights, at a price of $0.001 per right at any time prior to the close of business on the tenth day after a person or group obtains 15% or more of the outstanding shares of K2’s common stock. The rights expire on September 5, 2009, unless extended or earlier redeemed.

Fotoball USA.    Fotoball USA maintains a stockholder rights plan which is designed to protect its stockholders from attempts to acquire control of Fotoball USA without the approval of Fotoball USA’s board.

Fotoball USA is party to a Rights Agreement dated as of August 19, 1996, as amended and restated as of May 18, 1999, between Fotoball USA and Continental Stock Transfer & Trust Company, as rights agent. Pursuant to the rights agreement, a right is attached to each share of Fotoball USA common stock outstanding as of August 30, 1996 or outstanding between August 30, 1996 and the earlier of the distribution of the rights or the expiration of the plan. The rights will not be deemed to have been distributed and will not exercisable, transferable separately or trade separately from the shares of Fotoball USA common stock, until

•	the 10th business day after the date a person or group publicly announces that it is an “Acquiring Person” (see below); or

•	the 10th business day, or such later day as the Fotoball USA board determines, after a person or group announces a tender or exchange offer, which, if consummated, would result in such person or group beneficially owning 15% or more of the Fotoball USA common stock.

Separate certificates representing the rights will be mailed as of the distribution date. After the distribution date, each right will entitle its registered holder to buy .001 of a share of Fotoball USA’s Series A preferred stock, par value $.01 per share, at an exercise price of $30.00, subject to certain antidilution adjustments. The ability to purchase shares of Class A preferred stock will continue until August 11, 2006 or, if earlier, the redemption or exchange of the rights. The holders of rights will not have any voting rights or be entitled to dividends until the rights are exercised.

In general, an “Acquiring Person” means any person or group of affiliated persons, other than

•	Fotoball USA or its subsidiaries

•	certain benefit plans and other entities affiliated with Fotoball USA or its subsidiaries

•	any person or group of affiliated persons whose acquisition of 15% or more is approved in advance by the Fotoball USA board,

who, after August 12, 1996, acquires beneficial ownership of 15% or more of the outstanding shares of Fotoball USA common stock. No person or group who beneficially owned 15% or more of the outstanding shares of Fotoball USA common stock on August 12, 1996 will be considered an Acquiring Person unless he or it acquires an additional 2% of the Fotoball USA common stock in a transaction not approved by the Fotoball USA board in advance. The date that the 15% level or the 2% level is exceeded is referred to as the “stock acquisition date.”

If a person or group of affiliated persons becomes an Acquiring Person, then each right other than rights owned by such Acquiring Person and its affiliates and associates, will entitle the holder thereof to purchase, for the exercise price, a number of shares of Fotoball USA common stock having a then current market value of twice the exercise price. Accordingly, at the original exercise price of $30.00, each right would entitle its registered holder to purchase $60.00 worth of Fotoball common stock for $30.00. Each right owned by an Acquiring Person and its affiliates and associates will be null and void.

If at any time

•	Fotoball USA merges into another entity;

•	an acquiring entity merges into Fotoball USA and the Fotoball USA common stock is changed into or exchanged for other securities or assets of the acquiring entity, or

•	Fotoball USA sells more than 50% of its assets or earning power,

then each right will entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of such other entity having a current market value of twice the exercise price. The foregoing will not apply to a transaction approved by a majority of the Fotoball USA board.

At any time after any person becomes an Acquiring Person, the Fotoball USA board may exchange rights, other than rights owned by the Acquiring Person and its affiliates and associates, in whole or in part, for Fotoball USA common stock on a 1:1 basis, subject to adjustment. Each right owned by an Acquiring Person and its affiliates and associates will be null and void.

The purchase price payable, and the number of shares of Series A preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 2% of the purchase price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preferred stock on the last trading date prior to the date of exercise. The rights are redeemable at Fotoball USA’s option, at any time prior to the stock acquisition date, for $.01 per right, payable in cash or shares of Fotoball USA common stock.

The Fotoball USA board may amend the amended and restated rights agreement in any manner prior to the distribution date. After the distribution date, the board may amend the amended and restated rights agreement only to cure ambiguities, shorten or lengthen certain time periods, or if such amendment does not adversely affect the interests of rights holders and does not relate to any principal economic term of the rights.

ADDITIONAL INFORMATION

Legal Matters

Gibson, Dunn & Crutcher LLP, counsel to K2, will pass upon the validity of the K2 common stock to be issued in connection with the offer and merger and the accuracy of the section entitled “Material U.S. Federal Income Tax Consequences” on page 40. Gibson, Dunn & Crutcher LLP, counsel to K2, and Swidler Berlin Shereff Friedman, LLP, counsel to Fotoball USA, are expected to render opinions concerning the federal income tax consequences of the merger.

Experts

The consolidated financial statements and schedule of K2 and subsidiaries appearing in K2’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements and related financial statement schedule of Fotoball USA as of and for the year ended December 31, 2002, and the statements of operations, stockholders’ equity and cash flows of Fotoball USA for the year ended December 31, 2000, and the related financial statement schedule, have been included herein in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing. The financial statements of Fotoball USA as of and for the year ended December 31, 2001 have been included herein in reliance upon the report of Good Swartz Brown & Berns LLP, independent accountants, as set forth in their report thereon appearing elsewhere in this document and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Brass Eagle and its subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 have been incorporated by reference herein (to Annexes D and E of K2’s Registration Statement on Form S-4 filed on November 4, 2003, as amended on November 28, 2003) in reliance upon the report of Crowe Chizek and Company LLC, independent accountants, which is incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Rawlings and its subsidiaries as of and for the year ended August 31, 2002, have been incorporated by reference herein (to K2’s Registration Statement filed on January 17, 2003, as amended on February 25, 2003) in reliance upon the report of KPMG LLP, independent accountants, as set forth in their report, which is incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

Although Rawlings dismissed Arthur Andersen LLP as its independent public accountants effective June 13, 2002 and engaged KPMG LLP, the consolidated financial statements of Rawlings as of and for each of the two years in the period ended August 31, 2001 incorporated by reference herein have been audited by Arthur Andersen LLP. We have not sought the written consent of Arthur Andersen LLP to our naming it as an expert and incorporating by reference herein its audit report for the financial statements of Rawlings as of and for each of the two years in the period ended August 31, 2001. The requirement to obtain such consent has been dispensed with in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference herein of its report, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Where You Can Find Additional Information

K2 and Fotoball USA file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that the companies file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. K2’s and Fotoball USA’s SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “www.sec.gov.”

K2 filed the registration statement on Form S-4 to register with the SEC the shares of K2 common stock to be issued to Fotoball USA stockholders in the offer and the merger. This prospectus is a part of that registration statement and constitutes a prospectus of K2. K2 also filed with the SEC, on the same day as it filed the Form S-4, a tender offer statement on Schedule TO pursuant to the Exchange Act in connection with the offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above. Fotoball USA is required to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding the offer within ten business days from the date of the distribution of this prospectus and to disseminate this statement to Fotoball USA stockholders. Fotoball USA has agreed to file its recommendation statement on the same day that we file the registration statement on Form S-4 with the SEC. A copy of Fotoball USA’s recommendation statement on Schedule 14D-9 is enclosed. You may also obtain a copy of the Schedule 14D-9 (and any amendments to that document) in the manner described above.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the K2 registration statement or the exhibits to the registration statement. The SEC allows K2 to “incorporate by reference” information into this prospectus, which means that K2 can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents set forth below that K2 has previously filed with the SEC. These documents contain important information about the companies and their financial condition.

K2 SEC Filings (File No. 001-04290)	Period
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003
Current Reports on Form 8-K	Filed on February 24, 2003, March 13, 2003, April 1, 2003, May 28, 2003 (Item 7), June 5, 2003, June 5, 2003, October 1, 2003, October 23, 2003 (Item 5 and Item 7), October 29, 2003, November 4, 2003, December 9, 2003, December 10, 2003 and December 23, 2003
Current Report on Form 8-K/A	Filed on December 2, 2003
Definitive Proxy Statement on Schedule 14A	Filed April 21, 2003
Registration Statements on Form 8-A	Filed on August 21, 1989 and August 9, 1999
Registration Statement on Form 8-A/A	Filed on January 23, 1998
Registration Statements on Form S-4
Rawlings	Filed January 17, 2003; Amendment No. 1 filed February 25, 2003
Brass Eagle	Filed November 4, 2003; Amendment No. 1 filed November 28, 2003

All additional documents that K2 may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the earlier of the effective time of the merger and the termination of the Merger Agreement, shall also be deemed to be incorporated by reference.

K2 has supplied all information contained or incorporated by reference in this prospectus relating to K2.

You can obtain any of the documents incorporated by reference through K2, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from K2 without charge, excluding all exhibits, unless K2 has specifically incorporated by reference an exhibit in this prospectus. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

K2 Inc.

Attention: Investor Relations

2051 Palomar Airport Road

Carlsbad, California 92009

(760) 494-1000

If you would like to request documents from us, please do so by December 13, 2003 to receive them before the initial expiration of the exchange offer. If you request any incorporated documents from K2, we will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this prospectus to make your decision regarding the tender of shares. K2 and Fotoball USA have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated December 10, 2003, and was first mailed to stockholders on December 10, 2003. You should not assume that the information contained in the prospectus is accurate as of any date other than that date, and neither the mailing of this prospectus to the stockholders nor the issuance of K2 shares in the offer or the merger shall create any implication to the contrary.

Miscellaneous

The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding shares of Fotoball USA common stock. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with that state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction. No person has been authorized to give any information or make any representation on behalf of K2 not contained in this prospectus or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

K2’s recent acquisitions of Rawlings and Brass Eagle will each be accounted for as a purchase. K2 has presented below unaudited pro forma condensed combined financial information that reflects the acquisitions of Rawlings and Brass Eagle. This information is intended to give you a better picture of what the businesses of K2 combined with the recent mergers with Rawlings and with Brass Eagle might have looked like if each of the respective mergers had occurred on January 1, 2002, the first day of the first period for which financial information is presented.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2002 combines the K2 consolidated statement of income for the year ended December 31, 2002, the Rawlings statement of income for the twelve month period ended November 30, 2002 and the Brass Eagle statement of income for the year ended December 31, 2002 to reflect K2’s recent mergers with Rawlings and with Brass Eagle.

The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2003 combines the K2 consolidated statement of income for the nine months ended September 30, 2003, the Rawlings statement of income for the three month period ended February 28, 2003 and the Brass Eagle statement of income for the nine months ended September 30, 2003 to reflect K2’s recent mergers with Rawlings and with Brass Eagle.

The unaudited pro forma condensed combined balance sheet has been prepared as of September 30, 2003, giving effect to the merger with Brass Eagle as though it had been consummated on that date. For purposes of the pro forma presentation, the excess of the purchase price over the fair value of the assets acquired and liabilities assumed related to the Brass Eagle transaction is preliminarily reflected as goodwill. A separate determination will be made in the 2003 fourth quarter regarding whether any intangible assets have been acquired that should be recognized apart from goodwill. The unaudited combined balance sheet reflects those separately identifiable intangible assets acquired in the Rawlings transaction.

This unaudited pro forma financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined statement of income does not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. The unaudited pro forma condensed combined financial statements are based upon assumptions and adjustments that we believe are reasonable. Assumptions regarding the value of K2 common stock are based on a five day average of the last reported sale price of K2’s stock on the New York Stock Exchange from October 20, 2003 through October 24, 2003. The unaudited pro forma financial statements, and the accompanying notes, should be read in conjunction with the historical financial statements and related notes of K2, Rawlings and Brass Eagle included in the applicable company’s annual report on Form 10-K and quarterly reports on Form 10-Q incorporated by reference in this prospectus. See “Where You Can Find Additional Information” on page 79.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2003

(in thousands)

	Historical		Adjustments		Combined
	K2 As of September 30, 2003	Brass Eagle As of September 30, 2003
ASSETS
Current Assets
Cash and cash equivalents	$14,615	$171			$14,786
Accounts receivable, net	176,922	22,775			199,697
Inventories, net	200,756	25,405	2,085	(2)	228,246
Deferred Income Tax	37,975	1,956			39,931
Prepaid expenses and other current assets	12,903	613			13,516

Total current assets	443,171	50,920	2,085		496,176
Property, plant and equipment, net	76,078	15,670			91,748
Intangibles, including goodwill, net	127,444	32,284	(32,284)	(1)	173,827
			46,383	(1)
Other assets	13,085	809	(144)	(2)	13,750

Total Assets	$659,778	$99,683	16,040		775,501

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Bank loans	8,116	1,800			9,916
Accounts payable	52,004	12,294	4,471	(1)	68,769
Accrued Liabilities	83,923	5,309			89,232
Current portion of long-term debt	6,667	5,600			12,267

Total current liabilities	150,710	25,003	4,471		180,184
Long-term Debt	35,079	4,200			39,279
Long-term Pension Liabilities and Other Liabilities	12,553	754			13,307
Deferred Taxes	18,952	2,913			21,865
Convertible subordinated debentures	97,951	—			97,951
Shareholders’ Equity
Common Stock	29,017	77	(77)	(1)	33,538
			4,521	(1)

Additional paid-in capital	231,004	27,283	(27,283)	(1)	304,865
			71,025	(1)
			2,836	(1)
Retained earnings	105,465	40,729	(40,729)	(1)	105,465
Employee Stock Ownership Plan and stock option loans	(1,206)	—			(1,206)
Treasury shares	(9,117)	(1,276)	1,276	(1)	(9,117)
Accumulated other comprehensive loss	(10,630)	—			(10,630)

Total Shareholders’ Equity	344,533	66,813	11,569		422,915

Total Liabilities and Shareholders’ Equity	$659,778	$99,683	$16,040		$775,501

See accompanying notes to unaudited pro forma condensed combined financial statements

For explanations of pro forma adjustments, see below

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(in thousands, except per share data)

	For the twelve months ended
	K2 December 31, 2002	Rawlings November 30, 2002 (a)	Adjustments (b)		Pro forma Combined	Brass Eagle December 31, 2002	Adjustments (b)		Pro forma Combined
Net sales	$582,159	$170,278	—		$752,437	$104,923	—		$857,360
Cost of products sold	411,620	121,999	—		533,619	63,918	—		597,537

Gross profit	170,539	48,279			218,818	41,005			259,823
Selling expenses	86,394	29,392	—		115,786	16,346	—		132,132
General and administrative expenses	56,862	11,196	1,200	(3)	69,258	8,516	—		77,774

Operating income	27,283	7,691	(1,200)		33,774	16,143			49,917
Interest expense	8,966	2,351	—		11,317	1,456	—		12,773
Other income, net	(253)	—	—		(253)	—	—		(253)

Income before provision for income taxes	18,570	5,340	(1,200)		22,710	14,687	—		37,397
Provision for income taxes	6,500	1,853	(420	)(4)	7,933	5,016	—		12,949

Net income	$12,070	$3,487	$(780)		$14,777	$9,671	$—		$24,448

Basic earnings per share:
Net income	$0.67	$0.43	—		$0.55	$1.35	—		$0.78

Diluted earnings per share:
Net income	$0.67	$0.43	—		$0.55	$1.30	—		$0.77

Basic shares outstanding	17,941	8,117	687	(5)	26,745	7,189	(2,668	)(5)	31,266
Diluted shares outstanding	17,994	8,146	898	(5)	27,038	7,461	(2,924	)(5)	31,575

(a)	Statement of income information of Rawlings for the twelve month period ended November 30, 2002 was derived by combining amounts for the year ended August 31, 2002 with the quarter ended November 30, 2002 and deducting the amounts for the quarter ended November 30, 2001 as follows:

	Three months ended November 30, 2002	+	Twelve months ended August 31, 2002	-	Three months ended November 30, 2001	=	Twelve months ended November 30, 2002
Net sales	$29,974		$173,712		$33,408		$170,278
Operating income (loss)	(511)		7,618		(584)		7,691
Net income (loss)	$(658)		$3,347		$(798)		$3,487

(b)	Pro forma adjustments to the financial statements do not reflect potential cost saving opportunities, including the elimination of duplicative selling, general and administrative expenses.

See accompanying notes to unaudited pro forma condensed combined financial statements

For explanations of pro forma adjustments, see below

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the nine months ended September 30, 2003

(in thousands, except per share data)

	Historical
	K2 Nine months ended September 30, 2003		Rawlings Three months ended February 28, 2003	Adjustments (a)		Pro forma Combined		Brass Eagle Nine months ended September 30, 2003	Adjustments (a)		Pro forma Combined
Net sales	$524,754		$61,013	—		$585,767		$62,670	—		$648,437
Cost of products sold	362,524		42,741	—		405,265		41,008	—		446,273

Gross profit	162,230		18,272	—		180,502		21,662	—		202,164
Selling expenses
General and administrative expenses	135,627		10,724	300	(3)	146,651		18,047	—		164,698

Operating income	26,603		7,548	(300)		33,851		3,615	—		37,466
Interest expense	7,248		686	—		7,934		804	—		8,738
Debt extinguishment costs	6,745		—	—		6,745		—	—		6,745
Other income, net	(1,654)		—	—		(1,654)		—	—		(1,654)

Income before provision for income taxes	14,264		6,862	(300)		20,826		2,811	—		23,637
Provision for income taxes	4,992		2,502	(105	)(4)	7,389		1,067	—		8,456

Net income	$9,272		$4,360	$(195)		$13,437		$1,744	$—		$15,181

Basic earnings per share:
Net income	$0.39		$0.54	$—		$0.51		$0.24	$—		$0.49

Diluted earnings per share:
Net income	$0.38	(b)	$0.52	$—		$0.48	(b)	$0.23	$—		$0.47	(b)

Basic shares outstanding	23,576		8,148	(5,216	)(5)	26,508		7,381	(2,860	)(5)	31,029
Diluted shares outstanding	26,623	(b)	8,317	(5,278	)(5)	29,662	(b)	7,567	(3,018	)(5)	34,211	(b)

(a)	Pro forma adjustments to the financial statements do not reflect potential cost saving opportunities, including the elimination of duplicative selling, general and administrative expenses.
(b)	For the nine month period ended September 30, 2003, diluted shares outstanding and diluted earnings per share include the dilutive impact of 2.3 million shares of common stock issuable upon conversion of K2’s $100 million of convertible subordinated debentures and $1.1 million of related interest expense ($0.7 million, net of taxes) on the assumed conversion of the debentures, respectively.

See accompanying notes to unaudited pro forma condensed combined financial statements

For explanations of pro forma adjustments, see below

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Basis of Presentation

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2002 combines the K2 consolidated statement of income for the year ended December 31, 2002, the Rawlings statement of income for the twelve month period ended November 30, 2002 and the Brass Eagle statement of income for the year ended December 31, 2002 to reflect K2’s recent mergers with Rawlings and with Brass Eagle.

The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2003 combines the K2 consolidated statement of income for the nine months ended September 30, 2003, the Rawlings statement of income for the three month period ended February 28, 2003 and the Brass Eagle statement of income for the nine months ended September 30, 2003 to reflect K2’s recent mergers with Rawlings and with Brass Eagle.

The unaudited pro forma condensed combined balance sheet has been prepared as of September 30, 2003, giving effect to the merger with Brass Eagle as though it had been consummated on that date. For purposes of the pro forma presentation, the excess of the purchase price over the fair value of the assets acquired and liabilities assumed related to the transaction is reflected as goodwill. A separate determination will be made in the 2003 fourth quarter following the completion of the merger regarding whether any intangible assets have been acquired that should be recognized apart from goodwill.

The pro forma condensed combined financial statements included herein have been prepared by K2, without audit, under the rules and regulations of the SEC. Some information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted under these rules and regulations. However, K2 believes that the disclosures are adequate to make the information presented not misleading.

The preparation of unaudited pro forma condensed combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited pro forma condensed combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pro Forma Income Per Share

The pro forma combined net income per share is based on the weighted average number of common shares and the dilutive impact of stock options outstanding of K2 with additional shares of K2 common stock issued at the beginning of the period presented based upon approximately 8.8 million shares of K2 stock issued in exchange for shares of Rawlings upon completion of the merger on March 26, 2003, and approximately 4.5 million additional shares of K2 common stock issued at the beginning of the period presented for shares of Brass Eagle upon the completion of the merger on December 11, 2003.

Merger Related Expenses of K2 and Brass Eagle

K2 estimates that it will incur merger-related expenses, consisting primarily of transaction costs for investment banker fees, attorneys, accountants, financial printing and other related charges, of approximately $4.4 million. This estimate is preliminary and is therefore subject to change. These nonrecurring costs are added to the purchase price of the acquisition and considered in the calculation of goodwill.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION—(Continued)

Adjustments to Pro Forma Statements

(1)	Reflects adjustments to assets and liabilities assumed based on their estimated fair values, to eliminate the historical Brass Eagle shareholders’ equity accounts and intangible assets, record the issuance of K2 common stock and stock options and accrue for the related merger costs under the purchase method of accounting. The allocation of the aggregate purchase cost below is preliminary and assumes that the excess purchase price will be entirely allocated to goodwill as K2 has no basis to allocate excess purchase price to identifiable intangibles. No portion of the excess purchase price is being amortized in the pro forma information contained herein. The final purchase price allocation, which will be completed following managements’ final evaluation of such assets and liabilities, includes identifiable intangible assets with finite and indefinite lives separate from goodwill. Should there be assets with finite lives, those assets would be subject to amortization resulting in additional amortization expense. The allocation of purchase cost and the resulting effect on net income or loss may differ significantly from the pro forma amounts included herein.

September 30, 2003
(in thousands)
Purchase price	$78,382
Merger related expenses	4,471

Aggregate merger cost	82,853
Less: Estimated fair value of net tangible assets acquired.	(36,470)

Excess of cost over preliminary estimate of fair value of net tangible assets acquired	$46,383

The purchase price assumes a $16.71 share price for K2 common stock at the time of the merger. This assumption is based on a five day average of the last reported sale price of K2 common stock on the New York Stock Exchange from October 20, 2003 through October 24, 2003.

The preliminary estimate of K2 shares issued and stock options is based on the estimated number of shares of common stock of Brass Eagle outstanding at the time of the merger, as well as Brass Eagle stock options outstanding which became fully vested and immediately exercisable at the time of the merger.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION—(Continued)

The adjustment to shareholders’ equity is based on the pro forma capitalization of K2 as follows:

(in thousands)
Brass Eagle common shares outstanding	7,490
Exchange ratio	0.6036

Shares of K2 common stock	4,521
Multiplied by: Assumed stock price	$16.71

Value of K2 stock issued for Brass Eagle common shares outstanding (a)	$75,546
Outstanding Brass Eagle stock options	604
Exchange ratio	0.6036

Options to purchase shares of K2 common stock	365
Multiplied by: Fair value of stock options based on Black-Scholes estimate*	$7.77

Value of K2 stock options issued for stock options outstanding (b)	$2,836
Value of K2 stock and stock options issued for Brass Eagle common shares and stock options outstanding (a + b)	$78,382
Less: Historical Brass Eagle shareholders’ equity at September 30, 2003	(66,813)

Total adjustment to shareholders’ equity	$11,569

*	Black-Scholes estimate based on the following assumptions: (1) risk free interest rate of 2.70%, (2) volatility of K2 common stock of 0.428, (3) expected life of four years, (4) weighted average exercise price of $12.64 and (5) stock price at grant date of $16.71.

(2)	Preliminary pro forma adjustments were made to adjust Brass Eagle’s assets and liabilities to fair market value at September 30, 2003. The adjustments consisted of (a) increasing inventories by $2.1 million to reflect the inventory at its fair market value, net of costs of disposal and a reasonable profit for the remaining selling effort and (b) an adjustment of $0.1 million consisting of the write-off of capitalized debt costs, to reflect the debt to be assumed at its fair value which is expected to be paid off in connection with the merger.

The increase to inventory values will result in cost of goods sold being higher when the related inventories are sold in future periods after the merger is completed.

No pro forma adjustments have been made to reflect any cost savings that could be realized as the result of the merger of the two companies.

(3)	Pro forma adjustment reflects K2’s additional amortization expense based on the identified intangible assets acquired with finite lives resulting from the merger with Rawlings on March 26, 2003.

(4)	Pro forma adjustment reflects the decrease in income tax expense as the result of the pro forma adjustment above.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION—(Continued)

(5)	Pro forma adjustments were made to the number of basic and diluted shares outstanding based on the number of shares of K2 common stock and stock options (under the treasury stock method) that were issued in connection with the merger with Rawlings on March 26, 2003 and based on the number of shares of K2 common stock and stock options (under the treasury stock method) that were issued in connection with the merger with Brass Eagle on December 11, 2003.

	Year Ended December 31, 2002	For the Nine Months Ended September 30, 2003
Basic:
Weighted average shares of K2 common stock issued for Rawlings shares	8,804	2,932 (a)
Less: elimination of Rawlings shares	(8,117)	(8,148)

Pro forma adjustment	687	(5,216)

Shares of K2 common stock issued for Brass Eagle shares	4,521	4,521
Less: elimination of Brass Eagle shares	(7,189)	(7,381)

Pro forma adjustment	(2,668)	(2,860)

Diluted:
Weighted average shares of K2 common stock issued for Rawlings shares	8,804	2,932
Options to purchase K2 common stock under the treasury stock method	240	107
Less: elimination of Rawlings shares	(8,146)	(8,317)

Pro forma adjustment	898	(5,278)

Shares of K2 common stock issued for Brass Eagle shares	4,521	4,521
Options to purchase K2 common stock under the treasury stock method	16	28
Less: elimination of Brass Eagle shares	(7,461)	(7,567)

Pro forma adjustment	(2,924)	(3,018)

(a)	Amount represents the impact on weighted average shares for the period resulting from the issuance of approximately 8.8 million shares of K2 common stock for Rawlings shares on March 26, 2003.

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

DATED AS OF NOVEMBER 25, 2003

AMONG

K2 INC.

FOTOBALL USA, INC.

AND

BOCA ACQUISITION SUB, INC.

i

(Continued)

ii

TABLE OF EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Company Affiliate Letter
Exhibit C	Initial Officers of Surviving Company
Exhibit D	Exchange Agreement
Exhibit E	Required Consents/Amendments to Agreements

iii

TABLE OF DEFINED TERMS

Term	Cross-Reference in Agreement	Page
Acquisition	Preamble	A-1
affiliate	Section 8.8(a)	A-44
Agreement	Preamble	A-1
business day	Section 8.8(b)	A-44
capital stock	Section 8.8(c)	A-44
Certificate of Merger	Section 2.2	A-7
Certificates	Section 2.10(b)	A-9
Closing Date	Section 2.3	A-7
Closing	Section 2.3	A-7
Code	Preamble	A-1
Company 368	Opinion Annex A	A-47
Company Acquisition	Section 7.3(a)	A-42
Company Affiliates	Section 5.11(a)	A-39
Company Board	Section 1.2(a)	A-3
Company Common Stock	Preamble	A-1
Company Financial Adviser	Section 3.22	A-25
Company Intellectual Property	Section 3.14(b)	A-21
Company Permits	Section 3.10	A-16
Company Plans	Section 2.11(a)	A-10
Company	Preamble	A-1
Company Preferred Stock	Section 3.2(a)	A-12
Company Right	Section 3.2(a)	A-12
Company SEC Reports	Section 3.4(a)	A-14
Company Securities	Section 3.2(a)	A-13
Company Stock Option(s)	Section 2.11(a)	A-10
Company Stockholder Approval	Section 3.3(a)	A-13
Confidentiality Agreements	Section 5.6(c)	A-37
Contract	Section 3.15(a)	A-23
Copyrights	Section 3.14(a)	A-21
Debentures	Section 4.2(a)	A-27
DGCL	Preamble	A-1
Disclosure Letter	Article 3	A-12
Dissenting Shares	Section 2.9	A-8
Effective Time	Section 2.2	A-7
Employee Plans	Section 3.11(a)	A-16
Environmental Claim	Section 3.12(b)	A-19
Environmental Laws	Section 3.12(b)	A-19
ERISA Affiliate	Section 3.11(a)	A-16
ERISA	Section 3.11(a)	A-16
Exchange Act	Section 1.1(a)	A-2
Exchange Agent	Section 2.10(a)	A-9
Exchange Agreement	Section 7.1(d)	A-42
Exchange Fund	Section 2.10(a)	A-9
Exchange Ratio	Section 2.8(b)	A-8
Expiration Date	Section 1.1(b)	A-2
Final Date	Section 7.1(b)	A-40
Financial Statements	Section 3.4(a)	A-14
Fully-Diluted Shares	Section 1.1(b)	A-2
GAAP	Section 3.1(b)	A-12

iv

Table of Defined Terms

(Continued)

Term	Cross-Reference in Agreement	Page
Governmental Entity	Section 3.6	A-14
GUST	Section 3.11(i)	A-18
Hazardous Substances	Section 3.12(b)	A-19
Inbound License Agreements	Section 3.14(g)	A-22
incentive stock options	Section 2.11(a)	A-10
include or including	Section 8.8(e)	A-44
Indemnified Liabilities	Section 5.9(a)	A-38
Indemnified Persons	Section 5.9(a)	A-38
Initial Expiration Date	Section 1.1(b)	A-2
Insured Parties	Section 5.9(c)	A-38
Intellectual Property	Section 3.14(a)	A-21
IRS	Section 3.11(a)	A-16
ISOs	Section 2.11(a)	A-10
knowledge or known	Section 8.8(d)	A-44
Lien	Section 8.8(f)	A-44
M&P Plan	Section 3.11(i)	A-18
Marks	Section 3.14(a)	A-21
Material Adverse Effect on Parent	Section 4.1(b)	A-26
Material Adverse Effect on the Company	Section 3.1(b)	A-12
Material Contract(s)	Section 3.15(a)	A-23
Merger Consideration	Section 2.8(a)	A-8
Merger	Preamble	A-1
Minimum Condition	Section 1.1(b)	A-2
Miscellaneous Rights	Section 3.14(a)	A-21
Multiemployer Plan	Section 3.11(f)	A-17
Multiple Employer Plan	Section 3.11(f)	A-17
Notice of Superior Proposal	Section 5.4(d)	A-36
NYSE	Section 1.1(d)	A-3
Offer Consideration	Preamble	A-1
Offer Documents	Section 1.1(f)	A-3
Offer	Preamble	A-1
Parent 368 Opinion	Annex A	A-47
Parent Board	Section 3.3(a)	A-27
Parent Common Stock	Preamble	A-1
Parent Disclosure Letter	Article 4	A-26
Parent Financial Statements	Section 4.4	A-28
Parent Permits	Section 4.10	A-29
Parent	Preamble	A-1
Parent Right	Section 4.2(a)	A-27
Parent SEC Reports	Section 4.4	A-27
Parent Securities	Section 4.2(a)	A-27
Parent Senior Convertible Notes	Section 4.2(a)	A-27
Patents	Section 3.14(a)	A-21
Permitted Liens	Section 3.16(a)	A-24
person	Section 8.8(g)	A-44
Prospectus	Section 1.1(f)	A-3
Proxy Statement	Section 1.3(a)	A-5

v

Table of Defined Terms

(Continued)

Term	Cross-Reference in Agreement	Page
S-4	Section 1.1(f)	A-3
Schedule 14D-9	Section 1.2(b)	A-4
Schedule TO	Section 1.1(f)	A-3
SEC	Section 1.1(b)	A-2
Securities Act	Section 1.1(f)	A-3
Shares	Preamble	A-1
Special Committee	Preamble	A-1
Stockholders Meeting	Section 1.3(b)	A-5
Superior Proposal	Section 5.4(a)	A-34
Surviving Company	Section 2.1	A-7
Tax or Taxes	Section 3.13(a)(i)	A-19
Tax Return	Section 3.13(a)(ii)	A-19
Termination Fee	Section 7.3(a)(ii)	A-42
Third Party Acquisition	Section 5.4(a)	A-34
Third Party	Section 5.4(a)	A-34
Top-Up Closing	Section 1.4(c)	A-6
Top-Up Exercise Event	Section 1.4(b)	A-6
Top-Up Exercise Notice	Section 1.4(c)	A-6
Top-Up Notice Date	Section 1.4(c)	A-6
Top-Up Option	Section 1.4(a)	A-6
Top-Up Option Shares	Section 1.4(a)	A-6
Top-Up Termination Date	Section 1.4(b)	A-6
Trade Secrets	Section 3.14(a)	A-21

vi

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of November 25, 2003, is by and among FOTOBALL USA, INC., a Delaware corporation (the “Company”), K2 INC., a Delaware corporation (“Parent”), and BOCA ACQUISITION SUB, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Acquisition”).

RECITALS

WHEREAS, the Boards of Directors of the Company (on the unanimous recommendation of a special committee of the independent directors of the Company (the “Special Committee”)), Parent and Acquisition have each determined that the acquisition of the Company by Parent is advisable to and fair and in the best interests of their respective corporations and stockholders;

WHEREAS, in furtherance thereof, it is proposed that such acquisition be accomplished by (a) Parent commencing an exchange offer to acquire all of the shares of common stock, $.01 par value, of the Company (“Company Common Stock”) issued and outstanding (each, a “Share” and, collectively, the “Shares”) pursuant to which each Share validly tendered and not properly withdrawn would be exchanged for a number of fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent, together with the associated Parent Rights (as defined below) (“Parent Common Stock”) equal to the Exchange Ratio (as defined below) (such amount of shares, or any greater amount of shares, of Parent Common Stock paid per Share pursuant to the Offer, the “Offer Consideration”), on the terms and subject to the conditions provided for in this Agreement (such exchange offer, as it may be amended from time to time as permitted by this Agreement, the “Offer”) and (b) following the consummation of the Offer, the merger of Acquisition with and into the Company, with the Company being the surviving corporation, in accordance with the Delaware General Corporation Law (the “DGCL”), pursuant to which Shares (other than certain shares as provided in Section 2.8 hereof) will be converted into the right to receive the Merger Consideration (as defined below) on the terms and subject to the conditions provided for in this Agreement (the “Merger”);

WHEREAS, the Boards of Directors of the Company (on the unanimous recommendation of the Special Committee), Parent (on its own behalf and as the sole stockholder of Acquisition) and Acquisition have each adopted this Agreement and approved the Merger and the Offer upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, for U.S. Federal income tax purposes it is intended that the Offer and the Merger together qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

ARTICLE 1

THE OFFER

Section 1.1.    The Offer.

(a)    Provided that (i) none of the events or circumstances set forth in clauses (i) through (vi) of Annex A hereto shall have occurred and be existing (and shall not have been waived by Parent) and (ii) the Company shall have complied with its obligations under Section 1.2 hereof, Parent shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than ten (10) business days after the date hereof.

(b)    The obligation of Parent to accept for exchange, and to exchange the Offer Consideration for, Shares tendered pursuant to the Offer shall be subject only (i) to the satisfaction of the condition (the “Minimum Condition”) that, at the expiration of the Offer, there be validly tendered in accordance with the terms of the Offer (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn that number of Shares which represents more than 50% of (A) Shares then outstanding, plus (B) shares of Company Common Stock which the Company may be required to issue pursuant to Company Stock Options (as defined below) outstanding on the date hereof with an exercise or conversion price on the date hereof of less than $4.37 and which do not terminate upon consummation of the Offer under Company Plans or otherwise, to the extent such Company Stock Options would be vested or exercisable as of the date which is ninety (90) days after the scheduled Expiration Date (as defined below) (the “Fully-Diluted Shares”) and (ii) to the satisfaction (or, except to the extent limited below, waiver by Parent) of the other conditions set forth in Annex A hereto. Parent expressly reserves the right to waive any of such conditions (other than the Minimum Condition and the conditions set forth in (1) clauses (a), (b), (c) and (d) of the second paragraph of Annex A hereto, (2) clause (i)(A) of Annex A hereto or (3) clause (ii) of Annex A hereto (solely to the extent such clause relates to clause (i)(A)), to increase the consideration per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the Exchange Ratio for the Offer from that set forth herein, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares sought to be acquired in the Offer, imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, waives the Minimum Condition, modifies or amends any of the conditions set forth in Annex A hereto (although such conditions may be waived as provided herein), makes other changes in the terms of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the expiration date of the Offer. Notwithstanding the foregoing, Parent may (A) extend the Offer beyond the initial scheduled expiration date, which shall be 20 business days following the date of commencement of the Offer (the “Initial Expiration Date” or, as extended pursuant hereto, the “Expiration Date”), or any subsequent scheduled expiration date, if, at the scheduled expiration of the Offer, any of the conditions to Parent’s obligation to accept for exchange, and to exchange the Offer Consideration for, Shares tendered shall not be satisfied or, to the extent permitted by this Agreement, waived, subject, however, to the parties’ respective rights to terminate this Agreement pursuant to Section 7.1, (B) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer subject, however, to the parties’ respective rights to terminate this Agreement pursuant to Section 7.1 and (C) extend the Offer as permitted by the last sentence of Section 5.4(d). Each extension of the Offer pursuant to clause (A) of the preceding sentence shall not exceed the lesser of ten business days (or such longer period as the Company and Parent may agree in writing in any particular instance) or such fewer number of days that Parent reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied. In addition, if, at the Expiration Date, all of the conditions to the Offer have been satisfied (or, to the extent permitted by this Agreement, waived by Parent) but the number of Shares validly tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the Shares then outstanding, without the consent of the Company, Parent shall have the right (subject to applicable law) to provide for a “subsequent offering period” (as contemplated by Rule 14d-11 under the Exchange Act) for up to 20 business days after Parent’s acceptance for exchange of the Shares then tendered and not withdrawn pursuant to the Offer, in which event Parent shall (1) give the required notice of such subsequent offering period and (2) immediately accept for exchange, and promptly exchange the Offer Consideration for, all Shares tendered and not withdrawn as of such Expiration Date. Subject to the provisions of Section 7.1, if the Minimum Condition has been satisfied, but the other conditions set forth in Annex A are not satisfied or, to the extent permitted hereby, waived by Parent and Acquisition as of the date the Offer would otherwise have expired, then, except to the extent that such conditions are incapable of being satisfied, at the request of the Company, Parent will extend the Offer for a period not to exceed ten (10) business days; provided, that Parent will continue to extend the Offer beyond such ten (10) business day extension period solely to the extent that, at the expiration of such extension period, all conditions set forth in Annex A, other than one or more of the conditions contained in clauses (b) or (c) of the second paragraph of Annex A, have been satisfied or, to the extent permitted hereby, waived by Parent and Acquisition, and such conditions contained in clauses (b) and (c) of the second paragraph of Annex A remain capable of being satisfied; provided further that, in no event shall the foregoing require the Parent to extend the Offer beyond the Final Date (as hereinafter defined).

(c)    Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of the Expiration Date, Parent shall accept for exchange, and exchange the Offer Consideration (subject to any required withholding of taxes) for, all Shares validly tendered and not withdrawn pursuant to the Offer promptly after it is permitted to do so under applicable law.

(d)    No fractions of a share of Parent Common Stock shall be issued in connection with the Offer, no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any such fractional share interest and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would have been received by such stockholder) shall, upon surrender of his or her Certificate or Certificates (as defined below), be entitled to receive an amount of cash (without interest) determined by multiplying (i) the closing price of a share of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) on the first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer by (ii) the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(e)    The Company agrees that no Shares held by the Company will be tendered to Parent pursuant to the Offer.

(f)    As promptly as practicable on the date of commencement of the Offer, Parent shall file with the SEC (i) a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) and (ii) a registration statement on Form S-4 to register, under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (together with all amendments, supplements and exhibits thereto, the “S-4”). The S-4 shall include a prospectus (the “Prospectus”) containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. The Schedule TO shall include or contain as an exhibit an offer to exchange and form of the related letter of transmittal and all other ancillary Offer documents (collectively with the Prospectus, and together with all amendments, supplements and exhibits thereto and to the Prospectus, the “Offer Documents”). Parent shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. The Company shall provide Parent with such information with respect to the Company and its directors, officers, advisors and affiliates as shall be required to be included in the Offer Documents and the S-4. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares. In addition, Parent agrees to provide the Company and its counsel with any comments, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with the Company and its counsel prior to responding to any such comments and to provide the Company with copies of all such responses, whether written or oral. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Offer Documents will be made by Parent without providing the Company and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, officers, advisors or directors, should become known by the Company or Parent, or the Company, Parent or their respective subsidiaries shall take any action, which should be disclosed in an amendment or supplement to either the Offer Documents or the Schedule 14D-9 or the Proxy Statement, as the case may be, so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which obtains knowledge of such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, the Company and Parent shall cooperate to cause an appropriate amendment or supplement to the applicable SEC filings disclosing such information promptly to be filed with the SEC and disseminated to the stockholders of the Company.

(g)    Notwithstanding anything herein to the contrary, Parent, the Company or Exchange Agent may withhold Offer Consideration as they reasonably deem necessary to satisfy their withholding obligations under applicable law, and the withholding of any such Offer Consideration for such purpose shall be treated as the payment thereof to the person from whom such amount was withheld for purposes of determining whether such person received amounts to which such person is entitled hereunder.

Section 1.2.    Company Actions.

(a)    The Company hereby represents and warrants that the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, on the unanimous recommendation of the Special Committee, has (i) adopted this Agreement and approved the Offer and the Merger and (ii) resolved (subject to Section 5.4 hereof) to recommend that holders of Shares accept the Offer and tender their Shares to Parent pursuant thereto. Subject to Section 5.4(d), the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company’s Board of Directors described in the immediately preceding sentence.

(b)    As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall contain the recommendation of the Board of Directors of the Company referred to in Section 1.2(a). The Company shall cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. Parent shall provide the Company with such information with respect to Parent, Acquisition and their respective directors, officers and affiliates as shall be required to be included in the Schedule 14D-9 or any information statement required by Rule 14f-1 promulgated under the Exchange Act. The Company, on the one hand, and Parent, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to provide Parent with copies of all responses to such comments, whether written or oral. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Schedule 14D-9 will be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon.

(c)    The Company agrees (i) to promptly upon Parent’s request provide all information about the Company required to be disclosed in the Offer Documents, (ii) to promptly deliver to Parent a duly executed consent of the

Company’s accountants to allow Parent to include in the S-4 the Company’s financial statements and such accountants’ report thereon, (iii) that all information provided by the Company for inclusion or incorporation by reference in the Offer Documents will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iv) to promptly correct any information provided by the Company for the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.

(d)    The Company shall promptly furnish Parent with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Parent with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent or its agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, except for such steps as are necessary to disseminate the Offer Documents and provided there shall not have occurred a breach by the Company of any of its covenants or obligations to be performed under this Agreement resulting in a termination of this Agreement, Parent shall, until the Closing, hold in confidence any information provided pursuant to this Section 1.2(d), use such information solely in connection with the Offer and the Merger and, if this Agreement is terminated in accordance with the terms hereof, promptly return to the Company all copies of such information then in its possession or under its control.

Section 1.3.    Stockholder Approval.

(a)    As promptly as practicable following the acquisition of Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors or Special Committee, shall, in accordance with applicable law and the Company’s Certificate of Incorporation and by-laws, in conjunction with Parent, prepare and file with the SEC a proxy statement (the “Proxy Statement”) relating to the Merger and this Agreement and obtain and furnish the information required by the SEC to be included therein and respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable date. The Company shall provide to Parent and its counsel a reasonable opportunity to review and comment upon the Proxy Statement prior to the filing thereof with the SEC. In addition, the Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Proxy Statement will be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon. Parent shall provide the Company with such information with respect to Parent and its directors and officers as shall be required to be included in the Proxy Statement.

(b)    As promptly as practicable following the SEC’s review of the preliminary Proxy Statement, the Company, acting through its Board of Directors or Special Committee, shall duly call, give notice of, convene and hold a meeting of the Company’s stockholders (the “Stockholders Meeting”) for the purpose of approving the Merger and the adoption of this Agreement and recommend that the Company’s stockholders vote in favor of such approval and adoption. At the Stockholders Meeting, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Acquisition or any of their respective subsidiaries and affiliates in favor of such approval and adoption.

(c)    Notwithstanding the foregoing, in the event that Parent and its subsidiaries shall acquire in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto shall, subject to Article 6 hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, in accordance with Section 253 of the DGCL.

Section 1.4.    Top-Up Option.

(a)    Subject to the terms and conditions herein, the Company hereby grants to Parent an irrevocable option (the “Top-Up Option”) to purchase up to that number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock collectively owned by Parent, Acquisition and any of their respective affiliates immediately following consummation of the Offer, shall constitute at least 90% of Fully Diluted Shares (assuming the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Offer Consideration, payable in shares of Parent Common Stock or cash or a demand note in an amount equal to the value of the Offer Consideration. The Top-Up Option may be exercised by Parent if and to the extent that the exercise of such option would not prevent the Offer and the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(b)    Parent may, at its election, exercise the Top-Up Option, whether in whole or in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the occurrence of a Top-Up Termination Event (as defined below). For the purposes hereof, a “Top-Up Exercise Event” shall occur upon Parent’s acceptance for payment pursuant to the Offer (including, without limitation, any subsequent offering that Parent may elect to extend pursuant to the terms and conditions of this Agreement) of Shares constituting, together with Shares owned directly or indirectly by any other affiliates of Parent, less than 90% of the Fully-Diluted Shares, but only if (i) the issuance of the Top-Up Option Shares pursuant thereto would not require the approval of the stockholders of the Company under NASDAQ rules and regulations or NASDAQ has granted a waiver from any such rule or regulation that is reasonably acceptable to the parties hereto, (ii) there is no other applicable law, rule or regulation that would require the approval of the Company’s stockholders for the issuance of the Top-Up Shares or any such approval shall have been waived and (iii) the Top-Up Option Shares and any Parent Common Stock to be issued in connection with the exercise of the Top-Up Option may be issued pursuant to a valid exemption from the registration requirements of the Securities Act or any state securities laws. Upon and after the request of Parent, the Company will use its reasonable best efforts (but without the payment of any money) to obtain such a waiver from NASDAQ as promptly as possible after any such request. For the purposes hereof, the “Top-Up Termination Date” shall occur upon the earliest to occur of (A) the Effective Time, (B) the termination of this Agreement, (C) the date that is ten business days after the occurrence of a Top-Up Exercise Event, unless the Top-Up Option has been previously exercised in accordance with the terms and conditions hereof and (D) the date that is ten business days after the Top-Up Notice Date (as defined below), unless the Top-Up Closing shall have previously occurred.

(c)    If Parent wishes to exercise the Top-Up Option, Parent shall send to the Company a written notice (a “Top-Up Exercise Notice,” and the date of receipt of which notice is referred to herein as the “Top-Up Notice Date”), specifying the place for the closing of the purchase and sale of shares of Company Common Stock pursuant to the Top-Up Option (the “Top-Up Closing”) and a date not earlier than one business day nor later than ten business days after the Top-Up Notice Date for the Top-Up Closing. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Parent confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

(d)    At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Parent a certificate or certificates evidencing the applicable number of Top-Up Option Shares; provided that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise and (ii) Parent shall purchase each Top-Up Option Share from the

Company for the Offer Consideration. Payment by Parent of the purchase price for the Top-Up Option Shares may be made, at Parent’s option, by delivery of (A) immediately available funds by wire transfer to an account designated by the Company and/or (B) shares of Parent Common Stock.

(e)    Upon the delivery by Parent to the Company of the Top-Up Exercise Notice, and the tender of the consideration described in Section 1.4(d), Parent shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to Parent or the Company shall have failed or refused to designate the bank account described in Section 1.4(d).

(f)    Parent shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.4.

(g)    Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required, including a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

ARTICLE 2

THE MERGER

Section 2.1.    The Merger.    At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquisition shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Company”) and the separate corporate existence of Acquisition shall cease.

Section 2.2.    Effective Time.    Subject to the terms and conditions set forth in this Agreement, on the Closing Date, a Certificate of Merger substantially in the form of Exhibit A (the “Certificate of Merger”) shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and as set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.3.    Closing of the Merger.    The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 6, at the offices of Gibson, Dunn & Crutcher LLP, 333 S. Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.4.    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Company.

Section 2.5.    Certificate of Incorporation and Bylaws.    The Certificate of Incorporation of the Surviving Company shall be amended as necessary to read the same as the Certificate of Incorporation of Acquisition in effect at the Effective Time until amended in accordance with applicable law; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Company shall be amended and restated in its entirety to read as following: “The name of the corporation is Fotoball USA, Inc.” The bylaws of the Surviving Company shall be amended as necessary to read the same as the bylaws of Acquisition in effect at the Effective Time until amended in accordance with applicable law.

Section 2.6.    Directors.    The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Company until such director’s successor is duly elected or appointed and qualified.

Section 2.7.    Officers.    The initial officers of the Surviving Company at the Effective Time shall be as listed on Exhibit C, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Company until such officer’s successor is duly elected or appointed and qualified.

Section 2.8.    Conversion of Shares.

(a)    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company’s treasury, (ii) Shares held by Parent or Acquisition or (iii) the Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.10(f)) (collectively, the “Merger Consideration”). Unless the context otherwise requires, each reference in this Agreement to shares of Parent Common Stock shall include the associated Parent Rights (as defined below). Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(b)    The “Exchange Ratio” shall be 0.2757.

(c)    At the Effective Time, each outstanding share of the common stock, $0.01 par value per share, of Acquisition shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Company.

(d)    At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no shares of Parent Common Stock shall be delivered with respect thereto.

Section 2.9.    Dissenters and Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, if appraisal rights are available under Section 262 of the DGCL in respect of the Merger, then Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have demanded and perfected their demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted as described in Section 2.8 hereof, but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder’s Shares shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.8, into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the

DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any payment made to the holders of Dissenting Shares shall be made in a manner that is consistent with the representations pertaining thereto, if any, underlying the Parent 368 Opinion (as defined in Annex A) and the Company 368 Opinion (as defined in Annex A). Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.8 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

Section 2.10.    Exchange of Certificates.

(a)    Prior to the Effective Time, as required by subsections (b) and (c) below, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and Acquisition and reasonably satisfactory to the Company (the “Exchange Agent”) for the benefit of the holders of Shares for exchange in accordance with this Article 2: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Section 2.8 and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the “Exchange Fund”), in exchange for outstanding Shares.

(b)    Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.10.

(c)    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.10(f), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(d)    In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

(e)    All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.10(c) or 2.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article 2.

(f)    No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the closing price of a share of Parent Common Stock on the NYSE (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) on the date of the Effective Time by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(g)    Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company upon the one year anniversary the Effective Time shall be delivered to Parent upon demand, and any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock and cash in lieu of fractional shares, as the case may be, and any applicable dividends or distributions with respect to Parent Common Stock.

(h)    Neither Parent nor the Company shall be liable to any holder of Shares for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to and as required by any applicable abandoned property, escheat or similar law.

(i)    Notwithstanding anything herein to the contrary, Parent or Exchange Agent may withhold Merger Consideration as they reasonably deem necessary to satisfy their withholding obligations under applicable law, and the withholding of any such Merger Consideration for such purpose shall be treated as the payment thereof to the person from whom such amount was withheld for purposes of determining whether such person received amounts to which such person is entitled hereunder.

Section 2.11.    Stock Options.

(a)    At the Effective Time, each outstanding option to purchase Shares (each “Company Stock Option” and, collectively, “Company Stock Options”) issued pursuant to the Company’s 1998 Stock Option Plan or any other agreement or arrangement, whether vested or unvested, shall be converted as of the Effective Time into options to purchase shares of Parent Common Stock in accordance with this Section 2.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the “Company Plans.” At the Effective Time, each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions (but taking into account any changes thereto, including any acceleration in the vesting or exercisability of such option by reason of this Agreement or the Merger or the transactions or matters contemplated by this Agreement provided for in such option or the applicable plan with respect thereto) as were applicable to such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole share, at a price per share of Parent Common Stock equal to (i) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (ii) the Exchange Ratio, rounded up to the nearest cent; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code (“incentive stock options” or “ISOs”), Parent may cause the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option to be determined so as to comply with Section 424(a) of the Code. Notwithstanding anything herein to the contrary, each Company Stock Option issued to a non-employee director of the Company shall automatically be deemed amended so that such non-employee director shall be entitled to exercise such Company Stock Option for a period of at least 90 days after the Effective Time.

(b)    As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights pursuant to the Company Plan and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.11 after giving effect to the Merger).

(c)    Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 2.11. Within ten (10) business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d)    At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the foregoing provisions of this Section 2.11.

Section 2.12.    Plan of Reorganization.    The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Letter previously delivered by the Company to Parent (the “Disclosure Letter”) and certified by a duly authorized officer of the Company (which exceptions shall specifically identify the Section, subsection or paragraph, as applicable, to which such exception relates), that:

Section 3.1.    Organization and Qualification; Subsidiaries; Investments.

(a)    The Company is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has delivered to Parent’s counsel accurate and complete copies of the Certificate of Incorporation and bylaws, each as in full force and effect on the date hereof, of the Company. The Company does not own any capital stock of, or equity interest in, or otherwise have the right to direct the management of, any person.

(b)    The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, does not have a Material Adverse Effect on the Company. For purposes hereof, the term “Material Adverse Effect on the Company” means any circumstance involving, change in or effect on the Company (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings or results of operations, assets or liabilities (including contingent liabilities) or the financial condition of the Company and any subsidiaries, taken as a whole, excluding from the foregoing any event, change or circumstance arising out of (A) the compliance by the Company, any subsidiaries, Parent or Acquisition with the terms and conditions of this Agreement, (B) the announcement or disclosure of this Agreement or the subject matter hereof, (C) any stockholder class action litigation arising directly out of allegations of a breach of fiduciary duty relating to this Agreement or (D) changes in applicable law or regulations or in United States generally accepted accounting principles (“GAAP”) or (ii) that is reasonably likely to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on the Company contained in this Agreement shall be deemed to refer solely to the Company without including its ownership by Parent after the Merger; provided, however, that for the avoidance of doubt, a decrease in the price of the Company Common Stock shall not alone be deemed to constitute or give rise to a Material Adverse Effect.

Section 3.2.    Capitalization of the Company and Subsidiaries.

(a)    The authorized capital stock of the Company consists of: (i) fifteen million (15,000,000) shares of Company Common Stock, of which, as of September 30, 2003, three million, six hundred and fifty-one thousand, five hundred and one (3,651,501) were issued and outstanding (each also entitling the holder thereof to a right to purchase Company Preferred Stock pursuant to that certain Amended and Restated Rights Agreement, dated as of August 19, 1996 and amended and restated as of May 18, 2000, by and between the Company and Continental Stock Transfer & Trust Company (a “Company Right”)); and (ii) one million (1,000,000) shares of Preferred Stock, $.01 par value, of which seventy-five thousand shares have been designated as Series A Preferred Stock (the “Company Preferred Stock”), with the remainder being undesignated, and none of which are issued and outstanding. Unless the context otherwise requires, each reference in this Agreement to Shares shall include the associated Company Right. All of the outstanding Shares are, and the Shares issuable upon exercise of the Company Stock Options, when issued in accordance with the Company Plans, would be, validly issued and fully paid, nonassessable and not subject to any preemptive rights. As of September 30, 2003, an aggregate of one million, one hundred and fifty-one thousand, four hundred and eighty-eight (1,151,488) Shares were reserved for issuance under Company Stock Options. Between September 30, 2003 and the date hereof, no shares of the Company’s capital stock have been issued, other than pursuant to the exercise of Company Stock Options already in existence on such date. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of the Company, (iii) no options, warrants or other rights to acquire from the Company, and no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or other similar rights. All of the outstanding Shares and Company Stock Options (collectively, the “Company Securities”) were issued in compliance with the Securities Act and applicable state securities laws. As of the date hereof, there are no outstanding rights or obligations of the Company to repurchase, redeem or otherwise acquire any of its outstanding capital stock or other ownership interests. There are no stockholder agreements, voting trusts or other arrangements or understandings to which the Company is a party or by which it or the Company Board is bound, and, to the Company’s knowledge, there are no other stockholder agreements, voting trusts or other arrangements or understandings relating to the voting or registration of any shares of capital stock or other voting securities of the Company. No Shares are issued and held by the Company in its treasury as of the date hereof. Section 3.2 of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of all holders of outstanding Company Stock Options (with the identification of the plan under which such Company Stock Options were granted), the exercise or vesting schedule (to the extent not otherwise described below), the exercise price per share and the term of each such Company Stock Option and any restrictions on the Company’s right to repurchase the Shares underlying the options. All Company Stock Options issued to employees under the Company’s 1998 Stock Option Plan are incentive stock options, and all other Company Stock Options are nonqualified stock options. Except as set forth in Section 3.2 of the Disclosure Letter, none of the terms of the Company Stock Options provides for accelerated vesting or exercisability as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Each outstanding Company Stock Option has an exercise price per share no less than the fair market value per Share at the time of grant of such Company Stock Option.

(b)    The Shares constitute the only class of equity securities of the Company registered or required to be registered under the Exchange Act.

Section 3.3.     Authority Relative to this Agreement; Recommendation.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the affirmative vote or written consent of the holders of a majority of the outstanding Shares of the Company’s Common Stock in favor of the approval and adoption of this Agreement and approval of the Merger in accordance with the DGCL (the “Company Stockholder Approval”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the treatment of the Company Stock Options as provided in Section 2.11) have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Acquisition, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)    The Company Board, at a meeting duly called and held, on the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger) are fair to and in the best interests of Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Offer and the Merger) and (iii) resolved (subject to Section 5.4(d)) to recommend that Company’s stockholders accept the Offer, tender their Shares to Parent pursuant thereto and approve this Agreement.

Section 3.4.     SEC Reports; Financial Statements.

(a)    The Company has filed all required forms, reports and documents (“Company SEC Reports”) with the SEC for the period on or after January 1, 2000, and, except as set forth in Section 3.4(a) of the Disclosure Letter, each of such Company SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company SEC Report filed subsequently and prior to the date hereof. Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports (the “Financial Statements”) have been prepared in all material respects in accordance with GAAP consistently applied and maintained throughout the periods indicated, except where noted therein, and fairly present the financial condition of the Company at their respective dates and the results of their operations and changes in financial position for the periods covered thereby, in each case in conformity with GAAP (subject, in each case, to normal year-end adjustments and except that unaudited financial statements do not contain all footnotes required for audited financial statements).

(b)    The Company has delivered to Acquisition or Parent a complete and correct copy of any amendment or modification (that has not yet been filed with the SEC, but that the Company presently intends to file) to agreements, documents or other instruments previously filed by the Company with the SEC.

Section 3.5.     Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Schedule 14D-9, Offer Documents or the Proxy Statement will, at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer and the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Acquisition which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

Section 3.6.     Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or “blue sky” laws, the Nasdaq National Market and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (each, a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except as set forth in Section 3.6 of the Disclosure Letter. Except as set forth in Section 3.6 of the Disclosure Letter, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or bylaws of the Company; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Material Contract (as defined below) to which the Company is a party or by which it or its properties or assets are bound; (iii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Contract (as defined below), other than any Material Contract, to which the Company is a party or by which any of its properties or assets are bound; (iv) violate any order, writ, injunction or decree to which the Company or any of its properties or assets is subject; or (v) violate any law, statute, rule or regulation applicable to the Company or any of its properties or assets, except, in the case of the foregoing clauses (ii), (iii) and (v), for violations, breaches or defaults that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company.

Section 3.7.     No Default.    Except as set forth in Section 3.7 of the Disclosure Letter, the Company is not in breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws; (ii) any Material Contract; (iii) any other Contract or obligation to which the Company is now a party or by which it or any of its properties or assets may be bound; (iv) any order, writ, injunction or decree applicable to the Company or any of its properties or assets; or (v) any law, statute, rule or regulation applicable to the Company or any of its properties or assets except, in the case of the foregoing clauses (ii), (iii) and (v), for violations, breaches or defaults that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company. The Company does not know of, and has not received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default, event of default or other breach on the part of the Company under any such Contract, except where such breach, default or violation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.8.     No Undisclosed Liabilities; Absence of Changes.    Except as disclosed in the Company SEC Reports filed prior to the date hereof, the Company has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Company (including the notes thereto), other than liabilities and obligations incurred since September 30, 2003 in the ordinary course of business consistent with past practices. Except as disclosed in Company SEC Reports filed prior to the date hereof, except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or except as permitted by Section 5.1, since September 30, 2003, (i) the Company has conducted its business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company’s capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; (iii) there has not been any action by the Company during the period from September 30, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 5.1; and (iv) except as required by GAAP, there has not been any change by the Company in accounting principles, practices or methods. Since September 30, 2003, there has not been a Material Adverse Effect on the Company.

Section 3.9.     Litigation.    Except as set forth in Section 3.9 of the Disclosure Letter, as of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the Company’s knowledge, threatened against the Company or any of its properties or assets before any Governmental Entity that, if decided adversely to the Company, would, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company exceeding three hundred thousand dollars ($300,000). The Company is not subject to any outstanding order, writ, injunction or decree of any Governmental Entity that would individually, or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company exceeding three hundred thousand dollars ($300,000).

Section 3.10.     Compliance with Applicable Law.    Except as set forth in Section 3.10 of the Disclosure Letter, the Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company that, individually or in the aggregate, would result in a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits held by it, except where the failure so to comply, individually or in the aggregate, would not result in a Material Adverse Effect on the Company and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company that, individually or in the aggregate, would result in a Material Adverse Effect on the Company. The business of the Company is being conducted in compliance with all applicable laws, ordinances and regulations of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except for violations or possible violations of any such laws, ordinances or regulations that, individually or in the aggregate, do not and will not result in a Material Adverse Effect on the Company and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company that, individually or in the aggregate, would result in a Material Adverse Effect on the Company. To the Company’s knowledge, no investigation or review by any Governmental Entity with respect to the Company is pending nor, to the Company’s knowledge, has any Governmental Entity indicated an intention to conduct the same.

Section 3.11.     Employee Benefit Plans; Labor Matters.

(a)    Section 3.11(a) of the Disclosure Letter lists, as of the date hereof, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any employment or executive compensation or severance agreements written or otherwise maintained or contributed to currently, or within the past five years, for the benefit of or relating to any employee or former employee of the Company or any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), to the extent that the Company or any ERISA Affiliate currently has or may incur liability for payments or benefits thereunder, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the “Employee Plans”). The Company has made available to Parent a copy of (i) the two (2) most recent annual reports on Form 5500 filed with the Internal Revenue Service (the “IRS”) for each disclosed Employee Plan where such report is required and (ii) the documents and instruments governing each such Employee Plan (including, without limitation, the plan document, summary plan description or other summary, most recent actuarial report and trust or other funding arrangement, where applicable). No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 3.11(a) of the Disclosure Letter: (A) neither the Company nor any ERISA Affiliate has incurred any liability (contingent or otherwise) with respect to any such Employee Plan (other than with respect to contributions required thereunder), (B) each Employee Plan has been maintained in all respects in accordance with its terms and each Employee Plan subject to ERISA and the Code has been maintained in all respects in accordance with ERISA and the Code and (C) there has been no violation of any reporting or disclosure requirement imposed by ERISA or the Code. Each Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the IRS. For each Employee Plan which has received such a determination, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “party in interest” (as defined on Section 3(14) of ERISA) of any Employee Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class or individual exemption issued thereunder), respectively. With respect to any Employee Plan, (1) neither the Company nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), nor, to the Company’s knowledge, is there a basis for any such claim and (2) no officer, director or employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Other than routine claims for benefits, there is no claim or proceeding (including any audit or investigation) pending or, to the Company’s knowledge, threatened, involving any Employee Plan by any person, or by the IRS, the United States Department of Labor or any other Governmental Entity, against such Employee Plan or the Company or any ERISA Affiliate.

(b)    Section 3.11(b) of the Disclosure Letter sets forth a list as of the date hereof of all (i) employment agreements with officers of the Company or any ERISA Affiliate and (ii) agreements with consultants who are individuals obligating the Company or any ERISA Affiliate to make annual cash payments in an amount of sixty thousand dollars ($60,000) or more and (iii) severance agreements, programs and policies of the Company with or relating to its employees, except such programs and policies required to be maintained by law. The Company has made available to Parent copies of all such agreements, plans, programs and other arrangements.

(c)    Except as provided in Section 3.11(c) of the Disclosure Letter, there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Employee Plan or any other agreement or arrangement to which the Company or any ERISA Affiliate is a party, and no employee, officer or director of the Company or any ERISA Affiliate will become entitled to severance, termination allowance or similar payments, solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(d)    No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than as required by Section 4980B of the Code or similar state laws. The Company and its ERISA Affiliates have complied in all material respects with the applicable provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

(e)    There are no controversies relating to any Employee Plan or other labor matters pending or, to the Company’s knowledge, threatened between the Company or any ERISA Affiliate and any of its employees. Neither the Company nor any ERISA Affiliate is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any ERISA Affiliate nor does the Company nor any ERISA Affiliate know of any activities or proceedings of any labor union to organize any such employees. No strikes, work stoppage, grievance, claim of unfair labor practice or labor dispute against the Company or any ERISA Affiliate has occurred, is pending or, to the knowledge of the Company or any ERISA Affiliate, threatened, and, to the knowledge of the Company and its ERISA Affiliates, there is no basis for any of the foregoing. To the knowledge of the Company and its ERISA Affiliates, there is no organizational activity being made or threatened by or on behalf of any labor union with respect to any employees of the Company or any ERISA Affiliate.

(f)    Neither the Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to or incurred an obligation to contribute or incurred a liability (contingent or otherwise) with respect to, any Multiemployer Plan or to a Multiple Employer Plan. For these purposes, “Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA and “Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. Neither the Company nor any of its ERISA Affiliates has, or reasonably could be expected to have, any liability under Title IV of ERISA with respect to any other type of Employee Plan. The Company has provided to Parent a written estimate of withdrawal liability, if any, that would occur upon withdrawal from any Multiemployer Plan.

(g)    To the extent permitted by applicable law and the applicable Employee Plan, each Employee Plan (other than any stock option plan) can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination). The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed or paid as expenses or accrued such payments in accordance with normal procedures under the terms of each Employee Plan and applicable law, and the Company and its ERISA Affiliates shall continue to do so through the Closing.

(h)    To the knowledge of the Company and its ERISA Affiliates, no key employee, or group of employees, of the Company or any ERISA Affiliate has expressed to the Company any plan to terminate employment with the Company or any ERISA Affiliate. The Company and its ERISA Affiliates have complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining.

(i)    With respect to each master and prototype tax-qualified retirement plan (“M&P Plan”) sponsored or maintained by the Company and/or any ERISA Affiliate, the Company and any such ERISA Affiliate has, on or before the end of the 2001 plan year or such later date as permitted pursuant to applicable IRS pronouncements, either adopted or certified in writing its intent to adopt the required GUST (as defined below) amendments to each such M&P Plan, and, to the Company’s knowledge, an application for a GUST opinion letter for each such M&P Plan was filed with the IRS by the M&P Plan sponsor on or before December 31, 2000. The Company and each ERISA Affiliate has adopted or shall also adopt the GUST-approved M&P Plan by the deadline specified in IRS Announcement 2001-104 or subsequent IRS guidance. For purposes hereof, “GUST” means the statutes referenced in IRS Announcement 2001-104. With respect to any individually designed tax-qualified retirement plans sponsored or maintained by the Company or any ERISA Affiliate, the Company and each such ERISA Affiliate has adopted the required GUST amendments and submitted the plan to the IRS on or before February 28, 2002 or such later date as permitted by applicable IRS pronouncements for a favorable determination letter as to its tax qualified status.

(j)    The Company and its ERISA Affiliates have complied in all material respects with the laws of any foreign jurisdiction with respect to any employee benefit plan or arrangements maintained in such jurisdiction in which the employees of the Company or any ERISA Affiliate participate.

(k)    The Company has no commitment, intention or understanding to modify or terminate any existing Employee Plan, or to create or adopt any new Employee Plan, that would result in any additional liability to the Company. Since the beginning of the current fiscal year of any Employee Plan, no event has occurred and no condition or circumstance has existed that reasonably would be expected to result in a material increase in the benefits under or the expense of maintaining such Employee Plan from the level of benefits or expense incurred for the most recently completed fiscal year of such Employee Plan.

Section 3.12.    Environmental Laws and Regulations.

(a)     Except for matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the Company’s knowledge, investigation is pending or, to the knowledge of the Company, threatened by any person against, the Company with respect to any matters relating to or arising out of any Environmental Law (as defined below); (ii) the Company is in compliance with all Environmental Laws, which compliance includes the possession by the Company of all material permits required under applicable Environmental Laws and compliance with the terms and conditions thereof, and the Company reasonably believes that it will, without the incurrence of any material expense, timely attain and maintain compliance with all Environmental Laws applicable to any of its current operations or properties or to any of its planned operations; (iii) to the Company’s knowledge, there has been no disposal, release or threatened release of any Hazardous Substance (as defined below) by the Company on, under, in, from or about any property currently or formerly owned or operated by the Company, or otherwise related to the operations of the Company, that has resulted or could reasonably be expected to result in any Environmental Claim against the Company; (iv) the Company has not entered into or agreed to or is subject to any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to its compliance with or liability under any

Environmental Law; and (v) the Company has not assumed or retained by contract or otherwise any liabilities of any kind, fixed or contingent, known or unknown, under any applicable Environmental Law (including, without limitation, any liability from the disposition of any of its real property).

(b)    For purposes of this Agreement, (i) the term “Environmental Laws” means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, without limitation, Hazardous Substances; (ii) the term “Hazardous Substances” means all substances, materials or wastes that are listed, classified or regulated pursuant to any Environmental Law or which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, petroleum, asbestos or polychlorinated biphenyls and, in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. section 300.5; and (iii) the term “Environmental Claim” means any claim, violation or liability, by any person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Substance at any location and any exposure of persons to such Hazardous Substance at any location, (B) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or permits or (C) otherwise relating to obligations or liabilities under any Environmental Law.

Section 3.13.    Taxes.

(a)    For purposes of this Agreement:

(i)    “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties and other taxes, governmental assessments, fees, duties or charges of any kind or nature whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A), whether as a result of transferee or successor liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law and (C) any liability for the payment of amounts described in clause (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other person; and

(ii)    “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(b)    (i)    Within the times and in the manner prescribed by law, the Company has properly prepared and filed all material Tax Returns required by law. All Tax Returns filed by the Company are true, correct and complete in all material respects and accurately reflect the information pertaining to the tax attributes of the Company, including tax basis in assets and net operating loss, capital loss and tax credit carryforwards. The Company has complied in all material respects with all applicable laws relating to Taxes. None of the Tax Returns filed by the Company was required to contain (in order to avoid the imposition of a penalty and determined without regard to disclosure that may be made after the filing of the original Tax Return) a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local, or foreign law).

(ii)    (A)    The Company has timely withheld and paid all Taxes that were required to have been withheld or that have become due or payable (whether or not shown on any Tax Return), respectively (except for Taxes being contested in good faith by appropriate proceedings that are disclosed in Section 3.13(b)(ii) of the Disclosure Letter or Taxes that are not, either individually or in the aggregate, material), and has adequately provided in accordance with GAAP in the Financial Statements included in the

Company SEC Reports for all Taxes accrued through the date of such Company SEC Reports; and (B) all Taxes of the Company accrued following the end of the most recent period covered by the Company SEC Reports have been incurred in the ordinary course of business of the Company consistent with past practices and have been paid when due in the ordinary course of business consistent with past practices. The Company has no present or contingent liability for Taxes, other than Taxes for the current taxable year that have not yet become due and payable. The Company has complied with all applicable laws relating to record retention (including, without limitation, to the extent necessary to claim any exemption from sales tax collection, maintaining adequate and current resale certificates to support any such claimed exemption), except any failure to comply that would not reasonably be expected to result in a material claim for Taxes.

(iii)    The Company (A) has not filed a consent or agreement pursuant to Section 341(f) of the Code, (B) is not a party to or bound by any closing agreement, offer in compromise, gain recognition agreement or any other agreement with any Tax authority or any Tax indemnity or Tax sharing agreement with any person, (C) is not a party to an agreement that could give rise to an “excess parachute payment” within the meaning of Section 280G of the Code or to remuneration the deduction for which could be disallowed under Section 162(m) of the Code, (D) has not issued options or stock purchase rights (or similar rights) that purported to be governed by Sections 421 or 423 of the Code that were or are not so governed and (E) has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(iv)    Section 3.13(b)(iv) of the Disclosure Letter sets forth in detail all proposed, actual or, to the knowledge of the Company, threatened assessments, audits, examinations or disputes as to Taxes relating to the Company that (i) were not finally settled, with all amounts due (if applicable) fully paid, (ii) related to periods after December 31, 1998, or (iii) resulted in a material claim for Taxes. There are and have been no (A) adjustments under Section 481 of the Code or any similar adjustments with respect to the Company that could impact the items taken into account in computing the Tax liability of the Company for any period ending after the most recent period covered by the Company SEC Reports, (B) waivers or extensions of the statute of limitations with respect to Taxes for which the Company could be held liable following the date hereof or (C) grants of power of attorney to any person currently in effect with respect to Taxes for which the Company would be liable. The Company does not know of any basis for the assertion by a taxing authority of a material Tax deficiency against the Company.

(v)    The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution governed or intended to be governed by Section 355 of the Code.

(vi)    There is currently no limitation on the utilization of tax attributes of the Company under Sections 269, 382, 383, 384 or 1502 of the Code (and comparable provisions of state, local or foreign law).

(vii)    The Company has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes.

(viii)    The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. The Company does not own an equity interest in any other entity.

(ix)    The Company is not subject to Tax in any jurisdiction outside the United States. The Company is not, has not been and has not owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code. The Company is not, and at no time has been, affected by (1) the dual consolidated loss provisions of the Section 1503(d) of the Code, (2) the overall foreign loss provisions of Section 904(f) of the Code or (3) the recharacterization provisions of Section 952(c)(2) of the Code.

Section 3.14.    Intellectual Property.

(a)    As used herein, the term “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations therefor (collectively, “Marks”); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets (the Intellectual Property referred to in this clause (v) is collectively referred to as “Miscellaneous Rights”).

(b)    Section 3.14(b) of the Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all Intellectual Property owned (in whole or in part) or licensed by the Company and used in or related to the business as currently conducted and as reasonably anticipated to be conducted in the future by the Company (collectively “Company Intellectual Property”), other than (1) Copyrights and (2) Trade Secrets and Miscellaneous Rights. The Company does not own any Patents or registered Copyrights.

(c)    The Company has taken commercially reasonable steps to protect its rights in the Company Intellectual Property and maintain the confidentiality of all of the Company Trade Secrets. Without limiting the foregoing, the Company has and enforces a policy requiring each of the employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company to enter into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms and all current and former employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company have executed such an agreement.

(d)    Except as set forth in Section 3.14(d) of the Disclosure Letter, the Company owns exclusively all right, title and interest in and to all of the Company Intellectual Property, free and clear of any and all Liens, encumbrances or other adverse ownership claims (other than Permitted Liens, and subject to the terms and conditions of any Inbound License Agreements), and the Company has not received any notice or claim challenging the Company’s ownership of the Company Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor, to the Company’s knowledge, is there a reasonable basis for any claim that the Company does not so own or license any of such Company Intellectual Property.

(e)    To the Company’s knowledge, the Company Intellectual Property is valid, enforceable and subsisting. The Company has not received any notice or claim challenging or questioning the validity or enforceability of any of the Company Intellectual Property or indicating an intention on the part of any person to bring a claim that any of the Company Intellectual Property is invalid or unenforceable or has been misused.

(f)    To the extent deemed commercially reasonable by the Company: (i) the Company has taken all actions (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company Intellectual Property) necessary in order to avoid the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Intellectual Property; and (ii) all Company Intellectual Property has been registered or obtained in accordance with all applicable legal requirements (including, in the case of the Company’s Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Intellectual Property.

(g)    Section 3.14(g)(1) of the Disclosure Letter sets forth a complete and accurate list (indicating for each the title and the parties thereto), as of the date hereof, of all agreements currently in effect granting to the Company any material right under or with respect to any Company Intellectual Property other than standard desktop software applications used generally in the Company’s operations (collectively, the “Inbound License Agreements”). Except as set forth in Section 3.14(g)(2) of the Disclosure Letter, the rights licensed under each Inbound License Agreement shall be exercisable by Buyer on and after the Closing to the same extent as by the Company prior to the Closing. No loss or expiration of any Company Intellectual Property licensed to the Company under any Inbound License Agreement (other than the expiration of any such agreement in accordance with its terms) is pending or reasonably foreseeable or, to the knowledge of the Company, threatened. There are no license agreements currently in effect under which the Company licenses any rights under any Company Intellectual Property to another person. Except as set forth in Section 3.14(g)(2) of the Disclosure Letter, the Company has not received any notice (written or otherwise) alleging or threatening that the Company has materially breached any Inbound License Agreement and no reasonable basis for such a claim exists, other than breaches that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Schedule 3.14(g)(3), the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of, or give rise to any right of any third party to terminate, any of the Inbound License Agreements, or require after the Closing Date, the consent of any governmental entity or third party in respect of any such Company Intellectual Property or otherwise restrict or inhibit (in any way) Buyer’s use and enjoyment of the Company Intellectual Property, other than breaches or rights, the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(h)    The Company Intellectual Property constitutes all the material Intellectual Property rights necessary for the conduct of the Company’s business as currently conducted and reasonably anticipated to be conducted in the future.

(i)    To the Company’s knowledge, none of the products, processes, services or other technology or materials, or any Intellectual Property developed, used, leased, licensed, sold, imported or otherwise distributed or disposed of, or otherwise commercially exploited by or for the Company, nor any other activities or operations of the Company, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any Intellectual Property of any third party, and the Company has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor, to the Company’s knowledge, is there any reasonable basis therefor. No Company Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by the Company. To the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating in any material respect any Company Intellectual Property. To the Company’s knowledge, no product, technology, service or publication of the Company violates any law or regulation.

(j)    To the Company’s knowledge, no employee or independent contractor of the Company is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for the Company or that would materially conflict with the Company’s business as presently conducted and proposed to be conducted.

Section 3.15.    Material Contracts.

(a)    Section 3.15(a) of the Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all written or oral contracts (including, with respect to each oral contract, a description of its material terms), agreements, notes, bonds, indentures, mortgages, guarantees, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind (each, a “Contract”), to which the Company is a party or by which the Company, or any of its assets and properties, is otherwise bound, as follows (each of the following, a “Material Contract” and, collectively, the “Material Contracts”):

(i)    each Contract of the Company pursuant to which the Company received (or was entitled to receive) or paid (or was obligated to pay) more than one hundred thousand dollars ($100,000) in the twelve (12) month period ended September 30, 2003 (provided such Contract remains in effect as of the date hereof) and each customer Contract in effect on the date of this Agreement under which the Company received in the twelve (12) month period ended September 30, 2003 or is entitled to receive thereafter more than one hundred thousand dollars ($100,000);

(ii)    each Contract that requires payment by or to the Company after September 30, 2003 of more than one hundred thousand dollars ($100,000) per annum;

(iii)    each Contract that contains non-competition restrictions, including any restrictions relating to the conduct of the Company’s business or the sale of the Company’s products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its affiliates from conducting the business of the Company as presently conducted;

(iv)    any Contract that will be subject to default, termination, repricing or renegotiation, in each case where the amounts involved under such Contract or repricing exceed one hundred thousand dollars ($100,000), because of the transactions contemplated hereby;

(v)    each Contract relating to the Company’s sales through distributors;

(vi)    other than equipment leases requiring payment of more than twenty-five thousand dollars ($25,000), each Contract of the Company relating to, and evidences of, indebtedness for borrowed money, any mortgage, security agreement or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

(vii)    each partnership, joint venture or other similar Contract or arrangement to which the Company is a party or by which it is otherwise bound;

(viii)    each Contract granting to the Company any material right under or with respect to any Company Intellectual Property;

(ix)    each Contract under which the Company grants any material right under or with respect to any Company Intellectual Property to another person; and

(x)    each Contract that requires the Company to grant “most favored customer” pricing to any other person.

(b)    Each Material Contract is (i) a legal, valid and binding obligation of the Company and, to the Company’s knowledge, each other person who is a party thereto and (ii) enforceable against the Company and, to the Company’s knowledge, each such other person in accordance with its terms, subject in all cases to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Except as set forth in Section 3.15(b) of the Disclosure Letter, neither the Company nor, to the Company’s knowledge, any other party thereto is in material default under any Material Contract. Except as set forth in Section 3.15(b) of the Disclosure Letter, the Company does not know of, and has not received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default or event of default or other material breach on the part of the Company under any such Material Contract.

(c)    Except as set forth in Section 3.15(c) of the Disclosure Letter, and other than the Material Contracts, the Company has not entered into, is not a party to and is not otherwise bound by, as of the date hereof:

(i)    any fidelity or surety bond or completion bond, except as required pursuant to Section 412 of ERISA;

(ii)    any Contract pursuant to which the Company has agreed to provide liquidated damages in excess of one hundred fifty thousand dollars ($150,000) for failure to meet performance or quality milestones;

(iii)    except as set forth in Section 3.15(c) of the Disclosure Letter, any Contract pursuant to which the Company has agreed to provide indemnification or guaranty to a third party (other than this Agreement);

(iv)    any Contract relating to the disposition or acquisition of assets, property or any interest in any business enterprise outside the ordinary course of the Company’s business; or

(v)    any distribution or development Contract.

Section 3.16.    Title to Properties; Absence of Liens and Encumbrances.

(a)    The Company has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected on the Financial Statements, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens except for: (i) Liens reflected on the Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business or by operation of law, (v) Liens granted pursuant to that certain Loan and Security Agreement by and between the Company and Comerica Bank – California, (vi) Liens on equipment granted to the equipment lessor that leases such equipment to the Company pursuant to equipment leases listed in Section 3.15 of the Disclosure Letter and (vii) Liens on Company Intellectual Property granted to licensors under Inbound License Agreements listed in Section 3.15 of the Disclosure Letter relating to Company Intellectual Property (collectively, “Permitted Liens”).

(b)    Section 3.16(b) of the Disclosure Letter sets forth a true, complete and correct list of all real property owned or leased by the Company. The Company is in compliance in all material respects with the terms of all leases for real property to which it is a party. The Company is not a party to any lease, assignment or similar arrangement under which the Company is a lessor, assignor or otherwise makes available for use by any third party any portion of the owned or leased real property.

(c)    The facilities, property and equipment owned, leased or otherwise used by the Company that are material to the functioning of the business of the Company are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and suitable for the purposes for which they are presently used.

(d)    All tangible assets which are leased by the Company and are material to the functioning of the business of the Company have been maintained with the manufacturers’ standards and specifications required by each such lease such that, at each such termination of the lease, such assets can be returned to their owner without any further material obligation on the part of the Company with respect thereto.

Section 3.17.    Off Balance Sheet Liabilities.    Since September 30, 2003 through the date hereof, there have been no transactions, arrangements and other relationships between and/or among the Company, any of its affiliates and any special purpose or limited purpose entity beneficially owned by or formed at the direction of the Company or any of its affiliates.

Section 3.18.    Promotions and Selling Arrangements.    Except as disclosed in Section 3.18 of the Disclosure Letter, since September 30, 2003 and through the date hereof, the Company has not recorded any material amount of revenues in connection with sales made pursuant to new promotional programs or promotional programs outside the ordinary course of business, special selling arrangements or concessions, rights of return or otherwise, or pursuant to new or amended accounting practices or interpretations.

Section 3.19.    Tax Treatment.    Neither the Company nor, to the Company’s knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

Section 3.20.    Affiliates.    Except for the directors and executive officers of the Company, each of whom is indicated in the Company SEC Reports, as of the date hereof, there are no persons who, to the Company’s knowledge, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act.

Section 3.21.    Suppliers and Customers.    Except as set forth on Section 3.21 of the Disclosure Letter, during the last twelve (12) months, the Company has not received any notice of termination or written threat of termination from any of the twenty (20) largest suppliers or the twenty (20) largest customers of the Company, taken as a whole, or any information that any such customer, distributor or supplier intends to materially decrease the amount of business that it does with the Company.

Section 3.22.    Opinion of Financial Adviser.    Imperial Capital, LLC (the “Company Financial Adviser”) has delivered to the Company Board its opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

Section 3.23.    Brokers.    No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.24.    Interested Party Transactions.    Except as described in the Company SEC Documents, there are no transactions, arrangements or relationships involving an amount of $60,000 or more that any director, officer or other affiliate of the Company has or has had in the last three years, directly or indirectly relating to (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company sells, or proposes to furnish or sell, (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services, (iii) a beneficial interest in any Contract included in Section 3.14 or 3.15 of the Disclosure Letter or (iv) any contractual or other arrangement with the Company; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.24.

Section 3.25.    Takeover Statutes.    The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other similar applicable law, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby.

Section 3.26.    Settlement Agreement.    The Company has no further liabilities or obligations to any person pursuant to that certain General Release of Claims dated April 30, 2003, by and among, McDonald’s Owner/Operations Association, Inc., Major League Baseball Players Association, Laurel Marketing Assoc., Inc. d/b/a The Ostern Sports Marketing Group and the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION

Parent and Acquisition hereby represent and warrant to the Company, jointly and severally, subject to the exceptions set forth in the Parent Disclosure Letter previously delivered by Parent to the Company (the “Parent Disclosure Letter”) and certified by a duly authorized officer of Parent (which exceptions shall specifically identify the Section, subsection or paragraph, as applicable, to which such exception relates), that:

Section 4.1.     Organization.

(a)    Parent and Acquisition are each duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to the Company’s counsel accurate and complete copies of the Certificate of Incorporation and bylaws, as currently in full force and effect, of Acquisition and Parent.

(b)    Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, does not have a Material Adverse Effect on Parent. For purposes hereof, the term “Material Adverse Effect on Parent” means any circumstance involving, change in or effect on Parent or any of its subsidiaries (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings, results of operations, assets or liabilities (including contingent liabilities) or the financial condition of Parent and its subsidiaries, taken as a whole, but excluding from the foregoing any event, change or circumstance arising out of (A) the compliance by the Company, Parent or Acquisition with the terms and conditions of this Agreement, (B) the announcement or disclosure of this Agreement or the subject matter hereof, (C) any stockholder class action litigation arising directly out of allegations of a breach of fiduciary duty relating to this Agreement or (D) changes in applicable law or regulations or in GAAP; or (ii) that is reasonably likely to prevent or materially delay or impair the ability of Parent or Acquisition to consummate the transactions contemplated by this Agreement; provided, however, that for the avoidance of doubt, a decrease in the price of Parent Common Stock shall not alone be deemed to constitute or give rise to a Material Adverse Effect. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on Parent contained in this Agreement shall be deemed to refer solely to Parent and its subsidiaries without including its ownership of the Company after the Merger.

Section 4.2.     Capitalization of Parent and its Subsidiaries.    The authorized capital stock of Parent consists of (i) sixty million (60,000,000) shares of Parent Common Stock, $1.00 par value per share, of which, as of September 30, 2003, Twenty Eight Million Two Hundred Seventy Thousand One Hundred Eighty (28,270,180) shares were issued and outstanding (each together with a Parent Common Stock purchase right issued pursuant to the Rights Agreement dated as of July 1, 1999 between Parent and Harris Trust Company of California (a “Parent Right”)) and (ii) Twelve Million, Five Hundred Thousand (12,500,000) shares of preferred stock, $1.00 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and not subject to any preemptive rights, and all shares of Parent Common Stock issued pursuant to this Agreement will be, when issued, duly authorized and validly issued, fully paid, nonassessable and not subject to any preemptive rights. As of September 30, 2003 (A) an aggregate of approximately Three Million Five Hundred Sixty-Six Thousand Eighty-Six (3,566,086) shares of Parent Common Stock were issuable upon or otherwise deliverable in connection with the exercise of outstanding options and warrants and under purchase plans, (B) approximately Two Million Ninety-Seven Thousand Three Hundred Sixteen (2,097,316) shares of Parent Common Stock were reserved for issuance upon conversion of Parent’s Convertible Subordinated Debentures due 2010 (the “Debentures”), (C) approximately Seven Hundred Sixty-Seven Thousand Five Hundred Eighty-Nine (767,589) shares of Parent Common Stock were reserved for issuance upon exercise of warrants to purchase shares of Parent Common Stock and (D) approximately Five Million Seven Hundred Six Thousand Four Hundred Sixty (5,706,460) shares of Parent Common Stock are reserved for issuance upon conversion of Parent’s Senior Convertible Notes due June 15, 2010 (the “Parent Senior Convertible Notes”). Except as set forth above, as of the date hereof, there are outstanding (1) no shares of capital stock or other voting securities of Parent, (2) no securities of Parent or its subsidiaries convertible into, or exchangeable for, shares of capital stock or voting securities of Parent or any of its subsidiaries, (3) no options, warrants or other rights to acquire from Parent or its subsidiaries and no obligations of Parent or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or any of its subsidiaries and (4) no equity equivalent interests in the ownership or earnings of Parent or any subsidiaries of Parent or other similar rights. All of the outstanding shares of Parent Common Stock, options and warrants to purchase shares of Parent Common Stock, the Parent Senior Convertible Notes and the Debentures (collectively, “Parent Securities”) were issued in compliance with the Securities Act and applicable state securities laws.

Section 4.3.    Authority Relative to this Agreement.

(a)    Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent (the “Parent Board”), the Board of Directors of Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)    The Parent Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger) are fair to and in the best interests of Parent and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

Section 4.4.    SEC Reports; Financial Statements.

Parent has filed all required forms, reports and documents with the SEC since January 1, 2000 (“Parent SEC Reports”), and each of such Parent SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, in each case as in effect on the dates such forms reports and documents were filed. None of the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) have been prepared in all material respects in accordance with GAAP consistently applied and maintained throughout the periods indicated, except where noted therein, and fairly present the consolidated financial condition of Parent and its subsidiaries at their respective dates and the results of their operations and changes in financial position for the periods covered thereby, in each case in conformity with GAAP (subject, in each case, to normal year-end adjustments and except that unaudited financial statements do not contain all footnotes required for audited financial statements).

Section 4.5.     Information Supplied.    None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in (i) the S-4 will at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Schedule 14D-9, Offer Documents or the Proxy Statement will, at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer or the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The S-4 and the Offer Documents will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

Section 4.6.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or “blue sky” laws and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit authorization consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent’s other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, Acquisition or any of Parent’s other subsidiaries or any of their respective properties or assets, except, in the case of the foregoing clause (ii) or (iii), for violations, breaches, defaults or rights that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

Section 4.7.    No Default.    Except as set forth in Section 4.7 of the Parent Disclosure Letter, none of Parent, Acquisition or any of Parent’s other subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of (i) its respective Certificate of Incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Acquisition or any of Parent’s other subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, Acquisition or any of Parent’s other subsidiaries or any of their respective properties or assets, except, in the case of the foregoing clause (ii) or (iii), for violations, breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

Section 4.8.    No Undisclosed Liabilities; Absence of Changes.    Except as disclosed in the Parent SEC Reports filed prior to the date hereof, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), other than liabilities and obligations incurred since September 30, 2003 in the ordinary course of business consistent with past practices. Except as disclosed in Parent SEC Reports filed prior to the date hereof, except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or except as permitted by Section 5.2, since September 30, 2003: (i) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of Parent’s capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; and (ii) there has not been any action by Parent or any of its subsidiaries during the period from September 30, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 5.2. Since September 30, 2003, there has not been a Material Adverse Effect on Parent.

Section 4.9.    Litigation.    Except as disclosed in the Parent SEC Reports filed prior to the date hereof, there are no suits, claims, actions, proceedings or, to Parent’s knowledge, investigations pending or, to Parent’s knowledge, threatened, against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity that, if decided adversely to Parent or any such subsidiary, individually or in the aggregate, would have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that, individually or in the aggregate, would result in a Material Adverse Effect on Parent.

Section 4.10.    Compliance with Applicable Law.    Each of Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, the “Parent Permits”), except as disclosed in the Parent SEC Reports filed prior to the date hereof or where failures to hold such permits, licenses, variances, exemptions, orders and approvals that, individually or in the aggregate, would not result in a Material Adverse Effect on Parent and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on Parent or any of its subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect. Each of Parent and its subsidiaries is in compliance with the terms of the Parent Permits held by it, except as disclosed in the Parent SEC Reports filed prior to the date hereof, and except where the failure so to comply, individually or in the aggregate, would not result in a Material Adverse Effect on Parent and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on Parent or any of its subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect on Parent. The business of Parent and its subsidiaries are being conducted in compliance with all applicable laws, ordinances and regulations of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except as disclosed in the Parent SEC Reports filed prior to the date hereof, and except for violations or possible violations of any such laws, ordinances or regulations that, individually or in the aggregate, do not and will not result in a Material Adverse Effect on Parent and that have not resulted in any injunction or other equitable remedy being imposed on Parent or any of its subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect on Parent. To Parent’s knowledge, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending nor has any Governmental Entity indicated an intention to conduct the same, except as disclosed in the Parent SEC Reports filed prior to the date hereof, and except those that Parent reasonably believes will not, individually or in the aggregate, have a Material Adverse Effect on Parent.

Section 4.11.    Off Balance Sheet Liabilities.    Except for transactions, arrangements and other relationships otherwise identified in the Parent Financial Statements, Section 4.11 of the Parent Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all transactions, arrangements and other relationships between and/or among the Parent, any of its affiliates and any special purpose or limited purpose entity beneficially owned by or formed at the direction of the Parent or any of its affiliates.

Section 4.11.    Brokers.    No broker finder or investment banker is entitled to any brokerage finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

Section 4.12.    No Prior Activities of Acquisition.    Acquisition was formed for the purposes of the consummation of this Agreement and the transactions contemplated hereby, and has engaged in no other business activities of any type or kind whatsoever.

Section 4.13.    Tax Treatment.    Neither Parent nor, to Parent’s knowledge, any of its affiliates has taken or agreed to take action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

ARTICLE 5

COVENANTS

Section 5.1.     Conduct of Business of the Company.    Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Disclosure Letter or (iii) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers and suppliers with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Disclosure Letter or (iii) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will not:

(a)    amend its Certificate or Articles of Incorporation or bylaws (or other similar governing document);

(b)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including any stock options or stock appreciation rights), except for the issuance and sale of Shares pursuant to Company Stock Options granted under the Company Plans;

(c)    split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities (other than the cancellation of Company Stock Options following termination of employment with or provision of services to the Company);

(d)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(e)    (i) incur, assume or forgive any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practices or trade payables arising in the ordinary course of business consistent with past practices; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in any other person (other than customary loans or advances to employees in each case in the ordinary course of business consistent with past practices); (iv) pledge or otherwise encumber shares of capital stock of the Company; or (v) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any material Lien thereupon, other than Permitted Liens;

(f)    except as may be required by law, (i) enter into, adopt, amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement, other than offer letters, letter agreements and options to purchase Shares entered into with new hires in the ordinary course of business consistent with past practice and performance bonuses granted to employees on a basis consistent with the past practices of the Company; (ii) enter into, adopt, amend or terminate any pension, retirement, deferred compensation, employment, health, life or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee, other than in the ordinary course of the Company’s business consistent with past practice; or (iii) increase in any manner the compensation or fringe benefits of any director, officer or employee or consultant or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units), except for normal increases in cash compensation in the ordinary course of business consistent with past practice for employees other than an employee who is party to an employment agreement;

(g)    (i) acquire, sell, lease, license or dispose of any assets or properties in any single transaction or series of related transactions having a fair market value in excess of two hundred fifty thousand dollars ($250,000) in the aggregate, other than sales or licenses of its products in the ordinary course of business consistent with past practices; (ii) enter into any exclusive license (other than Inbound License Agreements entered into on customary terms in the ordinary course of business consistent with past practices), distribution, marketing, sales or other agreement; (iii) enter into a “development services” or other similar agreement pursuant to which the Company may purchase or otherwise acquire the services of another person, other than in the ordinary course of business consistent with past practices; (iv) acquire, sell, lease, license, transfer, encumber, enforce or otherwise dispose of any Company Intellectual Property, other than licenses or sales of its products or services in the ordinary course of business consistent with past practices; (v) make any sales pursuant to new promotional programs or promotional programs outside the ordinary course of business, special selling arrangements or concessions, rights of return or otherwise, or pursuant to new or amended accounting practices or interpretations; or (vi) knowingly, willfully or wantonly infringe upon, misappropriate or otherwise violate the rights of any third party intellectual property.

(h)    unless required by a change in applicable law or in GAAP, change any of the accounting principles, practices or methods used by it;

(i)    revalue any of its assets or properties, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices or as otherwise required by GAAP;

(j)    (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, limited liability company, partnership or other person or any division thereof or any equity interest therein; (ii) enter into any Contract that would be material to the Company and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practices; (iii) amend, modify or waive any right under any of its Material Contracts; (iv) modify its standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to the Company or any subsidiary; (v) enter into any Contract that contains non-competition restrictions, including any restrictions relating to the conduct of the Company’s or any subsidiary’s business or the sale of the Company’s or any subsidiary’s products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its affiliates from conducting the business of the Company or any subsidiary as presently conducted; or (vi) authorize any new capital expenditure, other than as set forth in Section 5.1 of the Disclosure Letter, up to an aggregate amount set forth in Section 5.1 of the Disclosure Letter;

(k)    make or rescind any express or deemed election relating to Taxes, settle or compromise any Tax liability, enter into any closing or other agreement with any Tax authority, file or cause to be filed any amended Tax Return, file or cause to be filed a claim for refund of Taxes previously paid or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(l)    fail to file any Tax Returns when due, fail to cause such Tax Returns when filed to be true, correct and complete, prepare or fail to file any Tax Return of the Company in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods, take any position, make any election or adopt any method on such Tax Return that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by applicable law, or fail to pay any Taxes when due;

(m)    (i) settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would require the payment by the Company of damages in excess of one hundred thousand dollars ($100,000) or involves any equitable relief or (ii) suffer to exist any suit, claim, action, proceeding or investigation against the Company or any of its properties or assets that is reasonably likely to be decided adversely to the Company and, if decided adversely to the Company, would, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company exceeding three hundred fifty thousand dollars ($350,000);

(n)    knowingly take any action that would result in a failure to maintain trading of the Shares on the Nasdaq National Market;

(o)      take any action that results in the acceleration of vesting of any Company Stock Option, except as may be required pursuant to any agreement in effect as of the date hereof;

(p)    allow any insurance policy to be amended or terminated without replacing such policy (to the extent commercially feasible) with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

(q)    take or permit any of its affiliates to take any action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code;

(r)    create, cause to be created or otherwise acquire any subsidiary or transfer any assets to a subsidiary; or

(s)    take or agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through 5.1(r) or any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

Notwithstanding the foregoing and any other provision of this Agreement, neither Parent nor Acquisition shall have the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.2.    Conduct of Business of Parent.    Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.2 of the Parent Disclosure Letter or (iii) to the extent that the Company shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent shall and shall cause each of its subsidiaries to conduct their operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its and its subsidiaries’ current key officers and key employees and preserve its relationships with customers and suppliers with the intention that its goodwill and ongoing businesses shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.2 of the Parent Disclosure Letter or (iii) to the extent that the Company shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither Parent nor any of its subsidiaries shall:

(a)    amend its Certificate or Articles of Incorporation or bylaws (or other similar governing document) other than to increase the number of authorized shares of capital stock of Parent;

(b)    split, combine or reclassify any shares of the capital stock of Parent or any subsidiary of Parent that is not wholly-owned, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Parent or any subsidiary of Parent that is not wholly-owned, make any other actual, constructive or deemed distribution in respect of the capital stock of Parent or any subsidiary of Parent that is not wholly-owned or otherwise make any payments to stockholders of Parent or any subsidiary of Parent that is not wholly-owned in their capacity as such, or redeem or otherwise acquire any of securities of Parent or any subsidiary of Parent that is not wholly-owned (other than the cancellation of stock options following termination of employment with or provision of services to Parent and its subsidiaries);

(c)    adopt a plan of complete or partial liquidation or dissolution;

(d)    knowingly take any action that would result in a failure to maintain trading of the Parent Common Stock on the NYSE;

(e)    unless required by a change in applicable law or in GAAP, change any of the accounting principles, practices or methods used by it;

(f)    take or permit any of its affiliates to take any action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code;

(g)    take (or permit the Surviving Company to take) any action subsequent to the Effective Time that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code; or

(h)    take or agree in writing or otherwise to take any of the actions described in Sections 5.2(a) through 5.2(g) or any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

Notwithstanding the foregoing and any other provision of this Agreement, the Company shall not have the right to control or direct Parent’s operations. Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.3.    Preparation of S-4.

(a)    As promptly as practicable after the date hereof, Parent shall prepare and file with the SEC the S-4. Parent shall use its best efforts to have the S-4 declared effective by the SEC and to keep the S-4 effective as long as is necessary to consummate the Offer and the Merger and any other transactions contemplated thereby. Parent shall, as promptly as practicable after receipt thereof, provide the Company with copies of any written comments, and advise the other party of any oral comments or communications regarding the S-4 received from the SEC. Parent shall cooperate and provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the S-4 prior to filing the same with the SEC, and will promptly provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, however that with respect to documents filed by Parent which are incorporated by reference in the S-4, this right of approval shall apply only with respect to information relating to this Agreement, the transactions contemplated hereby or the Company or its business, financial condition or results of operations. Parent shall also (i) take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Offer and the Merger and upon the exercise of Company Stock Options and (ii) use all commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required in connection with the Offer and the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto; provided that the Company shall cooperate with Parent in obtaining such permits and approvals as reasonably requested. The Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

(b)    Parent will advise the Company, promptly after it receives notice thereof, of the time when the S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Offer or the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the S-4. Following the time the S-4 is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

(c)    If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should become known by the Company or Parent, or the Company, Parent or their respective subsidiaries shall take any action, which should be disclosed in an amendment or supplement to the S-4 so that such the S-4 would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein not misleading, the party which obtains knowledge of such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, the Company and Parent shall cooperate to cause an appropriate amendment or supplement disclosing such information promptly to be filed with the SEC and disseminated to the stockholders of the Company and the stockholders of Parent.

Section 5.4.    Other Potential Acquirers.

(a)    For purposes of this Agreement, “Third Party Acquisition” means the occurrence of any of the following events: (i) the acquisition by any person (as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or any of its affiliates (a “Third Party”) of any portion of the assets of the Company representing fifteen percent (15%) of more of the aggregate fair market value of the Company’s business immediately prior to such acquisition, other than the sale or license of products in the ordinary course of business consistent with past practices; (ii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iii) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend (whether in cash or other property); (iv) the repurchase by the Company of more than ten percent (10%) of the outstanding Shares; or (v) the acquisition by the Company by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any person or business whose annual revenues or assets is equal to or greater than fifteen percent (15%) of the annual revenues or assets of the Company for and at the twelve (12) month period ended September 30, 2003. For purposes of this Agreement, “Superior Proposal” means any bona fide proposal to acquire, directly or indirectly in one or a series of related transactions contemplated by a proposed single agreement, for consideration consisting of cash and/or securities, eighty percent (80%) or more of the Shares then outstanding or eighty percent (80%) or more of the fair market value of the assets of the Company, and otherwise on terms that the Company Board by a majority vote (on the recommendation of the Special Committee) determines in its good faith judgment (after receiving the advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than the Merger.

(b)    The Company agrees that it and its affiliates and their respective officers, directors and employees shall, and that it shall direct its investment bankers, attorneys, accountants and other representatives and agents to immediately cease any existing activities, discussions or negotiations with any other persons with respect to any possible Third Party Acquisition. Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, investment bankers, attorneys, accountants or other representatives and agents to, directly or indirectly, (A) encourage, solicit, initiate or knowingly facilitate the submission of any proposal for a Third Party Acquisition; (B) participate in or initiate any discussions or negotiations regarding, or provide any non-public information with respect to, the Company or its business, assets or properties (other than Parent and Acquisition or any designees of Parent and Acquisition) in connection with, or take any other action to knowingly facilitate, any Third Party Acquisition or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Acquisition; or (C) enter into any agreement with respect to any Third Party Acquisition. Notwithstanding the foregoing, nothing in this Section 5.4 or any other provision of this Agreement shall prohibit the Special Committee from furnishing information to, or entering into discussions or negotiations with, any Third Party that makes an unsolicited, bona fide written proposal for a Third Party Acquisition, if and to the extent that (1) the

Special Committee, by a majority vote, determines in its good faith judgment, after consultation with and receiving the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable law, (2) the Special Committee, by a majority vote, reasonably determines in good faith that such proposal for a Third Party Acquisition constitutes or is reasonably likely to result in a Superior Proposal which, if accepted, is reasonably capable of being consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal and (3) prior to taking such action, (x) the Company provides two (2) business days prior written notice to Parent to the effect that it is proposing to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms with respect to confidentiality at least as stringent as those contained in the Confidentiality Agreements.

(c)    The Company shall promptly (but in no case later than twenty-four (24) hours after receipt) notify Parent if the Company or any of its officers or other employees, directors, investment bankers, attorneys, accountants or other representatives or agents receives any proposal or inquiry concerning a Third Party Acquisition or request for nonpublic information by any person who is making, or who has indicated that it is considering making, a proposal for a Third Party Acquisition, including all material terms and conditions thereof and the identity of the person submitting such proposal. The Company shall provide Parent with a copy of any written proposal for a Third Party Acquisition or amendments or supplements thereto, and shall thereafter promptly provide to Parent such information as is reasonably necessary to keep Parent informed of the status of any inquiries, discussions or negotiations with such person proposing the Third Party Acquisition, and any material changes to the terms and conditions of such proposal for a Third Party Acquisition, and shall promptly provide to Parent a copy of any information delivered to such person which has not previously been made available to Parent.

(d)    Except as set forth in this Section 5.4(d), neither the Company Board nor the Special Committee shall withdraw or adversely modify its recommendation of this Agreement and the transactions contemplated hereby, or propose to withdraw or modify, in a manner adverse to Parent, such recommendation or approve or recommend any Third Party Acquisition. Notwithstanding the foregoing, if, prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, (i) the Company receives an unsolicited bona fide written proposal for a Third Party Acquisition that the Special Committee, by a majority vote, reasonably determines in good faith constitutes a Superior Proposal which, if accepted, is likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal and (ii) the Special Committee, by a majority vote, determines in its good faith judgment, after consultation with and after receiving the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable law, the Company Board (on the recommendation of the Special Committee) may withdraw or adversely modify its recommendation of this Agreement and the transactions contemplated hereby or recommend a Superior Proposal, but in each case only (i) after providing written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (a “Notice of Superior Proposal”) and (ii) if Parent does not, prior to the close of business on the earlier of (A) the third (3rd) business day after Parent’s receipt of the Notice of Superior Proposal and (B) the scheduled Expiration Date (as extended pursuant to the last sentence of this Section 5.4(d) or otherwise) make an offer that the Company Board by a majority vote (on the recommendation of the Special Committee) determines in its good faith judgment (after receiving the advice of the Company Financial Advisor or another financial adviser of nationally recognized reputation) to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into an agreement with respect to a Superior Proposal unless and until this Agreement is terminated pursuant to Section 7.1 and the Company has paid all amounts due to Parent pursuant to Section 7.3. Without limiting any other rights on the part of Parent to extend the Offer as provided elsewhere herein, in the event that the Company provides Parent with a Notice of Superior Proposal pursuant to the preceding sentence less than three (3) business days prior to the scheduled Expiration Date, Parent shall be entitled to extend the Offer for up to three (3) business days beyond the then-scheduled Expiration Date to enable Parent to evaluate the Superior Proposal prior to any withdrawal or adverse modification by the Company Board of its recommendation of this Agreement or any recommendation by the Company Board of a Superior Proposal.

(e)    Notwithstanding anything to the contrary herein, any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Agreement; provided that, other than as required by applicable law, such disclosure states that no action will be taken by the Company Board in violation of Section 5.4(d).

(f)    Except as provided in Article 7, nothing in this Section 5.4 shall permit the Company to terminate this Agreement or affect any other obligations of the Company under this Agreement.

Section 5.5.    Stock Exchange Listing.    Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to Parent’s acceptance of Shares for exchange pursuant to the Offer.

Section 5.6.    Access to Information.

(a)    Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company will provide Parent and its authorized representatives with reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company as Parent may reasonably require, and will cause its officers to furnish Parent and its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company as Parent may from time to time reasonably request. Between the date hereof and the Effective Time, Parent shall make available to the Company, as reasonably requested by the Company, a designated and appropriate officer of Parent to answer questions and make available such information regarding Parent and its subsidiaries as is reasonably requested by the Company, taking into account the nature of the transactions contemplated by this Agreement.

(b)    Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall furnish to Parent (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with October 2003), an unaudited balance sheet as of the end of such month and the related statement of earnings, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter), an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year), an audited balance sheet as of the end of such year and the related statements of earnings, stockholders’ equity (deficit) and cash flows. All of such financial statements referred to in the foregoing clauses (i), (ii) and (iii) shall be prepared in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

(c)    Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Parent shall furnish to the Company (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with November 2003), an unaudited balance sheet as of the end of such month and the related statement of earnings, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter), an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year), an audited balance sheet as of the end of such year and the related statements of earnings, stockholders’ equity (deficit) and cash flows. All of such financial statements referred to in the foregoing clauses (i), (ii) and (iii) shall be prepared in accordance with GAAP in conformity with the practices consistently applied by Parent with respect to such financial statements. All the foregoing shall be in accordance with the books and records of Parent and its subsidiaries and shall fairly present Parent’s financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by Parent in conformity with its past practices) as of the last day of the period then ended.

(d)    Each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement, dated August 25, 2003, between the Company and Parent, as amended (the “Confidentiality Agreement”). Notwithstanding anything herein to the contrary, any party to this Agreement (and their employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement (i) if such disclosure would result in a violation of federal or state securities laws; or (ii) to the extent not related to the tax aspects of the transactions contemplated by this Agreement. Moreover, nothing in this Agreement shall be construed to limit in any way any party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

Section 5.7.     Certain Filings; Reasonable Efforts.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to do the following: (i) cooperate in the preparation and filing of the Offer Materials, the Schedule 14D-9, the Proxy Statement and the S-4 and any amendments thereto; (ii) obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Offer or the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. The Company agrees to use all commercially reasonable efforts to encourage its employees to accept any offers of employment extended by Parent. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 5.8.     Public Announcements.    Each of Parent and the Company will consult with the other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable law or by the rules and regulations of, or pursuant to any listing agreement with, the NYSE or the Nasdaq National Market, as determined by Parent or the Company, as the case may be, or (b) following a change, if any, of the Company Board’s recommendation of the Merger (solely in accordance with Section 5.4(d)), after which event no such consultation shall be required. Notwithstanding the preceding sentence, the first public announcement of this Agreement and the Merger shall be a joint press release agreed upon by Parent and the Company.

Section 5.9.     Indemnification and Directors’ and Officers’ Insurance.

(a)    After the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to), each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (the “Indemnified Persons”) against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (“Indemnified Liabilities”); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law. As between Parent, Acquisition and the Company, on the one hand, and any insurer, on the other hand, nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Company an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 5.9 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 5.9 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Each Indemnified Person is intended to be a third party beneficiary of this Section 5.9 and may specifically enforce its terms. This Section 5.9 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Certificate of Incorporation or bylaws as presently in effect. Parent shall cause the Certificate of Incorporation and bylaws of the Surviving Company to maintain in effect, for a period of six (6) years after the Effective Time, the current provisions contained in the Certificate of Incorporation and bylaws of Acquisition regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses.

(b)    From and after the Effective Time, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof and any indemnification provisions under the Company’s Certificate of Incorporation or bylaws as in effect on the date hereof.

(c)    For a period of six (6) years after the Effective Time, Parent will maintain or cause the Surviving Company to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy; provided, however, that in no event will Parent or the Surviving Company be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided further, that, in lieu of maintaining such existing insurance as provided above, Parent may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

(d)    The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person. Parent will not permit the Surviving Company to merge or consolidate with any other person unless the Surviving Company will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 5.9.

Section 5.10.     Notification of Certain Matters.    The Company shall provide prompt notice to Parent and Acquisition, and Parent and Acquisition shall provide prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to become untrue or inaccurate and (ii) any failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.11.     Affiliates.

(a)    The Company shall use all commercially reasonable efforts to obtain as soon as practicable from all stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act (“Company Affiliates”), after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit B.

(b)    Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale by Company Affiliates of shares of Parent Common Stock.

Section 5.12.     Employee Stock Option Plans.    Parent agrees that upon termination of the Company’s 1998 Stock Option Plan, the employees of the Company who become employees of Parent or any of its subsidiaries may participate in Parent’s 1999 and 1994 Incentive Stock Option Plans (the “Parent Plans”), subject to the terms and conditions of the Parent Plans, and that service with the Company shall be treated as service with Parent for determining eligibility of the Company’s employees under the Parent Plans.

Section 5.13.     Tax-Free Reorganization.    Each of Parent and Company shall provide to Gibson, Dunn & Crutcher LLP (or such other counsel that has been selected in accordance with Annex A to render the Parent 368 Opinion (as defined in Annex A)) and Swidler Berlin Shereff Friedman, LLP (or such other counsel that has been selected in accordance with Annex A to render the Company 368 Opinion (as defined in Annex A)) a certificate containing representations reasonably requested by such counsel in connection with rendering the Parent 368 Opinion or Company 368 Opinion, as the case may be. Each of Parent and Company agrees to use commercially reasonable efforts to obtain the Parent 368 Opinion or the Company 368 Opinion, as the case may be, and to cause the conditions relating to the receipt of such opinions that are set forth in Annex A and Section 6.1(f) to be satisfied.

Section 5.14.     Takeover Statutes.    If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall use their respective reasonable best efforts to grant or secure any required consents or approvals and take all such actions as are reasonable and legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects (including any resulting delays) of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1.     Conditions to Each Party’s Obligations to Effect the Merger.    The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    this Agreement shall have been duly adopted by the requisite vote or written consent of the stockholders of the Company, if and to the extent required by applicable law, in order to consummate the Merger;

(b)    no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party hereto that prohibits, restrains, enjoins or restricts the consummation of the Merger;

(c)    the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and Parent shall have received all state securities laws or “blue sky” permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger;

(d)    the Parent Common Stock shall be listed for trading on the NYSE and the Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options shall have been approved for listing on the NYSE;

(e)    Parent shall have purchased Shares pursuant to the Offer; and

(f)    Neither the Parent 368 Opinion nor the Company 368 Opinion shall have been withdrawn and no event shall have occurred that would prevent Parent from relying on the Parent 368 Opinion or the Company from relying on the Company 368 Opinion; provided that this condition may be waived by Parent solely with respect to the Parent 368 Opinion or by the Company solely with respect to the Company 368 Opinion.

ARTICLE 7

TERMINATION; AMENDMENT; WAIVER

Section 7.1.     Termination.    This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company’s stockholders:

(a)    by mutual written consent of Parent, Acquisition and the Company;

(b)    by Parent and Acquisition or the Company if (i) any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party hereto shall have issued a final order, decree or ruling, or taken any other final action, permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; (ii) the Offer shall have expired pursuant to its terms (and not have been extended by Parent in accordance with Section 1.1 hereof) without any Shares being purchased therein, provided, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Parent failed to purchase Shares in the Offer; or (iii) the purchase of Shares pursuant to the Offer has not been consummated by four (4) months from the date hereof (the “Final Date”); provided that no party may terminate this Agreement pursuant to this clause (iii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the purchase of Shares pursuant to the Offer or the Effective Time, as applicable, shall not have occurred on or before the Final Date;

(c)    by the Company if (i) the representations and warranties of Parent contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall not be true and correct, or the representations and warranties of Parent contained in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date); provided that the Company has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (ii) there shall have been a breach by Parent or Acquisition of any of its covenants or obligations to be performed under this Agreement having a Material Adverse Effect on Parent or materially and adversely affecting (or materially delaying) the consummation of the Offer or the Merger, and Parent or Acquisition, as the case may be, has not cured such breach (if capable of being cured) within twenty (20) business days after notice by the Company thereof; provided that the Company has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (iii) Parent shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, that the Company may not terminate this Agreement pursuant to this clause (iii) if Parent shall have failed to commence the Offer prior to such date due to the material breach of this Agreement by the Company; or (iv) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, the Company receives a Superior Proposal and resolves to accept such Superior Proposal, but only if (A) the Company has acted in accordance with, and has otherwise complied with the terms of, Section 5.4 hereof, including the notice provisions therein and (B) the Company has paid all amounts due to Parent pursuant to Section 7.3; or (v) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, the average of the closing prices for Parent Common

Stock on the NYSE (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for any ten (10) consecutive trading days ending not later than two (2) trading days prior to the Expiration Date (giving effect to any extension of the Offer, but not to any subsequent offer pursuant to Section 1.1) is less than $11.78; provided that such termination right must be exercised within two (2) trading days following the end of such ten (10) consecutive trading day period.

(d)    by Parent and Acquisition if (i) the representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall not be true and correct, or the representations and warranties of the Company contained in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date); provided that neither Parent nor Acquisition has breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (ii) there shall have been a breach by the Company of any of its covenants or obligations to be performed under this Agreement having a Material Adverse Effect on the Company or materially and adversely affecting (or materially delaying) the consummation of the Offer or the Merger, and the Company has not cured such breach (if capable of being cured) within twenty (20) business days after notice by Parent or Acquisition thereof; provided that neither Parent nor Acquisition has breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (iii) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, the Company Board or the Special Committee shall have submitted or recommended to the Company’s stockholders a Superior Proposal; (iv) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, the Company Board or the Special Committee shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger, fails to include its recommendation of this Agreement and the Merger in the Schedule 14D-9 or fails to reconfirm its recommendation of this Agreement, the Offer and the Merger (including publicly, if requested) within three (3) business days after a reasonable request by Parent for such reconfirmation; (v) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, the Company Board or the Special Committee fails to reject a proposal for a Third Party Acquisition or fails to recommend against a proposal for a Third Party Acquisition in any filing with the SEC made pursuant to Rule 14d-9 or 14e-2 under the Exchange Act within ten (10) days after such proposal is received by or on behalf of the Company or such transaction has been launched, as the case may be; (vi) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, the Company shall have breached its obligations under Section 5.4; (vii) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, either Michael Favish or Scott Dickey shall be in breach of his obligations pursuant to the Exchange Agreement executed by him and attached hereto as Exhibit E (the “Exchange Agreement“); (viii) due to a circumstance or occurrence that if occurring after the commencement of the Offer would make it impossible to satisfy one or more of the conditions set forth in Annex A hereto, Parent shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, that Parent may not terminate this Agreement pursuant to this clause (viii) if Parent is in material breach of this Agreement; or (ix) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 7.2.    Effect of Termination.    Upon the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto, or any of its respective affiliates, directors, officers or stockholders, other than the provisions of this Section 7.2 and Sections 5.6(c) and 7.3, and all of Article 8, except for Section 8.10. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

Section 7.3.    Fees and Expenses.

(a)    If this Agreement is terminated pursuant to:

(i)    Section 7.1(c)(iv), 7.1(d)(iii), 7.1(d)(iv), 7.1(d)(v) or 7.1(d)(vi); or

(ii)    Section 7.1(d)(i) or (ii) as a result of a willful and knowing breach by the Company and, within twelve (12) months thereafter, (A) the Company enters into an agreement with respect to a Company Acquisition or (B) a transaction constituting a Company Acquisition occurs;

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of Seven Hundred Thousand Dollars ($700,000) as liquidated damages immediately upon the occurrence of the event described in this Section 7.3(a) giving rise to such damages (the “Termination Fee”). Except for claims or causes of action based on fraud, in the event that the Termination Fee is paid as required herein, such Termination Fee payment shall be the sole and exclusive remedy with respect to such termination and all matters arising out of or in connection with or in any way related to such termination or matters and neither Parent nor Acquisition nor their stockholders shall be entitled to any further or other rights, claims or remedies It is specifically agreed that the amount to be paid pursuant to this Section 7.3(a) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

(b)    For purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the aggregate equity interests in the surviving or resulting person of such transaction, (ii) a sale or other disposition by the Company or any material subsidiary of assets representing in excess of twenty-five percent (25%) of the aggregate fair market value of the business of the Company and any material subsidiaries, taken as a whole, immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares of capital stock representing in excess of twenty percent (20%) of the voting power of the then outstanding shares of capital stock of the Company.

(c)    Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 7.4.    Amendment.    This Agreement may be amended by action taken by the Company, Parent and Acquisition. This Agreement (including the Disclosure Letter and the Parent Disclosure Letter) may be amended only by an instrument in writing signed on behalf of the parties hereto.

Section 7.5.    Extension; Waiver.    At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (c) waive compliance by another party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 8

MISCELLANEOUS

Section 8.1.    Nonsurvival of Representations and Warranties.    The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement in accordance with its terms.

Section 8.2.    Entire Agreement; Assignment.    This Agreement (including the Disclosure Letter, the Parent Disclosure Letter and the Exhibits and Annex hereto) and the Confidentiality Agreements (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any wholly-owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

Section 8.3.    Validity.    If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

Section 8.4.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent or Acquisition:	K2 Inc. 2051 Palomar Airport Road Carlsbad, California, 92009 Telecopier: (760) 494-1052 Attention: General Counsel

with a copy to:	Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 Telecopier: (213) 229-7520 Attention: Andrew E. Bogen Bradford P. Weirick

if to the Company to:	Fotoball USA, Inc. 6740 Cobra Way San Diego, California 92121 Telecopier: (858) 812-8661 Attention: Chairman and Chief Executive Officer

with a copy to:	Swidler Berlin Shereff Friedman, LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174 Telecopier: (212) 891-9598 Attention: Charles I. Weissman

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

Section 8.6.    Descriptive Headings; Section References.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses of this Agreement unless specified otherwise.

Section 8.7.    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, including in Sections 5.9 and 8.2, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.8.    Certain Definitions.    For the purposes of this Agreement the term:

(a)    “affiliate” means (except as otherwise provided in Sections 3.20 and 5.11) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

(b)    “business day” means any day other than a day on which (i) banks in New York or California are required or authorized by law to be closed or (ii) the NYSE is closed;

(c)    “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d)    “knowledge” or “known” means, with respect to any matter in question, the actual knowledge of such matter of any executive officer of the Company or Parent, as the case may be. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual; or (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company (in the case of knowledge of the Company) or Parent (in the case of knowledge of Parent) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

(e)    “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list;

(f)    “Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and, with respect to the Company, disclosed in Section 3.13(b) of the Disclosure Letter, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws; and

(g)    “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity, including any Governmental Entity.

Section 8.9.    No Personal Liability.    This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

Section 8.10.    Specific Performance.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Section 7.3(a) it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 8.11.    Counterparts.    This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.12.    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.13.    Waiver of Jury Trial.    Each of Parent, Acquisition and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of Parent, Acquisition or the Company in the negotiation, administration, performance and enforcement hereof.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FOTOBALL USA, INC.

By:	/s/ Scott P. Dickey
Name:	Scott P. Dickey
Title:	President & Chief Operating Officer

K2 INC.

By:	/s/ John J. Rangel
Name:	John J. Rangel
Title:	Senior Vice President & Chief Financial Officer

BOCA ACQUISITION SUB, INC.

By:	/s/ John J. Rangel
Name:	John J. Rangel
Title:	Senior Vice President & Chief Financial Officer

ANNEX A

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term “the Agreement” shall be deemed to refer to the attached Agreement.

Notwithstanding any other provision of the Offer, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (a) the Minimum Condition shall not have been satisfied at the expiration of the Offer, (b) the S-4 shall not have become effective under the Securities Act prior to the expiration of the Offer or shall be the subject of any stop order or proceedings seeking a stop order at the expiration of the Offer, (c) the shares of Parent Common Stock issuable in exchange for Shares in the Offer shall not have been approved (if such approval is necessary), prior to the expiration of the Offer, for listing on the New York Stock Exchange (subject to official notice of issuance), (d) the Company shall not have received, prior to first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Swidler Berlin Shereff Friedman, LLP (or other nationally recognized tax counsel reasonably acceptable to the Company, which tax counsel shall include Gibson, Dunn & Crutcher LLP) to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (the “Company 368 Opinion”) (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Company 368 Opinion shall have been withdrawn or an event shall have occurred that prevents Company from relying on such Company 368 Opinion; provided that such condition may be waived by the Company in its sole discretion, (f) Parent shall not have received, prior to first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Gibson, Dunn & Crutcher LLP (or other nationally recognized tax counsel reasonably acceptable to Parent, which tax counsel shall include Swidler Berlin Shereff Friedman, LLP) to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (the “Parent 368 Opinion”) (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Parent 368 Opinion shall have been withdrawn or an event shall have occurred that prevents Parent from relying on such Parent 368 Opinion, (g) either Michael Favish or Scott Dickey shall have breached any of his obligations pursuant to the Exchange Agreement, (h) Parent shall not have received copies of the consents/amendments to agreements identified on Exhibit E to the Agreement or (i) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

(i)    there shall be any injunction, judgment, ruling, order or decree issued or entered by any Governmental Entity that (A) restrains, enjoins, prevents, prohibits or makes illegal the making of the Offer by Parent, the acceptance for payment, payment for or purchase of some or all of the Shares by Parent or the consummation of the transactions contemplated by the Agreement, (B) imposes material limitations on the ability of Parent or any of its affiliates effectively to exercise full rights of ownership of 100% of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the Company’s stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the Agreement and approval of the Merger), (C) restrains, enjoins, prevents, prohibits or makes illegal, or imposes material limitations on, Parent’s or any of its affiliates’ ownership or operation of all or any portion of the businesses and assets of the Company, or, as a result of the transactions contemplated by the Agreement, of Parent and its subsidiaries, (D) compels Parent or any of its affiliates to dispose of any Shares or, as a result of the transactions contemplated by the Agreement, compels Parent or any of its affiliates to hold separate any portion of the businesses or assets of the Company, or of Parent and its subsidiaries or (E) imposes damages on Parent, the Company or any of their respective affiliates as a result of the transactions contemplated by the Agreements in amounts that are material with respect to such transactions;

(ii)    there shall be any Law enacted, issued, promulgated, amended or enforced by any Governmental Entity applicable to (A) Parent, the Company or any of their respective affiliates or (B) the transactions contemplated by the Agreement that results, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (i) above;

(iii)    (A) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company or (B) (1) the representations and warranties of the Company set forth in the Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall not be true and correct, or the representations and warranties of the Company set forth in the Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), provided that Parent or Acquisition has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time or (2) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it; provided that Parent or Acquisition has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time;

(iv)    the Board of Directors of the Company or the Special Committee shall have withdrawn or modified, in any manner, its approval or recommendation of the Offer or the Merger;

(v)    there shall have occurred (A) any general suspension of trading in securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of twenty-four (24) hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) any limitation or proposed limitation (whether or not mandatory) by any United States Governmental Entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (D) the commencement of a war involving the United States that, in the reasonable judgment of Parent, materially affects Parent, the Company, Parent’s ability to consummate the Offer or materially adversely affects securities markets in the United States generally or (E) in the case of any of the situations in clauses (A) through (D) of this paragraph existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(vi)    the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company.

The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to such conditions or may be waived by Parent, in whole or in part at any time and from time to time in the sole discretion of Parent (except as provided in Section 1.1 of the Agreement). The failure by Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.

If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

ANNEX B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE

OFFICERS OF K2 AND BOCA ACQUISITION SUB, INC.

1.	K2

Information concerning the directors and executive officers of K2 Inc. is included in its Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 21, 2003 and incorporated herein by reference. See “Additional Information—Where You Can Find Additional Information” on page 79.

In addition to the information incorporated by reference from K2’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 21, 2003, Mr. Richard J. Heckmann became a director of MPS Group, Inc. on April 28, 2003, and served as a director of Philadelphia Suburban Corporation from August 2000 through February 2002, United Rentals, Inc. from October 1997 through May 2002, Waste Management Inc. from January 1994 through January 1999 and Station Casinos, Inc. from April 1999 through March 2001. Mr. Stewart M. Kasen has served as a director of S&K Famous Brands, Inc. since March 2002 and served as a director of The Elder-Beerman Stores Corp. from 1997 through 2000 and O’Sullivan Industries Holdings, Inc. from August 1996 through 1999. Mr. Alfred E. Osborne has been Senior Associate Dean of the Anderson Graduate School of Management at the University of California at Los Angeles since July 2003 and Mr. Dan Quayle is no longer a director of Standard Companies Inc. or The Telluride Foundation.

The following table sets forth, to the best of our knowledge, for each executive officer of K2 who is not also a director, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or the organization in which such employment is conducted or was conducted. To the best of our knowledge, all of the persons listed below are citizens of the United States of America with the exception of Mr. Marcovitch, who is a citizen of Canada. During the past five years, to the best of our knowledge, none of the executive officers of K2 have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each executive officer is c/o K2 Inc., 2051 Palomar Airport Road, Carlsbad, California 92009.

Name and Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History
J. Wayne Merck	43	Mr. Merck has been President and Chief Operating Officer of K2 Inc. since November 2003. Prior to that, he was Executive Vice President and Chief Operating Officer of K2 Inc. from October 2002. He served as Executive Vice President of Operations of K2 Inc. from July 2000, Vice President of K2 Inc. from January 1996 and President of Shakespeare Composites & Electronics, a division of Shakespeare Company, LLC (“Shakespeare”) from June 1996. Mr. Merck served as President of K2 Inc.’s former business, Anthony Pools, from February 1994 to June 1996.

John J. Rangel	49	Mr. Rangel, a CPA, has been Senior Vice President and Chief Financial Officer of K2 Inc. since April 2003. Prior to that, he served as Senior Vice President-Finance of K2 Inc. since 1988.

Name and Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History
Dudley W. Mendenhall	49	Mr. Mendenhall is Senior Vice President—Finance of K2 Inc. Prior to joining K2 Inc. in April 2003, he was Managing Director of Ernst & Young’s west coast Corporate Finance Group from March 2001. From January 1990 through March 2001, Mr. Mendenhall held a number of executive positions at Banc of America: from January 1996 to March 2001, as Managing Director and Group Head of the entertainment and media industry group in Los Angeles and New York; from June 1993 to December 1995, as Managing Director of Corporate Finance Group; and from January 1990 to June 1993, as Managing Director of the Leverage Finance Group.

Monte H. Baier	35	Mr. Baier is Vice President, General Counsel and Secretary of K2 Inc. Prior to joining K2 Inc. in April 2003, he was Assistant General Counsel at Asia Global Crossing from April 2000. From 1995 through April 2000, Mr. Baier was as an Associate in the New York law firm of Simpson Thacher & Bartlett. Mr. Baier received a juris doctor degree from the New York University School of Law.

David G. Cook	65	Mr. Cook has been President of Stearns Inc., an indirect wholly-owned subsidiary of K2 Inc., since 1982. In addition, Mr. Cook was President of Shakespeare Fishing Tackle, a division of Shakespeare, from 1989 to 1995 and President of Shakespeare Ltd. (Hong Kong), an indirect wholly-owned subsidiary of K2 Inc., from 1991 to 1997.

David H. Herzberg	60	Mr. Herzberg has been President of Shakespeare Industrial Products Group, a division of Shakespeare, since July 2000. Prior to this, he was President of Shakespeare Monofilament, a division of Shakespeare, since 1985.

Scott M. Hogsett	51	Mr. Hogsett has been President of Shakespeare Fishing Tackle, a division of Shakespeare, since October 2002. Prior to that time, he served as General Manager of Shakespeare from 1998 to October 2002.

Robert F. Marcovitch	47	Mr. Marcovitch is President of K-2 Corporation, a wholly-owned subsidiary of K2 Inc. and doing business as K2 Sports. Prior to January 2003, he was President of K2 Corporation of Canada, a wholly-owned subsidiary of K2 Inc., from November 1999. Prior to that, Mr. Marcovitch was President and Chief Executive Officer of Ride, Inc., a designer, manufacturer and distributor of snowboard products and accessories, since June 1998 at which time Ride was acquired by K2 Inc.

Robert M. Parish	38	Mr. Parish is President of Rawlings Sporting Goods Company, Inc., a wholly-owned subsidiary of K2 Inc. Prior to joining Rawlings in September 2003, Robert Parish served as president and chief executive officer of Worth, Inc. since 1995. Worth Inc., a leading manufacturer and supplier of baseball and softball equipment to the sporting goods industry, was acquired by K2 Inc. in September 2003.

David Y. Satoda	38	Mr. Satoda has been a Vice President of K2 Inc. since May 2001 and Director of Taxes since joining K2 Inc. in August 2000. Prior to that time, Mr. Satoda was a Senior Manager with Ernst & Young LLP, an international auditing and tax consulting firm for more than five years.

Diana Crawford	35	Ms. Crawford has been Corporate Controller of K2 Inc. since July 1999. She was Secretary from December 2000 through May 2003. Prior to joining K2 Inc., she was Controller of Kent H. Landsberg Company from 1996 to 1999 and an Audit Manger with Ernst & Young LLP, an international auditing and consulting firm, from 1990 to 1996.

2.	Boca Acquisition Sub, Inc.

The following table sets forth, to the best of our knowledge, for each executive officer and director of Boca Acquisition Sub, Inc., his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or the organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of the executive officers or directors of Boca Acquisition Sub, Inc. have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is c/o K2 Inc., 2051 Palomar Airport Road, Carlsbad, California 92009.

Directors (Including Executive Officers Who Are Directors)

Name and Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History
J. Wayne Merck	43	Mr. Merck has been a director and President of Boca Acquisition Sub and President and Chief Operating Officer of K2 Inc. since November 2003. Prior to that, he was Executive Vice President and Chief Operating Officer of K2 Inc. from October 2002. He served as Executive Vice President of Operations of K2 Inc. from July 2000, Vice President of K2 Inc. from January 1996 and President of Shakespeare Composites & Electronics, a division of Shakespeare Company, LLC (“Shakespeare”) from June 1996. Mr. Merck served as President of K2 Inc.’s former business, Anthony Pools, from February 1994 to June 1996.

John J. Rangel	49	Mr. Rangel has been Vice President, Chief Financial Officer and director of Boca Acquisition Sub since October 2003. Mr. Rangel, a CPA, has been Senior Vice President and Chief Financial Officer of K2 Inc. since April 2003. Prior to that, he served as Senior Vice President-Finance of K2 Inc. since 1988.

Monte H. Baier	35	Mr. Baier has been Vice President, General Counsel and director of Boca Acquisition Sub since October 2003. Mr. Baier is Vice President, General Counsel and Secretary of K2 Inc. Prior to joining K2 Inc. in April 2003, he was Assistant General Counsel at Asia Global Crossing from April 2000. From 1995 through April 2000, Mr. Baier was as an Associate in the New York law firm of Simpson Thacher & Bartlett. Mr. Baier received a juris doctor degree from the New York University School of Law.

Executive Officers (Excluding Executive Officers Who Are Directors)

Name and Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History
David Y. Satoda	38	Mr. Satoda has been Vice President, Tax of Boca Acquisition Sub since October 2003. Mr. Satoda has been a Vice President of K2 Inc. since May 2001 and Director of Taxes since joining K2 in August 2000. Prior to that time, Mr. Satoda was a Senior Manager with Ernst & Young LLP, an international auditing and tax consulting firm for more than five years.

Diana C. Crawford	35	Ms. Crawford has been Secretary of Boca Acquisition Sub since October 2003. Ms. Crawford has been Corporate Controller of K2 Inc. since July 1999. She was Secretary from December 2000 through May 2003. Prior to joining K2 Inc., she was Controller of Kent H. Landsberg Company from 1996 to 1999 and an Audit Manger with Ernst & Young LLP, an international auditing and consulting firm, from 1990 to 1996.

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2002

☐	Transition Report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from              to

Commission file number: 0-24608

FOTOBALL USA, INC.

(Name of small business issuer in its charter)

Delaware	33-0614889
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6740 Cobra Way, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: (858) 909-9900

Securities registered under Section 12(b) of the Exchange Act:

None

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, $.01 par value

Preferred Stock Purchase Right

Check whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained in this form and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is an accelerated filer (as described in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

The aggregate market value of the Registrant’s Common Stock held by non-affiliates, computed by reference to the close price of such stock, as of June 28, 2002, was $14,717,017.

As of March 14, 2003, the Registrant’s had 3,651,501 shares of Common Stock issued and outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None.

INDEX

Page
PART I

Item 1.	Description of Business	D-3

Item 2.	Description of Property	D-10

Item 3.	Legal Proceedings	D-10

Item 4.	Submission of Matters to a Vote of Security Holders	D-10

PART II

Item 5.	Market for the Company’s Common Stock and Related Stockholder Matters	D-11

Item 6.	Selected Financial Data	D-11

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	D-21

Item 7A.	Quantitative and Qualitative Disclosure about Market Risk	D-22

Item 8.	Financial Statements and Supplementary Data	D-22

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	D-22

PART III

Item 10.	Directors and Executive Officers of the Company	D-23 - D-25

Item 11.	Executive Compensation	D-25 - D-28

Item 12.	Security Ownership of Certain Beneficial Owners and Management	D-28 - D-29

Item 13.	Certain Relationships and Related Transactions	D-29

Item 14.	Disclosure Controls and Procedures	D-29 - D-30

PART IV

Item 15.	Exhibits and Reports on Form 8-K	D-30 - D-31

SIGNATURES		D-32

RULE 13a-14 CERTIFICATIONS		D-33

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA		D-35

FOTOBALL USA, INC.

Cautionary Statements Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

This report contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause the results of the Company to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including statements regarding increases in sales, adding product lines, adding new license properties, gross margin trends, operating cost trends, the Company’s expectations as to funding its capital expenditures and operations during 2003, the Company’s ability to renew expiring license agreements, expectations as to acquisitions and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The risks, uncertainties and assumptions referred to above include the risk factors listed in Part I, Item 1 and Part II, Item 7 and as listed from time to time in the Company’s filings with the Securities and Exchange Commission.

PART I

Item 1.    Description of Business

General

Fotoball USA, Inc., a Delaware corporation (the “Company”), manufactures and markets souvenir and promotional products. Four separate sales groups sell the Company’s products and services into distinct markets. Fotoball Sports services national and regional retailers; Fotoball Entertainment Marketing services entertainment destinations such as theme parks, resorts, restaurants and casinos; Fotoball Sports Team supports the retail needs of professional sports franchises and concessionaires across the nation; and Marketing Headquarters develops custom promotional programs for Fortune 500 companies. The Company currently holds licenses with Major League Baseball (“MLB”), the National Football League (“NFL”), the National Hockey League (“NHL”), the National Basketball Association (“NBA”), over a hundred National Collegiate Athletic Association (“NCAA”) colleges and universities, Warner Bros. “Scooby Doo,” Marvel’s “Spider-Man,” “Incredible Hulk” and “X-Men,” Nickelodeon’s “Blue’s Clues,” Mattel’s “Barbie” and The Coca-Cola Company.

The Company sells similar types of products to four different types of customers: retail, entertainment, team and promotions. The Company employs creative design and product development personnel to design and develop the Company’s products. In general, the Company’s retail, team and promotions sales are products sold under various license agreements. The majority of the Company’s entertainment sales and a portion of the promotions sales are not subject to license agreements and therefore do not have associated royalty expense. The Company is restricted by its licensing agreements as to the type of products, territory and in some cases, type of customer it can sell under each license. The Company sells a wider variety of products when not subject to a licensing agreement.

The Company’s retail sales represents a customer base of national, regional and local retailers, including selected department stores and mass merchants (such as Target, Wal-Mart, Toys “R” Us and Sears), airport concessionaires, various licensed sports specialty and sporting goods chains (such as The Sports Authority, Gart Sports Company, Champs, Modell’s Sporting Goods and Dick’s Sporting Goods) and various consumer catalogs.

The Company’s team sales customers include professional sports team stores and stadium concessionaires (such as Aramark and Volume Services) from the NFL, MLB, Minor League Baseball, the NHL, the NBA and the Arena Football League (“AFL”).

The Company’s entertainment sales customers include entertainment related companies with retail sales operations such as The Walt Disney Company, Universal Studios, Six Flags and Busch Gardens theme parks, QVC, Home Shopping Network, Sports Illustrated, Dave and Buster’s and Hard Rock Cafe.

FOTOBALL USA, INC.

General (Continued)

The Company’s Marketing Headquarters promotion customers include national companies such as Kraft, General Mills, Bank of America, McDonalds and Carl’s Jr., which companies purchase the Company’s products for use in promotional campaigns and in connection with their sponsorship of sports teams and leagues.

Fotoball USA, Inc., a California corporation and the predecessor to the Company (“Fotoball California”), was incorporated under the laws of the State of California on December 13, 1988. The Company then was incorporated under the laws of the State of Delaware on April 27, 1994, for the purpose of merging and continuing the business of Fotoball California. On July 29, 1994, Fotoball California merged with and into the Company, with Fotoball USA, Inc. being the surviving corporation.

Products

The Company offers a variety of custom-imprinted sports and non-sports products across a broad range of price points. The Company currently markets over 500 custom-imprinted sports and non-sports related products with general wholesale prices ranging from approximately $1.00 to $19.95 per item. The following is a description of each of the Company’s main product lines:

Baseball:

The Company uses a synthetic leather, official size and weight baseball, as well as a synthetic leather, composite core jumbo baseball, on which it prints or embosses various images. The baseball product line includes baseballs featuring a player’s image and statistics, embroidered baseballs, logo team baseballs featuring logos of MLB and minor league baseball teams (collectively “Professional Baseball”), mini-glove and baseball gift sets, specialty baseballs including glow in the dark baseballs, medallion logo baseballs and Softee® soft vinyl polyester filled baseballs licensed by Professional Baseball, colleges and universities and several entertainment properties and promotional baseballs custom-printed and used for promotions.

Football:

The Company uses a synthetic leather football in a variety of sizes and finishes. The football product line includes Teamball™ and the NFL Player Fotoball®, mini-footballs featuring NFL team logos and full color images of NFL players, official size footballs and Sofgrip™ footballs featuring university or college logos, NFL souvenir official size footballs featuring team and Super Bowl logos and NFL marks produced in limited edition, performance/official size footballs featuring color images for specialty retailers such as The Walt Disney Company and promotional full-size, Sofgrip™ and miniature footballs custom-printed and used for promotions.

Basketball:

The Company uses a basketball with a high-grade synthetic leather finish on six panels and white synthetic leather on two panels for its official size and miniature basketballs. The Company uses an official size basketball constructed of vulcanized rubber and an official size basketball constructed of synthetic leather for its brand licensed and college product line. The basketball product line includes University Teamball® made from synthetic leather, both full and youth-size vulcanized rubber basketballs featuring a full-color image of a university or college logo and nickname, NBA team logo ball featuring full-color logos of several NBA teams sold to individual teams for exclusive sale by the respective team within the arena, basketball hoop sets with backboards featuring college logos combined with a mini-basketball, performance/official size basketballs featuring full-color images for specialty retailers and promotional basketballs in all sizes made primarily from vulcanized rubber featuring graphic designs of team, college or corporate logos for promotions.

FOTOBALL USA, INC.

Products (Continued)

Soccer Ball:

The Company uses a 16-inch, 12-panel machine stitched synthetic leather soccer ball for its miniature soccer balls. The Company uses an official size 5 machine stitched soccer ball for its brand-licensed products. The soccer product line includes size 3 and performance/size 5 soccer ball featuring color images for specialty retailers and promotional soccer balls custom-printed and used for promotions.

Hockey Puck:

The Company uses a hockey puck that is officially licensed with the NHL. The hockey product line includes team puck featuring NHL team logos on a brass medallion that adheres to the puck, player images and player facsimile autographs on pucks packaged in a mini-net or with a stand.

Lapel Pin:

The Company produces a variety of lapel pin styles including cloisonné, die struck, brass etched and steel for the licensed product retail market, for corporate promotions and to brand licensed retail customers. The lapel pin product line includes customized lapel pins for entertainment customers, NCAA lapel pins for the NCAA championship series and the Final Four™ tournament licensed by the NCAA and promotional pins custom manufactured and used for corporate promotions and programs.

Playground Ball:

The Company uses a soft vulcanized rubber ball in various sizes for its entertainment-related licensed products such as for Warner Bros. “Scooby Doo,” Nickelodeon’s “Blue’s Clues” and Marvel Entertainment’s “Spider-Man,” “Incredible Hulk” and “X-Men” characters. The Company uses an 8-inch playground ball for its MLB team logo playground ball featuring all MLB teams, as well as for its NFL team logo playground ball featuring all NFL teams.

Softee® Sports Products:

The Company uses polyester-filled soft vinyl for its Softee® sport balls. The Softee® product line includes a miniature bat and baseball set with MLB and entertainment property logos, a Teamball® basketball featuring college and minor league team logos and promotional miniature footballs and baseballs custom-printed and used for promotions.

Bobblehead:

The Company offers a hard polymer doll figure with a moveable head in sizes ranging from 3-inches to 7-inches high. The Company’s 4-inch high dolls are marketed under the brand Lil Bobbers™. The Company also offers a version of the bobblehead doll under the brand Pencil Bobbers™ that can be attached to the end of a pen or pencil. The bobblehead line features sports and entertainment figures. The bobbleheads are currently being sold to promotions and retail customers.

Plastic Souvenir Helmets:

The Company offers a line of souvenir baseball cap style helmets made of injection molded plastic in full size for wear, and mini concession size to be used as food containers. The souvenir helmets are currently sold under the Company’s MLB license to team and retail and promotions customers.

FOTOBALL USA, INC.

Product Warranties

In general, the Company does not offer warranties for its products. The Company does warrant to certain promotional customers that its products comply with various consumer product safety laws, are of merchantable quality and are safe for their intended use. A high rate of defective or broken products may adversely affect the Company’s image and sales performance in the marketplace, as well as the overall operating results of the Company.

License Agreements

More than 50% of the Company’s sales are based primarily upon its use of the insignia, logos, names, colors, likeness and other identifying marks and images borne by many of its products pursuant to license arrangements with MLB, the NFL, various NCAA colleges and universities and, to a lesser extent, other licensors including the NBA, the NHL, The Coca-Cola Company, Warner Bros. “Scooby Doo,” MTV Networks’ (Nickelodeon) “Blue’s Clues” characters, Mattel’s “Barbie” and Marvel Entertainment’s “Spider-Man,” “Incredible Hulk” and “X-Men” characters. The Company may acquire additional licenses for new product lines; however, there can be no assurance that the Company will be successful in obtaining new licenses. The non-renewal or termination of one or more of the Company’s current material licenses, particularly with MLB, the NFL or collectively the various colleges and universities, could have a material adverse effect on the Company’s business as a whole. The following is a brief description of the Company’s material license arrangements with its licensors:

The Company was granted by National Football League Properties, Inc. (“NFLP”) the non-exclusive right to utilize in the United States and Canada, the names, symbols, designs and colors of the following: “National Football League,” “NFL,” “NFC,” “AFC,” “Super Bowl,” “Pro Bowl,” the Member Clubs of the NFL (including the helmet designs, uniforms, team names, nicknames, identifying slogans and logos and other member club indicia) (the “Team” license) and player names, likeness, portraits, pictures, photographs, signatures and biographical information. The terms of the licenses extend through March 31, 2003. The Company is obligated to pay a royalty based on net sales of licensed products subject to an annual minimum royalty fee. The Company anticipates that it will renew its license with NFLP, but there can be no assurance that the Company will be able to renew its license agreement with the NFLP upon acceptable terms at its expiration.

The Company was granted by the Major League Baseball Players Association (“MLBPA”) the non-exclusive right to utilize in the United States, its territories and Canada the “MLBPA” and “Major League Baseball Players Association” trade names, the MLBPA logo and the names, nicknames, likeness, signatures, pictures, playing records and/or biographical data of all active baseball players of the National League and the American League who have entered into commercial agreements with the MLBPA. The term of the license extends through December 31, 2003 with two renewal periods at the Company’s option from January 1, 2004 to December 31, 2004 and from January 1, 2005 to December 31, 2005. The Company is obligated to pay a royalty based on net sales of licensed products, subject to an annual minimum royalty fee. There can be no assurance that the Company will be able to renew its license agreement with the MLBPA upon acceptable terms at its expiration.

The Company was granted by Major League Baseball Properties, Inc. (“MLBP”) the non-exclusive right to utilize in the United States the names, symbols, logos and other similar or related identification of “MLBP.” The term of the license extends through December 31, 2003. The Company is obligated to pay a royalty based on net sales of licensed products, subject to an annual minimum royalty fee. There can be no assurance that the Company will be able to renew its license agreement with the MLBP upon acceptable terms.

The Company maintains licenses with various colleges and universities to use their names and logos on the Company’s products. The Company was granted a license by The Collegiate Licensing Company and the Licensing Resource Group, both of which provide the licensing rights to several colleges and universities. In

FOTOBALL USA, INC.

License Agreements (Continued)

addition, the Company has individual licenses with several colleges and universities. No single college or university license represents a material portion of the Company’s license sales business. However, taken as a whole, all of the college and university license sales are a material portion of the Company’s license sales business. There can be no assurance that the Company will be able to renew all of its various college and university license agreements upon acceptable terms at their expirations.

In December 2000, the Company entered into a five-year license agreement, beginning January 1, 2001, with two five-year renewal terms, with Rawlings Sporting Goods Company Inc. (“Rawlings”) for the exclusive global rights to sell golf clubs and golf related merchandise under the Rawlings brand name. The Company paid a one-time licensing fee of $500,000, and was obligated to pay a royalty based on net sales of licensed products, subject to an annual minimum royalty fee. The Company gave Rawlings a termination notice in November 2001 and paid a final minimum royalty fee of $100,000 in four equal installments of $25,000 during 2002.

Historically, the Company’s material licenses have been renewed by its licensors. Although the Company believes it will be able to renew its licenses upon their expiration, there can be no assurance that such renewal can be obtained on terms acceptable to the Company. The inability of the Company to renew existing licenses and/or acquire additional licenses could have a material adverse effect on the Company’s sales and earnings.

Gross Margins

The Company realized gross margins of 37% for the year ended December 31, 2002, an increase from 36% and 35% during the years ended December 31, 2001 and 2000, respectively. The Company’s gross margins may fluctuate, based in part on the concentration of promotion, retail sales, sales direct to licensors and product mix during the reporting period. The types of products sold, the size of the promotion and the extent of competition also may create variability in realized gross margins. The Company currently relies on various types of retail customers for most of its revenue. The mass merchant retail business and promotion business is very competitive and price sensitive for certain of the Company’s products and there is no guarantee that the Company will not be required to reduce prices or change its product mix to replace higher margin products with lower margin products in the future to remain competitive in the marketplace. Such price reductions and product changes could lead to overall lower gross margins and operating results.

Seasonality

The Company has historically experienced significant quarter-to-quarter variability in its sales and net income resulting primarily from its sports license sales focused on the fall and winter, the retail industry’s holiday shopping season and the timing of various large promotions. The Company has successfully grown its various retail distribution channels to help mitigate the variability caused by the promotions business. However, as the Company continues to attempt to grow its promotions business, the potential for significant quarter-to-quarter variability in revenue still exists as the Company produces larger and larger promotions.

Sales Concentration

The Walt Disney Company, accounted for approximately 18%, 26% and 20% of total sales in 2002, 2001 and 2000, respectively. Kraft Foods North America Inc. accounted for 17% of total sales in 2002. No other customer represented more than 10% of total sales in 2002, 2001 or 2000.

Dependence upon Key Personnel

The success of the Company is largely dependent on the personal efforts of Michael Favish, its Chairman and Chief Executive Officer and Scott P. Dickey, its President and Chief Operating Officer. Mr. Favish has

FOTOBALL USA, INC.

Dependence upon Key Personnel (Continued)

entered into a three-year employment agreement with the Company, commencing on August 10, 2002, which, among other things, precludes Mr. Favish from competing with the Company for a period of one year following termination of his employment with the Company. Mr. Dickey has entered into a two-year employment agreement with the Company, commencing on April 2, 2001. The Company is currently negotiating with Mr. Dickey to renew his employment agreement and the Company anticipates that it will be able to negotiate a mutually acceptable renewal. The loss of the services of Mr. Favish or Mr. Dickey could have a material adverse effect on the Company’s business and prospects. The Company maintains “key man” life insurance on the life of Michael Favish.

Dependence on Suppliers

In 2002, the Company purchased approximately 86% of its raw material and finished goods, consisting primarily of synthetic baseballs, footballs, basketballs, hockey pucks and playground balls, from twelve companies located in China, with five manufacturers accounting for 82% of total raw materials and finished goods purchased. In both 2001 and 2000, the Company purchased approximately 88% of its raw materials from six suppliers.

Competition and Technological Change

The promotion and sports related retail businesses are highly competitive, diverse and constantly changing. The Company experiences substantial competition in most of its product categories from a number of companies, some of which have greater financial resources, marketing and manufacturing capabilities than the Company. The Company’s competitors include: Rawlings, Franklin Sports Inc. (“Franklin”), Baden Sports Inc. (“Baden”), Wilson Sporting Goods Co. (“Wilson”) Spalding Sports Worldwide, Inc. (“Spalding”), Hedstrom Corporation (“Hedstrom”) and Inglasco Corp. Ltd. (“Inglasco”).

The Company competes primarily on the basis of customer service, creativity in product design, quality and uniqueness of products, prompt delivery and a reputation of reliability. The Company believes that it successfully competes in each of the above areas and that the Company has an advantage by offering a full range of services from design through distribution. The future success of the Company is increasingly dependent upon the creativity of its design team, its ability to reproduce these designs onto sports products with high quality output and new product development.

The licensed sports-related product industry differentiates itself from other industries in that the licensors control the extent of competition among licensees and typically do not grant exclusive licenses. Generally, licensors allow vendors to use licensed products under non-exclusive license agreements and such licensors may license more than one vendor in a particular product line. Although the Company has been successful in obtaining and renewing such licenses and in being the sole vendor of certain licensed product lines, there can be no assurance that other competitors will not obtain competing licenses to sell the same or similar products in the future. The Company competes directly with Franklin, Baden, Hedstrom and Wilson in the recreational vulcanized rubber sports ball business. The Company also competes directly with Rawlings in the team logo baseball business and for certain promotional baseball programs, as noted below.

The domestic promotion business is highly competitive. The Company competes frequently with the same companies as in its licensed sports product business, particularly Inglasco, Spalding, Wilson and Rawlings. Additionally, a variety of companies who outsource sports ball products from China do compete against the Company for certain promotional orders. However, the Company believes that its creativity, higher quality and reliable service result in a competitive advantage. The Company’s competitors include companies that have significantly greater financial and other resources than the Company. There can be no assurance that the Company will be able to compete effectively against such companies in the future.

FOTOBALL USA, INC.

Competition and Technological Change (Continued)

Within its retail business, the Company competes on the basis of its quality manufacturing process, its strong relationships with its licensors, its price point, brand equity of the Fotoball name in the marketplace and its use of selected distribution channels for retail products. As previously noted, a significant competitive advantage of the Company is its creative design capabilities and its ability to reproduce these designs onto high quality products.

Trademarks, Proprietary Information and Patents

Fotoball® is a registered trademark of the Company. The Company believes that Fotoball® is the best known brand name for baseballs and other sports balls with imprinted color images. The Company also uses trademarks, such as Teamball®, Fotopuck®, Dunk This® and Heads Up®, which are registered with the U.S. Patent and Trademark Office. The Company has applied for trademarks with the U.S. Patent and Trademark Office for Lil Bobbers and Pencil Bobbers. The Company considers the Fotoball® trademark to be material to its business.

The Company is able to successfully reproduce a variety of intricate designs on its products with detail and accuracy, using the Company’s proprietary printing process. The Company developed this process by combining several pre-existing techniques that are used in other similar industries. The Company does not rely upon any material patents or licensed technology in the operation of its business. The Company does not believe that it is possible to be issued a patent on its proprietary printing process and, accordingly, there can be no assurance that the Company’s techniques, processes and formulations will not otherwise become known to, or independently developed by, competitors of the Company.

The cost of advancing the technology used in its printing process and research and development costs associated with designing and creating new products are presently not considered significant.

Governmental Regulations

In the United States, the Company is subject to the provisions of, among other laws, the Federal Hazardous Substances Act and the Federal Consumer Products Safety Act. These laws empower the Consumer Product Safety Commission (the “CPSC”) to protect consumers from hazardous toys and other articles. The CPSC has the authority to exclude from the market articles that are found to be unsafe or hazardous and can require a recall of such products under certain circumstances. Similar laws exist in some states and cities in the United States, as well as in Canada and Europe. The Company has established a strong quality assurance program (including the inspection of goods at the factories, the retention of independent testing laboratories and the independent testing by certain licensors of which product must pass certain external safety standards for their own purposes) to ensure compliance with applicable laws and regulations. While the Company believes that its products comply in all material respects with regulatory standards, there can be no assurance that the Company’s products will not be found to violate applicable laws or rules and regulations which could have a material adverse effect on the business, financial condition and results of operations of the Company. In addition, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future, or that the Company’s products will not be marketed in the future in countries with more restrictive laws, rules and regulations, either of which could make compliance more difficult or expensive and which could have a material adverse effect on the business, financial condition and results of operations of the Company.

The Company is engaged in a business that could result in possible claims for injury or damage resulting from its products. The Company is not currently, nor has it been in the past, a defendant in any product liability lawsuit. The Company currently maintains product liability insurance coverage in amounts that it believes are

FOTOBALL USA, INC.

Governmental Regulations (Continued)

adequate. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims.

The Company’s operations are subject to federal, state and local laws and regulations relating to the environment, health and safety and other regulatory matters. Certain processes of the Company’s operations may, from time to time, involve the use of substances that are classified as toxic or hazardous within the meaning of these laws and regulations. The Company’s imprinting process involves the use of inks, ink thinners and xylene in the cleaning process of the ball. The Company believes that it has obtained all material permits and that its operations are in substantial compliance with all material applicable environmental laws and regulations. Any non-compliance with environmental laws and regulations is not likely to have a material adverse effect on the Company under current operations, its results of operations or its liquidity due primarily to the small quantities used in the processes. The cost of compliance with environmental laws and regulations are not considered to be significant at this time.

Employees

As of March 1, 2003, the Company employed 142 persons, all on a full-time basis, including 6 in executive positions, 17 in sales, 16 in graphic production, 49 in administrative support positions and 54 in factory production and shipping. None of the Company’s employees are covered by a collective bargaining agreement. The Company believes its relationship with its employees is satisfactory.

Item 2.    Description of Property

The Company’s headquarters, decorating and inflate and pack operations and warehouses are located in approximately 101,000 square feet of leased space at 6740 Cobra Way, San Diego, California 92121. The headquarters are leased from an unaffiliated party under a ten-year lease agreement, which commenced in August 2000 and expires July 2010 with monthly rent increasing incrementally from $79,498 to $101,461.

Item 3.    Legal Proceedings

None.

Item 4.    Submission of Matters to a Vote of Security Holders

The Company did not submit any matters to a vote of security holders during the fourth quarter of the year ended December 31, 2002.

FOTOBALL USA, INC.

Part II

Item 5.    Market for the Company’s Common Stock and Related Stockholder Matters

The Company’s common stock (“Common Stock”) is traded over-the-counter on the Nasdaq National Market. The following table sets forth the range of trade prices for the Common Stock during the periods indicated and represents inter-dealer prices, without retail mark-ups, mark-downs or commissions to the broker-dealer and may not necessarily represent actual transactions.

	Symbol		High	Low
Common Stock:	(FUSA	)
2001
First quarter			$2.13	$1.05
Second quarter			$2.75	$1.25
Third quarter			$3.10	$1.51
Fourth quarter			$3.60	$2.95
2002
First quarter			$4.70	$3.01
Second quarter			$5.63	$4.50
Third quarter			$4.90	$4.20
Fourth quarter			$4.85	$3.90

On March 14, 2003, there were approximately 82 holders of record of the Common Stock. Based on information provided by the Company’s transfer agent and registrar, the Company believes that there are approximately 1,379 beneficial owners of the Common Stock.

The Company has never paid dividends on the Common Stock and does not anticipate paying any dividends in the foreseeable future.

Item 6.    Selected Financial Data

	Years ended December 31,
	2002	2001	2000	1999	1998
Statements of operations
Net sales	$43,995,967	$31,631,931	$26,687,158	$28,690,211	$19,147,728
Income from continuing operations	$932,116	$123,444	$179,271	$2,646,066	$597,874
Income from continuing operations per common share
Basic	$0.26	$0.03	$0.05	$0.88	$0.22
Diluted	$0.24	$0.03	$0.05	$0.83	$0.22

	As of December 31,
	2002	2001	2000	1999	1998
Balance sheet data
Total assets	$16,454,862	$17,000,488	$14,808,886	$13,827,878	$7,894,609
Total debt	$878,268	$1,945,061	$944,651	$406,937	$250,476
Stockholders’ equity	$11,827,856	$10,821,411	$11,806,523	$11,588,721	$5,888,505

FOTOBALL USA, INC.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations for the Years Ended December 31, 2002, 2001 and 2000:

The following table sets forth certain operating data (in whole dollars and as a percentage of the Company’s net sales) for the years ended December 31, 2002, 2001 and 2000:

	Years ended December 31,
	2002	%	2001	%	2000	%
Net sales	$43,995,967	100	$31,631,931	100	$26,687,158	100
Cost of sales	27,713,725	63	20,164,421	64	17,241,579	65
Gross profit	16,282,242	37	11,467,510	36	9,445,579	35
Operating expenses	14,811,786	34	11,310,069	36	9,275,159	35
Income from operations	1,470,456	3	157,441	1	170,420	1
Interest expense	(39,754)	—	(96,036)	—	(32,249)	—
Interest income	77,414	—	104,039	—	127,100	—
Income from continuing operations before income tax	1,508,116	3	165,444	1	265,271	1
Income tax expense	576,000	1	42,000	—	86,000	—
Income from continuing operations	932,116	2	123,444	—	179,271	1
Loss on discontinued operations net of tax benefit	—	—	(484,650)	2	—	—
Loss on disposal of discontinued operations net of tax benefit	—	—	(629,376)	2	—	—

Net income (loss)	$932,116	2	$(990,582)	(3)	$179,271	1

Critical Accounting Policies

In response to the SEC’s Release Numbers 33-8050 “Cautionary Advice Regarding Disclosure about Critical Accounting Policies” and 33-8056 “Commission Statement about Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Company has identified critical accounting policies that reflect the more significant judgments and estimates used in its financial statements. On an ongoing basis the Company evaluates its estimates, bases its estimates on the information that is currently available to and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions.

The Company believes the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of its financial statements.

Sales of products domestically are recognized when the products are shipped from the Company’s facility. Sales terms in general are FOB shipping point and title passes at the time of shipment. Sales of imported products, which are drop shipped directly to the customer, are recognized at the time shipments are received at the customer’s designated location. There are no significant rights of return or customer acceptance provisions with respect to the Company’s sales. The Company may from time to time agree to accept returns from customers as an accommodation. Consignment sales, which are generally not significant, are recognized when the consignee sells the products.

In order to determine the value of the Company’s accounts receivable, the Company makes allowances for estimated bad debts based on a variable percentage applied by credit risk, for other uncollectible amounts including estimated chargebacks and volume discounts based on type of customer and applicable customer

FOTOBALL USA INC.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

agreements, and for estimated sales returns based upon actual return rates. The Company treats bad debts and other uncollectible amounts as operating expenses and volume discounts as a reduction of sales. If the credit worthiness or payment experience of the Company’s customers deteriorates significantly, it could cause the Company to revise its allowance estimates, which could have a negative impact on the profitability of the Company.

Effective for its fiscal year beginning January 1, 2002, the Company adopted new accounting pronouncements that require certain sales incentives, slotting fees and cooperative advertising expenses to be classified as reductions of sales rather than as expenses. There is no impact to the Company’s net income (loss) as a result of the adoption of these pronouncements. The Company estimates cooperative advertising fees as a percentage of sales in accordance with its various cooperative advertising agreements. If the Company is required to significantly increase the amount of cooperative advertising to remain competitive in the marketplace, it could have a negative impact on the Company’s gross margin and overall operating results. The Company believes that, in general, increases in cooperative advertising allowances will lead to higher sales and more than offset the negative impact on the gross margins.

Inventories have been valued at the lower of cost or market. Cost is determined using the first-in, first-out method. The Company periodically reviews its inventory to evaluate it for discontinued and obsolete products by looking at the turnover of each item and identifying slow moving inventory. The Company applies a realization factor to the slow moving inventory based on historical dispositions of discontinued and obsolete inventory. Any inventory items where the cost exceeds the realizable value is provided for in the reserve for discontinued and obsolete inventory. Additions to the reserve allowance are charged to costs of sales. The loss from the liquidation or destruction of obsolete and discontinued inventory is applied against the inventory reserve allowance. If the Company is unable to reasonably forecast customer demand for its products, it may cause the Company to write-down larger than usual amounts of excess inventory that becomes obsolete or discontinued, which would have a negative impact on the profitability of the Company.

2002 vs. 2001

Net Sales:

Distribution Channel

	Years ended December 31,
	2002 % Sales	2001 % Sales	2000 % Sales
Retail	28%	37%	48%
Entertainment	27%	36%	31%
Team	12%	14%	13%
Promotion	33%	13%	8%

Sales increased $12.4 million, or 39%, for the year ended December 31, 2002 from sales for the year ended December 31, 2001. Retail sales for 2002 increased by 5% from 2001. The increase was due to an increase in sales to mass merchant and sporting goods stores offset by a decline in sales to toy specialty, distributor and department stores. The Company anticipates retail sales growth in 2003 from mass merchant and sporting goods customers.

FOTOBALL USA INC.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Entertainment sales for 2002 increased 3% from 2001. The increase was primarily due to increases in sales to restaurant and direct response retail customers offsetting a decrease in sales to The Walt Disney Company. The Company anticipates entertainment sales declines in 2003 from The Walt Disney Company due to the Disney Store’s strategic move towards direct sourcing of product and entertainment sales increases from restaurant and other entertainment destination customers.

Team sales for 2002 increased 25% from 2001. The increase was due to sales increases to MLB and NFL teams and concessionaires. NFL sales were up 325% for 2002 and had the largest dollar increases in sales compared to 2001. The Company anticipates increases in team sales in 2003 from a full season of souvenir helmet sales.

Promotion sales for 2002 increased 245% from 2001. The increase was due to promotions in 2002 with Kraft Foods North America and major quick-serve restaurants. The Company anticipates that its promotions sales will decrease in 2003 compared to 2002 sales.

Product Line Sales

	2002 % Sales	2001 % Sales	2000 % Sales
Bobbleheads	27%	—	—
Football	19%	28%	33%
Baseball	13%	21%	20%
Basketball	7%	9%	13%
Lapel pins	14%	18%	5%
Playground balls	12%	13%	13%
Soccer/volleyball	2%	6%	8%
Helmets	1%	—	—
Coins	—	—	5%
Other	5%	5%	3%

Total	100%	100%	100%

During 2002, the Company realized product sales increases when compared to 2001 of playground balls (35%), basketball (12%) and lapel pins (7%). This growth was offset by declines in the sales of soccer/volleyball (53%), baseballs (16%) and footballs (6%).

Gross Profit:

Gross profit increased 42% for the year ended December 31, 2002 from gross profit for the year ended December 31, 2001. Gross margins as a percentage of net sales increased to 37% in 2002 from 36% in 2001. The Company’s gross margins as a percentage of net sales increased from 2001 to 2002 due primarily to higher inventory write-downs in 2001 and higher gross margins on its main product lines in 2002 offset by a higher proportion of promotional sales in 2002 which typically carry lower gross margins than the Company’s retail customer sales. As previously noted, the Company’s gross margins may fluctuate, particularly between quarters, based on several factors including sales and product mix (See Part I, Item 1. “Description of Business”). The Company anticipates that, with its planned product mix and lower raw material costs, it will be able to sustain gross margin levels in 2003 at or above the 2002 gross margin level.

FOTOBALL USA INC.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Operating Expenses:

Total operating expenses increased 31% for the year ended December 31, 2002 from total operating expenses for the year ended December 31, 2001. Operating expenses as a percentage of net sales decreased to 34% in 2002 from 36% in 2001. Operating expenses increased in absolute dollars due to an increase in royalty expense and personnel and salary expenses.

Royalty expense increased 51% for the year ended December 31, 2002 from royalty expense for the year ended December 31, 2001 due to the increase in overall sales. Royalty expense, as a percentage of net sales, increased to 8% in 2002 from 7% in 2001. To broaden the Company’s scope of product lines and expand market share, the Company will continue to pursue additional product categories with existing licensees and new license agreements with various organizations in the future.

Marketing expenses increased 37% for the year ended December 31, 2002 from marketing expenses for the year ended December 31, 2001. Marketing expenses as a percentage of net sales remained at 11% for both years. The increase in marketing expenses reflects increases in personnel and salary expenses and outside commission expenses offset by lower advertising expenses, compared to prior year. The Company anticipates that its marketing expenses, as a percentage of net sales, will remain constant in 2003 from 2002.

General and administrative expenses increased 21% for the year ended December 31, 2002 from general and administrative expenses for the year ended December 31, 2001. General and administrative expenses as a percentage of net sales decreased to 14% in 2002 from 16% in 2001. General and administrative expenses increased in 2002 from 2001 due in part to increases in salary-related expenses and facilities expense offset by lower bad debt expense. The Company anticipates that its general and administrative expenses, as a percentage of net sales, will increase in 2003 from 2002.

Other Income (Expense):

Interest expense was $39,754 for the year ended December 31, 2002, a decrease of $56,282 from interest expense of $96,036 for the year ended December 31, 2001 due to the reduction in the Company’s bank debt outstanding in 2002. As of December 31, 2002 the Company had $0.7 million of bank debt outstanding versus $1.7 million at December 31, 2001.

Interest income was $77,414 for the year ended December 31, 2002, a decrease of $26,625 from interest income of $104,039 for the year ended December 31, 2001. This decrease is due to the lower interest rates in 2002 as compared to 2001. Excess cash is deposited into an interest-bearing depository account.

Income Tax Expense:

The effective income tax rate on income from continuing operations for the year ended December 31, 2002 was 38% as compared to 25% for the year ended December 31, 2001. Income tax benefits recognized during 2001 relate primarily to the net operating loss generated by the discontinued Rawlings Golf operations.

2001 vs. 2000

Net Sales:

Sales increased $4.9 million, or 19%, for the year ended December 31, 2001 from sales for the year ended December 31, 2000. Retail sales for 2001 decreased by 8% from 2000. The decrease was due to a decrease in sales to toy specialty, distributor and department stores. This decrease was partially offset by increases in sales to certain mass merchant and sporting goods customers.

FOTOBALL USA INC.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Entertainment sales for 2001 increased 36% from 2000. The increase was primarily due to a 29% increase in sales to The Walt Disney Company for 2001. A decrease in 2001 sales to other theme parks was offset by increases in sales to restaurant and direct response retail customers. The Company has supplied product for an annual promotion for the Disney Store in 2001 and 2000.

Team sales for 2001 increased 27% from 2000. The increase was due to sales increases to all professional league teams and concessionaires except for the NFL sales, which were down from 2000. MLB and Minor League Baseball sales were up 30% and 45%, respectively, for 2001 and had the largest dollar increases in sales compared to 2000.

Promotion sales for 2001 increased 94% from 2000. The increase was due to promotions in 2001 with a national auto parts retailer and two different major quick-serve restaurants. The Company has experienced an increase in both the number and size of its promotions compared to 2000.

During 2001, the Company realized product sales increases when compared to 2000 of lapel pins 324%, baseballs 24% and playground balls 19%. This growth was offset by declines in the sales of footballs 1%, soccer 14%, basketball 21% and coins (percentage is not meaningful since sales only occurred in 2000).

Gross Profit:

Gross profit increased 21% for the year ended December 31, 2001 from gross profit for the year ended December 31, 2000. Gross margins as a percentage of net sales increased to 36% in 2001 from 35% in 2000. The Company’s gross margins as a percentage of net sales increased from 2000 to 2001 due primarily to a differing product mix, including an increase in lapel pin sales from the prior year, which carried higher than average gross margins when compared to footballs, baseballs and the other products. The increase in lapel pin and baseball sales in combination with raw material cost savings was offset by a $0.6 million increase from 2000 to 2001 in write-downs of discontinued and obsolete inventory. As previously noted, the Company’s gross margins may fluctuate, particularly between quarters, based on several factors including sales and product mix (See Part I, Item 1. “Description of Business”).

Operating Expenses:

Total operating expenses increased 22% for the year ended December 31, 2001 from total operating expenses for the year ended December 31, 2000. Operating expenses as a percentage of net sales increased to 36% in 2001 from 35% in 2000. Operating expenses increased in absolute dollars due to an increase in royalty expense, personnel and salary expenses and a full year of facilities costs for the new building in 2001 versus a partial year in 2000.

Royalty expense increased 16% for the year ended December 31, 2001 from royalty expense for the year ended December 31, 2000 due to the increase in overall sales. Royalty expense, as a percentage of net sales was 7% in both 2001 and 2000.

Marketing expenses increased 20% for the year ended December 31, 2001 from marketing expenses for the year ended December 31, 2000. Marketing expenses as a percentage of net sales remained at 11% for both years. The increase in marketing expense reflects increases in personnel and salary expenses, show expenses and sample expenses.

FOTOBALL USA INC.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

General and administrative expenses increased 31% for the year ended December 31, 2001 from general and administrative expenses for the year ended December 31, 2000. General and administrative expenses as a percentage of net sales increased to 16% in 2001 from 14% in 2000. General and administrative expenses increased in absolute dollars in 2001 from 2000 due in part to increases in salary-related expenses, bad debt expense and facilities expense based on a full year of occupation in the current facilities in 2001 versus six months in 2000.

Other Income (Expense):

Interest expense was $96,036 for the year ended December 31, 2001, an increase of $63,787 from interest expense of $32,249 for the year ended December 31, 2000. The increase was primarily due an increase in the Company’s term debt including a $0.4 million term loan in December 2000 and $1.5 million term loan in March 2001. As of December 31, 2001 and December 31, 2000, there were no borrowings under the credit line.

Interest income was $104,039 for the year ended December 31, 2001, a decrease of $23,061 from interest income of $127,100 for the year ended December 31, 2000. This decrease is due to the Company’s lower average cash balances available for investment and lower interest rates in 2001 as compared to 2000. Excess cash was deposited into an interest-bearing depository account.

Income Tax Expense:

The effective income tax rate on income from continuing operations for the year ended December 31, 2001 was 25% as compared to 32% for the year ended December 31, 2000. Income tax benefits recognized during 2001 relate primarily to the net operating loss generated by the discontinued Rawlings Golf operations.

Discontinued Operations

In December 2000, the Company entered into an agreement with Rawlings for the exclusive global rights to sell golf clubs and golf related merchandise under the Rawlings brand name beginning January 1, 2001. In January 2001, the Company established a new Rawlings Golf division to design, develop, manufacture and market golf products under the Rawlings brand name. On November 13, 2001, the Company made the decision to terminate its license with Rawlings and discontinue its Rawlings Golf operations. Revenue and expenses incurred from January 2001 to November 13, 2001 have been included in the loss on discontinued operations, net of a tax benefit of $245,000. The majority of this loss was the result of sales and marketing costs and travel costs incurred to launch this division. Loss on disposal of discontinued operations includes costs from the termination of the licensing agreement with Rawlings, including the write-off of the remaining unamortized global rights fees, unamortized minimum royalties, inventory, interest costs and terminal rights fees.

Liquidity and Capital Resources

The Company’s net working capital increased to $10.7 million at December 31, 2002 from $9.9 million at December 31, 2001.

Cash flows provided by operations decreased $1.4 million in 2002 from cash provided by operations in 2001. This decrease was primarily the result of a decrease in customer deposits and an increase in inventories partially offset by decreases in prepaid expenses and an increase in accounts payable and accrued expenses. The decrease in customer deposits resulted from a down payment at the end of 2001 for a large promotion project that

FOTOBALL USA INC.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

was completed in the first half of 2002. Inventory increased in 2002 due to the Company purchasing more inventory at the end of 2002 due to the uncertainty over the West Coast dock labor situation that existed at the end of 2002. Since the end of 2002 the West Coast dock labor situation has been resolved. Accounts payable and accrued expenses increased in 2002 due to higher inventory payables and higher bonus accruals.

Days sales outstanding, calculated in 2002 on a annual basis, improved 29% over 2001 due to the higher proportion of promotional sales in 2002 carrying more favorable payment terms than retail customer sales. Inventory turns, calculated on an annual basis, improved 38% over 2001.

Cash and equivalents were $5.2 million at December 31, 2002, a decrease of $0.6 million from $5.8 million of cash and equivalents at December 31, 2001. This decrease in cash was primarily due to the repayment of bank debt in 2002.

The Company’s credit line with U.S. Bank National Association (“US Bank”) expired on May 15, 2002. There were no outstanding borrowings under the US Bank credit line when it expired. The Company obtained a new credit line from Comerica Bank-California (“Comerica”) on June 24, 2002. The Comerica credit line is limited to the lesser of $5 million or 80% of eligible accounts receivable, as defined in the loan agreement, and carries interest at the rate of the Comerica prime rate (4.25% as of December 31, 2002) plus 0.5%. The credit line contains a special sublimit of $1.2 million that is reduced by $0.3 million on each anniversary of the loan agreement. On June 26, 2002, the Company borrowed $1 million under the special sublimit to refinance the outstanding balance on its $1.5 million term loan with US Bank. The Company’s assets collateralize the Comerica credit line. The loan agreement contains financial covenants applicable to the credit line requiring the Company to maintain a minimum current ratio of 2 to 1, a minimum quick ratio of 1.25 to 1, a maximum debt to worth ratio of 1 to 1, net income of more than $100,000 on a rolling six month basis and a minimum earnings before interest and taxes to interest expense ratio of 2 to 1. For purposes of calculating the financial covenant ratios, “current liabilities” include amounts outstanding under the credit line except for the special sublimit. The credit line matures on December 24, 2004. On June 27, 2002, the Company paid off the $0.3 million outstanding on its $0.4 million term loan with US Bank. The Company is in compliance with the covenants as of December 31, 2002. At December 31, 2002, $0.67 million under the special sublimit was the only outstanding borrowings.

For the next twelve months, the Company anticipates that its capital expenditure requirements will approximate $0.9 million, which will be used to upgrade accounting and manufacturing systems, purchase additional computer systems and product molds.

The following table summarizes future minimum contractual obligations of the Company:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Line of Credit (1)	$669,397	$—	$669,397	$—	$—
Capital leases	239,089	89,166	144,762	5,161	—
Operating leases	8,542,617	1,012,597	3,157,975	2,231,692	2,140,353
Royalties	1,135,000	697,500	437,500	—	—

Total contractual cash obligations	$10,586,103	$1,799,263	$4,409,634	$2,236,853	$2,140,353

(1)	Principal payments only. Subject to financial covenants noted above.

FOTOBALL USA INC.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

The Company has recently been able to fund its continuing operations from cash flow from operations. The nature of the promotions business leads to large individual orders that require the up-front purchase of large amounts of inventory. The Company has successfully negotiated payment terms with its promotions customers allowing for deposits to help fund the cost of inventory. There can be no guarantee that the Company will be able to continue negotiating deposits with its promotions customers. In addition, significant increases in retail sales may require the purchase of additional inventory to meet the short turn-around times required by large retail customers. The Company’s line of credit requires it maintain net income of more than $100,000 on a rolling six month basis. The Company must achieve net income of at least $75,000 in the first quarter of 2003 to stay in compliance with this covenant. If the Company fails to stay in compliance with his covenant, it may not be able to negotiate a waiver from Comerica thereby requiring repayment of the total amount outstanding on its line of credit and potentially impacting its ability to fund its future working capital requirements or it may be able to negotiate a waiver but experience an increase in the cost of its debt financing.

Management believes that if the Company is able to stay in compliance with the net income covenant on its line of credit or negotiate a waiver of such covenant, its existing cash position and credit facilities, combined with internally generated cash flows, will be adequate to support the Company’s liquidity and capital needs at least through 2003.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets (SFAS 143).” SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It also applies to certain legal obligations associated with the retirement of long-lived assets. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company plans to adopt the provisions of SFAS 143 beginning January 1, 2003 and does not expect it will have a material impact on the results of operations or financial position.

In April 2002 the FASB issued Statement of Financial Accounting Standards No. 145 (SFAS No. 145), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement updates, clarifies and simplifies existing accounting pronouncements including: rescinding SFAS No. 4, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect and amending SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale lease-back transactions be accounted for in the same manner as sale lease-back transactions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002 with early adoption of the provisions related to the rescission of SFAS No. 4 encouraged. The Company plans to adopt the provisions of SFAS 145 beginning January 1, 2003 and does not anticipate that it will have a material effect on the results of operations or financial position.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (SFAS No. 146), “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost was recognized

FOTOBALL USA INC.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

at the date of the Company’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing any future restructuring costs as well as the amounts recognized. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company will adopt the provisions of SFAS No. 146 on January 1, 2003. The Company does not anticipate that the adoption of SFAS No. 146 will have a material effect on the results of operations or financial position.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 provides expanded accounting guidance surrounding liability recognition and disclosure requirements related to guarantees, as defined by this interpretation. The disclosure requirements of this interpretation are effective for interim or annual periods ending after December 15, 2002. The recognition and measurment provisions of this interpretation are applicable on a prospective basis only to guarantees issued or modified after December 31, 2002. The Company adopted the disclosure provisions of FIN 45 during the quarter ended December 31, 2002. In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope FIN 45.

On January 17, 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” Variable interest entities include such entities often referred to as structured finance or special purpose entities. FIN 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. FIN 46 will also affect leasing transactions where the lessor is a variable interest entity. Disclosure requirements apply to any financial statements issued after January 31, 2003. The Company does not believe that the adoption of this accounting pronouncement will have a material impact on the Company’s financial statements and related disclosures.

2003 Outlook

The Company is seeking to generate growth both internally and externally during 2003. The Company anticipates increases in retail and team sales in 2003, based on continued product line expansion and increased licensing rights with the professional leagues. The Company anticipates a decrease in entertainment sales due to a decline in sales to the Disney Stores and lower promotional sales in 2003 due to the magnitude of the one-time $7 million Post Cereal promotion from the spring of 2002. Due to the size and timing of individual promotions, the Company may experience significant quarterly fluctuations in promotion sales. The Company intends to seek to enhance its internal growth opportunities by exploring acquisitions of established souvenir and sporting goods products that will provide opportunities to expand the Company’s product lines, leverage the Company’s relationships with its licensors and increase promotional opportunities.

In an effort to pursue growth through acquisitions in 2003, the Company has incurred, and anticipates that it will continue to incur, acquisition-related expenses that will only be capitalizable if it is successful in such acquisitions. If the Company is unsuccessful in its acquisition attempts, any acquisition-related expenses will be

FOTOBALL USA INC.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

expensed in the quarter in which it is determined that it is reasonably likely the acquisition will not occur. The result of the expensing of any acquisition-related expenses may have a material adverse impact on the Company’s profitability in the quarter in which they are expensed and may likely have a material adverse impact on the Company’s profitability in 2003.

With its planned product mix and lower promotion sales, the Company anticipates that it will be able to sustain gross margin levels in 2003 at or above the 2002 gross margin level.

There can be no assurance that the Company will be able to successfully increase its sales or income in 2003. The most important factors that could prevent the Company from achieving these goals—and cause actual results to differ materially from those expressed in the forward-looking statements—include, but are not limited to, the following:

•	The ability of the Company to maintain its retail division sales by maintaining the appeal and desirability of its existing product lines and continuing to develop new product offerings.

•	The impact of increasing competition from other sports product licensed companies, including companies that have or may receive the same or similar licensing rights as the Company and may have substantially greater financial resources than the Company.

•	The ability to maintain and renew its significant licensing arrangements.

•	The popularity of current or future licensing properties and the ability of the Company to leverage these properties to produce sales.

•	The growth in the popularity of licensed sports products.

•	The effectiveness of the Company’s sales staff in expanding the breadth of the Company’s customer base and significantly increasing sales.

•	The employment and retention of high producing sales staff.

•	The ability to maintain or increase its overall gross margins or the inability to maintain the higher level of gross margins realized from its sports related products.

•	The potential negative impact on operating margins resulting from an expansion of the Company’s cost infrastructure at a rate that exceeds its growth in sales and gross margins.

•	The ability to expand its customer base, particularly in its promotion business, and to decrease its concentration of sales among a few significant customers.

•	The ability to maintain or increase sales with divisions of The Walt Disney Company other than the Disney Store.

•	The ability to source products from Asia at competitive prices without delays, increased tariffs, other restrictions or unanticipated costs.

•	The ability to effectively meet customer demands regarding timely delivery and order fulfillment without incurring air freight and other expedite costs.

•	The ability of the Company to find available acquisition opportunities, to obtain appropriate financing and to consummate acquisitions on acceptable terms. There can be no assurance that the Company will be able to consummate any acquisition on acceptable terms.

These and other risks and uncertainties affecting the Company are discussed in greater detail in this report.

FOTOBALL USA, INC.

Item 7A.    Quantitative and Qualitative Disclosure about Market Risk

The Company’s exposure to market risk relates to interest rate risk with its variable rate term loans and credit line. The Company does not use derivative financial instruments to manage or reduce market risk. As of December 31, 2002, the Company’s only variable rate debt outstanding was the $0.67 million balance on its line of credit with Comerica used to finance the discontinued Rawlings Golf operation. A 10% change in future interest rates on the variable rate term loans would not lead to a material decrease in future earnings assuming all other factors remained constant.

Item 8.    Financial Statements and Supplementary Data

Reference is made to the Financial Statements referred to in the accompanying index to Financial Statements and Supplemental Data of Fotoball USA, Inc., together with the independent auditors’ reports.

Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

In February 2001, the accounting firm Hollander, Lumer & Co. LLP (“HLC”) merged with Good Swartz Brown & Berns LLP (“GSBB”) and the partner in charge of the Company’s account, Victor Hollander (“Hollander”), became a partner of GSBB. As a result of the merger of GSBB and HLC and Hollander becoming a partner of GSBB, the Company became a client of GSBB. Effective March 26, 2001, HLC resigned as the independent accountant of the Company. Effective March 26, 2001, the Company engaged GSBB as the Company’s new independent accountants. The Company’s Board of Directors approved the retention of GSBB.

In March 2002, the Company dismissed GSBB as the Company’s independent accountant and engaged KPMG LLP (“KPMG”) as the Company’s new independent accountants. The dismissal of GSBB and retention of KPMG were approved by the Company’s Audit Committee. The Company determined that a national accounting firm will better serve its future auditing needs.

The reports of HLC and GSBB on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the two most recent fiscal years and through March 2002, there were no disagreements between the Company and HLC or GSBB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of HLC and GSBB, would have caused HLC or GSBB to make reference to the subject matter thereof in its report on the Company’s financial statements for such periods. During the two most recent fiscal years and through March 2002, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

FOTOBALL USA, INC.

Part III

Item 10.    Directors and Executive Officers of the Company

The following table sets forth certain information as of March 15, 2003 concerning the executive officers and directors of the Company:

NAME	AGE	POSITION
Michael Favish	54	Chairman, Chief Executive Officer and Director
Nicholas A. Giordano[1,2]	60	Director
Joel K. Rubenstein[1,2]	66	Director
John J. Shea[1,2]	65	Director
James D. McQuaid	65	Director
Scott P. Dickey	36	President, Chief Operating Officer and Director
Thomas R. Hillebrandt	41	Senior Vice President and Chief Financial Officer
Arthur E. McElfresh	47	Vice President, Sales and Marketing, Retail and Team Business
Karen M. Betro	52	Vice President, Operations
Steven B. Katzke	36	Vice President, Entertainment Sales and Marketing

1.	Member of compensation committee
2.	Member of audit committee

Michael Favish has served as a director of the Company since his founding of the Company in December 1988 and as Chairman and Chief Executive Officer since April 2001 and as President, Chief Executive Officer and a director of the Company from March 1994 to April 2001. Mr. Favish has over 28 years of product design, manufacturing and sourcing experience and has established a number of strategic international sourcing alliances.

Nicholas A. Giordano has served as a director of the Company since July 1998. In July 1998, Mr. Giordano was appointed interim President of LaSalle University for a one-year term. Additionally, from 1971 through August 1997, Mr. Giordano held various positions at The Philadelphia Stock Exchange, including from 1981 to 1997 as President and Chief Executive Officer. He also served as Chairman of the Board of the exchange’s two subsidiaries: Stock Clearing Corporation of Philadelphia and Philadelphia Depository Trust Company. Mr. Giordano’s previous business experience includes serving as Chief Financial Officer at two brokerage firms (1968-1971) and as a Certified Public Accountant at Price Waterhouse (1965-1971). Mr. Giordano is currently serving on the Board of Directors of W.T. Mutual Fund, Kalmar Investment, DaisyTek International, and Selas Corporation of America, all of which are publicly-held corporations.

Joel K. Rubenstein has served as a director of the Company since August 1994. From April 1990 through April 1992 and from March 1994 to present, Mr. Rubenstein has been a partner of the Contrarian Group, Inc., an operating management company. In addition, from April 1994 to present, Mr. Rubenstein has been a principal of Oracle One Partners, Inc., a marketing management company. From April 1992 through March 1994, Mr. Rubenstein served as the Senior Project Manager, Business & Economic Development for Rebuild L.A., the recovery organization created after the Los Angeles riots. Prior to such time, from January 1985 through April 1990, Mr. Rubenstein served as the Vice President, Corporate Marketing for Major League Baseball, Office of the Commissioner. Mr. Rubenstein is currently serving on the Board of Directors of SSP Solutions, a publicly held corporation.

John J. Shea has served as director of the Company since August 1999. Mr. Shea served as President and Chief Executive Officer of Spiegel, Inc. from 1985 through 1997 and Vice Chairman of Spiegel from 1989 to 1997. Before joining Spiegel, Mr. Shea worked 21 years at the John Wanamaker Company, Philadelphia, serving

FOTOBALL USA INC.

Item 10.    Directors and Executive Officers of the Company (Continued)

ultimately as Senior Vice President and a member of the Executive Board. Mr. Shea also served as Chairman of the Board of the National Retail Federation, the world’s largest retail trade association. Mr. Shea also serves as a member of the Advisory Board of the Kellogg Graduate School of Management at Northwestern University. Mr. Shea is currently serving, and has served, as a member of the Board of Directors of Pulte Corporation, a publicly-held corporation, since January 1995.

James D. McQuaid has served as director of the Company since January 2003. In 1997 Mr. McQuaid co-founded MFM Asset Management, a broker/dealer that was sold to Wunderlick Securities, Inc. in 2001. Mr. McQuaid served as President of Marketing Electronics Corp. from 1969 until its merger into Metromail Corp. in 1979. While at Metromail Corp. Mr. McQuaid served as Executive Vice President from 1979 to 1985, President from 1985 to 1989 and Chairman from 1989 to 1996 and continued to serve as a consultant to Metromail Corp. until 2001. Metromail Corp. went public in 1984 and was sold to R.R. Donnelley & Sons in 1987. Prior to Marketing Electronics Corp., Mr. McQuaid worked eight years in various positions for Spiegel, Inc., Montgomery Ward and Consumer Systems Corp. Mr. McQuaid has also served as a member and Chairman of the Direct Marketing Association’s Board of Directors for 12 years. Currently, Mr. McQuaid serves as a member of the Northwestern University Cancer Center Development Advisory Committee.

Scott P. Dickey has served as a director of the Company since January 2003 and as President and Chief Operating Officer of the Company since April 2001. Prior to joining Fotoball, from July 1999 to December 2000, Mr. Dickey served as the Chief Operating Officer and Senior Vice President of Business Development for Sundance, a privately held entertainment organization. From July 1997 through July 1999, Mr. Dickey was Director of Sales and Marketing for Disney Regional Entertainment, a division of The Walt Disney Company. From January 1994 to July 1997, Mr. Dickey was the Director and Group Manager of Marketing and Sales for the National Basketball Association. From August 1991 to December 1993, Mr. Dickey was the Business Manager of Team Sports for Spalding Sports Worldwide.

Thomas R. Hillebrandt has served as Senior Vice President and Chief Fiancial Officer since June 2001 and as Vice President and Chief Financial Officer of the Company from July 2000 through May 2001. Prior to joining Fotoball, from August 1998 through July 2000, Mr. Hillebrandt served as the Vice President and Chief Financial Officer of ChatSpace, Inc., a privately held Internet software and services company. From May 1996 through July 1998, Mr. Hillebrandt was Chief Financial Officer of Link sandiego.com, Inc. and DITR Marketing, Inc., both privately held Internet service companies. From January 1994 to April 1996, Mr. Hillebrandt was the Chief Financial Officer of Emerald Systems/St. Bernard Software a privately held PC networks management software company. From March 1990 to December 1993, Mr. Hillebrandt was the Director of Finance of Ventura Software, a multinational Xerox subsidiary and from September 1985 to February 1990 he was a CPA with the firm KPMG Peat Marwick.

Arthur E. McElfresh has served as Vice President, Sales and Marketing, Retail and Team Business since December 2002. Prior to joining the Company, Mr. McElfresh worked as a Senior Account Manager of Cadence Design Systems, a publicly held supplier of electronic design technologies, from May 2000 to December 2002. From October 1998 to May 2000, Mr. McElfresh worked as Sales Business Lead – Supply Chain at Nike, Inc. From January 1993 to October 1998 Mr. McElfresh served in various sales positions culminating in Category Sales Manager within the golf division of Nike, Inc. From August 1991 to November 1992, Mr. McElfresh was the National Sales Manager for American Precision, a privately held custom gear manufacturer. From March 1998 to July 1991 he served as Equipment Finance Specialist for Perry Morris Corporation, a privately held equipment financing company. From January 1981 to March 1988 he served in various positions culminating in General Manager with California Recreational Services, a privately held company operating commercial recreation facilities. From May 1977 to November 1980 Mr. McElfresh was a Sales Representative for Packaging Corporation of America, a subsidiary of Tenneco Company.

FOTOBALL USA INC.

Item 10.    Directors and Executive Officers of the Company (Continued)

Karen M. Betro has served as Vice President, Operations of the Company since January 1996 and previously served as Controller of the Company from its organization in December 1988. During this time, Ms. Betro was responsible for the administration and operation systems of the Company. Ms. Betro has served as Controller and Administrative Manager of several large corporations, including Hill & Knowlton.

Steven B. Katzke has served as Vice President, Entertainment Sales and Marketing since June 2001, as Vice President, Specialty Sales and Marketing from January 1998 through May 2001 and as Manager of Retail Sales since January 1993. From 1989 through 1992, Mr. Katzke was employed as the sales manager of Robert Katzke and Associates.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of the Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Common Stock are required to furnish the Company with copies of all such reports. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company, the Company believes that, during fiscal 2002, all Section 16(a) filing requirements applicable to its officers, directors and persons owning beneficially more than ten percent of the Common Stock were in compliance except for a Form 4 for Michael Favish filed in November 2002 and a Form 3 for Arthur E. McElfresh filed in December 2002, both of which incorrectly listed stock options granted. Mr. Favish and Mr. McElfresh filed Form 4s in February 2003 to correct the reporting error.

Item 11.    Executive Compensation

Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended December 31, 2002, 2001 and 2000, the compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company (the “Named Executives”) for the fiscal year ended December 31, 2002.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)		Options (#)
Michael Favish Chairman and Chief Executive Officer	2002 2001 2000	$250,000 230,000 210,000	$150,000 25,000 —	$17,408 19,663 19,746	(1) (2) (3)	— 23,000 —
Scott P. Dickey President and Chief Operating Officer	2002 2001 2000	$200,000 150,000 —	$100,000 37,500 —	$10,554 7,035 —	(4) (5)	— 160,938 —
Thomas R. Hillebrandt Senior Vice President and Chief Financial Officer	2002 2001 2000	$135,000 120,000 51,923	$33,750 10,000 10,000	$15,825 8,051 1,500	(6) (7) (8)	— 20,000 20,000
Jon D. Schneider Vice President, Promotion and Team Sales	2002 2001 2000	$115,000 105,000 51,500	$190,168 24,000 10,000	$15,297 13,516 1,500	(9) (10) (11)	— 5,000 10,000
Steven B. Katzke Vice President, Entertainment Sales and Marketing	2001 2001 2000	$120,000 100,000 90,000	$63,299 54,837 20,000	$8,533 3,000 3,000	(12) (13) (14)	— 7,000 —

FOTOBALL USA INC.

Item 11.    Executive Compensation (Continued)

(1)	Includes $9,000 for reimbursement of automobile expenses, $5,923 for disability insurance coverage and $2,485 for health insurance coverage.
(2)	Includes $9,000 for reimbursement of automobile expenses, $8,546 for disability insurance coverage and $2,117 for health insurance coverage.
(3)	Includes $9,000 for reimbursement of automobile expenses, $8,000 for disability insurance coverage and $2,746 for health insurance coverage.
(4)	Includes $6,000 for reimbursement of automobile expenses, $2,069 for disability insurance coverage and $2,485 for health insurance coverage.
(5)	Includes $4,500 for reimbursement of automobile expenses, $1,034 for disability insurance coverage and $1,501 for health insurance coverage.
(6)	Includes $3,000 for reimbursement of automobile expenses, $528 for disability insurance coverage and $12,297 for health insurance coverage.
(7)	Includes $3,000 for reimbursement of automobile expenses, $132 for disability insurance coverage and $4,919 for health insurance coverage.
(8)	Includes $1,500 for reimbursement of automobile expenses.
(9)	Includes $3,000 for reimbursement of automobile expenses and $12,297 for health insurance coverage.
(10)	Includes $3,000 for reimbursement of automobile expenses and $10,516 for health insurance coverage.
(11)	Includes $1,500 for reimbursement of automobile expenses.
(12)	Includes $3,000 for reimbursement of automobile expenses and $5,533 for health insurance coverage.
(13)	Includes $3,000 for reimbursement of automobile expenses.
(14)	Includes $3,000 for reimbursement of automobile expenses.

Stock Options

No grants of stock options under the 1998 Stock Option Plan were made to the Named Executives during 2002.

Option Holdings

The following table sets forth stock options exercised by the Named Executives during 2002 and unexercised options held by the Named Executives as of the end of 2002.

Aggregated Option Exercises In Last Fiscal Year and Year-End Option Values

	Shares Exercised (#)	Value Realized ($)	Securities Underlying Unexercised Options at 12/31/02 (#)(1)		Value of Unexercised In-the-Money Options at 12/31/02 ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Favish	—	—	134,667	15,333	$299,371	$32,659
Scott P. Dickey	—	—	80,469	80,469	$233,407	$233,407
Thomas R. Hillebrandt	—	—	20,000	20,000	$18,434	$30,516
Jon D. Schneider	—	—	8,333	6,667	$4,417	$7,533
Steven B. Katzke	—	—	20,667	4,667	$34,197	$9,941

(1)	This represents the total number of shares subject to stock options held by the Named Executives as of December 31, 2002. These options were granted on various dates during the years 1994 through 2001.
(2)	Based on the $4.13 closing price of the Company’s Common Stock on the Nasdaq National Market on December 31, 2002.

FOTOBALL USA INC.

Item 11.    Executive Compensation (Continued)

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company is party to an employment agreement (the “Favish Agreement”) with Michael Favish, which provides that Mr. Favish will serve as Chief Executive Officer for a three-year term commencing on August 10, 2002. Mr. Favish’s annual base salary was $210,000 during 2000, $230,000 during 2001 and $250,000 during 2002, with annual increases at the discretion of the compensation committee. Mr. Favish is also entitled to a bonus at the discretion of the compensation committee and will be granted options, vesting over a three-year period, to purchase not less than 10,000 shares of Common Stock per year at a per share exercise price equal to the then-current fair market value. During 2000 and 2002, Mr. Favish waived his right to receive options to purchase 10,000 shares of Common Stock, pursuant to the Favish Agreement. During 2001, Mr. Favish received options to purchase 23,000 shares of Common Stock pursuant to the Favish Agreement. The Favish Agreement also provides that Mr. Favish will not engage in a business which competes with the Company for the term of the Favish Agreement and for one year thereafter.

If the Favish Agreement is terminated by the Company, including a constructive termination (as defined in the Favish Agreement), other than as a result of death or disability of Mr. Favish or for cause (and other than in connection with a change in control (as defined in the Favish Agreement) of the Company), the Company shall pay Mr. Favish a severance and non competition payment equal to the sum of (x) an amount equal to the base salary for the remainder of the term plus (y) an amount equal to the bonus compensation earned by Mr. Favish in respect of the last full fiscal year immediately preceding the year of termination multiplied by the number of full fiscal years remaining in the term. In the event of a termination of employment (including a constructive termination) within six (6) months following a change in control of the Company, the Company shall pay Mr. Favish a severance and non competition payment equal to the greater of (x) the sum of (i) an amount equal to the base salary for the remainder of the term plus (ii) an amount equal to the bonus compensation earned by Mr. Favish in respect of the last full fiscal year immediately preceding the year of termination multiplied by the number of full fiscal years remaining in the Term; or (y) 2.99 times the sum of the base salary plus the bonus compensation in respect of the year immediately preceding the year of termination. If the Favish Agreement is not renewed beyond the term or if the Favish Agreement is terminated by the Company, including a constructive termination, other than as a result of death or disability of Mr. Favish or for cause (and other than in connection with a change in control), during the last twelve (12) months of the term, the Company shall pay Mr. Favish a severance and non competition payment equal to the sum of (x) an amount equal to the base salary in respect of the calendar year immediately preceding the year of termination plus (y) an amount equal to the bonus compensation earned by Mr. Favish in respect of the calendar year immediately preceding the year of termination.

The Company is party to an employment agreement (the “Dickey Agreement”) with Scott P. Dickey which provides that Mr. Dickey will serve as President and Chief Operating Officer for a two-year term commencing on April 2, 2001 and continuing until April 1, 2003. Mr. Dickey’s annual base salary will be $200,000 during the term of the Dickey Agreement. Mr. Dickey is also entitled to a bonus based on a bonus compensation plan jointly established between the Board of Directors and Mr. Dickey. Such plan will be based on pre-tax net income targets determined in accordance with generally accepted accounting principles (“GAAP”), applied on a consistent basis. The Dickey Agreement provides that the Board of Directors will establish three separate pre-tax net income targets which if achieved by the Company during such period, would entitle Mr. Dickey to a bonus compensation of fifty percent (50%), seventy five percent (75%) and one hundred percent (100%), respectively, of his base salary. For the fiscal year ended December 31, 2001, the minimum bonus compensation was $37,500. The Dickey Agreement also provides that Mr. Dickey shall receive options to purchase 125,000 shares of Common Stock at $1.12 per share (the market price on March 28, 2001, the date the Dickey Agreement was signed) and purchase 35,938 shares of Common Stock at $1.61 per share (the market price on June 21, 2001)

FOTOBALL USA INC.

Item 11.    Executive Compensation (Continued)

subject to and in accordance with, the 1998 Employees Stock Option Plan. Fifty percent (50%) of all options issued under the Dickey Agreement vested as of April 1, 2002 and the remaining options shall vest as of April 1, 2003. In the event Mr. Dickey is terminated for cause (as defined in the Dickey Agreement), the Dickey Agreement provides that Mr. Dickey is no longer entitled to any compensation. In the event the agreement is involuntary terminated for good reason (as defined in the Dickey Agreement), Mr. Dickey is entitled to a lump sum payment equal to the unpaid base salary for the remainder of the term of the agreement, and the granted options will automatically become fully vested and exercisable.

Item 12.    Security Ownership of Certain Beneficial Owners and Management

Stock Ownership

The following table sets forth certain information as of March 28, 2003 with respect to the Common Stock of the Company beneficially owned by (a) all persons known to the Company to own beneficially more than 5% of any class of voting security of the Company, (b) all directors and nominees, (c) the Named Executives (as defined under the caption “Executive Compensation”) and (d) all executive officers and directors of the Company as a group.

Summary of Beneficial Ownership

Name	Amount of Beneficial Ownership (1)		% of Stock Ownership (1)
Michael Favish	576,086	(2)	15.8%
Nicholas A. Giordano	32,500	(3)	0.9%
Joel K. Rubenstein	35,000	(4)	1.0%
John J. Shea	44,000	(5)	1.2%
James D. McQuaid	—		—
Scott P. Dickey	170,938	(6)	4.7%
Thomas R. Hillebrandt	29,167	(7)	0.8%
Jon D. Schneider	—	(8)	—
Steven B. Katzke	19,696	(9)	0.5%
Other officers	66,167		1.8%

All officers and directors as a group	973,554		26.7%

(1)	This table identifies persons and entities having beneficial ownership with respect to the shares set forth opposite their names as of March 28, 2003, according to information furnished to the Company by each of them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this annual report upon the conversion of convertible securities or the exercise of warrants or options. Percent of Common Stock ownership is based on 3,651,501 shares of Common Stock outstanding, and assumes that in each case the person or entity only, or the group only, exercised his or its rights to purchase all shares of Common Stock underlying stock options and warrants.
(2)	Includes 110,000, 10,000, 7,000 and 15,333 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $1.69, $2.69, $6.63 and $2.00, respectively.
(3)	Includes 5,000, 5,000, 5,000, 5,000, and 5,000 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $2.38, $4.75, $4.00, $1.90 and $4.55, respectively.
(4)

Includes 7,500, 5,000, 5,000, 5,000, 5,000 and 5,000 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $1.69, $2.38, $4.75, $4.00, $1.90 and $4.55, respectively.

FOTOBALL USA INC.

Item 12.    Security Ownership of Certain Beneficial Owners and Management (Continued)

(5)	Includes 5,000, 5,000, 5,000 and 5,000 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $4.84, $4.00, $1.90 and $4.55, respectively.
(6)	Includes 125,000 and 35,938 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $1.12 and $1.61, respectively.
(7)	Includes 13,334 and 13,333 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $3.81 and $2.00, respectively.
(8)	All options were exercised or lost by February 27, 2003 due to resignation of officer.
(9)	Includes 10,000, 3,334, 5,000 and 7,000 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $1.69, $2.69, $6.63 and $2.00, respectively.

For the year ended December 31, 2002 the Company had the following compensation plans under which it has authorized the issuance of equity securities.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights.	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	618,525	$2.33	12,850
Equity compensation plans not approved by security holders	61,200	$5.05	—

Total	679,725	$2.57	12,850

Item 13.    Certain Relationships and Related Transactions

Michael Favish, Chairman and Chief Executive Officer of the Company, and Karen Betro, Vice President of Operations of the Company, have a long-term relationship with no spousal rights. Derrick Favish, a non-officer employee and stockholder of the Company, is the brother of Michael Favish, the Chairman and Chief Executive Officer of the Company. Terry Favish, non-officer employee of the Company, is the son of Michael Favish.

Any future transaction with directors, executive officers or their affiliates, including, without limitation, any granting or forgiveness of loans, will be made only if the transaction has been approved by a majority of the then independent and disinterested members of the Board of Directors and is on terms no less favorable to the Company than could have been obtained from unaffiliated parties.

Item 14.    Disclosure Controls and Procedures

The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the Company’s reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Within 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chairman and Chief Executive Officer, Michael Favish, and its Senior Vice President and Chief Financial Officer, Thomas R. Hillebrandt, of the

FOTOBALL USA INC.

Item 14.    Disclosure Controls and Procedures (Contiuned)

effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon the foregoing, the Company concluded that its disclosure controls and procedures are effective in timely alerting the Company’s management to material information relating to the Company required to be included in the Company’s Exchange Act reports.

Since the most recent review of the Company’s disclosure controls and procedures by Messrs. Favish and Hillebrandt, there have been no significant changes in internal controls or in other factors that could significantly affect these controls.

Part IV

Item 15.    Exhibits and Reports on Form 8-K

(A).	Exhibits

EXHIBIT NUMBER	DESCRIPTION

3.1(2) (P)	Amended and Restated Certificate of Incorporation of Fotoball USA, Inc., a Delaware corporation (incorporated herein by reference to Exhibit 3.1(2) of the Registration Statement on Form SB-2).

3.2(2) (P)	Amended and Restated By-laws of Fotoball USA, Inc., a Delaware corporation (incorporated herein by reference to Exhibit 3.2(2) of the Form SB-2).

4.4(P)	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.4 of the Form SB-2).

4.5(1)	Specimen Form of Rights Certificate (incorporated herein by reference to Exhibit 2.1 of the Registration Statement on Form 8-A/A No. 1 (File No. 0-21239) (the “Amended Form 8-A”)).

4.5(2)

Form of Amended and Restated Rights Agreement, dated as of August 19, 1996, as amended and restated as of May 18, 2000, between Fotoball USA, Inc. and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 2.2 of the Amended Form 8-A).

4.5(3)	Form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock (incorporated herein by reference to Exhibit 2.3 of the Registration Statement on Form 8-A (File No. 0-21239)).

4.5(4)	Summary of Rights Plan (incorporated herein by reference to Exhibit 2.4 of the Amended Form 8-A).

10.1(4)

License Agreement with National Football League Properties, Inc., dated April 14, 1998 (incorporated herein by reference to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1998).

10.1(5)	License Agreement with Major League Baseball Players Association dated January 8, 2003.

10.1(6)	License Agreement with Major League Baseball Properties, Inc. dated February 26, 2003.

10.3(6)*	1998 Stock Option Plan of the Company (incorporated herein by reference to Exhibit 4.1 of the Form S-8 filed on July 23, 1998).

10.3(7)*	Form of Stock Option Agreement (incorporated herein by reference to Exhibit 4.2 of the Form S-8 filed on July 23, 1998).

10.3(8)*	Amendment to 1998 Stock Option Plan of the Company (incorporated herein by reference to Exhibit 4.1 of the From S-8 filed on August 16, 1999).

FOTOBALL USA INC.

Item 15.    Exhibits and Reports on Form 8-K (Contiuned)

EXHIBIT NUMBER	DESCRIPTION

10.3(9)*	Amendment to 1998 Stock Option Plan of the Company (incorporated herein by reference to Exhibit 4.1 of the From S-8 filed on August 3,2001).

10.4(2)*	Form of Employment Agreement with Scott P. Dickey dated March 28, 2001 (incorporated herein by reference to the Form 10-Q for the period ended June 30, 2001).

10.4(3)*	Form of Employment Agreement with Michael Favish dated August 10, 2002 (incorporated herein by reference to the Form 10-Q for the period ended September 30, 2002).

10.6

Lease, dated March 13, 2000, by and between the Company and LBA VF-II, LLC, with respect to 6740 Cobra Way, San Diego, California (incorporated herein by reference to Exhibit 10.6 of the 1999 Form 10-KSB).

10.10(10)	Loan Agreement dated July 15, 2001 between Fotoball USA, Inc. and U.S. Bank National Association (incorporated herein by reference to the Form 10-Q for the period ended September 30, 2001).

10.10(11)	Amended Loan Agreement dated February 20, 2002 between Fotoball USA, Inc. and U.S. Bank National Association.

10.10(12)	Loan and Security Agreement and Variable Rate Single Payment Note with Comerica (incorporated herein by reference to the Form 10-Q for the period ended June 30, 2002).

16.1

Letter from Good Swartz Brown & Berns LLP addressed to the United States Securities and Exchange Commission (incorporated herein by reference to Exhibit 16.1 of the Form 8-K Current Report dated March 26, 2001).

16.2

Letter from Good Swartz Brown & Berns LLP addressed to the United States Securities and Exchange Commission (incorporated herein by reference to Exhibit 16.2 of the Form 8-K Current Report dated March 12, 2002).

23.1	Consent of Good Swartz Brown & Berns LLP, independent public accountants.

23.2	Consent of KPMG LLP, independent public accountants.

99.1	Certifications Pursuant To 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act Of 2002.

*	Indicates exhibits relating to executive compensation.
(P)	Indicates that document was originally filed with the Securities and Exchange Commission in paper form and that there have been no changes or amendments to the document which would require filing of the document electronically with this Form 10-K.
(B)	Reports on Form 8-K

The Company did not file any reports on Form 8-K during the fourth quarter of the year ended December 31, 2002.

FOTOBALL USA, INC.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOTOBALL USA, INC.
(Registrant)

Dated: March 28, 2003	By:	/s/ MICHAEL FAVISH
Michael Favish
Chairman and Chief Executive Officer

In accordance with the Exchange Act, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Dated: March 28, 2003	By:	/s/ MICHAEL FAVISH
Michael Favish
Chairman and Chief Executive Officer

Dated: March 28, 2003	By:	/s/ THOMAS R. HILLEBRANDT
Thomas R. Hillebrandt
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: March 28, 2003	By:	/s/ SCOTT P. DICKEY
Scott P. Dickey
President, Chief Operating Officer and Director

Dated: March 28, 2003	By:	/s/ NICHOLAS A. GIORDANO
Nicholas A. Giordano
Director

Dated: March 28, 2003	By:	/s/ JOEL K. RUBENSTEIN
Joel K. Rubenstein
Director

Dated: March 28, 2003	By:	/s/ JOHN J. SHEA
John J. Shea
Director

Dated: March 28, 2003	By:	/s/ JAMES D. MCQUAID
James D. McQuaid
Director

FOTOBALL USA, INC.

RULE 13a-14 CERTIFICATIONS

I, Michael Favish, certify that:

1.	I have reviewed this annual report on Form 10-K of FOTOBALL USA, INC;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c)	presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Dated: March 28, 2003	BY:	/s/ MICHAEL FAVISH
Michael Favish
Chairman and Chief Executive Officer
(Principal Executive Officer)

FOTOBALL USA, INC.

I, Thomas R. Hillebrandt, certify that:

1.	I have reviewed this annual report on Form 10-K of FOTOBALL USA, INC;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c)	presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Dated: March 28, 2003	BY:	/s/ THOMAS R. HILLEBRANDT
Thomas R. Hillebrandt
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

FOTOBALL USA, INC.

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

YEARS ENDED DECEMBER 31, 2002, 2001 and 2000

FOTOBALL USA, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

Fotoball USA, Inc.

We have audited the 2002 financial statements of Fotoball USA, Inc. (the Company) as listed in the accompanying index. In connection with our audit of the 2002 financial statements, we also have audited the 2002 financial statement schedule as listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. The 2001 and 2000 financial statements and financial statement schedule of the Company as listed in the accompanying index were audited by other auditors. Those auditors expressed unqualified opinions on the 2001 and 2000 financial statements and financial statement schedule in their reports dated February 1, 2002 and February 2, 2001, respectively.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the financial position of Fotoball USA, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related 2002 financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP
KPMG LLP
San Diego, California

February 5, 2003

FOTOBALL USA, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

Fotoball USA, Inc.

We have audited the accompanying balance sheet of FOTOBALL USA, INC. as of December 31, 2001 and the related statements of operations, stockholders’ equity and cash flows for the year then ended. Our audit also included the supplemental data on page F-22. These financial statements and supplemental data are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and supplemental data based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FOTOBALL USA, INC. as of December 31, 2001 and the results of operations, stockholders’ equity and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such supplemental data, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Good Swartz Brown & Berns LLP
Good Swartz Brown & Berns LLP

Los Angeles, California
February 1, 2002

FOTOBALL USA, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

Fotoball USA, Inc.

We have audited the accompanying balance sheet of FOTOBALL USA, INC. as of December 31, 2000 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2000. Our audit also included the supplemental data on page F-22. These financial statements and supplemental data are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and supplemental data based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FOTOBALL USA, INC. as of December 31, 2000 and the results of operations, stockholders’ equity and cash flow for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such supplemental data, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Hollander, Lumer & Co. LLP

Los Angeles, California

February 2, 2001

FOTOBALL USA, INC.

BALANCE SHEETS

	December 31, 2002	December 31, 2001
ASSETS
Current assets
Cash and equivalents	$5,189,250	$5,779,203
Accounts receivable, net	3,684,133	3,705,873
Other receivables	125,489	359,400
Inventories	3,946,922	2,655,702
Prepaid expenses and other	317,841	1,165,209
Deferred income taxes	908,560	951,000

Total current assets	14,172,195	14,616,387

Property and equipment, net	2,203,169	2,225,106
Deposits and other assets	79,498	158,995

	$16,454,862	$17,000,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,137,987	$1,861,842
Customer deposits	163,102	1,978,779
Income taxes payable	99,200	—
Current portion of long-term debt	—	741,368
Current portion of capital leases	73,796	92,773

Total current liabilities	3,474,085	4,674,762

Long-term liabilities
Line of credit	669,397	—
Long-term debt, net of current portion	—	927,145
Capital leases, net of current portion	135,075	183,775
Deferred rent	293,969	248,105
Deferred income taxes	53,000	121,000
Long-term reserve for discontinued operations	1,480	24,290

Total long-term liabilities	1,152,921	1,504,315

Total liabilities	4,627,006	6,179,077

Stockholders’ equity
Preferred stock, $.01 par value; Series A, authorized – 1,000,000 shares, 0 shares issued and outstanding at December 31, 2002 and 2001, respectively	—	—
Common stock, $.01 par value; authorized – 15,000,000 shares; Issued and outstanding – 3,609,834 shares at December 31, 2002 and 3,580,033 shares at December 31, 2001	36,098	35,800
Additional paid-in capital	11,754,368	11,680,337
Retained earnings (accumulated deficit)	37,390	(894,726)

Total stockholders’ equity	11,827,856	10,821,411

	$16,454,862	$17,000,488

Commitments and contingencies (note 8)

See accompanying notes to financial statements

FOTOBALL USA, INC.

STATEMENTS OF OPERATIONS

	Years ended December 31,
	2002	2001	2000
Net sales	$43,995,967	$31,631,931	$26,687,158
Cost of sales	27,713,725	20,164,421	17,241,579

Gross profit	16,282,242	11,467,510	9,445,579

Operating expenses
Royalties	3,413,947	2,264,291	1,951,647
Marketing	4,840,372	3,535,607	2,942,729
General and administrative	6,043,330	4,996,058	3,807,588
Depreciation and amortization	514,137	514,113	450,654
Loss from sale of equipment	—	—	122,541

Total operating expenses	14,811,786	11,310,069	9,275,159

Income from operations	1,470,456	157,441	170,420

Other income (expense)
Interest expense	(39,754)	(96,036)	(32,249)
Interest income	77,414	104,039	127,100

Total other income (expense)	37,660	8,003	94,851

Income from continuing operations before income taxes	1,508,116	165,444	265,271
Income tax expense	576,000	42,000	86,000

Income from continuing operations	932,116	123,444	179,271

Discontinued operations:
Loss on discontinued operations net of tax benefit ($245,000)	—	(484,650)	—
Loss on disposal of discontinued operations net of tax benefit ($446,000)	—	(629,376)	—

Net income (loss)	$932,116	$(990,582)	$179,271

Weighted average number of common shares outstanding:
Basic	3,598,134	3,579,516	3,576,472

Diluted	3,915,876	3,699,613	3,720,952

Income from continuing operations per common share:
Basic	$0.26	$0.03	$0.05

Diluted	$0.24	$0.03	$0.05

Loss from discontinued operations per common share:
Basic	—	$(0.31)	—

Diluted	—	$(0.31)	—

Net income (loss) per common share:
Basic	$0.26	$(0.28)	$0.05

Diluted	$0.24	$(0.28)	$0.05

See accompanying notes to financial statements

FOTOBALL USA, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

THREE YEARS ENDED DECEMBER 31, 2002, 2001 and 2000

	Common Stock		Additional paid-in capital	Retained earnings (accumulated deficit)	Total
	Shares	Amount
BALANCE, December 31, 1999	3,566,536	$35,665	$11,636,471	$(83,415)	$11,588,721
Stock-based compensation expense	—	—	15,772	—	15,772
Exercise of stock options	12,496	125	22,634	—	22,759
Net income	—	—	—	179,271	179,271

BALANCE, December 31, 2000	3,579,032	35,790	11,674,877	95,856	11,806,523
Stock-based compensation expense	—	—	3,780	—	3,780
Exercise of stock options	1,001	10	1,680	—	1,690
Net loss	—	—	—	(990,582)	(990,582)

BALANCE, December 31, 2001	3,580,033	35,800	11,680,337	(894,726)	10,821,411
Exercise of stock options	29,801	298	74,031	—	74,329
Net income	—	—	—	932,116	932,116

BALANCE, December 31, 2002	3,609,834	$36,098	$11,754,368	$37,390	$11,827,856

See accompanying notes to financial statements

FOTOBALL USA, INC.

STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$932,116	$(990,582)	$179,271
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	560,710	1,037,829	463,174
Provision for deferred income taxes	(25,560)	(276,000)	107,000
Stock-based compensation	—	3,780	15,772
Loss on sale of equipment	—	—	122,541
Provision for accounts receivable reserves	292,784	483,492	98,623
Changes in operating assets and liabilities:
Accounts receivable	(271,044)	(911,666)	336,692
Other receivables	233,911	(60,841)	(298,559)
Inventories	(1,291,220)	1,377,392	72,581
Prepaid expenses and other	847,368	(597,933)	(313,616)
Accounts payable and accrued expenses	1,276,145	358,008	(328,948)
Customer deposits	(1,815,677)	1,834,784	5,742
Income taxes payable	99,200	—	(158,185)
Deferred rent	45,864	13,220	234,884
Long-term reserve for discontinued operations	(22,810)	24,290	—

Net cash provided by operating activities	861,787	2,295,773	536,972

Cash flows from investing activities
Purchase of property and equipment	(512,968)	(476,416)	(1,451,488)
Decrease (increase) in long-term deposits	79,498	93,772	(422,782)

Net cash used in investing activities	(433,470)	(382,644)	(1,874,270)

Cash flows from financing activities
Net borrowings from line of credit	669,397	—	—
Proceeds from long-term debt	410,006	1,500,000	650,000
Payments on capital leases	(93,483)	(106,828)	(180,680)
Payments on long-term debt	(2,078,519)	(450,146)	(31,341)
Proceeds from exercise of stock options	74,329	1,690	22,759

Net cash provided by (used in) financing activities	(1,018,270)	944,716	460,738

Net increase (decrease) in cash and equivalents	(589,953)	2,857,845	(876,560)
Cash and equivalents, beginning of year	5,779,203	2,921,358	3,797,918

Cash and equivalents, end of year	$5,189,250	$5,779,203	$2,921,358

Supplemental disclosure of cash flow information:
Interest paid	$82,386	$165,003	$32,249
Incomes taxes paid	$530,800	$—	$305,000
Supplemental schedule of noncash investing and financing activities:
Equipment acquired under capital leases	$25,806	$57,385	$99,735

See accompanying notes to financial statements

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business and Nature of Operations—The Company manufactures and markets souvenir and promotional products. Four separate sales groups sell the Company’s products and services into distinct markets. Fotoball Sports services national and regional retailers; Fotoball Entertainment Marketing services entertainment destinations such as theme parks, resorts, restaurants and casinos; Fotoball Sports Team supports the retail needs of professional sports franchises and concessionaires across the nation and Marketing Headquarters develops custom promotional programs for Fortune 500 companies. The Company currently holds licenses with Major League Baseball, the National Football League, the National Hockey League, more than one hundred NCAA colleges, Warner Bros. “Scooby Doo,” Marvel’s “Spider-Man,” “Incredible Hulk” and “X-Men,” Nickelodeon’s “Blue’s Clues,” Mattel’s “Barbie” and The Coca-Cola Company.

Reclassification—Certain amounts in the 2000 and 2001 financial statements have been reclassified to conform to the 2002 presentation.

Cash and Equivalents—Cash and equivalents include money market funds and marketable securities that are highly liquid and have original maturities of three months or less at the date of purchase.

Cash and cash equivalents consist of the following:

	December 31,
	2002	2001
Cash deposits	$1,153,391	$731,362
Short-term securities	4,035,859	5,047,841

Total	$5,189,250	$5,779,203

Short-term securities (money market fund account maturing in less than three months) are stated at fair market value including earned interest. At times such investments may be in excess of the Federal Deposit Insurance (FDIC) insurance limits.

Concentration of Credit Risk—The Company invests its excess cash in various investment grade instruments such as certificates of deposit and money market funds. The Company invests its cash in what it believes to be credit-worthy financial institutions and has established guidelines relative to diversification and maturities with the objectives of maintaining safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of recent trends and interest rates. The Company has not experienced any losses on its cash equivalents or short-term investments in 2002, 2001 or 2000.

Concentrations of credit risk with respect to accounts receivable are mitigated in part due to the large number of retail and team customers to which the Company’s retail products are sold. Additionally, a significant percentage of the Company’s promotion and entertainment sales are to Fortune 500 companies. The Walt Disney Company accounted for approximately 18%, 26% and 20% of total sales in 2002, 2001 and 2000, respectively. Kraft Foods North America Inc. accounted for 17% of total sales in 2002. No other customer represented more than 10% of total sales in 2002, 2001 or 2000. Any increase to the allowances which offsets accounts receivable, are charged to the statement of operations, net of actual accounts receivable write-offs.

The Company does not engage in any futures contracts or hedging activities and does not engage in any business in currency other than US currency.

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Fair Value of Financial Instruments—Because of their short maturities, the carrying amounts for cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued expenses, and customer deposits approximate their fair value. The carrying amounts for the bank line of credit and long-term debt approximates fair value as the interest rates and terms are substantially similar to rates and terms which could be obtained currently for similar instruments.

Accounts Receivable—In order to determine the value of the Company’s account receivable, the Company makes allowances for estimated bad debts based on a variable percentage applied by credit risk, for other uncollectible amounts including estimated chargebacks and volume discounts based on type of customer and applicable customer agreements and for estimated sales returns based upon actual historical return rates.

Inventories—Inventories have been valued at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO). The Company periodically reviews its inventory to evaluate it for discontinued and obsolete products. These products usually include products that are dated and produced for special promotional events, such as Super Bowls, Final Four college tournaments, World Series, and products that are produced under licenses that have been terminated or products with low turnover rates. Any inventory items where the cost exceeds the realizable value is provided for in the reserve for discontinued and obsolete inventory. The loss from the liquidation or destruction of obsolete and discontinued inventory is applied against the inventory reserve allowance.

Property and Equipment—Property, equipment and leasehold improvements are stated at cost. Equipment acquired under capital leases is stated at the present value of the future minimum lease payments. Additions and improvements are capitalized. Maintenance and repairs are expensed when incurred. Depreciation and amortization are calculated using the straight-line method over their estimated useful lives as follows:

Office equipment and furniture	5 to 7 years
Show exhibits	7 years
Molds	2 to 5 years
Machinery and equipment	7 years
Leasehold improvements	10 years or remaining life of lease

Amortization of equipment obtained under capital leases is included with depreciation and amortization expense in the accompanying financial statements.

Impairment of Long-Lived Assets—The Company periodically assesses the impairment of long-lived assets to be held for use based on expectations of future undiscounted cash flows from the related operations, and when circumstances dictate, adjusts the carrying value of the asset to the extent the carrying value exceeds the fair value of the asset. These factors, along with management’s plans with respect to the operations, are considered in assessing the recoverability of purchased intangibles and property and equipment.

Intangible Assets—In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. Under the new rules, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of an arbitrary ceiling. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 15, 2001. The Company adopted SFAS 142 on January 1, 2002. The adoption of SFAS 142 did not have a material impact on the results of operations or financial position.

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Revenue Recognition—The Company recognizes sales in accordance with SAB No. 101 “Revenue Recognition in Financial Statements”. Sales of products domestically are recognized when the products are shipped from the Company’s facility. Sales terms in general are FOB shipping point and title passes at the time of shipment. Sales of imported products, which are drop shipped directly to the customer, are recognized at the time shipments are received at the customer’s designated location. There are no significant rights of return or customer acceptance provisions with respect to the Company’s sales. The Company may from time to time agree to accept returns from customers as an accommodation. Consignment sales, which are generally not significant, are recognized when the consignee sells the products.

In accordance with EITF 00-22 “Accounting for ‘Points’ and Certain Other Time-Base or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future” issued by the Emerging Issues Task Force, volume discounts allowed to customers are treated as a reduction in revenue. The volume discount amount is estimated based on the terms of the discount allowed and estimated sales from the customer. The liability for volume discounts is included in the allowance for uncollectible receivables and as an offset to accounts receivable on the balance sheet.

EITF 01-09 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of Vendor’s Products”) amended and codified EITF 00-14 “Accounting for Certain Sales Incentives” and EITF 00-25 “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products.” This issue requires certain sales incentives, slotting fees and cooperative advertising expenses to be classified as reductions to revenue rather than as expenses. The provisions of EITF 01-09 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted EITF 01-09 on January 1, 2002. For presentation purposes, $164,882 and $242,172 were reclassified as a reduction in revenue for the years ending December 31, 2001 and 2000, respectively. There was no impact to the Company’s net income (loss) as a result of the adoption of EITF 01-09.

Advertising—Advertising costs are generally expensed as incurred. Advertising costs were $15,820, $154,181 and $147,841 for the years ended December 31, 2002, 2001 and 2000, respectively.

Royalties and Licensing Arrangements—Royalties due to licensors are generally provided for based upon a negotiated percentage of related net sales, as defined contractually, and are frequently subject to a minimum guaranteed royalty over the term of the contract. Prepaid license costs are charged to operations over the term of the contractual agreement, or based upon a percentage of related net sales.

Stock-Based Compensation—In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123 (SFAS 148). SFAS 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure provisions of SFAS 148 beginning with its annual financial statements for the year ended December 31, 2002.

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its stock options. No compensation expense has been

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

recognized for the options granted under the 1998 Plan. Compensation cost is based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123, “Accounting for Stock-Based Compensation”. The following table represents the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 “Accounting for Stock-Based Compensation” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation Transition and Disclosure”. The fair value of the options granted during 2002 is estimated to range from $2.61 to $2.87 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 77%, risk-free interest rate of 1.57%, actual forfeitures and an expected option life of 4 years. The fair value of the options granted during 2001 is estimated to range from $0.64 to $1.90 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 88%, risk-free interest rate of 2.93%, assumed forfeiture rate of 4% and an expected life of 3 years. The fair value of the options granted during 2000 is estimated to range from $1.83 to $3.34 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 79%, risk-free interest rate of 5.66%, assumed forfeiture rate of 4% and an expected life of 3 years.

	2002	2001	2000
Net income (loss) as reported	$932,116	$(990,582)	$179,271
Deduct: Stock based compensation determined under the fair value based method for all rewards, net of tax	(131,000)	(147,000)	(164,000)

Pro forma net income (loss)	$801,116	$(1,137,582)	$15,271

Earnings per share:
Basic—as reported	$0.26	$(0.28)	$0.05

Basic—pro forma	$0.22	$(0.32)	$—

Diluted—as reported	$0.24	$(0.28)	$0.05

Diluted—pro forma	$0.20	$(0.32)	$—

Income Taxes—Income taxes are accounted for under the asset and liability method. Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset or liability is established for the expected future consequences resulting from the differences in the financial reporting and tax bases of assets and liabilities. Deferred income tax expense (benefit) is the net change during the year in the deferred income tax asset or liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Discontinued Operations—In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). Under SFAS 144, discontinued operations are no longer measured on a net realizable value basis, and future operating losses are no longer recognized before they occur. The provisions of this Statement are effective for financial statements issued for fiscal years beginning

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

after December 15, 2001. The Company adopted SFAS 144 on January 1, 2002. In 2001, the Company calculated the loss on discontinued operations and the loss on disposal of discontinued operations in accordance with APB No. 30. Had the Company chose early adoption of the provisions of SFAS 144, the loss on disposal of discontinued operations, net of tax, would have been reduced by $71,761 for the year ended December 31, 2001 and the Company would have recorded a loss on discontinued operations, net of tax, of $42,632 for the year ended December 31, 2002.

Segment Information—The Company has one operating segment, the sale of custom souvenir and promotional products to various retail customers and Fortune 500 companies. These customers have similar characteristics in the nature of products sold, production processes and methods of distribution. As such, the Company’s financial statements reflect this one reporting segment and no additional segment information has been provided.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Significant estimates have been made by management with respect to the realization of the Company’s deferred tax assets, accounts receivable reserves and the provision for discontinued and obsolete inventory. Actual results could differ from these estimates.

2.     DISCONTINUED OPERATIONS

In December 2000, the Company entered into an agreement with Rawlings Sporting Goods Company Inc. (“Rawlings”) for the exclusive global rights to sell golf clubs and golf related merchandise under the Rawlings brand name beginning January 1, 2001. In January 2001, the Company established a new Rawlings Golf division to design, develop, manufacture and market golf products under the Rawlings brand name. In November 2001, the Company made the decision to terminate its license with Rawlings and discontinue its Rawlings Golf operations.

Operating results for the Rawlings Golf business up to November 13, 2001 are included in the statements of operations as net loss from discontinued operations. Operating results subsequent to November 13, 2001 are included in the net loss on disposal of discontinued operations. Results for the discontinued operations are as follows:

	2002	2001	2000
Net sales	—	$224,532	—

Loss on discontinued operations	—	$(729,650)	—
Income tax benefit	—	(245,000)	—

Net loss on discontinued operations	—	$(484,650)	—

Loss on disposal of discontinued operations	—	$(1,075,376)	—
Income tax benefit	—	(446,000)	—

Net loss on disposal of discontinued operations	—	$(629,376)	—

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2.     DISCONTINUED OPERATIONS—(Continued)

The loss on disposal of discontinued operations includes the disposal of the unamortized portion of the global rights fees, accrual of the license termination fee, disposal and write-down of inventory and accrued interest expense on a $1.5 million term loan with U.S. Bank National Association. The balance of the discontinued operations reserve as of December 31, 2001, was $171,761, of which $147,471 is included in the accounts payable and accrued expenses on the balance sheet. The balance of the reserve for discontinued operations as of December 31, 2002 was $26,686 of which $25,206 is included in the accounts payable and accrued expenses on the balance sheet.

3.    ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at December 31, 2002 and 2001:

	2002	2001
Accounts receivable	$4,328,418	$4,339,004
Less: allowance for bad debts	(198,154)	(198,441)
Less: allowance for uncollectible receivables	(266,248)	(234,807)
Less: allowance for sales returns	(179,883)	(199,883)

Net accounts receivable	$3,684,133	$3,705,873

4.    INVENTORIES

Inventories consisted of the following at December 31, 2002 and 2001:

	2002	2001
Finished goods	$2,817,140	$2,018,335
Raw material	1,560,081	1,205,933
Less: allowance for discontinued and obsolete inventory	(430,299)	(568,566)

Total	$3,946,922	$2,655,702

5.    PROPERTY AND EQUIPMENT

Property and equipment, inclusive of machinery and equipment under capital leases, less accumulated depreciation and amortization consisted of the following at December 31, 2002 and 2001:

	2002	2001
Office equipment	$614,670	$578,200
Computer equipment & software	1,301,547	1,135,765
Show exhibits	403,533	372,157
Molds	438,196	282,866
Machinery and equipment	1,189,217	1,151,281
Leasehold improvements	1,080,393	1,036,240
Capital improvements in process	63,485	—

	5,091,041	4,556,509
Less accumulated depreciation and amortization	(2,887,872)	(2,331,403)

	$2,203,169	$2,225,106

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

5.    PROPERTY AND EQUIPMENT—(Continued)

Included in fixed assets is equipment acquired under capital leases in the amount of $426,967 and $576,640 as of December 31, 2002 and 2001, respectively. Accumulated amortization under these capital leases is $221,208 and 269,184 as of December 31, 2002 and 2001, respectively.

6.    LINES OF CREDIT

The Company’s credit line with U.S. Bank National Association (“US Bank”) expired on May 15, 2002. There were no outstanding borrowings under the US Bank credit line when it expired. The Company obtained a new credit line from Comerica Bank-California (“Comerica”) on June 24, 2002. The Comerica credit line is limited to the lesser of $5 million or 80% of eligible accounts receivable, as defined in the loan agreement, and carries interest at the rate of the Comerica prime rate (4.25% as of December 31, 2002) plus 0.5%. The credit line contains a special sublimit of $1.2 million that is reduced by $0.3 million on each anniversary of the loan agreement. On June 26, 2002, the Company borrowed $1 million under the special sublimit to refinance the outstanding balance on its $1.5 million term loan with US Bank. The Company’s assets collateralize the Comerica credit line. The loan agreement contains financial covenants applicable to the credit line requiring the Company to maintain a minimum current ratio of 2 to 1, a minimum quick ratio of 1.25 to 1, a maximum debt to worth ratio of 1 to 1, net income of more than $100,000 on a rolling six month basis and a minimum earnings before interest and taxes to interest expense ratio of 2 to 1. For purposes of calculating the financial covenant ratios, “current liabilities” include amounts outstanding under the credit line except for the special sublimit. The credit line matures on December 24, 2004. The Company is in compliance with the covenants as of December 31, 2002. At December 31, 2002, $0.67 million under the special sublimit was the only outstanding borrowings.

7.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at December 31, 2002 and 2001:

	2002	2001
Accounts payable	$1,867,852	$972,059
Accrued payroll and related	211,829	192,691
Accrued commissions and bonuses	756,703	294,583
Royalties payable	26,355	20,051
Current reserve for discontinued operations	25,206	147,472
Accrued joint advertising costs	247,644	199,892
Accrued other taxes	2,398	35,094

	$3,137,987	$1,861,842

8.    COMMITMENTS AND CONTINGENCIES

Royalties—At December 31, 2002, the Company has commitments for minimum guaranteed royalties under licensing agreements through 2005 as follows:

Years ending December 31,
2003	$697,500
2004	252,500
2005	185,000

$1,135,000

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

8.    COMMITMENTS AND CONTINGENCIES—(Continued)

Capital Leases—The Company is obligated under various capital leases that expire at various dates through December 2007. Minimum annual payments including imputed interest under capital lease agreements are as follows at December 31, 2002:

Years ending December 31,
2003	$89,166
2004	75,757
2005	47,526
2006	21,479
2007	5,161

Total minimum lease payments	239,089
Less amount representing interest (at rates ranging from 9% to 10%)	(30,218)

Present value of minimum lease payments	208,871
Less current portion of capital leases	(73,796)

Capital leases, net of current portion	$135,075

Operating Leases and Rental Expense—The Company leases certain machinery, equipment and office and warehouse facilities under operating leases, which expire on various dates through 2010. The lease for the facilities includes a cost escalation clause, which allows for fixed rent increases at certain times during the leasing period, as well as a three month rent free period at the beginning of the lease. In accordance with SFAS No. 13, Accounting for Leases, the rent expense for the office and warehouse is recognized on a straight-line basis over the life of the lease. This has resulted in a deferred rent liability of $293,969 at December 31, 2002. Total rental expense charged to operations was $1,019,711 in 2002, $967,193 in 2001 and $856,138 in 2000. At December 31, 2002, the minimum future rental commitments under noncancelable leases payable over the remaining lives of the leases are:

Years ending December 31,	Minimum future lease commitments
2003	$1,012,597
2004	1,032,554
2005	1,051,755
2006	1,073,666
2007	1,104,342
Thereafter	3,267,703

$8,542,617

9.    EARNINGS PER COMMON SHARE

Basic earnings per common share excludes dilution and is computed by dividing net income or loss by the weighted-average of common shares outstanding for the period. Diluted earnings per common share reflects the potential dilution that could occur if common stock options using the treasury stock method were exercised or converted into common stock. Potential common shares in the diluted earnings per common share are excluded in loss periods, as their effect would be anti-dilutive.

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

9.    EARNINGS PER COMMON SHARE—(Continued)

Basic and diluted earnings per common share was computed as follows:

	2002	2001	2000
Net income (loss)	$932,116	$(990,582)	$179,271

Weighted average shares for basic EPS	3,598,134	3,579,516	3,576,472

Basic net income (loss) per common share	$0.26	$(0.28)	$0.05

Weighted average shares for basic EPS	3,598,134	3,579,516	3,576,472
Plus dilutive stock options	317,742	—	144,480

Weighted average shares for diluted EPS	3,915,876	3,579,516	3,720,952

Diluted net income (loss) per common share	$0.24	$(0.28)	$0.05

For the year ended December 31, 2002, 2001 and 2000 shares related to stock options of 124,700, 710,859 and 182,775, respectively, were excluded from the calculation of diluted earnings per common share, as the effect of their inclusion would be anti-dilutive.

10.    STOCKHOLDERS’ EQUITY

Employee Stock Option Plan—In 1998, the Board of Directors of the Company adopted and the Company’s stockholders subsequently approved the 1998 Stock Option Plan (the “1998 Plan”). The 1998 Plan provides for awards of common stock to employees and non-employee directors of the Company up to an aggregate of 800,000 shares of common stock.

The 1998 Plan authorizes the issuance of incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”). Under the 1998 Plan, officers, directors and key employees may be granted options to purchase the Company’s common stock at no less than 100% of the market price on the date the option is granted. In general, options vest over a three-year period and are exercisable in three equal installments of the first, second and third anniversary dates of the option grant and have a maximum term of ten years. Certain options granted to senior executives have different vesting periods (see Note 11). The 1998 Plan also provided for the termination of the Company’s 1994 Employee Stock Option Plan and the re-issuance of an identical number of options under the 1998 Plan, at the then current market price, to the holders of options under the 1994 Employee Stock Option Plan.

A total of 19,500, 269,438 and 66,000 options were granted in 2002, 2001 and 2000, respectively, under the 1998 Plan, which were fixed in nature, as the options have been granted at fair market value. As of December 31, 2002, 800,000 options were authorized under the plan, 12,850 remain available for future grants.

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

10.    STOCKHOLDERS’ EQUITY—(Continued)

The following table summarizes information concerning all currently outstanding and exercisable options as of December 31, 2002:

Options outstanding				Options exercisable
Range of exercise prices	Number outstanding at December 31, 2002	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable at December 31, 2002	Weighted average exercise price
$1.00-$2.00	454,024	5.47	$1.58	330,222	$1.61
$2.01-$3.00	33,334	4.17	$2.60	33,334	$2.60
$3.01-$5.00	104,667	4.28	$3.85	86,166	$4.18
$5.01-$7.00	87,700	6.56	$5.82	87,367	$5.82

	679,725			537,089

The following table summarizes the Company’s option activity for the years ended December 31, 2000, 2001 and 2002:

	1998 Plan Options	Weighted average exercise price	Other Options	Weighted average exercise price
Outstanding at December 31, 1999	434,389	$2.65	86,200	$4.80

Granted	66,000	$3.96	—	—
Exercised	(12,496)	$1.82	—	—
Canceled	(88,170)	$4.62	—	—

Outstanding at December 31, 2000	399,723	$2.49	86,200	$4.80

Granted	269,438	$1.60	—	—
Exercised	(1,001)	$1.68	—	—
Canceled	(18,501)	$4.08	(25,000)	$4.20

Outstanding at December 31, 2001	649,659	$2.52	61,200	$5.05

Granted	19,500	$4.60	—	—
Exercised	(29,801)	$2.49	—	—
Canceled	(20,833)	$2.97	—	—

Outstanding at December 31, 2002	618,525	$2.33	61,200	$5.05

Other Stock Options—On August 1, 1995, the Company entered into an agreement with ADR Management Group Ltd. (“ADR” and “ADR Agreement”) for the purpose of providing the Company independent financial relations management services. Pursuant to the ADR Agreement, the Company agreed to pay ADR over the term of the agreement a monthly fee plus reasonable out-of-pocket expenses through July 1997. As further compensation, the Company granted to ADR options to purchase an aggregate of 75,000 shares of common stock of the Company at $5.25 per share. The options vested in amounts of 9,375 at the end of each three-month period following August 1, 1995. As of December 31, 1997, 75,000 options issued under the stock option agreement were vested. In August 1997, the Company entered into a new agreement with ADR whereby ADR agreed to provide independent financial relations management services to the Company through July 31, 1998. In consideration of the services rendered by ADR, the Company granted ADR options to purchase an aggregate of

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

10.    STOCKHOLDERS’ EQUITY—(Continued)

15,000 shares of common stock of the Company at $2.6875 per share. The options vested in amounts of 1,250 each month commencing September 1997 until and including August 1998, all of which were exercisable from the date of their vesting until August 2000. The Company terminated the ADR Agreement in 1999. In accordance with SFAS 123, the Company valued the options at $16,200 using the Black-Scholes option-pricing model, of which $9,900 and $6,300 was recognized as compensation expense during 1998 and 1997, respectively. As of December 31, 2002, 51,200 ADR stock options remained unexercised.

On April 1, 1999, the Company entered into an agreement with Integrated Corporate Relations, Inc., (“ICR” and “ICR Agreement”) for the purpose of providing the Company independent financial relations management services. Pursuant to the ICR Agreement, the Company agreed to pay ICR over the term of the agreement a monthly fee plus reasonable out-of-pocket expenses through March 31, 2001. As further compensation, the Company granted to ICR options to purchase an aggregate of 25,000 shares of common stock of the Company at $4.20 per share, 20% above of the market closing price of the Company’s common stock on March 31, 1999. The options vested in amounts of 3,125 at the end of each three-month period commencing June 30, 1999 until and including March 31, 2001 and were to be exercisable until March 31, 2004. The Company terminated the ICR Agreement effective March 3, 2001. Under the termination provisions of the ICR stock option agreement, all stock options granted and vested under this agreement ceased to be exercisable after April 2, 2001. As of December 31, 2001, all options issued pursuant to the ICR Agreement expired. In accordance with SFAS 123, the Company valued the options at $30,250 using the Black-Scholes option-pricing model, of which $3,780, $15,120 and $11,340 was recognized as compensation expense during 2001, 2000 and 1999, respectively. There was no compensation expense recognized in 2002.

On April 16, 1999, the Company entered into an agreement with W.A.B. Growth Equity Research, (“WAB” and “WAB Agreement”) for the purpose of providing the Company independent financial relations management services. Pursuant to the WAB Agreement, the Company granted to WAB options to purchase an aggregate of 10,000 shares of common stock of the Company at $4.00 per share, 15% above the market closing price of the Company’s common stock on April 16, 1999. The options vest in amounts of 2,500 on the 16th of each three-month period commencing April 16, 1999 until and including January 16, 2000 and may be exercised until April 16, 2004. As of December 31, 2002, 10,000 shares issued under the WAB Agreement were vested, of which no options had been exercised. In accordance with SFAS 123, the Company valued the options at $9,800 using the Black-Scholes option-pricing model, of which $652 and $9,148 was recognized as compensation expense during 2000 and 1999, respectively.

Stockholder Rights Plan—In August 1996, the Company implemented a stockholder rights plan to protect stockholders’ rights in the event of a proposed takeover of the Company. Under the stockholder rights plan, each share of the Company’s outstanding Common Stock carries one right to purchase one one-thousandth (1/1000) of Series A preferred stock (a “Right”) at an exercise price of $30.00, subject to certain anti-dilution adjustments. Each Right entitles the holder, under certain circumstances, to purchase Common Stock of the Company or the acquiring company at a substantially discounted price ten days after a person or group publicly announces it has acquired or has tendered an offer for 15% or more of the Company’s outstanding Common Stock. The Rights are redeemable by the Company at $.01 per Right and expire in 2006. The Company has 1,000,000 shares of preferred stock authorized, of which 75,000 shares of Series A preferred stock have been reserved for issuance upon exercise of the Rights.

11.     TRANSACTIONS WITH RELATED PARTIES

Employment Agreements—The Company has an employment agreement with Michael Favish, which provides that Mr. Favish will serve as Chief Executive Officer for a term of three years beginning August 10,

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

11.     TRANSACTIONS WITH RELATED PARTIES—(Continued)

2002. His base salary was $250,000, $230,000 and $210,000 during 2002, 2001 and 2000, respectively. In May 2001, Mr. Favish was granted 23,000 stock options, with an exercise price of $2.00 per share. No options were granted to Mr. Favish in 2002 or 2000. All options vest over a three-year period and have a ten-year life from the date of grant.

The Company has an employment agreement with Scott P. Dickey which provides that Mr. Dickey will serve as President and Chief Operating Officer for a two-year term commencing on April 2, 2001 and continuing until April 1, 2003. Mr. Dickey’s annual base salary is $200,000. Mr. Dickey is also entitled to a bonus based on a bonus compensation plan jointly established between the Board and Mr. Dickey. Under the terms of his agreement, in March 2001, Mr. Dickey was granted 125,000 stock options, with an exercise price of $1.12 per share, and in June 2001 Mr. Dickey was granted 35,938 stock options, with an exercise price of $1.61 per share. The above options were granted at fair market value at the date of grant. 50% of the options vested on April 1, 2002 and 50% of the options vest on April 1, 2003. All of the options have a ten-year life from the date of grant.

12.    DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code that is available to substantially all employees. In 2002, 2001 and 2000 the Company matched $0.50 of each $1.00 of employee contributions up to 2%, 2% and 3%, respectively, of covered payroll. Employees are automatically fully vested in their personal contribution amounts and vest in the Company’s contribution ratably over a five-year period. The Company’s contribution expense for the years ended December 31, 2002, 2001 and 2000 was $81,648, $60,249 and $46,829, respectively.

13.    INCOME TAXES

The components of income tax expense (benefit) were as follows for the years ended December 31, 2002, 2001 and 2000:

	Federal	State	Total
2002:
Current	$471,560	$130,000	$601,560
Deferred	(8,560)	(17,000)	(25,560)

	$463,000	$113,000	$576,000

2001:
Continuing Operations
Current	$—	$—	$—
Deferred	66,000	(24,000)	42,000

	$66,000	$(24,000)	$42,000

Discontinued Operations
Current	$—	$—	$—
Deferred	(217,000)	(28,000)	(245,000)

	$(217,000)	$(28,000)	$(245,000)

Loss on Disposal of Discontinued Operations
Current	$—	$—	$—
Deferred	(388,000)	(58,000)	(446,000)

	$(388,000)	$(58,000)	$(446,000)

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

13.    INCOME TAXES—(Continued)

	Federal	State	Total
Total
Current	$—	$—	$—
Deferred	(539,000)	(110,000)	(649,000)

	$(539,000)	$(110,000)	$(649,000)

2000:
Current	$(31,000)	$10,000	$(21,000)
Deferred	89,000	18,000	107,000

	$58,000	$28,000	$86,000

The Company incurred a net operating loss in 2000 of $170,000 for federal tax purposes only, which was primarily due to the excess of the tax loss over the book loss on the disposition of fixed assets related to the Company’s facility move in 2000. Income tax benefits recognized during 2001 relate primarily to the net operating loss of $1.2 million generated by its discontinued Rawlings Golf operations. The Company’s 2000 net operating loss was carried back to 1999 for federal tax purposes. The Company carried back the 2001 net operating loss to 1999 for federal tax purposes. For California tax purposes, the 2001 net operating loss cannot be carried back and the carryover is limited to 55% and cannot be utilized until 2004. Approximately $668,000 of the 2001 net operating loss for California tax purposes will carryforward to future years and will expire in 2014. Approximately $10,000 of the 2001 net operating loss for Federal tax purposes will carryforward to future years.

The components of net deferred tax assets were as follows at December 31, 2002 and 2001:

	2002	2001
Deferred tax assets:
Net operating loss	$34,560	$108,000
Employee benefit plans	64,000	56,000
Uniform capitalization of inventory cost	133,000	110,000
Accounts receivable reserves	377,000	271,000
Inventory reserves	184,000	244,000
Impairment loss	46,000	46,000
Co-op reserves	106,000	84,000
Discontinued operations reserves	11,000	74,000
State income taxes	—	5,000

Total gross deferred tax assets	955,560	998,000

Deferred tax liabilities:
Depreciation	69,000	94,000
State income taxes	31,000	74,000

Total deferred tax liability	100,000	168,000

Net deferred tax asset	$855,560	$830,000

Net current deferred tax assets	$908,560	$951,000
Net non-current deferred tax liabilities	(53,000)	(121,000)

Net deferred tax asset	$855,560	$830,000

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

13.    INCOME TAXES—(Continued)

The Company evaluates a variety of factors in determining the amount of the deferred income tax assets to be recognized including the Company’s earnings history and its near-term earnings expectations. The net operating loss incurred in 2001 was due to the discontinued Rawlings Golf operation. The 2001 operating loss is unrelated to the future ongoing operations of the Company. Based upon the book net income realized from continuing operations in 2002 and 2001 and the expectation of a continuing profitable business, management believes it is more likely than not that future taxable income will be sufficient to realize all of the Company’s existing deferred tax assets on future tax returns and therefore has not recorded a valuation allowance.

The actual tax expense (benefit) differs from the expected tax expense (benefit), computed by applying the Federal statuatory tax rate of 34% to income before income taxes, as follows:

	2002	2001	2000
Expected statutory tax expense (benefit)	$513,000	$(557,000)	$90,000
Net tax effect of permanent differences	19,000	15,000	9,000
State income tax expense (benefit), net of Federal tax effect	75,000	(73,000)	18,000
Adjustment for prior year over accrual	(31,000)	(34,000)	(31,000)

Actual tax expense (benefit)	$576,000	$(649,000)	$86,000

14.     SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

	Year ended December 31,2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales	$10,704,270	$14,274,321	$11,113,641	$7,903,735	$43,995,967
Gross profit	3,865,356	5,138,850	4,154,510	3,123,526	16,282,242
Income from continuing operations	179,504	456,209	270,838	25,565	932,116
Net income	$179,504	$456,209	$270,838	$25,565	$932,116

Net income per common share:
Basic	$0.05	$0.13	$0.08	$0.01	$0.26
Diluted	$0.05	$0.12	$0.07	$0.01	$0.24

	Year ended December 31, 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales	$5,580,566	$7,322,369	$10,756,652	$7,972,344	$31,631,931
Gross profit	1,806,059	2,359,670	4,066,179	3,235,602	11,467,510
Income (loss) from continuing operations	(445,553)	(294,935)	606,404	257,528	123,444
Loss from discontinued operations net of tax benefit	(123,707)	(200,625)	(73,007)	(87,311)	(484,650)
Loss on disposal of discontinued operations net of tax benefit	—	—	—	(629,376)	(629,376)
Net income (loss)	$(569,260)	$(495,560)	$533,397	$(459,159)	$(990,582)

Income (loss) from continuing operations per common share:
Basic	$(0.12)	$(0.08)	$0.17	$0.07	$0.03
Diluted	$(0.12)	$(0.08)	$0.16	$0.07	$0.03
Net income (loss) per common share:
Basic	$(0.16)	$(0.14)	$0.15	$(0.13)	$(0.28)
Diluted	$(0.16)	$(0.14)	$0.14	$(0.13)	$(0.28)

FOTOBALL USA, INC.

SUPPLEMENTAL DATA

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

THREE YEARS ENDED DECEMBER 31, 2002, 2001 and 2000

Description	Balance at beginning of year	Charged to costs & expenses	Deductions *	Balance at end of year
Year ended December 31, 2002
Allowance for bad debts	$198,441	$50,000	$50,287	$198,154
Allowance for uncollectible receivables	234,807	262,784	231,343	266,248
Allowance for sales returns	199,883	(20,000)	—	179,883
Allowance for discontinued and obsolete inventory	568,566	205,000	343,267	430,299

Year ended December 31, 2001
Allowance for bad debt	$163,188	$278,300	$243,047	$198,441
Allowance for uncollectible receivables	130,614	227,500	123,307	234,807
Allowance for sales returns	223,423	(22,308)	1,232	199,883
Allowance for discontinued and obsolete inventory	485,065	892,124	808,628	568,566

Year ended December 31, 2000
Allowance for bad debt	$250,000	$25,200	$112,012	$163,188
Allowance for uncollectible receivables	250,000	—	119,386	130,614
Allowance for sales returns	150,000	73,423	—	223,423
Allowance for discontinued and obsolete inventory	276,730	373,209	164,874	485,065

*	Amounts in column represent accrual usage.

See accompanying independent auditors’ report

FOTOBALL USA, INC.

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

10.1(5)	License Agreement with Major League Baseball Players Association dated January 8, 2003.

10.1(6)	License Agreement with Major League Baseball Properties, Inc. dated February 26, 2003.

23.1	Consent of Good Swartz Brown & Berns LLP, independent public accountants.

23.2	Consent of KPMG LLP, independent public accountants.

99.1	Certifications Pursuant To 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act Of 2002.

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K/A

(Amendment No. 1)

☒	Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2002

☐	Transition Report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from              to

Commission file number: 0-24608

FOTOBALL USA, INC.

(Name of small business issuer in its charter)

Delaware	33-0614889
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6740 Cobra Way, San Diego, California 92121

(Address of principal executive offices) (Zip Code)

Issuer’s telephone number: (858) 909-9900

Securities registered under Section 12(b) of the Exchange Act:

None

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, $.01 par value

Preferred Stock Purchase Right

Check whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained in this form and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☐

Indicate by check mark whether the registrant is an accelerated filer (as described in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

The aggregate market value of the Registrant’s Common Stock held by non-affiliates, computed by reference to the close price of such stock, as of June 28, 2002, was $14,717,017.

As of March 14, 2003, the Registrant’s had 3,651,501 shares of Common Stock issued and outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None.

EXPLANATORY NOTE

This Amendment No. 1 has been filed by Fotoball USA, Inc. (the “Company”) for the purpose of amending the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 to include an independent auditor’s report from KPMG LLP (“KPMG”) for the statements of operations, stockholders’ equity, and cash flows of the Company for the year ended December 31, 2000 and the financial statement schedule as listed in the index referred to in Item 8 below (the “Statements”) and to provide an Exhibit 23.3 Consent of KPMG, independent public accountant.

The Statements were originally audited by Hollander & Lumer, LLP (“HLC”). The Company has been informed by the Securities and Exchange Commission (“SEC”) that since HLC is no longer a practicing independent public accounting firm, HLC is unable to re-sign the independent auditor’s report issued on the Statements or issue a consent to incorporate by reference the independent auditor’s report issued on the Statements. The SEC has also informed the Company that it needed to have the Statements re-audited to be able to include them in its Annual Report as audited financial statements.

The Company engaged KPMG to re-audit the Statements and issue an independent auditor’s report and issue a consent to incorporate by reference the new independent auditor’s report. The engagement of KPMG was approved by the Company’s Audit Committee.

Item 8. Financial Statements and Supplementary Data

Reference is made to the Financial Statements referred to in the index to Financial Statements and Supplemental Data of Fotoball USA, Inc. contained in the Company’s Annual Report on Form 10-K, together with the independent auditors’ reports for the statements of operations, stockholders’ equity, and cash flows of the Company for the years ended December 31, 2001 and 2002 included therein and to the independent auditor’s report for the Statements included herein.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Fotoball USA, Inc.
(Registrant)

Dated: November 20, 2003	By:	/s/ THOMAS R. HILLEBRANDT
Thomas R. Hillebrandt Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

Fotoball USA, Inc.

We have audited the statements of operations, stockholders’ equity, and cash flows of Fotoball USA, Inc. (the Company) for the year ended December 31, 2000. In connection with our audit of the aforementioned 2000 financial statements, we also have audited the 2000 financial statement schedule as listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Fotoball USA, Inc. for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related 2000 financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP
KPMG LLP

San Diego, California
November 14, 2003

FOTOBALL USA, INC.

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
23.3	Consent of KPMG LLP, independent public accountants.

31.1	Certifications Pursuant To Rule 13a-14, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act Of 2002

32.1	Certifications Pursuant To 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act Of 2002

EXHIBIT 23.3 Consent of KPMG LLP, independent public accountants

Independent Auditors’ Consent

The Board of Directors

Fotoball USA, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-04549 and No. 333-59669) on Form S-8 of Fotoball USA, Inc. of our report dated November 14, 2003, with respect to the statements of operations, stockholders’ equity, and cash flows of Fotoball USA, Inc. for the year ended December 31, 2000, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K/A of Fotoball USA, Inc.

/s/ KPMG LLP
KPMG LLP

San Diego, California

November 20, 2003

Exhibit 31.1

CERTIFICATIONS PURSUANT TO RULES 13a-14(a) AND 15d-14(a)

I, Michael Favish, certify that:

1.	I have reviewed this annual report on Form 10-K/A of Fotoball USA, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	[Paragraph omitted in accordance with SEC transition instructions contained in SEC Release 34-47986];

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: November 20, 2003	BY:	/s/ MICHAEL FAVISH
Michael Favish Chairman and Chief Executive Officer (Principal Executive Officer)

I, Thomas R. Hillebrandt, certify that:

1.	I have reviewed this annual report on Form 10-K/A of Fotoball USA, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	[Paragraph omitted in accordance with SEC transition instructions contained in SEC Release 34-47986];

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: November 20, 2003	BY:	/s/ THOMAS R. HILLEBRANDT
Thomas R. Hillebrandt Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATIONS PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Fotoball USA, Inc. (the “Company”) on Form 10-K/A for the period ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Michael Favish, Chairman and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Dated: November 20, 2003	BY:	/s/ MICHAEL FAVISH
Michael Favish Chairman and Chief Executive Officer (Principal Executive Officer)

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Fotoball USA, Inc. and will be retained by Fotoball USA, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

In connection with the Annual Report of Fotoball USA, Inc. (the “Company”) on Form 10-K/A for the period ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Thomas R. Hillebrandt, Senior Vice President and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Dated: November 20, 2003	BY:	/s/ THOMAS R. HILLEBRANDT
Thomas R. Hillebrandt Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Fotoball USA, Inc. and will be retained by Fotoball USA, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

ANNEX E

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2003

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 0-24608

FOTOBALL USA, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	33 - 0614889
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6740 Cobra Way, San Diego, California 92121

(Address of principal executive offices) (Zip Code)

(858) 909-9900

(Issuer’s telephone number)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐    No  ☒

As of October 31, 2003, the Company had 3,651,501 shares of its common stock issued and outstanding.

FOTOBALL USA, INC.

INDEX

Page No.

PART I.	FINANCIAL INFORMATION

Item 1.	Financial Statements

	Balance Sheets as of September 30, 2003 (unaudited) and December 31, 2002	E-3

	Statements of Operations for the three and nine months ended September 30, 2003 and 2002 (unaudited)	E-4

	Statements of Cash Flows for the nine months ended September 30, 2003 and 2002 (unaudited)	E-5

	Notes to Financial Statements (unaudited)	E-6 - E-8

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	E-9 - E-15

Item 3.	Quantitative and Qualitative Disclosure about Market Risk	E-16

Item 4.	Disclosure Controls and Procedures	E-16

PART II.	OTHER INFORMATION

Item 6.	Exhibits and Reports on Form 8-K	E-17

SIGNATURES		E-18

PART I FINANCIAL INFORMATION

ITEM	1. FINANCIAL STATEMENTS

FOTOBALL USA, INC.

BALANCE SHEETS

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets
Cash and equivalents	$3,462,617	$5,189,250
Accounts receivable, net	3,965,683	3,684,133
Income tax and other receivables	157,887	125,489
Inventories	3,777,659	3,946,922
Prepaid expenses and other	513,206	317,841
Deferred income taxes	908,560	908,560

Total current assets	12,785,612	14,172,195
Property and equipment, net	2,033,273	2,203,169
Deposits and other assets	79,498	79,498

	$14,898,383	$16,454,862

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,287,282	$3,137,987
Customer deposits	155,576	163,102
Income taxes payable	—	99,200
Current portion of capital leases	64,582	73,796

Total current liabilities	2,507,440	3,474,085

Long-term liabilities
Line of credit	241,898	669,397
Capital leases, net of current portion	78,559	135,075
Deferred rent	330,475	293,969
Deferred income taxes	53,000	53,000
Long-term reserve for discontinued operations	—	1,480

Total long-term liabilities	703,932	1,152,921

Total liabilities	3,211,372	4,627,006

Stockholders’ equity
Preferred stock, $.01 par value; Series A, authorized—1,000,000 shares, 0 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	—	—
Common stock, $.01 par value; authorized—15,000,000 shares;
Issued and outstanding—3,651,501 shares at September 30, 2003 and 3,609,834 shares at December 31, 2002	36,515	36,098
Additional paid-in capital	11,833,448	11,754,368
Retained earnings (accumulated deficit)	(182,952)	37,390

Total stockholders’ equity	11,687,011	11,827,856

	$14,898,383	$16,454,862

See accompanying Notes to Unaudited Financial Statements

FOTOBALL USA, INC.

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$8,249,992	$11,113,641	$24,679,127	$36,092,233
Cost of sales	4,762,213	6,959,131	14,735,023	22,933,517

Gross profit	3,487,779	4,154,510	9,944,104	13,158,716

Operating expenses
Royalties	708,484	801,311	2,127,257	2,695,267
Marketing	1,120,037	1,218,448	3,329,052	3,897,291
General and administrative	1,609,920	1,565,124	4,487,436	4,699,145
Depreciation and amortization	124,911	128,087	375,500	386,222

Total operating expense	3,563,352	3,712,970	10,319,245	11,677,925

Income (loss) from operations	(75,573)	441,540	(375,141)	1,480,791

Other income (expense)
Interest expense	(2,734)	(7,043)	(8,905)	(33,123)
Interest income	3,584	16,900	16,809	63,252

Total other income (expense)	850	9,857	7,904	30,129

Income (loss) before income taxes	(74,723)	451,397	(367,237)	1,510,920
Income tax expense (benefit)	(29,889)	180,559	(146,895)	604,368

Net income (loss)	$(44,834)	$270,838	$(220,342)	$906,552

Weighted average number of common shares outstanding:
Basic	3,651,501	3,606,536	3,648,094	3,594,316

Diluted	3,651,501	3,934,946	3,648,094	3,915,050

Net income (loss) per common share:
Basic	$(0.01)	$0.08	$(0.06)	$0.25

Diluted	$(0.01)	$0.07	$(0.06)	$0.23

See accompanying Notes to Unaudited Financial Statements

FOTOBALL USA, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$(220,342)	$906,552
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of property and equipment	500,127	414,889
Provision for accounts receivable reserves	306,318	311,725
Changes in operating assets and liabilities:
Accounts receivable	(587,868)	(1,971,149)
Income tax and other receivables	(32,398)	336,580
Inventories	169,263	(1,063,324)
Prepaid expenses and other	(195,365)	800,821
Accounts payable and accrued expenses	(850,705)	1,475,525
Customer deposits	(7,526)	(1,825,105)
Income taxes payable	(99,200)	73,568
Deferred rent	36,506	33,695
Long-term reserve for discontinued operations	(1,480)	(20,720)

Net cash used in operating activities	(982,670)	(526,943)

Cash flows from investing activities:
Purchase of property and equipment	(330,231)	(376,252)
Decrease in long-term deposits	—	79,497

Net cash used in investing activities	(330,231)	(296,755)

Cash flows from financing activities:
Net borrowings (payments) from line of credit	(427,499)	811,898
Proceeds from long-term debt	—	410,006
Payments on capital leases	(65,730)	(71,732)
Payments on long-term debt	—	(2,078,519)
Proceeds from exercise of stock options	79,497	71,817

Net cash used in financing activities	(413,732)	(856,530)

Net decrease in cash and equivalents	(1,726,633)	(1,680,228)
Cash and equivalents, beginning of period	5,189,250	5,779,203

Cash and equivalents, end of period	$3,462,617	$4,098,975

Supplemental disclosure of cash flow information:
Interest paid	$30,995	$68,273
Incomes taxes paid	$99,200	$530,800
Equipment acquired under lease	—	$25,806

See accompanying Notes to Unaudited Financial Statements

FOTOBALL USA, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

1.     BASIS OF PRESENTATION

The balance sheet as of September 30, 2003, the statements of operations for the three and nine months ended September 30, 2003 and 2002 and the statements of cash flows for the nine months ended September 30, 2003 and 2002 have been prepared by the Company without audit. In the opinion of management, all entries (which include only normal recurring items) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted, pursuant to the rules and regulations of the Securities and Exchange Commission. It is suggested that these financial statements are read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the period. Significant estimates have been made by management with respect to the realizability of the Company’s deferred tax assets, allowance for bad debt and uncollectible receivables, allowance for sales returns and the provision for discontinued and obsolete inventories. Actual results could differ from these estimates.

The results of operations for the three and nine months ended September 30, 2003 are not necessarily indicative of the results of operations to be expected for any other interim period or for the year ending December 31, 2003.

Reclassifications - Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 presentation.

Stock-Based Compensation - In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123 (SFAS 148). SFAS 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the disclosure provisions of SFAS 148 beginning with its annual financial statements for the year ended December 31, 2002.

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its stock options. No compensation expense has been recognized for the options granted under the Company’s 1998 Stock Option Plan. Compensation cost is based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123, “Accounting for Stock-Based Compensation.” The following table represents the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 “Accounting for Stock-Based Compensation” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation Transition and Disclosure.” The fair value of the options granted during 2003 is estimated to range from $1.68 to $1.94 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 71% to 75%, risk-free interest rate of 1.05% to 1.41%,

FOTOBALL USA INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)—(Continued)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

actual forfeitures and an expected option life of 4 years. The fair value of the options granted during the first nine months of 2002 is estimated to range from $2.61 to $2.87 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 77%, risk-free interest rate of 1.57%, actual forfeitures and an expected option life of 4 years.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income (loss) as reported	$(44,834)	$270,838	$(220,342)	$906,552
Deduct: stock based compensation determined under the fair value based method for all awards, net of tax	(11,469)	(53,628)	(40,878)	(109,228)

Pro forma net income (loss)	$(56,303)	$217,210	$(261,221)	$797,324

Net income (loss) per share:
Basic – as reported	$(0.01)	$0.08	$(0.06)	$0.25

Basic – pro forma	$(0.02)	$0.06	$(0.07)	$0.22

Diluted – as reported	$(0.01)	$0.07	$(0.06)	$0.23

Diluted – pro forma	$(0.02)	$0.06	$(0.07)	$0.20

2.    INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined on the first-in first-out (FIFO) method. Inventories consisted of the following at September 30, 2003 and December 31, 2002:

	September 30, 2003	December 31, 2002
Finished goods	$3,136,364	$2,817,140
Raw material	1,138,334	1,560,081
Less allowance for discontinued and obsolete inventory	(497,039)	(430,299)

Total	$3,777,659	$3,946,922

3.     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at September 30, 2003 and December 31, 2002:

	September 30, 2003	December 31, 2002
Accounts payable	$1,607,932	$1,867,852
Accrued payroll and benefit expenses	204,472	211,829
Accrued commissions and bonuses	198,566	756,703
Royalties payable	20,433	26,355
Current reserve for discontinued operations	2,300	25,206
Accrued joint advertising costs	247,876	247,644
Accrued other taxes	5,703	2,398

	$2,287,282	$3,137,987

FOTOBALL USA INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)—(Continued)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

4.     LINE OF CREDIT

The Company’s credit line with U.S. Bank National Association (“US Bank”) expired on May 15, 2002. There were no outstanding borrowings under the US Bank credit line when it expired. The Company obtained a new credit line from Comerica Bank-California (“Comerica”) on June 24, 2002. The Comerica credit line is limited to the lesser of $5 million or 80% of eligible accounts receivable, as defined in the loan agreement, and carries interest at the rate of the Comerica prime rate (4.0% as of September 30, 2003) plus 0.5%. The credit line contains a special sublimit of $1.2 million that is reduced by $0.3 million on each anniversary of the loan agreement. On June 26, 2002, the Company borrowed $1 million under the special sublimit to refinance the outstanding balance on its $1.5 million term loan with US Bank. The Company’s assets collateralize the Comerica credit line. The loan agreement contains financial covenants applicable to the credit line requiring the Company to maintain a minimum current ratio of 2 to 1, a minimum quick ratio of 1.25 to 1, a maximum debt to worth ratio of 1 to 1, net income of more than $100,000 on a rolling twelve month basis and a minimum earnings before interest and taxes to interest expense ratio of 2 to 1. For purposes of calculating the financial covenant ratios, “current liabilities” include amounts outstanding under the credit line except for the special sublimit. The credit line matures on December 24, 2004. On April 16, 2003 the Company retroactively amended the net income covenant from $100,000 on a rolling six month basis to $100,000 on a rolling twelve month basis. On September 29, 2003 the Company amended the Loan and Security Agreement to remove the net income and earnings before interest and taxes to interest expense ratio covenants. The Company is in compliance with the amended covenants as of September 30, 2003. At September 30, 2003, $241,898 under the special sublimit was the only outstanding borrowing.

5.     EARNINGS PER SHARE

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing net income or loss attributable to common stockholders by the weighted-average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if common stock options using the treasury stock method were exercised or converted into common stock. Potential common shares in the diluted EPS are excluded in loss periods, as their effect would be anti-dilutive.

Basic and Diluted EPS were computed as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income (loss)	$(44,834)	$270,838	$(220,342)	$906,552

Weighted average shares for basic EPS	3,651,501	3,606,536	3,648,094	3,594,316

Basic EPS	$(0.01)	$0.08	$(0.06)	$0.25

Weighted average shares for basic EPS	3,651,501	3,606,536	3,648,094	3,594,316
Plus dilutive stock options	—	328,410	—	320,734

Weighted average shares for diluted EPS	3,651,501	3,934,946	3,648,094	3,915,050

Diluted EPS	$(0.01)	$0.07	$(0.06)	$0.23

For the three months ended September 30, 2003 and 2002 shares related to stock options of 660,225 and 105,200, respectively, were excluded from the calculation of diluted EPS, as the effect of their inclusion would be anti-dilutive. For the nine months ending September 30, 2003 and 2002 shares related to stock options of 660,225 and 123,867, respectively, were excluded from the calculation of diluted EPS, as the effect of their inclusion would be anti-dilutive.

FOTOBALL USA, INC

ITEM 2.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statements Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

This report contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause the results of the Company to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements, including statements regarding profitability in 2003, liquidity and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. The risks, uncertainties and assumptions referred to above include the inability to obtain material cost of sales reductions, sufficient operational efficiencies from its use of technology and to secure new promotions and the risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission including but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2002 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and June 30, 2003.

Results of Operations:

The following table sets forth certain operating data (in dollars and as a percentage of the Company’s net sales) for the periods presented:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2003		2002		2003		2002
Net sales	$8,249,992	100%	$11,113,641	100%	$24,679,127	100%	$36,092,233	100%
Cost of sales	4,762,213	58	6,959,131	63	14,735,023	60	22,933,517	64
Operating expenses	3,563,352	43	3,712,970	33	10,319,245	42	11,677,925	32
Operating income (loss)	(75,573)	(1)	441,540	4	(375,141)	(2)	1,480,791	4
Interest expense	(2,734)	—	(7,043)	—	(8,905)	—	(33,123)	—
Interest income	3,584	—	16,900	—	16,809	—	63,252	—
Inc. (loss) from continuing operations before inc. tax	(74,723)	(1)	451,397	4	(367,237)	(2)	1,510,920	4
Income tax exp. (benefit)	(29,889)	—	180,559	2	(146,895)	(1)	604,368	2

Net income (loss)	$(44,834)	(1)%	$270,838	2%	$(220,342)	(1)%	$906,552	3%

For the Three Months Ended September 30, 2003 and 2002:

Sales:

	Three Months Ended September 30,
	2003	2002
Distribution Channel % of Sales
Retail	47%	31%
Entertainment	20%	30%
Team	21%	13%
Promotion	12%	26%

Total	100%	100%

FOTOBALL USA INC.

ITEM 2.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Net sales decreased $2.9 million, or 26%, for the third quarter of 2003 from sales for the third quarter of 2002. The decrease in sales was due to a decrease in promotion sales (down 65%) and entertainment sales (down 49%) with an offsetting increase in team sales (up 13%) and retail sales (up 8%). Promotion sales decreased due to quick-serve restaurant bobblehead doll promotions in the third quarter of 2002 that the Company was not able to replace in the third quarter of 2003. Entertainment sales decreased due to a decrease in The Disney Store and Disney theme park sales.

	Three Months Ended September 30,
	2003	2002
Product Line % of Sales
Footballs	42%	33%
Baseballs	15%	12%
Basketballs	9%	6%
Bobbleheads	6%	11%
Helmets	4%	2%
Collector pins	10%	19%
Playground balls	8%	10%
Soccer/volleyballs	2%	2%
Other	4%	5%

Total	100%	100%

The Company realized product sales decreases for the third quarter of 2003 versus the third quarter of 2002 from collector pins (down 61%), bobbleheads (down 59%), soccer/volleyball (down 40%), playground balls (down 39%), football (down 5%) and baseball (down 5%) with an offsetting increase in helmets (up 47%) and basketball (up 17%).

Gross Profit:

Gross profit decreased $0.7 million, or 16%, for the third quarter of 2003 from gross profit for the third quarter of 2002. Gross profit as a percentage of sales increased to 42% for the third quarter of 2003 from 37% for the third quarter of 2002. The increase in gross margin was primarily due to higher percentage of non-promotional sales and higher gross margins on promotion and retail sales.

Operating Expenses:

Total operating expenses decreased $0.1 million, or 4%, for the third quarter of 2003 from total operating expenses for the third quarter of 2002. The decrease in total operating expenses is primarily due to a decrease in royalties, salary related expenses and outside sales commissions offset by increases in legal and investment banking fees related to an unsolicited offer to buy the common stock of the Company. Total operating expenses as a percentage of sales increased to 43% for the third quarter of 2003 from 33% for the third quarter of 2002.

Royalty expenses decreased $0.1 million, or 12%, for the third quarter of 2003 from royalty expenses for the third quarter of 2002. Royalty expenses as a percentage of sales increased to 9% for the third quarter 2003 from 7% for the third quarter of 2002. Royalty expenses as a percentage of sales increased due to a greater mix of licensed merchandise sales and the mix of entertainment license sales carrying higher royalty rates.

FOTOBALL USA INC.

ITEM 2.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Marketing expenses decreased $0.1 million, or 8%, for the third quarter of 2003 from marketing expenses for the third quarter of 2002. The decrease in marketing expenses is attributable to lower commission expenses and marketing and selling expenses. Marketing expenses as a percentage of sales increased to 14% for the third quarter of 2003 from 11% for the third quarter of 2002.

General and administrative expenses increased $45,000, or 3%, for the third quarter of 2003 from general and administrative expenses for the third quarter of 2002. The increase is primarily attributable to increased investment bank and legal fees related to the unsolicted offer to purchase the common stock of the Company offset by decreases in salary-related, and travel and entertainment related expense. Investment bank and legal fees related to the un-solicited offer were $171,000 in the third quarter of 2003. General and administrative expenses as a percentage of sales increased to 20% for the third quarter of 2003 from 14% for the third quarter of 2002.

Other Income (Expense):

Interest expense decreased by 61% for the third quarter of 2003 from interest expense for the third quarter of 2002. This decrease reflects a decrease in the amount outstanding on the Company’s debt and capital lease obligations as further discussed under “Liquidity and Capital Resources.” As of September 30, 2003 there was $241,898 outstanding under the line of credit.

Interest income decreased by 79% for the third quarter of 2003, from interest income for the third quarter of 2002. Excess cash is deposited into an interest-bearing depository account. The decrease was due to higher average cash balances, and higher interest rates during the third quarter of 2002 as compared to the third quarter of 2003.

Income Tax Expense (Benefit):

The Company recorded income tax benefit of $30,000 for the third quarter of 2003 calculated at an effective tax rate of 40% compared to a $181,000 tax expense for the third quarter of 2002 calculated at an effective tax rate of 40%.

For the Nine Months Ended September 30, 2003 and 2002:

Sales:

	Nine Months Ended September 30,
	2003	2002
Distribution Channel % of Sales
Retail	42%	26%
Entertainment	26%	26%
Team	22%	12%
Promotion	10%	36%

Total	100%	100%

FOTOBALL USA INC.

ITEM 2.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Sales decreased by $11.0 million, or 32%, for the nine months ending September 30, 2003 as compared to the nine months ending September 30, 2002. The decrease was due to a decrease in promotion sales (down 81%), entertainment sales (down 29%) with an offsetting increase in retail sales (up 9%) and team sales (up 19%). Promotional sales decreased due to the $7.1 million Post promotion and other quick-serve restaurant bobblehead doll promotions in the first three quarters of 2002 that the company did not replace. Entertainment sales decreased for the first three quarters of 2003 versus the same period of 2002 due to a decrease of sales to The Disney Store. Retail sales increases were due to increases in sales to catalog retailers, warehouse clubs and sporting goods accounts offseting lower sales to mass merchants. Team sales increased for the nine months ending September 30, 2003 from the same period in 2002 due to higher sales to concessionaires and Major League baseball teams from growth in the sales of souvenir batting helmets.

	Nine Months Ended September 30,
	2003	2002
Product Line % of Sales
Footballs	30%	17%
Baseballs	19%	14%
Basketballs	11%	7%
Bobbleheads	5%	28%
Helmets	4%	1%
Collector pins	11%	14%
Playground balls	14%	12%
Soccer/volleyballs	2%	2%
Other	4%	5%

Total	100%	100%

The Company realized product sales increases in the first three quarters of 2003 versus the first three quarters of 2002 from helmets (up 118%), footballs (up 17%) and basketball (up 1%), offset by product sales decreases in bobbleheads (down 87%), collector pins (down 47%), soccer/volleyball (down 44%), playground balls (down 24%) and baseball (down 6%).

Gross Profit:

Gross profit decreased $3.2 million, or 24%, for the first three quarters of 2003 from the gross profit for the first three quarters of 2002. Gross profit as a percentage of sales increased to 40% for the first three quarters of 2003 from 36% for the first three quarters of 2002. The increase in gross margin was primarily due to higher percentage of non-promotional sales and higher gross margins on promotion and retail sales.

Operating Expense:

Total operating expenses decreased $1.4 million, or 12%, for the first three quarters of 2003 as compared to the first three quarters of 2002. The decrease in total operating expenses is primarily due to decreased salary and related expenses, marketing and selling expenses, royalty and commission expenses related to lower revenue offset by increases in legal and investment banking fees related to an attempted acquisition in the beginning of the year and the un-solicited offer to buy the common stock of the Company. Total operating expenses as a percentage of sales increased to 42% for the first three quarters of 2003 from 32% from the first three quarters of 2002.

FOTOBALL USA INC.

ITEM 2.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Royalty expenses decreased $0.6 million, or 21%, for the first three quarters of 2003 versus the first three quarters of 2002. Royalty expense decreased due to the decrease in revenue. Royalty expense as a percentage of sales increased to 9% for the first three quarters of 2003 versus 7% for the first three quarters of 2002. The increase in royalty expense as a percentage of sales was due to a higher percentage of licensed merchandise sales in the first three quarters of 2003 compared to the first three quarters of 2002 as well as the mix of entertainment license sales carrying higher royalty rates.

Marketing expenses decreased $0.6 million, or 15%, for the first three quarters of 2003 compared to the first three quarters of 2002. The decrease in marketing expenses is attributable to lower sales and marketing expense and commissions and bonuses from lower revenue offset by higher salary and related expenses. Marketing expenses as a percentage of sales increased to 13% for the first three quarters of 2003 from 11% for the first three quarters of 2002.

General and administrative expenses decreased $0.2 million, or 5%, for the first three quarters of 2003 compared to the first three quarters of 2002. The decrease is primarily related to salary and salary related items resulting from lower bonus accruals offset by increases in legal and investment banking fees related to an attempted acquisition in the beginning of the year and the unsolicited offer to buy the common stock of the Company. Investment bank and legal fees related to the acquisition and un-solicited offer were $333,000 for the nine months ended September 30, 2003. General and administrative expenses as a percentage of sales increased to 18% for the first three quarters of 2003 from 13% for the first three quarters of 2002.

With lower than anticipated sales and the unsolicted offer related expenses, the Company anticipates that it will incur a net loss for the fourth quarter and full year ended December 31, 2003.

Other Income (Expenses):

Interest expense decreased by 73% for the first three quarters of 2003 compared to the first three quarters of 2002. This decrease reflects a decrease in the amount of the Company’s debt and capital lease obligations as discussed under “Liquidity and Capital Resources.”

Interest income decreased by 73% for the first three quarters of 2003 from the interest income for the first three quarters of 2002. Excess cash is deposited in an interest-bearing account. The decrease reflects lower interest rates and lower average cash balances in the first three quarters of 2003 versus the first three quarters of 2002.

Income Tax Expense (Benefit):

The Company recorded an income tax benefit of $0.1 million for the first three quarters of 2003 calculated at an effective tax rate of 40% compared to an income tax expense of $0.6 million for the first three quarters of 2002 calculated at an effective tax rate of 40%.

Liquidity and Capital Resources:

The Company’s net working capital decreased to $10.3 million at September 30, 2003 from $10.7 million at December 31, 2002.

Cash flows used in operations increased $0.5 million for the first three quarters of 2003 from cash used in operations for the first three quarters of 2002. This increase was primarily the result of a reduction of net income

FOTOBALL USA INC.

ITEM 2.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

and a decrease in accounts payable offset by smaller decreases in accounts receivable and customer deposits. Accounts receivable increased at September 30, 2003 compared to December 31, 2002 due to increased sales for the quarter and higher days sales outstanding. Accounts payable and accrued expenses decreased at September 30, 2003 as compared to December 31, 2002 due to a reduction in accrued commissions and bonuses.

Days sales outstanding, calculated on gross accounts receivable and trailing twelve months sales, increased 39% at September 30, 2003 compared to December 31, 2002 due to the higher proportion of promotional sales in the first half of 2002 carrying more favorable payment terms than retail customer sales. Inventory turns, calculated on gross inventory and trailing twelve months average cost of sales, decreased 30% at September 30, 2003 compared to December 31, 2002 due to the higher level of promotional sales, which tend not to require the Company to carry inventory, in 2002 thereby increasing the 2002 inventory turn. Excluding promotional sales, inventory turn decreased 5%.

Cash and equivalents were $3.5 million at September 30, 2003, a decrease of $1.7 million from $5.2 million of cash and equivalents at December 31, 2002. This decrease in cash was primarily due to an increase in accounts receivable, the decrease in accounts payable and accrued expenses, the purchase of fixed assets and repayment of debt in the first three quarters of 2003.

The Company’s credit line with U.S. Bank National Association (“US Bank”) expired on May 15, 2002. There were no outstanding borrowings under the US Bank credit line when it expired. The Company obtained a new credit line from Comerica Bank-California (“Comerica”) on June 24, 2002. The Comerica credit line is limited to the lesser of $5 million or 80% of eligible accounts receivable, as defined in the loan agreement, and carries interest at the rate of the Comerica prime rate (4.00% as of September 30, 2003) plus 0.5%. The credit line contains a special sublimit of $1.2 million that is reduced by $0.3 million on each anniversary of the loan agreement. On June 26, 2002, the Company borrowed $1.0 million under the special sublimit to refinance the outstanding balance on its $1.5 million term loan with US Bank. The Company’s assets collateralize the Comerica credit line. The loan agreement contains financial covenants applicable to the credit line requiring the Company to maintain a minimum current ratio of 2 to 1, a minimum quick ratio of 1.25 to 1, a maximum debt to worth ratio of 1 to 1, net income of more than $100,000 on a rolling twelve month basis and a minimum earnings before interest and taxes to interest expense ratio of 2 to 1. For purposes of calculating the financial covenant ratios, “current liabilities” include amounts outstanding under the credit line except for the special sublimit. The credit line matures on December 24, 2004. On April 16, 2003 the Company retroactively amended the net income covenant from $100,000 on a rolling six month basis to $100,000 on a rolling twelve month basis. On September 29, 2003 the Company amended the Loan and Security Agreement to remove the net income and earnings before interest and taxes to interest expense ratio covenants. The Company is in compliance with the amended covenants as of September 30, 2003. At September 30, 2003, $0.2 million under the special sublimit was the only outstanding borrowing.

Management believes that the Company’s existing cash position, combined with internally generated cash flows, will be adequate to support the Company’s liquidity and capital needs through at least September 30, 2004.

On July 1, 2003, the Company announced a stock buyback plan to purchase up to $500,000 worth of the company’s common stock over the next 12 months which represents approximately 170,000 shares or 5% of the current issued and outstanding shares at current market prices. The share purchases may be made from time to time on the open market or in privately negotiated transactions depending on market conditions and other factors all in accordance with the requirements of the Securities and Exchange Commission. The plan does not obligate the Company to acquire any specific number of shares and may be discontinued at any time. On July 28, 2003,

FOTOBALL USA INC.

ITEM 2.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

the Company announced the suspension of the stock buyback plan, in light of an unsolicited offer from a third party for the acquisition of the outstanding shares of common stock of the Company at a price in excess of their current market price. In connection with its receipt of the offer, the Company also announced the formation of a special committee comprised solely of independent directors to review the offer. The special committee has hired the investment banking firm of Imperial Capital, LLC to provide financial advisory services to it in connection with the review process, which is ongoing.

New Accounting Standards:

On January 17, 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.” Variable interest entities include such entities often referred to as structured finance or special purpose entities. FIN 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after December 15, 2003. FIN 46 will also affect leasing transactions where the lessor is a variable interest entity. Disclosure requirements apply to any financial statements issued after January 31, 2003. The Company does not believe that the adoption of this accounting pronouncement will have a material impact on the Company’s financial statements and related disclosures.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (SFAS No. 149), “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for provisions of this Statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. The Company does not believe that the adoption of this accounting pronouncement will have a material impact on the Company’s financial statements and related disclosures.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (SFAS No. 150), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this accounting pronouncement did not have a material impact on the Company’s financial statements and related disclosures.

FOTOBALL USA, INC

ITEM 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company’s exposure to market risk relates to interest rate risk with its variable rate credit line. The Company does not use derivative financial instruments to manage or reduce market risk. As of September 30, 2003, the Company’s only variable rate debt outstanding was the $0.2 million outstanding balance on its credit line. A 10% change in future interest rates on the variable rate credit line would not lead to a material decrease in future earnings assuming all other factors remained constant.

ITEM 4.    DISCLOSURE CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures:

The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the Company’s reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Within 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chairman and Chief Executive Officer, Michael Favish, and its Senior Vice President and Chief Financial Officer, Thomas R. Hillebrandt, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Exchange Act Rule 13a-14(c) and 15d-14(c). Based upon the foregoing, the Company concluded that its disclosure controls and procedures are effective in timely alerting the Company’s management to material information relating to the Company required to be included in the Company’s Exchange Act reports.

Changes in Internal Controls:

Since the most recent review of the Company’s disclosure controls and procedures by Messrs. Favish and Hillebrandt, there have been no significant changes in internal controls or in other factors that could significantly affect these controls.

FOTOBALL USA, INC

PART II. OTHER INFORMATION

ITEM 6.    EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

10.10(14)	Second Modification to Loan and Security Agreement with Comerica Bank - California, dated September 29, 2003

31.1	Certifications Pursuant To Rule 13a-14, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act Of 2002

32.1	Certifications Pursuant To 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act Of 2002

(b) Reports on Form 8-K for the three months ended September 30, 2003

Earnings Release for three months ended June 30, 2003; Filed July 22, 2003

FOTOBALL USA, INC

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOTOBALL USA, INC
(Registrant)

Dated: November 14, 2003	BY:	/s/ MICHAEL FAVISH
Michael Favish
Chairman and Chief Executive Officer
(Principal Executive Officer)

Dated: November 14, 2003	BY:	/s/ THOMAS R. HILLEBRANDT
Thomas R. Hillebrandt
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

THE EXCHANGE AGENT AND DEPOSITORY FOR THIS OFFER IS:

Computershare Trust Company, Inc.

By Mail, Hand or Overnight Delivery:

350 Indiana Street, Suite 800

Golden, Colorado 80401

(303) 262-0600

THE INFORMATION AGENT FOR THIS OFFER IS:

You may obtain information regarding the offer

from the Information Agent as follows:

445 Park Avenue, 5th Floor

New York, New York 10022

E-mail: fusa.info@morrowco.com

Banks and Brokerage Firms, Please Call (800) 654-2468

Stockholders, Please Call (800) 607-0088

All Others, Please Call Collect (212) 754-8000

Questions and requests for assistance may be directed to the information agent. Additional copies of this prospectus, the letter of transmittal and other offer materials may be obtained from the information agent, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.